As filed with the United States Securities and Exchange Commission on November 9, 2022

Registration No. 333-267935

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROOKFIELD ASSET MANAGEMENT LTD.

(Exact name of Registrant as specified in their charters)

Not Applicable

(Translation of Registrant’s name into English)

Canada	6282	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Numbers)	(I.R.S Employer Identification Number)

Brookfield Asset Management Ltd.

Suite 100, Brookfield Place, 181 Bay Street

Toronto, Ontario, Canada M5J 2T3

(416) 363-9491

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Brookfield Asset Management LLC

Brookfield Place

250 Vesey Street, 15th Floor

New York, NY 10281-1023

(212) 417-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service of the Registrant)

Copies to:

Mile T. Kurta, Esq.

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, New York 10036

(212) 880-6000

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth companies as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP (as defined below), indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED NOVEMBER 9, 2022

                , 2022

BROOKFIELD ASSET MANAGEMENT LTD.

2,725,500 Class A Limited Voting Shares of

Brookfield Asset Management Ltd.

This prospectus has been prepared by Brookfield Asset Management Ltd. (the “Manager”), a company incorporated under, and governed by, the laws of British Columbia, and is being furnished to you as a shareholder of Brookfield Asset Management Reinsurance Partners Ltd. (“Brookfield Reinsurance”), in connection with the planned special dividend or distribution (the “Special Distribution”) by Brookfield Reinsurance of approximately 2,725,500 class A limited voting shares of the Manager (“Class A Shares”) to the holders of its Class A exchangeable limited voting shares (“Brookfield Reinsurance Class A Shares”) and Class B limited voting shares (“Brookfield Reinsurance Class B Shares”). The Manager was established by Brookfield Asset Management Inc. (the “Corporation”), to become a company through which investors, including the existing shareholders of the Corporation and Brookfield Reinsurance, can directly access its leading, pure-play global alternative asset management business currently carried on by the Corporation and its subsidiaries to be owned and operated through Brookfield Asset Management ULC (“our asset management business”).

Immediately before Brookfield Reinsurance effects the Special Distribution, the Corporation intends to implement a court approved plan of arrangement (the “Arrangement”). On completion of the Arrangement (i) the shareholders of the Corporation will become shareholders of the Manager, which will acquire a 25% interest in our asset management business, while retaining their shares of the Corporation, and (ii) the Corporation will change its name to “Brookfield Corporation”. The Arrangement will be subject to the satisfaction of a number of conditions and, as such, there can be no certainty that the Arrangement will proceed or proceed in the manner described. If the Arrangement does not proceed, Brookfield Reinsurance will not proceed with the Special Distribution. See “The Special Distribution – Brookfield Arrangement”.

Holders of Brookfield Reinsurance Class A Shares will not be required to exchange their shares for class A limited voting shares of the Corporation (“Corporation Class A Shares”) or take any other action in order to receive Class A Shares. The Special Distribution will result in shareholders of Brookfield Reinsurance receiving the same interest in the Manager that they would have received if they held Corporation Class A Shares directly and participated in the Arrangement.

Each Brookfield Reinsurance Class A Share was structured with the intention of providing an economic return equivalent to one Corporation Class A Share (subject to adjustment to reflect certain capital events), and each

Brookfield Reinsurance Class A Share is exchangeable with the Corporation at the option of the holder for one Corporation Class A Share (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of the Corporation), subject to certain limitations. In the event of a spin off of a business by the Corporation to the holders of Corporation Class A Shares, the exchange factor (which currently is one) for the Brookfield Reinsurance Class A Shares is subject to adjustment in accordance with Brookfield Reinsurance’s bye-laws unless a corresponding event (or a distribution/equivalent compensation) occurs in respect of the Brookfield Reinsurance Class A Shares, which does not depend on the relative trading prices of the Brookfield Reinsurance Class A Shares and the Corporation Class A Shares. As a result of the Special Distribution and in accordance with Brookfield Reinsurance’s bye-laws, there will be no adjustment required to the exchange factor.

The holders of Brookfield Reinsurance Class B Shares are entitled to receive the same distributions as are paid on the Brookfield Reinsurance Class A Shares, and the Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares rank pari passu with respect to the payment of distributions (if, as and when made by the board of Brookfield Reinsurance). As a result, the holder of the Brookfield Reinsurance Class B Shares will also receive Class A Shares in the Special Distribution.

In order to give effect to the Special Distribution, Brookfield Reinsurance intends to subscribe for the Class A Shares to be distributed to its shareholders pursuant to this prospectus. See “The Special Distribution – Transactions Occurring Prior to the Special Distribution”.

Immediately following the Arrangement and the Special Distribution, (i) shareholders of the Corporation and Brookfield Reinsurance will hold all of the issued and outstanding Class A Shares, and (ii) the class B limited voting shares of the Manager (“Class B Shares”) will be held in the trust (the “BAM Partnership”) that also owns the class B limited voting shares of the Corporation (“Corporation Class B Shares”). See “Security Ownership”.

The terms and conditions of the Class A Shares and Class B Shares are intended to be the same as the terms and conditions of the Corporation Class A Shares and Corporation Class B Shares. Subject to applicable law and in addition to any other required shareholder approvals, all matters to be approved by shareholders of the Manager (other than the election of directors), must be approved by both: (i) a majority or, in the case of matters that require approval by a special resolution of shareholders, at least 66 2⁄3%, of the votes cast by holders of the Class A Shares who vote in respect of the resolution; and (ii) a majority or, in the case of matters that require approval by a special resolution of shareholders, at least 66 2⁄3%, of the votes cast by holders of the Class B Shares who vote in respect of the resolution. In addition, the holders of the Class A Shares will be entitled to elect one-half of the board of the Manager (the “Board”) and the holders of the Class B Shares will be entitled to elect one-half of the Board. Consequently, all matters requiring shareholder approval (other than the election of directors) must be approved by the BAM Partnership, as the holder of the Class B Shares. See “Description of Share Capital of the Manager”.

Pursuant to the Special Distribution, holders of Brookfield Reinsurance Class A Shares as of the record date for the Special Distribution (the “Record Date”), which is also expected to be the record date for the Arrangement, will be entitled to receive one Class A Share for every four Brookfield Reinsurance Class A Shares held as of the Record Date, while retaining their shares of Brookfield Reinsurance. Holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares will not be entitled to receive any fractional interest in a Class A Share, and those holders who would otherwise be entitled to a fractional Class A Share will instead receive a cash payment. The distribution date for the Special Distribution is expected to be on or about the effective date of the Arrangement (the “Distribution Date”). The Corporation will publicly announce the Record Date and the Distribution Date once such dates have been determined. The Class A Shares to be distributed pursuant to the Special Distribution will represent less than 1% of the aggregate Class A Shares issued and outstanding following completion of the Arrangement and the Special Distribution.

Holders of Brookfield Reinsurance Class A Shares will not be required to pay for the Class A Shares to be received upon completion of the Special Distribution or tender or surrender Brookfield Reinsurance Class A Shares or take any other action in connection with the Special Distribution. At a special meeting of shareholders of Brookfield Reinsurance on November 9, 2022, holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares approved a resolution approving the payment of the Special

Distribution by way of a capital reduction. Therefore, it is expected that the Special Distribution will be effected as a capital reduction resulting in a return of capital, and not by way of a dividend. See “The Special Distribution” and “Certain Canadian Federal Income Tax Considerations – Taxation of Holders Resident in Canada”.

There is currently no market for the Class A Shares. The New York Stock Exchange (“NYSE”) has conditionally authorized the Manager to list the Class A Shares on the NYSE under the symbol “BAM”, and the Toronto Stock Exchange (“TSX”) has conditionally approved the Manager’s application to list the Class A Shares on the TSX under the symbol “BAM”. In connection with the Arrangement, the Manager expects that trading in the Class A Shares will commence on an “if, as and when issued” basis on the NYSE under the symbol “BAM.WI” and on the TSX under the symbol “NBAM” on a date prior to the Distribution Date, which will be announced by the Corporation in a press release. After the Arrangement, the Class A Shares are expected to commence trading on the NYSE and the TSX under the symbol “BAM” and the Corporation Class A Shares are expected to commence trading on the NYSE and the TSX under the symbol “BN”. The listing of the Class A Shares on the NYSE is subject to the Manager fulfilling all the requirements of the NYSE. The listing of the Class A Shares on the TSX is subject to the Manager fulfilling all the requirements of the TSX, including distribution of these securities to a minimum number of public shareholders. See “Listing of Class A Shares”.

The Manager is an “emerging growth company” and a “foreign private issuer” under U.S. federal securities laws and, as such, will be subject to reduced public company reporting requirements. See “Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer”.

Investing in the Class A Shares involves risks. See “Risk Factors” beginning on page 29.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE CLASS A SHARES NOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

- i -

NOTICE TO INVESTORS

About this Prospectus

This prospectus constitutes a prospectus of the Manager with respect to the Class A Shares to be distributed in the Special Distribution to holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date indicated or, if no date is indicated, as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus. This information could have changed since that date. We expressly disclaim any duty to update this prospectus, except as required by applicable law.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction in which, or from any person with respect to whom, it is unlawful to make any such offer in such jurisdiction.

Meaning of Certain References

Unless otherwise noted or the context otherwise requires:

•	the disclosure in this prospectus assumes that the Arrangement has been completed and that the Manager has acquired a 25% interest in our asset management business;

•	the terms “we”, “us” and “our” mean the Manager together with our asset management business and Oaktree;

•	the term “Asset Management Company” means Brookfield Asset Management ULC;

•

the term “Corporation” means Brookfield Asset Management Inc. (which will change its name to Brookfield Corporation on completion of the Arrangement) and its subsidiaries (including the perpetual affiliates) other than the Asset Management Company and its subsidiaries and does not, for greater certainty, include the Manager, Brookfield Reinsurance or Oaktree and their subsidiaries;

•	the term “Brookfield” means the Corporation and the Manager, collectively;

•

the term “our asset management business” means the global alternative asset management business currently carried on by the Corporation and its subsidiaries, which, following completion of the Arrangement, will be owned 75% by the Corporation and 25% by the Manager through their ownership of common shares of the Asset Management Company;

•

the term “managed assets” means the businesses, operations and other assets managed by the Corporation prior to completion of the Arrangement and to be managed by our asset management business, following completion of the Arrangement;

•	certain capitalized terms and phrases used in this prospectus are defined in the “Glossary”; and

•	words importing the singular number include the plural, and vice versa, and words importing any gender include all genders.

Historical Results and Market Data

This prospectus contains information relating to our business as well as historical results and market data. When considering this data, you should bear in mind that historical results and market data may not be indicative of the future results that you should expect from us.

Financial Information

The financial information contained in this prospectus is presented in United States dollars and, unless otherwise indicated, has been prepared in conformity with accounting principles generally accepted in the United State (“U.S. GAAP”). In this prospectus, all references to “$” are to United States dollars and references to “C$” are to Canadian dollars.

The financial information included in this prospectus has been derived from:

•

the audited consolidated financial statements of Brookfield Asset Management Ltd. as at September 30, 2022 and for the period from incorporation on July 4, 2022 to September 30, 2022, together with the accompanying notes thereto;

•

the audited combined consolidated carve-out financial statements of Brookfield Asset Management ULC as at December 31, 2021 and December 31, 2020 and for the years ended December 31, 2021, December 31, 2020 and December 31, 2019, together with the accompanying notes thereto;

•

the unaudited condensed combined consolidated carve-out financial statements of Brookfield Asset Management ULC as at June 30, 2022 and December 31, 2021, and for the three and six months ended June 30, 2022 and June 30, 2021, together with the accompanying notes thereto; and

•

the unaudited pro forma financial statements of Brookfield Asset Management Ltd. as at September 30, 2022 and for the year ended December 31, 2021 and for the period ended September 30, 2022, together with the accompanying notes thereto.

Following completion of the Arrangement (i) the Manager will hold its 25% interest in our asset management business through common shares of the Asset Management Company and will equity account for our asset management business in its financial statements, and (ii) our asset management business will equity account for its interest in Oaktree in its financial statements (as is the case today for the Corporation).

Use of Non-GAAP Measures

The Manager and the Asset Management Company prepare their financial statements in conformity with U.S. GAAP. This prospectus discloses a number of non-GAAP financial and supplemental financial measures which are utilized in monitoring our asset management business, including for performance measurement, capital allocation and valuation purposes. The Manager believes that providing these performance measures is helpful to investors in assessing the overall performance of our asset management business. These non-GAAP financial measures should not be considered as the sole measure of the Manager’s or our asset management business’ performance and should not be considered in isolation from, or as a substitute for, similar financial measures calculated in conformity with U.S. GAAP financial measures. Non-GAAP measures include Distributable Earnings, Fee Revenues and Fee-Related Earnings. These non-GAAP measures are not standardized financial measures and may not be comparable to similar financial measures used by other issuers. Supplemental financial measures include assets under management (AUM), Fee-Bearing Capital and Uncalled Fund Commitments. The Manager includes the asset management activities of Oaktree, an equity accounted affiliate, in its key financial and operating measures for the asset management business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Key Financial and Operating Measures”.

Market Data and Industry Data

Market and industry data presented throughout this prospectus was obtained from third-party sources, industry publications, and publicly available information, as well as industry and other data prepared by the Manager on the basis of our knowledge of the Canadian, U.S. and international markets and economies (including estimates and assumptions relating to these markets and economies based on that knowledge). We believe that the market and economic data is accurate and that the estimates and assumptions are reasonable, but there can be no assurance as to the accuracy or completeness thereof. The accuracy and completeness of the market and economic data used throughout this prospectus, or incorporated by reference herein, are not guaranteed and we do not make any representation as to the accuracy of such information. Although we believe it to be reliable, we have not independently verified any of the data from third party sources referred to or incorporated by reference in this prospectus, analyzed or verified the underlying studies or surveys relied upon or referred to by such sources, or ascertained the underlying economic and other assumptions relied upon by such sources. For the avoidance of doubt, nothing stated in this paragraph operates to relieve the Manager from liability for any misrepresentation contained in this prospectus under applicable securities laws.

GLOSSARY

The following are certain defined terms used throughout this prospectus:

“2022 Trust Agreement” means the agreement to be entered into between the Manager, BAM Partnership and Computershare Trust Company of Canada relating to the Class B Shares, as further described under “Description of Share Capital of the Manager – Class A and Class B Shares – Other Provisions”;

“Affiliate Relationship Agreements” has the meaning ascribed thereto under “Relationship Arrangements – Governance and Management of Perpetual Affiliates”;

“Arrangement” means the court approved plan of arrangement of the Corporation as a result of which (i) the shareholders of the Corporation will become shareholders of the Manager, which will acquire a 25% interest in our asset management business, while retaining their shares of the Corporation, and (ii) the Corporation will change its name to “Brookfield Corporation”;

“Arrangement Agreement” means the agreement dated September 23, 2022 among the Corporation, the Manager, the Asset Management Company and Subco providing for the terms of the Arrangement and certain customary covenants;

“Articles” means the notice of articles and articles of the Manager;

“Asset Management Company” means Brookfield Asset Management ULC;

“Asset Management Services Agreement” has the meaning ascribed thereto under “Relationship Arrangements – Services Agreements”;

“assets under management” or “AUM” has the meaning ascribed thereto under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Key Financial and Operating Measures”;

“Audit Committee” means the audit committee of the Board, as further described under “Governance – Committees of the Board”;

“BAM Partnership” means BAM Partners Trust, the trust that will hold the Class B Shares and that also owns the Corporation Class B Shares;

“BBU” means Brookfield Business Partners L.P., together with its subsidiaries including its paired corporation, Brookfield Business Corporation;

“BCBCA” means the Business Corporations Act (British Columbia);

“BEP” means Brookfield Renewable Partners L.P., together with its subsidiaries including its paired corporation, Brookfield Renewable Corporation;

“Bermuda Act” means the Companies Act 1981 of Bermuda;

“BIP” means Brookfield Infrastructure Partners L.P., together with its subsidiaries including its paired corporation, Brookfield Infrastructure Corporation;

“Board” means the board of directors of the Manager;

“BPG” means Brookfield Property Group, including BPY and the Corporation’s wholly owned real estate directly held entities;

“BPY” means Brookfield Property Partners L.P., together with its subsidiaries;

“Brookfield Reinsurance” means Brookfield Asset Management Reinsurance Partners Ltd.;

“Brookfield Reinsurance Class A Shares” means the Class A exchangeable limited voting shares of Brookfield Reinsurance;

“Brookfield Reinsurance Class B Shares” means the Class B limited voting shares of Brookfield Reinsurance;

“Brookfield Reinsurance Meeting” has the meaning ascribed thereto under “The Special Distribution – Brookfield Reinsurance Meeting”;

“Capital Reduction Resolution” has the meaning ascribed thereto under “The Special Distribution – Brookfield Reinsurance Meeting”;

“Class A Preference Shares” means the class A preference shares, issuable in series, in the capital of the Manager, as further described under “Description of Share Capital of the Manager – Class A Preference Shares”;

“Class A Shares” means the class A limited voting shares in the capital of the Manager, as further described under “Description of Share Capital of the Manager – Class A and Class B Shares”;

“Class B Shares” means the class B limited voting shares in the capital of the Manager, as further described under “Description of Share Capital of the Manager – Class A and Class B Shares”;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Code of Conduct” means the code of business conduct and ethics of the Manager;

“Committees” means, collectively, the Audit Committee and the Governance, Nominating and Compensation Committee;

“Corporation” means Brookfield Asset Management Inc. (which will change its name to Brookfield Corporation on completion of the Arrangement) and its subsidiaries (including the perpetual affiliates) other than the Asset Management Company and its subsidiaries and does not, for greater certainty, include the Manager, Brookfield Reinsurance or Oaktree and their subsidiaries;

“Corporation Class A Shares” means the class A limited voting shares of the Corporation;

“Corporation Class B Shares” means the class B limited voting shares of the Corporation;

“Corporation MSOP” has the meaning ascribed thereto under “Options to Purchase Securities”;

“CRA” means the Canada Revenue Agency;

“DGCL” means the Delaware General Corporation Law;

“Distributable Earnings” is intended to represent the cash available for distribution to shareholders or to be reinvested by the Manager or the Asset Management Company, as applicable. Distributable Earnings of the Manager represent its share of Distributable Earnings from the Asset Management Company less general and administrative expenses, but excluding equity-based compensation costs, of the Manager. Distributable Earnings of the Asset Management Company is calculated as the sum of its Fee-Related Earnings, realized carried interest, realized principal investments, interest expense, and general and administrative expenses; excluding equity-based compensation costs and depreciation and amortization. For a discussion of the Manager’s and our asset management business’ calculation of Distributable Earnings, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Key Financial and Operating Measures”;

“Distribution Date” has the meaning ascribed thereto on the cover page of this prospectus;

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system at www.sec.gov;

“ESG” means environment, social and governance;

“Fee-Bearing Capital” has the meaning ascribed thereto under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Key Financial and Operating Measures”;

“Fee Revenues” has the meaning ascribed thereto under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Key Financial and Operating Measures”;

“Final Order” means the final order of the Ontario Superior Court of Justice or, if appealed, the final order affirmed by an appellate court, approving the Arrangement, pursuant to Section 182 of the Business Corporations Act (Ontario);

“Governance, Nominating and Compensation Committee” means the governance, nominating and compensation committee of the Board, as further described under “Governance – Committees of the Board”;

“Holder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations”;

“Interim Order” means the interim order of the Ontario Superior Court of Justice in respect of the Arrangement, as it may be varied or amended, as contemplated by the Arrangement Agreement;

“IRS” means the Internal Revenue Service;

“LIBOR” means the London Inter-Bank Offered Rate;

“Licensing Agreement” means the agreement to be entered into between the Manager and the Corporation or one of its subsidiaries pursuant to which the Manager will obtain a non-exclusive, royalty-free license to use the name “Brookfield” and the “Brookfield” logo, as further described under “Relationship Arrangements – Licensing Agreement”;

“managed assets” means the businesses, operations and other assets managed by the Corporation prior to completion of the Arrangement and to be managed by the Manager and our asset management business following completion of the Arrangement;

“Manager” means Brookfield Asset Management Ltd.;

“Manager Credit Facility” has the meaning ascribed thereto under “Relationship Arrangements – Credit Facilities – Manager Credit Facility”;

“Manager Escrowed Company” means a private company whose non-voting common shares are awarded to participants pursuant to the Manager Escrowed Stock Plan;

“Manager Escrowed Share” means an award of a non-voting common share of one or more private companies pursuant to the Manager Escrowed Stock Plan;

“Manager Escrowed Stock Plan” means the escrowed stock plan of the Manager, including an escrowed stock investment plan for participants in Brazil, to be adopted in connection with the Arrangement;

“Manager Restricted Share” means a restricted Class A Share awarded pursuant to a Manager Restricted Stock Plan;

“Manager Restricted Stock Plans” means the restricted stock plans of the Manager adopted in connection with the Arrangement;

“Master Services Agreements” has the meaning ascribed thereto under “Relationship Arrangements – Governance and Management of Perpetual Affiliates”;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

“NEOs” has the meaning ascribed thereto under “Executive Compensation – Compensation Philosophy of the Manager”;

“NYSE” means the New York Stock Exchange;

“Oaktree” means Oaktree Capital Management, L.P., together with its affiliates;

“our asset management business” means the global alternative asset management business currently carried on by the Corporation and its subsidiaries, which, following completion of the Arrangement, will be owned 75% by the Corporation and 25% by the Manager through their ownership of common shares of the Asset Management Company;

“Partner” has the meaning ascribed thereto under “Security Ownership”;

“perpetual affiliates” means BEP, BIP, BBU and BPY;

“PFIC” means a passive foreign investment company for U.S. federal income tax purposes;

“Pre-Arrangement Reorganization” means the preliminary transactions to reorganize the business of Brookfield Asset Management Inc. that have been, and will be, undertaken to facilitate the Arrangement;

“Record Date” has the meaning ascribed thereto on the cover page of this prospectus;

“Relationship Agreement” means the agreement dated November 8, 2022 among the Corporation, the Manager and the Asset Management Company to govern aspects of their relationship following the Arrangement, as further described under “Relationship Arrangements – Relationship Agreement”;

“Resident Holder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations”;

“SEC” means the United States Securities and Exchange Commission;

“SEDAR” means the System for Electronic Document Analysis and Retrieval at www.sedar.com;

“Service Providers” has the meaning ascribed thereto under “Relationship Arrangements – Governance and Management of Perpetual Affiliates”;

“Service Recipients” has the meaning ascribed thereto under “Relationship Arrangements – Governance and Management of Perpetual Affiliates – Affiliate Relationship Agreements”;

“SOFR” means the Secured Overnight Financing Rate;

“Special Distribution” means the special dividend or distribution of Class A Shares to holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares;

“Special Limited Voting Shares” means the special shares, series 1 in the capital of the Manager, as further described under “Description of Share Capital of the Manager – Special Limited Voting Shares”;

“Subco” means 2451634 Alberta Inc.;

“Tax Act” means the Income Tax Act (Canada);

“Tax Matters Agreement” means the agreement to be entered into among the Corporation, the Manager and the Asset Management Company described under “Relationship Arrangements – Tax Matters Agreement”;

“Transitional Services Agreement” means the agreement dated November 8, 2022 among the Corporation, the Manager and the Asset Management Company described under “Relationship Arrangements – Services Agreements – Transitional Services Agreement”;

“Treasury Regulations” has the meaning ascribed thereto under “Certain United States Federal Income Tax Considerations”;

“TSX” means the Toronto Stock Exchange;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder;

“U.S. GAAP” means the accounting principles generally accepted in the United States;

“U.S. Holder” has the meaning ascribed thereto under “Certain United States Federal Income Tax Considerations”;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder; and

“Voting Agreement” means the agreement to be entered into between the Corporation and the Manager providing for the election of directors of the Asset Management Company, as further described under “Relationship Arrangements – Ownership and Governance of Our Asset Management Business”.

QUESTIONS AND ANSWERS REGARDING THE SPECIAL DISTRIBUTION

The following questions and answers address briefly some questions you may have regarding the Special Distribution. These questions and answers may not address all questions that may be important to you and these questions and answers should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus. See “Glossary” for the definitions of the various defined terms used throughout this prospectus.

Questions	Answers about the Special Distribution
How will the Special Distribution work?

If the Corporation implements the Arrangement, (i) the shareholders of the Corporation will become shareholders of the Manager, which will acquire a 25% interest in our asset management business, while retaining their shares of the Corporation, and (ii) the Corporation will change its name to “Brookfield Corporation”. If the Arrangement is completed, pursuant to the Special Distribution, holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares will receive one Class A Share for every four Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares held as of the Record Date, while retaining their shares of Brookfield Reinsurance. Holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares will not be entitled to receive any fractional interest in a Class A Share, and those holders who would otherwise be entitled to a fractional Class A Share will instead receive a cash payment. The Class A Shares to be distributed pursuant to the Special Distribution will represent less than 1% of the aggregate Class A Shares issued and outstanding following completion of the Arrangement and the Special Distribution. See “The Special Distribution”.

Why is the Corporation pursuing the Arrangement?

The Arrangement involves the division of Brookfield Asset Management Inc. into two publicly traded companies – the Manager, a pure-play asset manager with a leading global alternative asset management business, and the Corporation, focused on deploying capital across its operating businesses and compounding that capital over the long term. The Arrangement is designed to enhance long-term value for the Corporation’s shareholders by creating separate identities for these two distinct businesses, while preserving their ability to benefit each other, and thus all shareholders of the Manager and the Corporation. See “The Special Distribution – Brookfield Arrangement”.

Why am I receiving this prospectus?

Prior to the Arrangement, the Corporation will undertake the Pre-Arrangement Reorganization as a result of which the Corporation’s asset management business will be transferred to the Asset Management Company. Once the Pre-Arrangement Reorganization has been completed, pursuant to the Arrangement, the Manager will receive its 25% interest in the Asset Management Company and the Corporation’s shareholders will receive shares of the Manager. Brookfield Reinsurance shareholders, as they are not shareholders of the Corporation, are not able to participate directly in the Arrangement, but Brookfield Reinsurance and the

Questions	Answers about the Special Distribution

Corporation determined that it would be preferable to undertake the Special Distribution rather than adjusting the one-for-one exchange ratio for the Brookfield Reinsurance Class A Shares. In order for the Special Distribution to be effected on the same date as the closing of the Arrangement, it is necessary to effect the Special Distribution by way of a prospectus and therefore this prospectus is being furnished only to Brookfield Reinsurance shareholders and not shareholders of the Corporation. Brookfield Reinsurance is intending to effect the Special Distribution by way of a return of capital in order for there to be no material tax differences between its shareholders receiving the Special Distribution and the Corporation’s shareholders participating in the Arrangement; therefore, Brookfield Reinsurance shareholders are expected to receive, for Canadian federal income tax purposes, a tax free distribution of the same interest in the Manager being received by shareholders of the Corporation. The Arrangement is not expected to have any adverse effect on the intended purpose of the Brookfield Reinsurance Class A Shares. Following the Special Distribution, the Brookfield Reinsurance Class A Shares will continue to be the economic equivalent of the Corporation Class A Shares and be exchangeable for Corporation Class A Shares on a one-for-one basis. See “The Special Distribution”.

What will the Manager’s relationship with the Corporation be after the Arrangement and the Special Distribution?

Following completion of the Arrangement and the Special Distribution, the Corporation and the Manager will have 75% and 25%, respectively, ownership of our asset management business. The Manager and the Corporation have entered into, or will enter into, several agreements that will outline their relationship with respect to, among other things, board nominations for the Asset Management Company, preserving the mutual benefit and competitive advantages derived from the combination of the Corporation’s significant resources and the Manager’s asset management franchise, and sharing of carried interest and similar distributions. For information on the Manager’s relationship with the Corporation following completion of the Arrangement and the Special Distribution, see “Relationship Arrangements”.

When will the Special Distribution be completed?

Brookfield Reinsurance expects to complete the Special Distribution on or about the effective date of the Arrangement. If the Arrangement does not proceed, Brookfield Reinsurance will not proceed with the Special Distribution. See “The Special Distribution”.

What is the Record Date for the Special Distribution?	The Record Date for the Special Distribution has not yet been set. The Corporation will publicly announce the Record Date and the Distribution Date once such dates have been determined.

What do I have to do to participate in the Special Distribution?

Holders of Brookfield Reinsurance Class A Shares will not be required to take any action in connection with the Special Distribution. You are not required to pay for the Class A Shares that you will receive upon the Special Distribution or tender or surrender your Brookfield Reinsurance Class A Shares or take any other

Questions	Answers about the Special Distribution

action in connection with the Special Distribution. No vote of the holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares will be required to approve the Special Distribution. At the Brookfield Reinsurance Meeting, holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares approved the Capital Reduction Resolution approving the payment of the Special Distribution by way of a capital reduction. Therefore, it is expected that the Special Distribution will be effected as a capital reduction resulting in a return of capital, and not by way of a dividend. Except for the Canadian tax considerations described under “Certain Canadian Federal Income Tax Considerations”, there are no meaningful differences to holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares between the Special Distribution being implemented as a return of capital or a dividend. See “The Special Distribution” and “Certain Canadian Federal Income Tax Considerations – Taxation of Holders Resident in Canada”.

If you hold Brookfield Reinsurance Class A Shares as of the close of business on the Record Date, a book-entry account statement reflecting your ownership of the Class A Shares received in the Special Distribution will be mailed to you, or your brokerage account will be credited for the Class A Shares, on the Distribution Date.

How many Class A Shares will I receive?

Pursuant to the Special Distribution, holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares as of the Record Date will be entitled to receive one Class A Share for every four Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares held as of the Record Date, while retaining their shares of Brookfield Reinsurance. The Special Distribution will result in shareholders of Brookfield Reinsurance receiving the same interest in the Manager that they would have received if they held Corporation Class A Shares directly and participated in the Arrangement. Holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares will not be entitled to receive any fractional interest in a Class A Share, and those holders who would otherwise be entitled to a fractional Class A Share will instead receive a cash payment. For example, assuming a Brookfield Reinsurance shareholder owns 100 Brookfield Reinsurance Class A Shares prior to the Special Distribution, such shareholder is expected to receive 25 Class A Shares in the Special Distribution (one for every four Brookfield Reinsurance Class A Shares held) while retaining their Brookfield Reinsurance Class A Shares. If this holder were instead to exchange their 100 Brookfield Reinsurance Class A Shares for Corporation Class A Shares and participate in the Arrangement as a Corporation shareholder, such holder would receive 25 Class A Shares in the Arrangement, while retaining their Corporation Class A Shares.

Questions	Answers about the Special Distribution

Is the Special Distribution taxable for United States or Canadian federal income tax purposes?

For U.S. federal income tax purposes, and subject to the assumptions, qualifications, and limitations set forth below under “Certain United States Federal Income Tax Considerations”, the Manager understands that Brookfield Reinsurance intends to take the position that a U.S. Holder who receives Class A Shares in the Special Distribution will be considered to have received a taxable distribution on Brookfield Reinsurance Class A Shares in an amount equal to the fair market value of the Class A Shares received by the holder plus the amount of cash received in lieu of fractional Class A Shares. This distribution would be treated as a dividend to the extent of a U.S. Holder’s share of current or accumulated earnings and profits of Brookfield Reinsurance, as determined under U.S. federal income tax principles. If the amount of the distribution were to exceed Brookfield Reinsurance’s current and accumulated earnings and profits, the excess would be treated as a non-taxable recovery of basis to the extent of the holder’s basis in Brookfield Reinsurance Class A Shares, and then as capital gain. As of the date hereof, the Manager understands that Brookfield Reinsurance believes that it has no accumulated earnings and profits, nor does it expect it to have earnings and profits for the current taxable year or in the foreseeable future. Accordingly, the Special Distribution generally is expected to be treated in whole or in part as a non-taxable recovery of basis, depending on a U.S. Holder’s adjusted tax basis in Brookfield Reinsurance Class A Shares at the time of the Special Distribution, although no assurance can be provided in this regard. Holders of Brookfield Reinsurance Class A Shares are urged to consult their tax advisers regarding the U.S. federal income tax consequences of the Special Distribution in light of their particular circumstances. See “Certain United States Federal Income Tax Considerations”.

The Special Distribution will be treated as a return of capital or a dividend for Canadian federal income tax purposes. Resident Holders (as defined herein) generally should not be subject to Canadian federal income tax on the Special Distribution received as a return of capital but generally will be subject to Canadian federal income tax on the Special Distribution received as a dividend. See “Certain Canadian Federal Income Tax Considerations—Taxation of Holders Resident in Canada”. Non-Resident Holders (as defined herein) generally should not be subject to Canadian withholding tax or other income tax under the Tax Act (as defined herein) on the Special Distribution. See “Certain Canadian Federal Income Tax Considerations—Taxation of Holders not Resident in Canada”.

Does the Manager intend to pay dividends?

If you retain the Class A Shares you receive in the Special Distribution, you will receive dividends if, as and when declared and paid on the Class A Shares. It is currently expected that the Manager will pay dividends to shareholders on a quarterly basis equal to approximately 90% of its Distributable Earnings in the preceding quarter. See “Dividend Policy”.

Questions	Answers about the Special Distribution

Where will I be able to trade the Class A Shares?

There is currently no market for the Class A Shares. The NYSE has conditionally authorized the Manager to list the Class A Shares on the NYSE under the symbol “BAM”, and the TSX has conditionally approved the Manager’s application to list the Class A Shares on the TSX under the symbol “BAM”. In connection with the Arrangement, the Manager expects that trading in the Class A Shares will commence on an “if, as and when issued” basis on the NYSE under the symbol “BAM.WI” and on the TSX under the symbol “NBAM” on a date prior to the Distribution Date, which will be announced by the Corporation in a press release. Following completion of the Arrangement, the Class A Shares are expected to commence trading on the NYSE and the TSX under the symbol “BAM” and the Corporation Class A Shares are expected to commence trading on the NYSE and the TSX under the symbol “BN”. The listing of the Class A Shares on the NYSE is subject to the Manager fulfilling all the requirements of the NYSE. The listing of the Class A Shares on the TSX is subject to the Manager fulfilling all the requirements of the TSX, including distribution of these securities to a minimum number of public shareholders. See “Listing of Class A Shares”.

Will the number of Brookfield Reinsurance Class A Shares and Corporation Class A Shares that I own change as a result of the Special Distribution?	No. The number of Brookfield Reinsurance Class A Shares and Corporation Class A Shares that you own will not change as a result of the Special Distribution.

What will happen to the listing of the Brookfield Reinsurance Class A Shares?

At the Brookfield Reinsurance Meeting, the shareholders of Brookfield Reinsurance approved a resolution to change the name of Brookfield Reinsurance to “Brookfield Reinsurance Ltd.”, in order to facilitate alignment between the names of Brookfield Reinsurance and the Corporation following the completion of the Arrangement. The Brookfield Reinsurance Class A Shares will continue to be traded on the NYSE and the TSX. Brookfield Reinsurance intends to apply to the NYSE and the TSX to change its symbol to “BNRE”. See “The Special Distribution – Brookfield Reinsurance Meeting”.

Whom do I contact for information regarding the Manager and the Special Distribution?

Before the Special Distribution, you should direct inquiries relating to the Special Distribution to:

Brookfield Asset Management Reinsurance Partners Ltd.
Wellesley House South, 2nd Floor
90 Pitts Bay Road
Pembroke, Bermuda HM 08
Attention: Company Secretary

After the Special Distribution, you should direct inquiries relating to the Class A Shares to:

Brookfield Asset Management Ltd.
Suite 100, Brookfield Place, 181 Bay Street
Toronto, Ontario, Canada M5J 2T3
Attention: Company Secretary

Questions	Answers about the Special Distribution

After the Special Distribution, the transfer agent and registrar for the Class A Shares will be:

TSX Trust Company
P.O. Box 700, Station B
Montreal, Quebec H3B 3K3

and the co-transfer agent and co-registrar for the Class A Shares will be:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219

SUMMARY

The following is a summary of the principal features of this distribution and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus. This summary does not contain all of the information you should know about the Manager, our business and the Class A Shares. You should read this entire prospectus carefully, especially the “Risk Factors” section and the more detailed information and financial data and statements contained elsewhere in this prospectus. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Information” for more information. See “Glossary” for the definitions of certain defined terms used throughout this prospectus.

Overview

This prospectus has been prepared by the Manager and is being furnished to you as a shareholder of Brookfield Reinsurance in connection with the planned Special Distribution by Brookfield Reinsurance of approximately 2,725,500 Class A Shares to the holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares. The Manager was established by the Corporation as a company through which investors, including the existing shareholders of the Corporation and Brookfield Reinsurance, can directly access its leading, pure-play global alternative asset management business, to be owned and operated through the Asset Management Company.

Immediately before Brookfield Reinsurance effects the Special Distribution, the Corporation intends to implement the Arrangement. The Arrangement involves the division of the Corporation into two publicly traded companies – the Corporation, focused on deploying capital across its operating businesses and compounding that capital over the long term, and the Manager, a pure-play asset manager in a leading global alternative asset management business, which will own 25% of our asset management businesses and will be listed and its shares distributed to the existing shareholders of the Corporation. Our asset management business is a leading global alternative asset management business. The Arrangement is designed to enhance long-term value for the Corporation’s shareholders by creating separate identities for these two distinct businesses, while preserving the mutual benefit and competitive advantages derived from the combination of the Corporation’s significant resources and the Manager’s asset management franchise. This benefits the Manager and the Corporation and thus their shareholders.

On completion of the Arrangement (i) the shareholders of the Corporation will become shareholders of the Manager, which will acquire a 25% interest in our asset management business, while retaining their shares of the Corporation, and (ii) the Corporation will change its name to “Brookfield Corporation”. Following completion of the Arrangement, the Corporation and the Manager will each have the right to nominate one-half of the board of directors of our asset management business.

The Corporation’s shareholders will receive shares of the Manager pursuant to the Arrangement. Brookfield Reinsurance shareholders, as they are not shareholders of the Corporation, are not able to participate directly in the Arrangement, but Brookfield Reinsurance and the Corporation determined that it would be preferable to undertake the Special Distribution rather than adjusting the one-for-one exchange ratio for the Brookfield Reinsurance Class A Shares. The Arrangement will be subject to the satisfaction of a number of conditions and, as such, there can be no certainty that the Arrangement will proceed or proceed in the manner described. If the Arrangement does not proceed, Brookfield Reinsurance will not proceed with the Special Distribution. For more information on the Special Distribution and the Arrangement, see “The Special Distribution”.

Our Business

We are one of the world’s leading alternative asset managers, with over $750 billion of assets under management as of June 30, 2022 across renewable power and transition, infrastructure, private equity, real estate and credit. We invest client capital for the long-term with a focus on real assets and essential service businesses that form the backbone of the global economy. We draw on our heritage as an owner and operator to invest for value and generate strong returns for our clients, across economic cycles.

To do this, we leverage our exceptional team of over 2,000 investment and asset management professionals, our global reach, deep operating expertise and access to large-scale capital to identify attractive investment opportunities and invest on a proprietary basis. Our investment approach and strong track record have been the foundation and driver of our growth.

We provide a highly diversified suite of alternative investment strategies to our clients and are constantly innovating new strategies to meet their needs. We have approximately 50 unique product offerings that span a wide range of risk-adjusted returns, including opportunistic, value-add, core, super-core, and credit. We evaluate the performance of these product offerings and our investment strategies using a number of non-GAAP measures as outlined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The Manager will utilize Distributable Earnings to measure performance, while, in addition to this metric, Fee Revenues and Fee-Related Earnings are closely utilized in order to assess the performance of our asset management business.

We have over 2,000 clients, made up of some of the world’s largest institutional investors, including sovereign wealth funds, pension plans, endowments, foundations, financial institutions, insurance companies and individual investors.

We are in a fortunate position to be trusted with our clients’ capital and our objective is to meet their financial goals and provide for a better financial future while providing a market leading experience. Our team of 250 client service professionals across 18 global offices are dedicated to our clients and ensuring we are exceeding their service expectations.

Our guiding principle is to operate our business and conduct our relationships with the highest level of integrity. Our emphasis on diversity and inclusion reinforces our culture of collaboration, allowing us to attract and retain top talent. Strong ESG practices are embedded throughout our business, underpinning our goal of having a positive impact on the communities and environment within which we operate.

Our asset management business will be operated through the Asset Management Company, owned 75% by the Corporation and 25% by the Manager. For more information on the relationship between the Manager, the Corporation and the Asset Management Company, see “Relationship Arrangements”.

Value Creation

We create shareholder value by increasing the earnings profile of our asset management business. Alternative asset management businesses such as ours are typically valued based on multiples of their fee-related earnings and performance income. Accordingly, we create value by increasing the amount and quality of fee-related earnings and carried interest, net of associated costs. This growth is achieved primarily by expanding the amount of fee-bearing capital we manage, earning performance income such as carried interest through superior investment results and maintaining competitive operating margins.

As at June 30, 2022, we have Fee-Bearing Capital of approximately $392 billion, of which 80% is long-dated or perpetual in nature, providing significant stability to our earnings profile. We consider Fee-Bearing Capital that is long-dated or perpetual in nature to be Fee-Bearing Capital relating to our long-term private funds, which are typically committed for 10 years with two one-year extension options, and Fee-Bearing Capital relating to our perpetual strategies, which include the perpetual affiliates as well as capital we manage in our perpetual core and core plus private funds. We seek to increase our fee-bearing capital by growing the size of our existing product offering and developing new strategies that cater to our clients’ investment needs. We also aim to deepen our existing institutional relationships, develop new institutional relationships and access new distribution channels such as high net worth individuals and retail.

As of June 30, 2022, we have over 2,000 clients with a strong base in North America, Asia, the Middle East and Australia and a growing proportion of third-party commitments from Europe. Our high-net-worth channel also continues to grow and is close to 10% of current commitments. We have a dedicated team of over 100 people that are focused on distributing and developing catered products to the private wealth channel.

We are also actively progressing new growth strategies, including secondaries, technology, insurance and transition. These new initiatives, in addition to our existing strategies are expected to have a very meaningful impact on our growth trajectory in the long term.

As we grow our fee-bearing capital, we earn incremental base management fees. In order to support this growth, we have been growing our exceptional team of investment and asset management professionals. Our costs are predominantly in the form of compensation for the over 2,000 professionals we employ globally.

When deploying our clients’ capital, we seek to leverage our competitive advantages to acquire high-quality real assets or businesses that provide essential services that form the backbone of the global economy. We use our global reach and access to scale capital to source attractive investment opportunities and leverage our deep operating expertise to underwrite investments and create value throughout our ownership. Our goal is to deliver superior investment returns to our clients and successfully doing so results in the continued growth of realized carried interest.

We generate robust free cash flows or Distributable Earnings, which is our primary financial performance metric. Distributable Earnings of the Manager represent its share of Distributable Earnings from our asset management business less general and administrative expenses, but excluding equity-based compensation costs, of the Manager. The Manager intends to pay out approximately 90% of its Distributable Earnings to shareholders quarterly and reinvest the balance back into the business. See “Dividend Policy” for more information.

We also monitor the broader markets and occasionally identify attractive, strategic investment opportunities that have the potential to supplement our existing business and add to our organic growth. Acquisitions can allow us to achieve immediate scale in a new asset class or grant us access to additional distribution channels. An example of such growth is the partnership we formed with Oaktree in 2019. Such acquisitions may happen from time to time should they be additive to our franchise, attractive to our clients and accretive to our shareholders.

Competitive Advantages

We seek to harness three distinct competitive advantages that enable us to consistently identify and acquire high-quality assets and create significant value in the assets that we invest in and operate on behalf of our clients.

•

We have over $750 billion in assets under management and approximately $392 billion in Fee-Bearing Capital as of June 30, 2022. We offer our investors a large portfolio of private funds that have global mandates and diversified strategies. Our access to large-scale, flexible capital that is further enhanced by our relationship with the Corporation, enables us to pursue transactions of a size that lessens competition.

•

We are supported globally by approximately 180,000 operating employees of our managed businesses, who are instrumental in maximizing the value and cash flows of our managed assets. We believe that strong operating experience is essential in maximizing efficiency and productivity – and ultimately, returns. We do this by maintaining a culture of long-term focus, alignment of interest and collaboration through the people we hire and our operating philosophy. This operating expertise developed through our heritage as an owner-operator is invaluable in underwriting acquisitions and executing value-creating development and capital projects.

•

We invest on behalf of our clients in more than 30 countries on five continents around the world. Our global reach allows us to diversify and identify a broad range of opportunities. We can invest where capital is scarce, and our scale enables us to move quickly and pursue multiple opportunities across different markets. Our global reach also allows us to operate our assets more effectively: we believe that a strong on-the-ground presence is critical to operating successfully in many of our markets, and many of our businesses are truly local. Furthermore, the combination of our strong local presence and global reach enables us to bring global relationships and operating practices to bear across markets to enhance returns.

For more information on our business, including our products, people, investment process and strategies and ESG management, see “Our Business”.

Special Distribution Key Dates

The key dates associated with the Special Distribution are as follows:

Brookfield Reinsurance Meeting:	November 9, 2022

Record Date:	On or about the record date of the Arrangement

Distribution Date:	On or about the effective date of the Arrangement

At the Brookfield Reinsurance Meeting, holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares approved the Capital Reduction Resolution approving the payment of the Special Distribution by way of a capital reduction. Therefore, it is expected that the Special Distribution will be effected as a capital reduction resulting in a return of capital, and not by way of a dividend. Except for the Canadian tax considerations described under “Certain Canadian Federal Income Tax Considerations”, there are no meaningful differences to holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares between the Special Distribution being implemented as a return of capital or a dividend. See “The Special Distribution” and “Certain Canadian Federal Income Tax Considerations – Taxation of Holders Resident in Canada”.

The Record Date for the Special Distribution has not yet been set. Brookfield Reinsurance expects to complete the Special Distribution on or about the effective date of the Arrangement. If the Arrangement does not proceed, Brookfield Reinsurance will not proceed with the Special Distribution. The Corporation will publicly announce the Record Date and the Distribution Date once such dates have been determined.

Stock Exchange Listing

There is currently no market for the Class A Shares. The NYSE has conditionally authorized the Manager to list the Class A Shares on the NYSE under the symbol “BAM”, and the TSX has conditionally approved the Manager’s application to list the Class A Shares on the TSX under the symbol “BAM”. In connection with the Arrangement, the Manager expects that trading in the Class A Shares will commence on an “if, as and when issued” basis on the NYSE under the symbol “BAM.WI” and on the TSX under the symbol “NBAM” on a date prior to the Distribution Date, which will be announced by the Corporation in a press release. Following completion of the Arrangement, the Class A Shares are expected to commence trading on the NYSE and the TSX under the symbol “BAM” and the Corporation Class A Shares are expected to commence trading on the NYSE and the TSX under the symbol “BN”. The listing of the Class A Shares on the NYSE is subject to the Manager fulfilling all the requirements of the NYSE. The listing of the Class A Shares on the TSX is subject to the Manager fulfilling all the requirements of the TSX, including distribution of these securities to a minimum number of public shareholders.

The Special Distribution

The Special Distribution will result in holders of Brookfield Reinsurance Class A Shares receiving the same interest in the Manager that they would have received if they held Corporation Class A Shares directly and participated in the Arrangement. The holder of the Brookfield Reinsurance Class B Shares will also receive Class A Shares in the Special Distribution. Pursuant to the Special Distribution, holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares as of the Record Date will be entitled to receive one Class A Share for every four Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares held as of the Record Date, while retaining their shares of Brookfield Reinsurance. Based on approximately 10.9 million Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares outstanding, Brookfield Reinsurance expects to distribute on the Distribution Date approximately 2,725,500 Class A Shares to holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares as of the Record Date. Holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares will not be entitled to receive any fractional interest in a Class A Share, and those holders who would otherwise be entitled to a fractional Class A Share will instead receive a cash payment. The Class A Shares to be distributed pursuant to the Special Distribution will represent less than 1% of the aggregate Class A Shares issued and outstanding following completion of the Arrangement and the Special Distribution.

If a holder of Brookfield Reinsurance Class A Shares wishes to exchange one or more of their Brookfield Reinsurance Class A Shares for Corporation Class A Shares (or its cash equivalent) in advance of the Arrangement, he or she is required to complete and deliver a notice of exchange at least ten business days in advance of completion of the Arrangement. It is currently expected that the Record Date for the Special Distribution will be less than ten business days before the completion of the Special Distribution. Accordingly, any notice of exchange received on or after the Record Date will not be processed, and no Corporation Class A Shares (or the cash equivalent) will be delivered, until following completion of Arrangement and the Special Distribution. Any Corporation Class A Shares received on exchange of Brookfield Reinsurance Class A Shares following completion of the Special Distribution will not be entitled to participate in the Arrangement, but those Brookfield Reinsurance Class A Shares will participate in the Special Distribution. See “The Special Distribution”.

Corporate Structure

The Manager was incorporated under the BCBCA on July 4, 2022 by the Corporation for the purpose of effecting the Arrangement. Prior to completion of the Arrangement, the Manager has not issued any shares and the Asset Management Company is a wholly-owned subsidiary of the Corporation. The following provides an illustration of the simplified corporate structure of the Manager immediately following completion of the Arrangement and the Special Distribution. See “Corporate Structure”.

1 – If the Corporation implements the Arrangement, in order to effect the Special Distribution to shareholders of Brookfield Reinsurance (a) the Corporation will subscribe for shares of Brookfield Reinsurance (expected to be junior preferred shares) in exchange for approximately $150 million of cash and (b) thereafter Brookfield Reinsurance will use that cash to subscribe for approximately 2,725,500 Class A Shares (being the number of Class A Shares necessary to effect the Special Distribution). The foregoing subscriptions by the Corporation and Brookfield Reinsurance are for purposes of effecting the Special Distribution and are not a part of the Arrangement wherein the Corporation will contribute a 25% interest of Brookfield Asset Management ULC to the Manager, and in exchange, the Manager will effectively issue 383 million Class A Shares and 21,280 Class B Shares to the Corporation’s existing shareholders on a pro-rata basis. Such subscriptions and the Special Distribution are shown as dotted lines in the above corporate structure chart. As a result of the Special Distribution, holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares as of the Record Date, will be entitled to receive one Class A Share for every four Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares held as of the Record Date, while retaining their shares of Brookfield Reinsurance. Immediately following completion of the Arrangement and the Special Distribution, (i) the holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares will own, in aggregate, in connection with their shares of Brookfield Reinsurance 0.7% of the issued and outstanding Class A Shares, (ii) the shareholders of the Corporation will own, in aggregate, 95.7% of the Class A Shares (with the holders of two series of preference shares of the Corporation owning approximately 0.1%), and (iii) the Manager Escrowed Companies will own, in aggregate, 3.6% of the Class A Shares, which will be purchased from specified shareholders in connection with grants of Manager Escrowed Shares to certain holders of long-term share ownership awards of the Corporation pursuant to the Arrangement. Of the shares owned by the

Corporation’s shareholders, approximately 18.8% will be owned by the Partners and any affiliates, related entities and reporting insiders. Prior to completion of the Arrangement, the Manager did not issue any shares and was not owned by the Corporation, and after giving effect thereto the Corporation will not own any securities of the Manager and the Manager will not own any securities of the Corporation. See “Security Ownership” for more information on the beneficial ownership of the Manager’s shares immediately following the Special Distribution. The Class A Shares and Class B Shares will each elect one-half of the Board. See “Description of Share Capital of the Manager – Class A Shares and Class B Shares – Election of Directors”.

2 – The Corporation Class A Shares and Corporation Class B Shares each elect one-half of the Corporation’s board. The Corporation Class B Shares are held by the BAM Partnership, which will also own the Class B Shares, and no other shares of Manager. The beneficial interests in the BAM Partnership, and the voting interests in its trustee, are held as follows: one-third by Jack L. Cockwell, one-third by Bruce Flatt, and one-third jointly by Brian W. Kingston, Brian D. Lawson, Cyrus Madon, Samuel J.B. Pollock and Sachin G. Shah in equal parts. These individuals, the majority of whom are also or will be directors and officers of Manager, will also beneficially own, in the aggregate (but not as a group) approximately 11.7% of the Class A Shares. The trustee will vote the Class B Shares with no single individual or entity controlling the BAM Partnership. See “Security Ownership” for more information on the BAM Partnership.

3 – Each Brookfield Reinsurance Class A Share was structured with the intention of providing an economic return equivalent to one Corporation Class A Share, and is exchangeable with the Corporation at the option of the holder for one Corporation Class A Share (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of the Corporation). The Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares each elect one-half of the board of Brookfield Reinsurance. The Brookfield Reinsurance Class B Shares are owned by a trust and the beneficial interests in the trust, and the voting interests in its trustee, are held as follows: Bruce Flatt (40%), Brian W. Kingston (40%) and Sachin G. Shah, Anuj Ranjan and Connor Teskey (20% in equal parts). The Corporation indirectly owns 100% of the non-voting Class C Shares of Brookfield Reinsurance and will continue to do so after completion of the Arrangement.

4 – Following completion of the Arrangement, the Corporation and the Manager will each have the right to nominate one-half of the board of directors of the Asset Management Company. See “Relationship Arrangements – Ownership and Governance of Our Asset Management Business” for more information. Prior to completion of the Arrangement and the Special Distribution, the Asset Management Company was a wholly-owned subsidiary of the Corporation. After completion of the Arrangement and the Special Distribution, the Asset Management Company will be owned 75% by the Corporation and 25% by the Manager through their ownership of common shares of the Asset Management Company.

5 – BBU, BEP, BIP and BPY are limited partnerships formed under the laws of Bermuda. Economic interest is shown. Prior to completion of the Arrangement and the Special Distribution, the Corporation also indirectly owned 100% of the shares of the general partners of BBU, BEP, BIP and BPY, each of which is a company formed under the laws of Bermuda. After completion of the Arrangement and the Special Distribution, the Corporation will continue to own 100% of the shares of the general partners of such companies.

Relationship Arrangements

Upon completion of the Arrangement, the Corporation and the Manager will have 75% and 25%, respectively, ownership of our asset management business. Due to the ownership interest in the Asset Management Company of the Manager and the Corporation, if the Corporation and the Manager do not make pro rata investments in the Asset Management Company, whether in connection with acquisitions or otherwise, the relative percentage shareholdings of the Corporation and the Manager would change. The Manager and the Corporation have entered into, or will enter into, several agreements that will outline their relationship with respect to, among other things, board nominations for the Asset Management Company, preserving the mutual benefit and competitive advantages derived from the combination of the Corporation’s significant resources and the Manager’s asset management franchise, and sharing of carried interest and similar distributions. See “Relationship Arrangements”.

Relationship Agreement

The Corporation, the Manager and the Asset Management Company have entered into the Relationship Agreement to govern aspects of their relationship following the Arrangement. Under the Relationship Agreement, the Corporation has the right (but not the obligation) to participate up to 25% in each new sponsored fund or other entity of our asset management business, and this includes any participation by the Corporation’s perpetual affiliates and Brookfield Reinsurance. Any commitment of our asset management business to such sponsored fund will be separate from the up to 25% allocation of the Corporation.

The Corporation has no obligation to provide backstops or other guarantees relating to new investments or acquisitions, or to commit capital on a transitional basis while other investors are being sourced, but any arrangements or understandings existing at the time of completion of the Arrangement will be continued.

The Corporation will retain all of the ownership interests in the perpetual affiliates and the Asset Management Company will be entitled to receive the incentive distributions (if any) paid following completion of the Arrangement. In addition, the Manager and the Asset Management Company agree with the Corporation that they will perform (or cause the Service Providers to perform) all obligations that the Service Providers have under the Master Services Agreements and Affiliate Relationship Agreements. The base management fee will be earned by the Service Providers and the parties agree that these agreements cannot be terminated without the Corporation’s consent. See “Relationship Arrangements – Governance and Management of Perpetual Affiliates”.

The Corporation is entitled to receive 33.3% of the carried interest and similar distributions on new sponsored funds and open-end funds of our asset management business and will retain 100% of the carried interest earned on mature funds. For more information on the Corporation’s entitlement to carried interest and similar distributions, see “Relationship Arrangements – Sharing of Carried Interest and Other Distributions”. The Corporation and the Asset Management Company will be responsible for clawback obligations in relation to carried interest or similar distributions in the same proportion as their entitlements.

The Asset Management Company has a pre-emptive right over acquisition opportunities presented to the Corporation that relate to businesses whose revenues are predominantly derived from asset management activities, but the Corporation is not otherwise subject to restrictions in its pursuit of any other types of acquisitions or transactions.

Voting Agreement

Following the completion of the Arrangement, the Corporation and the Manager will enter into the Voting Agreement in order to provide for the following agreements relating to the board of directors of the Asset Management Company:

•	the number of directors of the company is fixed at four directors, unless agreed otherwise, notwithstanding a change in the shareholding of either party;

•	each of the Corporation and the Manager have the right to nominate one-half of the directors of the company, and agree to vote their shares in favor of those four nominated directors; and

•

each nominated director may at any time and for any reason be removed from the board of the company by the shareholder that nominated the director (and only that shareholder), and the vacancy created, and any other vacancy, will also be filled by a director nominated by the shareholder whose nominated director has left the board.

The Voting Agreement is not a unanimous shareholder agreement and does not give either party additional governance rights relating to, or take any powers away from, the directors of the company to manage or supervise the management of the business and affairs of the company. See “Relationship Arrangements – Ownership and Governance of Our Asset Management Business”.

Dividend Policy

The Manager intends to pay dividends to shareholders on a quarterly basis equal to approximately 90% of its Distributable Earnings in the preceding quarter. Our asset management business intends to pay dividends to the Manager and the Corporation on a quarterly basis sufficient to ensure that the Manager can pay its intended dividend. Dividends will be variable and will change in line with the growth of Distributable Earnings. The Manager intends to retain 10% or less of its Distributable Earnings each quarter to support organic or inorganic growth initiatives or to opportunistically repurchase Class A Shares. Any determination to pay dividends in the future will be at the discretion of the Board (and the board of our asset management business) and will depend on many factors, including, among others, the Manager’s (and our asset management business’) financial condition, current and anticipated cash requirements, contractual restrictions and financing agreement covenants, solvency tests imposed by applicable corporate law and other factors. The Manager intends to adopt a Dividend Reinvestment Plan following completion of the Arrangement and Special Distribution, which will enable registered holders of Class A Shares who are resident in the U.S. or Canada to receive their dividends in the form of newly issued Class A Shares. See “Dividend Policy”.

Share Capital

In order to foster within the Manager the same benefits of long-term stability and continuity as the Corporation has benefited from, the share capital of the Manager has been structured to mirror that of the Corporation, providing holders of the Class A Shares with governance rights that are intended to be the same as the rights of holders of the Corporation Class A Shares. Following completion of the Arrangement, the Manager’s authorized share capital will consist of: (i) an unlimited number of Class A Preference Shares, issuable in series (the number of shares and the provisions attached to each series of which may be fixed by the Board); (ii) an unlimited number of Class A Shares; and (iii) 21,280 Class B Shares. Immediately following completion of the Arrangement and the Special Distribution, approximately 400 million Class A Shares, 21,280 Class B Shares and no Class A Preference Shares are expected to be issued and outstanding. See “Description of Share Capital of the Manager”.

Following completion of the Arrangement, the shareholders of Brookfield Reinsurance and the Corporation will hold all of the Class A Shares. The Class B Shares will be held by the BAM Partnership, which also holds the Corporation Class B Shares. The beneficial interests in the BAM Partnership, and the voting interests in its trustee, are held as follows: one-third by Jack L. Cockwell, one-third by Bruce Flatt, and one-third jointly by Brian W. Kingston, Brian D. Lawson, Cyrus Madon, Samuel J.B. Pollock and Sachin G. Shah in equal parts. These individuals, the majority of whom also are or will be directors and officers of the Manager, will also beneficially own, in the aggregate (but not as a group) approximately 11.7% of the Class A Shares. The trustee will vote the Class B Shares with no single individual or entity controlling the BAM Partnership. See “Security Ownership”.

Subject to the prior rights of the holders of the Class A Preference Shares and any other senior-ranking shares outstanding from time to time, holders of Class A Shares and Class B Shares rank on a parity with each other with respect to the payment of dividends (if, as and when declared by the Board) and the return of capital on the liquidation, dissolution or winding up of the Manager or any other distribution of the assets of the Manager among its shareholders for the purpose of winding up its affairs.

Except as set out below, each holder of Class A Shares and Class B Shares is entitled to notice of, and to attend and vote at, all meetings of the Manager’s shareholders, other than meetings at which holders of only a specified class or series may vote, and shall be entitled to cast one vote per share. Subject to applicable law and in addition to any other required shareholder approvals, all matters to be approved by shareholders (other than the election of directors), must be approved: by a majority or, in the case of matters that require approval by a special resolution of shareholders, at least 66 2⁄3%, of the votes cast by holders of Class A Shares who vote in respect of the resolution or special resolution, as the case may be; and by a majority or, in the case of matters that require approval by a special resolution of shareholders, at least 66 2⁄3%, of the votes cast by holders of Class B Shares who vote in respect of the resolution or special resolution, as the case may be. On any matters for the Manager that require shareholder approval, approval must be obtained from the holders of the Class A Shares and the holder of the Class B Shares, in each case voting separately as a class. In the event that holders of Class A Shares vote for a resolution and the holder of Class B shares votes against, or vice versa, such resolution would not receive the requisite approval and would therefore not be passed.

In the election of directors, holders of Class A Shares are entitled to elect one-half of the Board and holders of Class B Shares are entitled to elect the other one-half of the Board.

Summary of Certain Canadian Federal Income Tax Considerations

For Canadian federal income tax purposes, the amount of the Special Distribution will be equal to the aggregate fair market value of the Class A Shares plus the amount of cash in lieu of fractional Class A Shares so distributed.

Subject to the qualifications set forth below under “Certain Canadian Federal Income Tax Considerations—Taxation of Holders Resident in Canada”, the Special Distribution will generally not be included in computing the income of a Resident Holder (as defined herein) but will reduce the adjusted cost base of the Resident Holder’s Brookfield Reinsurance Class A Shares.

Subject to the qualifications set forth below under “Certain Canadian Federal Income Tax Considerations—Taxation of Holders not Resident in Canada” a Non-Resident Holder generally should not be subject to Canadian withholding tax or other income tax under the Tax Act on the Special Distribution.

Holders of Brookfield Reinsurance Class A Shares are urged to consult their tax advisers regarding the Canadian federal income tax consequences of the Special Distribution in light of their particular circumstances.

Summary of Certain United States Federal Income Tax Considerations

For U.S. federal income tax purposes, and subject to the assumptions, qualifications, and limitations set forth below under “Certain United States Federal Income Tax Considerations”, the Manager understands that Brookfield Reinsurance intends to take the position that a U.S. Holder who receives Class A Shares in the Special Distribution will be considered to have received a taxable distribution on Brookfield Reinsurance Class A Shares in an amount equal to the fair market value of the Class A Shares received by the holder plus the amount of cash received in lieu of fractional Class A Shares. This distribution would be treated as a dividend to the extent of a U.S. Holder’s share of current or accumulated earnings and profits of Brookfield Reinsurance, as determined under U.S. federal income tax principles. If the amount of the distribution were to exceed Brookfield Reinsurance’s current and accumulated earnings and profits, the excess would be treated as a non-taxable recovery of basis to the extent of the holder’s basis in Brookfield Reinsurance Class A Shares, and then as capital gain. As of the date hereof, the Manager understands that Brookfield Reinsurance believes that it has no accumulated earnings and profits, nor does it expect it to have earnings and profits for the current taxable year or in the foreseeable future. Accordingly, the Special Distribution generally is expected to be treated in whole or in part as a non-taxable recovery of basis, depending on a U.S. Holder’s adjusted tax basis in Brookfield Reinsurance Class A Shares at the time of the Special Distribution, although no assurance can be provided in this regard. See “Certain United States Federal Income Tax Considerations”.

Holders of Brookfield Reinsurance Class A Shares are urged to consult their tax advisers regarding the U.S. federal income tax consequences of the Special Distribution in light of their particular circumstances.

Summary of Risk Factors

We are subject to a number of risks of which you should be aware. Below is a summary of the principal risks we face. These risks are discussed more fully under “Risk Factors”.

•	Risks relating to the Manager, including risks relating to:

•	the material assets of the Manager consisting solely of its 25% interest in the common shares of the Asset Management Company

•	actions by the Corporation that could adversely affect our business and financial condition or give rise to conflicts of interest

•	the Manager being a newly formed company

•	our liability for the debts and liabilities of our asset management business

•	the Manager’s expected status as a “foreign private issuer” and an “emerging growth company” under U.S. federal securities laws

•	difficulty for investors to effect service of process and enforce judgments against us, our directors and our executive officers

•	Risks relating to our business, including risks relating to:

•

growth in fee-bearing capital being adversely impacted by poor product development or marketing efforts and investment returns being lower than target returns due to inappropriate allocation of capital or ineffective investment management

•	actions or conduct that have a negative impact on investors’ or stakeholders’ perception of us adversely impacting our ability to attract and/or retain investor capital and generate fee revenue

•	the Class A Shares never having been publicly traded

•	the trading price of the Class A Shares being subject to volatility

•

the impact on our business, including financial penalties, loss of business, and/or damage to our reputation resulting from instances of non-compliance with numerous laws, rules and regulatory requirements to which we are subject

•

governmental investigations resulting from instances of violations of our policies and procedures designed to ensure compliance by us and our managed assets with applicable laws, including anti-bribery and corruption laws

•	our cash flow, all of which will come from our asset management business

•	acquisitions

•	foreign exchange rate fluctuations

•	our ability to syndicate, assign or transfer temporary investments and backstop commitments with respect to our business and managed assets

•	rising interest rates increasing our interest cost and adversely affecting our financial performance

•	our revenues being adversely affected by a decline in the size or pace of investments made by our managed assets

•	our revenue, earnings, net income and cash flow materially varying, which may affect our earnings growth and dividend on a quarterly basis and affect the trading price of the Class A Shares

•	our access to retail investors and selling retail directed products in numerous jurisdictions opening us up to potential litigation and regulatory enforcement risk

•	the ineffective maintenance of our culture or ineffective management of human capital adversely impacting our business and financial performance

•	political instability, changes in government policy, or unfamiliar cultural factors adversely impacting the value of our investments

•	unfavourable economic conditions or changes in the industries in which we operate adversely impacting our financial performance

•

catastrophic events (or combination of events), such as earthquakes, tornadoes, floods, fires, pandemics/epidemics such as COVID-19, climate change, military conflict/war or terrorism/sabotage, adversely impacting our financial performance

•	deficiencies in our public company financial reporting and disclosure adversely impacting our reputation

•

ineffective management of environmental and sustainability issues, including climate change, and inadequate or ineffective health and safety programs damaging our reputation, adversely impacting our financial performance and leading to regulatory action

•	the failure to maintain the security of our information and technology systems having a material adverse effect on us

•	the failure of our information technology systems, or those of our third-party service providers, adversely impacting our reputation and financial performance

•	us and our managed assets becoming involved in legal disputes in Canada, the U.S. and internationally that could adversely impact our financial performance and reputation

•	large losses not covered by insurance adversely impacting the assets under management

•	the inability to collect amounts owing to us adversely impacting financial performance

•	information barriers giving rise to certain conflicts and risks

•	our real estate, renewable power and transition, infrastructure and private equity strategies

•	Risks relating to Canadian and United States taxation laws

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

The Manager is an “emerging growth company” as defined in Section 2(a) of the U.S. Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the Manager is eligible for certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” is eligible for the extended transition period provided in Section 7(a)(2)(B) of the U.S. Securities Act for complying with new or revised accounting standards if its financial statements are prepared in accordance U.S. GAAP. In other words, such an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

The Manager will remain an “emerging growth company” until the earliest of (a) the last day of the first fiscal year in which its annual gross revenues exceed $1.07 billion, (b) the date that the Manager becomes a “large accelerated filer” as defined in Rule 12b-2 under the U.S. Exchange Act, which would occur if the market value of the Class A Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, (c) the date on which the Manager has issued more than $1.0 billion in nonconvertible debt during the preceding three-year period or (d) the last day of our fiscal year containing the fifth anniversary of the Special Distribution.

The Manager will also report under the U.S. Exchange Act as a non-U.S. company with foreign private issuer status. For as long as the Manager qualifies as a foreign private issuer under the U.S. Exchange Act, it will be exempt from certain provisions of the U.S. Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the U.S. Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the U.S. Exchange Act;

•

the sections of the U.S. Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the U.S. Exchange Act requiring the filing of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if the Manager no longer qualifies as an emerging growth company, but remains a foreign private issuer, it will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

Corporate Information

The head office of the Manager is located at Suite 100, Brookfield Place, 181 Bay Street, Toronto, Ontario M5J 2T3 and the registered office of the Manager is located at 1055 West Georgia Street, Suite 1500, P.O. Box 11117, Vancouver, British Columbia V6E 4N7.

Summary of Selected Historical Financial Information

The following tables present selected historical financial data for our asset management business. We have prepared the combined consolidated carve-out financial statements of Brookfield Asset Management ULC in conformity with U.S. GAAP. You should read this data together with the combined consolidated carve-out financial statements of Brookfield Asset Management ULC and their related notes appearing elsewhere in this prospectus and the information under “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The annual historical financial data for our asset management business has been derived from selected combined statements of income data for the years ended December 31, 2021, December 31, 2020, and December 31, 2019, and selected combined statements of financial position data as at December 31, 2021, and December 31, 2020, from the audited combined consolidated carve-out financial statements of Brookfield Asset Management ULC included in this prospectus. We have derived interim historical financial data from the combined statements of income for the three and six months ended June 30, 2022 and 2021, and combined statement of financial position data as at June 30, 2022, from the unaudited interim condensed combined consolidated carve-out financial statements of Brookfield Asset Management ULC included in this prospectus.

Combined Statements of Financial Position Data of Brookfield Asset Management ULC:

As at (US$ Millions)	June 30,	December 31,
	2022	2021	2020
Cash and cash equivalents	$2,640	$2,494	$2,101
Due from affiliates	7,195	6,545	6,537
Investments	14,774	13,837	10,960
Total assets	27,519	25,729	22,471
Total liabilities	14,661	11,400	10,523
Redeemable non-controlling interest	4,996	4,532	2,844
Net parent investment	7,862	9,797	9,104
Total liabilities, redeemable non-controlling interest and net parent investment	27,519	25,729	22,471

Combined Statements of Income Data of Brookfield Asset Management ULC:

(US$ Millions)	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2022	2021	2021	2020	2019
Revenues
Management fee revenues
Base management and advisory fees	$581	$449	$1,168	$895	$1,951	$1,586	$1,394
Incentive distributions	84	84	168	168	315	306	262
Performance fees	—	79	—	79	157	—	—

Total management fee revenues	665	612	1,336	1,142	2,423	1,892	1,656

Total investment income	163	83	162	115	348	(65)	86
Interest and dividend revenue	74	40	141	106	293	287	370
Other revenues	22	6	40	10	23	40	61

Total revenues	924	741	1,679	1,373	3,087	2,154	2,173
Expenses
Total compensation, operating, and general and administrative expenses	(134)	(192)	(303)	(354)	(1,020)	(790)	(816)
Total carried interest allocation compensation	(55)	(46)	(106)	(86)	(211)	(120)	(141)
Interest expense paid to related parties	(34)	(29)	(74)	(61)	(171)	(257)	(154)

Total expenses	(284)	(356)	(699)	(709)	(1,402)	(1,167)	(1,111)
Other income (expenses), net	269	185	726	600	1,486	(242)	634
Share of income (loss) from equity accounted investments	87	24	155	(16)	161	38	26

Income before taxes	996	594	1,861	1,248	3,332	783	1,722
Income tax (expense) benefit	(162)	(62)	(304)	(151)	(504)	(226)	375

Net income	834	532	1,557	1,097	2,828	557	2,097
Net income attributable to redeemable non-controlling interest	(166)	(118)	(541)	(256)	(977)	(175)	(184)

Net income attributable to Brookfield Asset Management ULC	$668	$414	$1,016	$841	$1,851	$382	$1,913

RISK FACTORS

You should carefully consider the following factors in addition to the other information contained elsewhere in this prospectus. The following factors assume that the Arrangement has been completed and that the Manager has acquired a 25% interest in our asset management business through its ownership of common shares of the Asset Management Company. If any of the following risks were actually to occur, our business, financial condition, results of operations and prospects and the value of the Manager’s shares would likely suffer.

Risks Relating to the Manager

The material assets of the Manager consist solely of its 25% interest in the common shares of the Asset Management Company.

The material assets of the Manager consist solely of its 25% interest in the common shares of the Asset Management Company. While the Manager has the right to nominate one-half of the board of the Asset Management Company, the Corporation holds the remaining 75% interest in the common shares of the Asset Management Company and has the right to nominate the other one-half of the board of the Asset Management Company. Therefore, the Manager will rely on the cooperation of the Corporation to make decisions regarding our asset management business. If the interests of the Manager and the Corporation differ with respect to our asset management business, the Manager may not be able to implement policies at our asset management business that it determines are desirable.

For example, while the Manager intends to pay regular dividends to shareholders, the Manager has no independent means of generating revenue. The Manager depends on distributions and other payments from our asset management business to provide it with the funds necessary to meet its financial obligations as well as pay dividends to shareholders. As discussed under “Dividend Policy”, the Manager intends to pay dividends to shareholders on a quarterly basis equal to approximately 90% of its Distributable Earnings in the preceding quarter and our asset management business intends to pay dividends to the Manager and the Corporation on a quarterly basis sufficient to ensure that the Manager can pay its intended dividend. Dividends will be variable and will change in line with the growth of Distributable Earnings. The declaration and payment of any dividends will be at the discretion of the Board (and the board of our asset management business), and may change at any time, including, without limitation, to reduce such quarterly dividends or to eliminate such dividends entirely.

Our asset management business and our managed assets are legally distinct from the Manager and some of them are or may become restricted in their ability to pay dividends and distributions or otherwise make funds available to the Manager pursuant to local law, regulatory requirements and their contractual agreements, including agreements governing their financing arrangements. Our asset management business and our managed assets will generally be required to service their debt and other obligations before making distributions to the Manager.

The Corporation’s actions could adversely affect our business and financial condition.

Following completion of the Arrangement, the Corporation will be a significant investor in our asset management business and we will rely on the Corporation for many aspects of our business. In addition, the Corporation has the right (but not the obligation) to participate up to 25% (net of any participation of our asset management business) in each new sponsored fund of our asset management business. This participation includes any participation by the Corporation’s perpetual affiliates and Brookfield Reinsurance, but they are also not obligated to invest capital in our funds. Any fees to be paid to our asset management business on the Corporation’s managed capital must be agreed by the Corporation, in its sole discretion. It is expected that most of the Corporation’s capital will continue to be provided by the perpetual affiliates, for whom existing fee arrangements will continue to apply. For greater certainty, for any new capital, the Corporation has a right to determine that no fees will apply. If the Corporation does not commit all the capital it is entitled to provide, or does not agree for its capital to be fee-bearing, we may have difficultly growing our managed capital or our revenues.

In addition, the Corporation, following completion of the Arrangement, will continue to have significant influence through its 75% interest in the common shares of the Asset Management Company. While the Manager has the right to nominate one-half of the board of the Asset Management Company, the Corporation holds the remaining 75% interest in the common shares of the Asset Management Company and has the right to nominate the other one-half of the board of the Asset Management Company. If the interests of the Manager and the Corporation differ with respect to our asset management business, the Manager may not be able to implement policies at our asset management business that it determines are desirable. There is no formal dispute resolution mechanism in the Voting Agreement relating to the voting of shares of our asset management business, and, if we are unable to agree, we may be prevented from achieving our objectives, including our financial objectives.

In addition, a significant portion of our fee-bearing capital today is represented by the capital of the perpetual affiliates, which are controlled by the Corporation. The Corporation will therefore exercise significant influence over their operation, including (among other things) distribution policies that enable us to earn incentive distributions.

Brookfield has no obligation to provide backstops or other guarantees relating to new investments or acquisitions, or to commit capital on a transitional basis while other investors are being sourced, but any arrangements or understandings existing at the time of completion of the Arrangement will be continued. Moreover, if the Corporation does make transitory investments it will generally be entitled to receive the same cost of carry for such investment as the relevant fund of our asset management business is entitled to under its fund documents (typically 8%) as well as stand-by / commitment fees at market rates and such other compensation as otherwise may be mutually agreed. It is possible that our ability to deploy capital may be adversely affected by not having the Corporation’s backstops or other guarantees, or we may be required to deploy our own capital, or to pay for other sources of capital.

We depend on our global reputation for integrity and investment acumen. Our business could be negatively impacted by changes in the Corporation’s global reputation. In addition, other than as described in this prospectus, the Corporation is not committed to an exclusive relationship with us, and we may compete with the Corporation (except for capital represented by the perpetual affiliates, which is exclusive) or compete with other asset managers for the Corporation’s capital.

The Manager is a newly formed company with no separate operating history and the historical and pro forma financial information included herein does not reflect the financial condition or operating results we would have achieved during the periods presented, and therefore may not be a reliable indicator of our future financial performance.

The Manager is a newly formed company with no separate operating history and the historical and pro forma financial information included herein does not reflect the financial condition or operating results we would have achieved during the periods presented, and therefore may not be a reliable indicator of our future financial performance. The Manager was formed in July 2022 and has only recently commenced activities and has not generated any significant net income to date. Our lack of operating history will make it difficult to assess our ability to operate profitably and make distributions to shareholders. Although our business has been under the Corporation’s control prior to the formation of the Manager, its results have not previously been reported on a stand-alone basis and, therefore, may not be indicative of our future financial condition or operating results. We urge you to carefully consider the basis on which the historical and pro forma financial information included herein was prepared and presented.

We may be liable for the debts and liabilities of our asset management business.

The Asset Management Company is an unlimited liability company formed under the laws of British Columbia, and certain of its subsidiaries are also unlimited liability companies. As a result, the Manager and the Corporation will be jointly and severally liable to contribute to the assets of our asset management business for the payment of its debts and liabilities on a liquidation or a dissolution. If the Manager has assets other than its interest in our asset management business, and if the assets of our asset management business are not sufficient to cover its debts and liabilities (including those arising as a result of its obligations towards its unlimited liability company subsidiaries), then the Manager’s assets would be required to be contributed to Manager, potentially to a degree that exceeds its 25% interest, further reducing the assets in the Manager available to its shareholders.

Our organizational and ownership structure may create conflicts of interest that may be resolved in a manner that is not in our best interests or the best interests of our shareholders.

Our organizational and ownership structure involves a number of relationships that may give rise to conflicts of interest between us and our shareholders, on the one hand, and the Corporation, on the other hand. For example, except to a limited extent, the Corporation is not committed to an exclusive relationship with us, and we may compete with the Corporation (except for capital represented by the perpetual affiliates, which is exclusive) or may compete with other asset managers for the Corporation’s capital.

Many of our executives and employees have a material portion of their equity compensation awards that are tied to the performance of the shares of the Corporation. If the market value of the Manager’s shares and the Corporation’s shares are not fully aligned, the existence of these awards may result in our executives and employees being less focused on the Manager’s financial success.

The Manager is expected to be a “foreign private issuer” under U.S. securities law. Therefore, the Manager will be exempt from requirements applicable to U.S. domestic registrants listed on the NYSE.

Although the Manager will be subject to the periodic reporting requirement of the U.S. Exchange Act, the periodic disclosure required of foreign private issuers under the Exchange Act is different from periodic disclosure required of U.S. domestic registrants. Therefore, there may be less publicly available information about the Manager than is regularly published by or about other companies in the United States. The Manager is exempt from certain other sections of the U.S. Exchange Act to which U.S. domestic issuers are subject, including the requirement to provide its shareholders with information statements or proxy statements that comply with the U.S. Exchange Act. In addition, insiders and large shareholders of the Manager are not obligated to file reports under Section 16 of the U.S. Exchange Act.

The Manager will be permitted to follow certain home country corporate governance practices instead of those otherwise required under the NYSE Listed Company Manual for domestic issuers. The NYSE requires listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, the Manager is permitted to follow home country practice in lieu of the above requirement. Canadian securities laws do not require a majority of the Manager’s board to consist of independent directors. Following completion of the Arrangement, the Manager expects that no fewer than three members of the Board will be independent. The Manager expects that the Board will be majority independent no later than the annual meeting that follows the completion of the Manager’s first full fiscal year after the Arrangement. Other than with respect to the foregoing, the Manager currently intends to follow the same corporate practices that would be applicable to U.S. domestic companies under U.S. federal securities laws and NYSE corporate governance practices. However, the Manager may, in the future, elect to follow its home country laws for certain of its corporate governance practices, as permitted by the rules of the NYSE, in which case the protection that is afforded to the Manager’s shareholders would be different from that accorded to investors of U.S. domestic issuers.

The Manager is an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our Class A Shares less attractive to investors.

The Manager is an “emerging growth company”, as defined in the JOBS Act, and is eligible for certain exemptions from various requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, reduced disclosure obligations and exemptions from the requirements to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. The Manager will remain an “emerging growth company” until the earliest of (a) the last day of the first fiscal year in which its annual gross revenues exceed $1.07 billion, (b) the date that the Manager becomes a “large accelerated filer” as defined in Rule 12b-2 under the U.S. Exchange Act, which would occur if the market value of the Class A Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, (c) the date on which the Manager has issued more than $1.0 billion in nonconvertible debt during the preceding three-year period or (d) the last day of our fiscal year containing the fifth anniversary of the Special Distribution. We may choose to rely upon some or all of the available exemptions. When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. We cannot predict if investors will find our Class A Shares less attractive as a result of our reliance on exemptions under the JOBS Act. If investors find the Class A Shares less attractive as a result, there may be a less active trading market for the Class A Shares and our share price may be more volatile.

Canadian and U.S. investors may find it difficult or impossible to effect service of process and enforce judgments against us, our directors and our executive officers.

Certain directors of the Manager reside outside of Canada. Consequently, it may not be possible for Canadian investors to enforce judgments obtained in Canada against any person who resides outside of Canada, even if the party has appointed an agent for service of process. Furthermore, it may be difficult to realize upon or enforce in Canada any judgment of a court of Canada against the directors of the Manager who reside outside of Canada since a substantial portion of the assets of such person may be located outside of Canada.

Similarly, the Manager is a company incorporated under the laws of British Columbia, Canada, most of its officers and directors are not residents of the United States, and a substantial portion of the assets of the Manager and said persons are located outside the United States. As a result, it may be difficult for U.S. investors to: (i) effect service of process within the United States upon the Manager or those directors and officers who are not residents of the United States; or (ii) realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws.

Risks Relating to our Business

Growth in fee-bearing capital could be adversely impacted by poor product development or marketing efforts. In addition, investment returns could be lower than target returns due to inappropriate allocation of capital or ineffective investment management.

Our business depends on our ability to fundraise third-party capital, deploy that capital effectively, and produce targeted investment returns.

Our ability to raise third-party capital depends on a number of factors, including many that are outside our control such as the general economic environment and the number of other investment funds being raised at the same time by our competitors. Investors may reduce (or even eliminate) their investment allocations to alternative investments, including closed-ended private funds. Investors that are required to maintain specific asset class allocations within their portfolio may be required to reduce their investment allocations to alternative investments, particularly during periods when other asset classes such as public securities are decreasing in value. In addition, investors may prefer to insource and make direct investments; therefore, becoming competitors and ceasing to be clients and/or make new capital commitments.

Competition from other asset managers for raising public and private capital is intense, with competition based on a variety of factors, including investment performance, the quality of service provided to investors, the quality and availability of investment products, marketing efforts, investor liquidity and willingness to invest, and reputation. Poor investment performance could hamper our ability to compete for these sources of capital or force us to reduce our management fees. Our investors and potential investors continually assess investment performance and our ability to raise capital for existing and future funds depends on our funds’ relative and absolute performance. If poor investment returns or changes in investment mandates prevent us from raising further capital from our existing partners, we may need to identify and attract new investors in order to maintain or increase the size of our private funds, and there are no assurances that we will be able to find new investors. Further, as competition and disintermediation in the asset management industry increases, we may face pressure to reduce or modify our asset management fees, including base management fees and/or carried interest, or modify other terms governing our current asset management fee structure, in order to attract and retain investors.

The successful execution of our investing strategy is uncertain as it requires suitable opportunities, careful timing and business judgment, as well as the resources to complete asset purchases and restructure them, if required, notwithstanding difficulties experienced in a particular industry.

There is no certainty that we will be able to identify suitable or sufficient opportunities that meet our investment criteria and be able to acquire additional high-quality assets at attractive prices to supplement our growth in a timely manner, or at all. In pursuing investment opportunities and returns, we and our managed assets face competition from other investment managers and investors worldwide. Each of our strategies is subject to competition in varying degrees and our competitors may have certain competitive advantages over us when pursuing investment opportunities. Some of our competitors may have higher risk tolerances, different risk assessments, lower return thresholds, a lower cost of capital, or a lower effective tax rate (or no tax rate at all), all of which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments. We may lose investment opportunities in the future if we do not match investment prices, structures and terms offered by our competitors, some of whom may have synergistic businesses which allow them to consider bidding a higher price than we can reasonably offer. While we will continue to attempt to deal with competitive pressures by leveraging our asset management strengths and the operating capabilities of the Corporation and compete on more than just price, there is no guarantee these measures will be successful, and we may have difficulty competing for investment opportunities, particularly those offered through auction or other competitive processes. If we are unable to successfully raise, retain, and deploy third-party capital into investments, or make acquisitions which yield attractive returns, we may be unable to collect management fees, carried interest or transaction fees, which would materially reduce our revenue and cash flows and adversely affect our financial condition.

Our approach to investing often entails adding assets to our existing managed assets through tuck-in acquisitions when the competition for assets is weakest; typically, when depressed economic conditions exist in the market relating to a particular entity or industry. Such an investing style carries with it inherent risks when investments are made in either markets or industries that are undergoing some form of dislocation. We may fail to value opportunities accurately or to consider all relevant factors that may be necessary or helpful in evaluating an opportunity, may underestimate the costs necessary to bring an acquisition up to standards established for its intended market position, may be exposed to unexpected risks and costs associated with these investments, including risks arising from alternative technologies that could impair or eliminate the competitive advantage of our managed assets in a particular industry, and/or may be unable to quickly and effectively integrate new acquisitions into existing operations or exit from the investment on favorable terms. In addition, liabilities may exist that we or our managed assets do not discover in due diligence prior to the consummation of an acquisition, or circumstances may exist with respect to the entities or assets acquired that could lead to future liabilities and, in each case, we or our managed assets may not be entitled to sufficient, or any, recourse against the contractual counterparties to an acquisition.

Our credit strategies, the majority of which are managed through Oaktree, offer a broad diverse range of long-term fund and perpetual strategies to our investors. Similar to our other long-term private funds, we earn base management fees and carried interest on Oaktree’s fund capital in its credit strategies. Cyclicality is important to credit strategies and weak economic environments have tended to afford the best investment opportunities and best relative investment performance to such strategies. Any prolonged economic expansion or recession could have an adverse impact on certain credit strategies and materially affect the ability to deliver superior investment returns for clients or generate incentive or other income in respect of those strategies.

We generally pursue investment opportunities that involve business, regulatory, legal and other complexities. Our tolerance for complexity presents risks, as completing complex transactions on behalf of our managed assets can be more difficult, expensive and time consuming to finance and execute, and have a higher risk of execution failure. It can also be more difficult to manage or realize value from the assets acquired in such transactions and such transactions sometimes entail a higher level of regulatory scrutiny or a greater risk of contingent liabilities.

At times, we make investments (for one or more of our funds or managed assets) in companies that we do not control. These investments are subject to the risk that the company in which the investment is made may make business, financial or management decisions with which we do not agree or that the majority stakeholders or the management of the company may take risks or otherwise act in a manner that does not serve our interests.

Certain strategies may be concentrated in particular asset types or geographic regions, which could exacerbate any negative performance of one or more of our managed assets to the extent those concentrated investments are in assets or regions that experience market dislocation. In addition, certain of our funds hold publicly traded securities the price of which will be volatile and are likely to fluctuate due to a number of factors beyond our control, including actual or anticipated changes in the profitability of the issuers of such securities; general economic, social, or political developments; changes in industry conditions; changes in governance regulation; inflation; the general state of the securities markets; COVID-19; and other material events.

The failure of a newly acquired business to perform according to expectations could have a material adverse effect on our assets, liabilities, business, financial condition, results of operations and cash flows. Alternatively, we may be required to sell a business before it has realized our expected level of returns for such business.

If any of our managed investments perform poorly or experience prolonged periods of volatility, or we are unable to deploy capital effectively, our fee-based revenue, cash available for distribution and/or carried interest would decline. Accordingly, our expected returns on these investments may be less than we have assumed in forecasting the value of our business.

Actions or conduct that have a negative impact on investors’ or stakeholders’ perception of us could adversely impact our ability to attract and/or retain investor capital and generate fee revenue.

The growth of our business relies on continuous fundraising for various private and public investment products, and retention of capital raised from third-party investors. We depend on our business relationships and our global reputation for integrity and high-caliber asset management services to attract and retain investors and advisory clients, and to pursue investment opportunities for our clients. Our business relationships and reputation could be negatively impacted by a number of factors including poor performance; actual, potential or perceived conflicts of interest that are not adequately addressed; misconduct or alleged misconduct by employees; rumors or innuendos; or failed or ineffective implementation of new investments or strategies. If we are unable to continue to raise and retain capital from third-party investors, including from the Corporation, either privately, publicly or both, or otherwise are unable to pursue our investment opportunities, this could materially reduce our revenue and cash flows and adversely affect our financial condition.

Poor performance of any kind could damage our reputation with current and potential investors in our managed assets, making it more difficult for us to raise new capital. Investors may decline to invest in current and future managed assets and may withdraw their investments from our managed assets as a result of poor performance in the entity in which they are invested, and investors in our private funds may demand lower fees for new or existing funds, all of which would decrease our revenue.

As a global alternative asset manager with various lines of business and investment products, some of which have overlapping mandates, we may be subject to a number of actual, potential or perceived conflicts of interest.

In addressing these conflicts, we have implemented a variety of policies and procedures; however, there can be no assurances that these will be effective at mitigating actual, potential or perceived conflicts of interest in all circumstances, or will not reduce the positive synergies that we seek to cultivate. It is also possible that actual, potential or perceived conflicts of interest if not properly addressed, could give rise to investor dissatisfaction, litigation, regulatory enforcement actions or other detrimental outcomes. See “—Our organizational and ownership structure may create conflicts of interest that may be resolved in a manner that is not in our best interests or the best interests of our shareholders”.

Appropriately dealing with conflicts of interest for an asset manager like us is a priority and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with actual, potential or perceived conflicts of interest. Asset manager conflicts are subject to enhanced regulatory scrutiny in the markets in which we operate and in the U.S. in particular. Such regulatory scrutiny can lead to fines, penalties and other negative consequences. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation, business, financial condition or results of operations in a number of ways, including an inability to adequately capitalize existing managed assets or raise new managed assets, including private funds, and a reluctance of counterparties to do business with us. For information regarding conflicts of interests between the businesses within our asset management operations that operate on opposite sides of an information barrier, see “—Information barriers may give rise to certain conflicts and risks and investment teams managing the activities of businesses that operate on opposite sides of an information barrier will not be aware of, and will not have the ability to manage, such conflicts and risks” herein.

Our reputation could also be negatively impacted if there is misconduct or alleged misconduct by our personnel or those of our managed assets, including historical misconduct prior to the investment in such managed asset. Risks associated with misconduct at our managed assets is heightened in cases where we do not have legal control or significant influence over a particular managed asset or are not otherwise involved in actively managing an investment. In such situations, given our management position and affiliation with the managed asset, we may still be negatively impacted from a reputational perspective through this association. In addition, even where we have management over an asset, if it is a newly acquired asset that we are in the process of integrating then we may face reputational risks related to historical or current misconduct or alleged misconduct at such managed asset for a period of time. We may also face increased risk of misconduct to the extent investments in operating assets in emerging markets and distressed companies increases. If we face allegations of improper conduct by private litigants or regulators, whether the allegations are valid or invalid or whether the ultimate outcome is favorable or unfavorable to us, such allegations may result in negative publicity and press speculation about us, our investment activities or the asset management industry in general, which could harm our reputation and may be more damaging to our business than to other types of businesses.

We are subject to a number of obligations and standards arising from our business and our authority over the assets we manage. The violation of these obligations and standards by any of our employees may adversely affect our partners and our business and reputation. Our business often requires that we deal with confidential matters. If our employees were to improperly use or disclose confidential information, or a security breach results in an inadvertent disclosure of such information, we could suffer serious harm to our reputation, financial position and current and future business relationships. It is not always possible to detect or deter employee misconduct or security breaches, and the precautions we take in this regard may not be effective.

Implementation of new investment and growth strategies involves a number of risks that could result in losses and harm to our professional reputation, including the risk that the expected results are not achieved, that new strategies are not appropriately planned for or integrated, that new strategies may conflict with, detract from or compete against our managed assets, and that the investment process, controls and procedures that we have developed will prove insufficient or inadequate. Furthermore, our strategic initiatives may include joint ventures, in which case we will be subject to additional risks and uncertainties in that we may be dependent upon and subject to liability, losses or reputational damage relating to systems, controls and personnel that are not under our complete control or under the control of another.

In addition to impacting our ability to raise and retain third-party capital and pursue investment opportunities, certain of the risks identified herein that may have a negative impact on our reputation also could, in extreme cases, result in our removal as general partner or an acceleration of the liquidation date of the private funds that we manage. The governing agreements of our private funds provide that, subject to certain conditions (which may, particularly in the case of our removal as general partner, include final legal adjudications of the merits of the particular issue), third-party investors in these funds will have the right to remove us as general partner or to accelerate the liquidation date of the fund. Additionally, at any time, investors may seek to terminate a fund and accelerate the liquidation date upon the vote of a super-majority of investors in such fund. A significant negative impact to our reputation would be expected to increase the likelihood that investors could seek to terminate a private fund. This effect would be magnified if, as is often the case, an investor is invested in more than one fund. Such an event, were it to occur, would result in a reduction in the fees we would earn from such fund, particularly if we are unable to maximize the value of the fund’s investments during the liquidation process or in the event of the triggering of a “clawback” for fees already paid out to us as general partner.

The Class A Shares have never been publicly traded and an active and liquid trading market for the Class A Shares may not develop.

The Manager has applied to list the Class A Shares on the NYSE and the TSX. The listing of the Class A Shares on the NYSE is subject to the Manager fulfilling all the requirements of the NYSE. The listing of the Class A Shares on the TSX is subject to the Manager fulfilling all the requirements of the TSX. The NYSE has conditionally authorized the Manager to list the Class A Shares on the NYSE, and the TSX has conditionally approved the Manager’s application to list the Class A Shares on the TSX. Prior to the Arrangement and the Special Distribution, there has not been a market for the Class A Shares. We cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market for the Class A Shares or, if such a market develops, whether it will be maintained. We cannot predict the effects on the price of the Class A Shares if a liquid and active trading market for the Class A Shares does not develop. In addition, if such a market does not develop, relatively small sales of the Class A Shares may have a significant negative impact on the price of the Class A Shares. A number of factors, principally factors relating to our business but also including factors specific to our managed assets and their business, financial condition and liquidity, economic and financial market conditions, interest rates, availability of capital and financing sources, volatility levels and other factors could lead to a decline in the value of Class A Shares and a lack of liquidity in any market for Class A Shares.

The trading price of the Class A Shares is subject to volatility due to market conditions and other factors and cannot be predicted.

Our shareholders may not be able to sell their Class A Shares at or above the implied price at which they acquired such shares pursuant to the Arrangement, the Special Distribution or otherwise due to trading price fluctuations in the capital markets. The trading price could fluctuate significantly in response to factors both related and unrelated to our operating performance and/or future prospects, including, but not limited to: (i) variations in our operating results and financial condition; (ii) actual or prospective changes in government laws, rules or regulations affecting our business and our managed assets; (iii) material announcements by us, our affiliates or our competitors; (iv) the general state of the securities markets; (v) market conditions and events specific to the industries in which we and our managed assets operate; (vi) changes and developments in general economic, political, or social conditions, including as a result of COVID-19 or other pandemics and related economic disruptions; (vii) changes in the values of our investments and distributions or changes in the amount of interest paid in respect of investments; (viii) differences between our actual financial results and those expected by investors and analysts; (ix) changes in analysts’ recommendations or earnings projections; (x) the depth and liquidity of the market for the Class A Shares; (xi) dilution from the issuance of additional equity; (xii) investor perception of our business, our managed assets and the sectors in which we deploy the funds from our strategies; (xiii) investment restrictions; (xiv) our dividend policy; (xv) the departure of key executives; (xvi) sales of Class A Shares by senior management or significant shareholders; and (xvii) the materialization of other risks.

We are subject to numerous laws, rules, and regulatory requirements which may impact our business, including resulting in financial penalties, loss of business, and/or damage to our reputation in instances of non-compliance.

There are many laws, governmental rules and regulations and listing exchange rules that apply to our business and our managed assets. Changes in these laws, rules and regulations, or their interpretation by governmental agencies or the courts, could adversely affect our business, our managed assets, or our prospects, or those of our affiliates, customers, clients or partners. The failure of the Manager, our asset management business or the entities that we manage to comply with these laws, rules and regulations, or with the rules and registration requirements of the respective stock exchanges on which we and they are listed, could adversely affect our reputation and financial condition.

Our business, including our investment advisory and broker-dealer business, is subject to substantial and increasing regulatory compliance obligations and oversight, and this higher level of scrutiny may lead to more regulatory enforcement actions. There continues to be uncertainty regarding the appropriate level of regulation and oversight of asset management businesses in a number of jurisdictions in which we operate. The financial services industry has been the subject of heightened scrutiny, and the SEC has specifically focused on asset managers in recent enforcement actions. Regulatory investigations and/or enforcement actions by our regulators could have a material adverse effect on our business and/or reputation. In addition, the introduction of new legislation and increased regulation may result in increased compliance costs and could materially affect the manner in which we conduct our business and adversely affect our profitability. Although there may be some areas where governments in certain jurisdictions propose deregulation, it is difficult to predict the timing and impact of any such deregulation, and we may not materially benefit from any such changes.

Our business is not only regulated in the U.S., but also in other jurisdictions where we conduct operations including the E.U., the U.K., Canada, Brazil, Australia, India, South Korea and China. Similar to the environment in the U.S., our business and how we market in jurisdictions outside the U.S. has become subject to further regulation. Governmental agencies around the world have proposed or implemented a number of initiatives and additional rules and regulations that could adversely affect our business and our managed assets, and governmental agencies may propose or implement further rules and regulations in the future. These rules and regulations may impact how we market in these jurisdictions and introduce compliance obligations with respect to disclosure and transparency, as well as restrictions on investor participation and distributions. Such regulations may also prescribe certain capital requirements on our managed assets, and conditions on the leverage our managed assets may employ and the liquidity these managed assets must have. Compliance with additional regulatory requirements will impose additional restrictions and expenses for us and could reduce our operating flexibility and fundraising opportunities.

The broker-dealer side of our managed assets is regulated by the SEC, the various Canadian provincial securities commissions, as well as self-regulatory organizations, including the Financial Industry Regulatory Authority in the U.S. These regulatory bodies may conduct administrative or enforcement proceedings that can result in censure, fine, suspension or expulsion of a broker-dealer, its directors, officers or employees. Such proceedings, whether or not resulting in adverse findings, can require substantial expenditures and can have an adverse impact on the reputation of a broker dealer.

The advisors of certain of our managed assets are registered as investment advisers with the SEC. Registered investment advisers are subject to the requirements and regulations of the Investment Advisers Act of

1940, which grants U.S. supervisory agencies broad administrative powers, including the power to limit or restrict the carrying on of business for failure to comply with laws or regulations. If such powers are exercised, the possible sanctions that may be imposed include the suspension of individual employees, limitations on the activities in which the investment adviser may engage, suspension or revocation of the investment adviser’s registration, censure and fines. Compliance with these requirements and regulations results in the expenditure of resources, and a failure to comply could result in investigations, financial or other sanctions, and reputational damage.

The Investment Company Act of 1940 (the “40 Act”) and the rules promulgated thereunder provide certain protections to investors and impose certain restrictions on entities that are deemed “investment companies” under the 40 Act. We are not currently, nor do we intend to become, an investment company under the 40 Act. To ensure that we are not deemed to be an investment company, we may be required to materially restrict or limit the scope of our operations or plans and the types of acquisitions that we may make, and we may need to modify our organizational structure or dispose of assets that we would not otherwise dispose of. If we were required to register as an investment company, we would face severe limitations on the operation of our business. Among other things, we would be prohibited from engaging in certain business activities (or have conditions placed on our business activities), face restrictions on engaging in transactions with affiliated entities and issuing certain securities or engaging in certain types of financings, be restricted with respect to the amount and types of borrowings we are permitted to obtain, be required to limit the amount of investments that we make as principal, and face other limitations on our activities.

We have and may become subject to additional regulatory and compliance requirements as we expand our product offerings and investment platform which likely will carry additional legal and compliance costs, as well as additional operating requirements that may also increase costs.

Our strategies primarily invest in real estate, renewable power, infrastructure, business services and industrial assets. In doing so, our managed assets are required to comply with extensive and complex municipal, state or provincial, national and international laws and regulations. These laws and regulations can result in uncertainty and delays, and impose additional costs, which may adversely affect our results of operations. Changes in these laws and regulations may negatively impact us and our managed assets or may benefit our competitors and their businesses.

Additionally, liability under such laws, rules and regulations may occur without our fault. In certain cases, parties can pursue legal actions against us to enforce compliance as well as seek damages for non-compliance or for personal injury or property damage. Our insurance may not provide sufficient coverage in the event that a successful claim is made against us.

Most of our funds rely on Rule 506 of Regulation D under the U.S. Securities Act to raise capital from investors. Rule 506 is not available to issuers deemed to be “bad actors” under Rule 506 if a covered person of the issuer has been the subject to certain criminal, civil or regulatory disqualifying events. Covered persons include, among others, the issuer, executive officer or other officer participating in the offering of the issuer, any general partner or managing member of the foregoing entities, any promoter of the issuer and any beneficial owner of 20% or more of the issuer’s outstanding voting equity securities. If one or more of our funds were to lose the ability to rely on the Rule 506 exemption because a covered person has been the subject of a disqualifying event, our business, financial condition and results of operations could be materially and adversely affected.

Our policies and procedures designed to ensure compliance by us and our managed assets with applicable laws, including anti-bribery and corruption laws, may not be effective in all instances to prevent violations and as a result we may be subject to related governmental investigations.

We are from time to time subject to various governmental investigations, audits and inquiries, both formal and informal. These investigations, regardless of their outcome, can be costly, divert management attention, and damage our reputation. The unfavorable resolution of such investigations could result in criminal liability, fines, penalties or other monetary or non-monetary sanctions and could materially affect our business or results of operations.

There is a continued global focus on the enforcement of anti-bribery and corruption legislation, and this focus has heightened the risks that we face in this area, particularly as we continue to expand our operations globally. We are subject to a number of laws and regulations governing payments and contributions to public officials or other third parties, including restrictions imposed by the U.S. Foreign Corrupt Practices Act and similar laws in non-U.S. jurisdictions, such as the U.K. Bribery Act, the Canadian Corruption of Foreign Public Officials Act, and the Brazilian Clean Company Act. This global focus on anti-bribery and corruption enforcement may also lead to more investigations, both formal and informal, in this area, the results of which cannot be predicted.

Different laws and regulations that are applicable to us may contain conflicting provisions, making our compliance more difficult. If we fail to comply with such laws and regulations, we could be exposed to claims for damages, financial penalties, reputational harm, incarceration of our employees, restrictions on our operations and other liabilities, which could negatively affect our operating results and financial condition. In addition, we may be subject to successor liability for violations under these laws and regulations or other acts of bribery committed by entities in which we or our managed assets invest.

Instances of bribery, fraud, accounting irregularities and other improper, illegal or corrupt practices can be difficult to detect, in particular when conducting due diligence in connection with acquisitions, and fraud and other deceptive practices can be widespread in certain jurisdictions. Our managed assets are, and may be, located in emerging market countries that may not have established stringent anti-bribery and corruption laws and regulations, where existing laws and regulations may not be consistently enforced, or that are perceived to have materially higher levels of corruption according to international rating standards. Due diligence on investment opportunities in these jurisdictions is frequently more challenging because consistent and uniform commercial practices in such locations may not have developed or do not meet international standards. Bribery, fraud, accounting irregularities and corrupt practices can be especially difficult to detect in such locations. When acquiring assets in distress, the quality of financial information of the target may also make it difficult to identify irregularities.

Our cash flow, all of which will come from our asset management business, must be available to meet our financial obligations when due and enable us to capitalize on investment opportunities when they arise.

We employ debt and other forms of leverage in the ordinary course of business to enhance returns. We are therefore subject to the risks associated with debt financing (directly and indirectly through our managed assets) and refinancing, including but not limited to the following: (i) our cash flow may be insufficient to meet required payments of principal and interest; (ii) payments of principal and interest on borrowings may leave us with insufficient cash resources to pay operating expenses and dividends; (iii) if we are unable to obtain committed debt financing for potential acquisitions or can only obtain debt at high interest rates or on other unfavorable terms, we may have difficulty completing acquisitions or may generate profits that are lower than would otherwise be the case; (iv) we may not be able to refinance indebtedness at maturity due to company and market factors such as the estimated cash flow produced by our assets, the value of our assets, liquidity in the debt markets, and/or financial, competitive, business and other factors; and (v) if we are able to refinance our indebtedness, the terms of a refinancing may not be as favorable as the original terms for such indebtedness. If we are unable to refinance our indebtedness on acceptable terms, or at all, we may need to utilize available liquidity, which would reduce our ability to pursue new investment opportunities, or we may need to dispose of one or more of our or our managed assets on disadvantageous terms, or raise equity, thereby causing dilution to existing shareholders. Regulatory changes may also result in higher borrowing costs and reduced access to credit.

The terms of our various credit agreements and other financing documents may require us to comply with a number of customary financial and other covenants, such as maintaining debt service coverage and leverage ratios, adequate insurance coverage and certain credit ratings. These covenants may limit our flexibility in conducting our business and breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness, even if we have satisfied and continue to satisfy our payment obligations.

A large proportion of our managed assets include physical assets and securities that can be hard to sell, especially if market conditions are poor. Further, because our investment strategy can entail our having representation on public company boards, we may be restricted in our ability to effect sales during certain time periods. A lack of liquidity could limit our ability to vary our managed assets promptly in response to changing economic or investment conditions. Additionally, if financial or operating difficulties of other owners result in distress sales, such sales could depress asset values in the markets in which we manage assets. The restrictions inherent in managing physical assets could reduce our ability to respond to changes in market conditions and could adversely affect the performance of investments across our fund strategies, our financial condition and results of operations.

Because there is significant uncertainty in the valuation of, or in the stability of the value of illiquid or non-public investments, the fair values of such investments do not necessarily reflect the prices that would actually be obtained when such investments are realized. Realizations at values significantly lower than the values at which investments have been recorded would result in losses, a decline in asset management fees and the potential loss of carried interest and incentive fees.

Additionally, from time to time, we may guarantee the obligations of other entities that we manage. If we are required to fund these commitments and are unable to do so, this could result in damages being pursued against us or a loss of opportunity through default under contracts that are otherwise to our benefit.

We may be exposed to risks associated with acquisitions.

A part of the Manager’s growth strategy involves seeking acquisition opportunities. We are not currently pursuing any strategic acquisitions and we will face competition for acquisitions, including from our competitors, many of whom will have greater financial resources than us. There can be no assurance that we will complete acquisitions. In addition, future acquisitions will likely involve some or all of the following risks, which could materially and adversely affect our business, financial condition or results of operations: the difficulty of integrating the acquired operations and personnel into our current operations; potential disruption of our current operations; diversion of resources, including our management’s time and attention; the difficulty of managing the growth of a larger organization; the risk of entering markets in which we have little experience; the risk of becoming involved in labour, commercial or regulatory disputes or litigation related to the new enterprise; the risk of environmental or other liabilities associated with the acquired business; and the risk of a change of control resulting from an acquisition triggering rights of third parties or government agencies under contracts with, or authorizations held by, the operating business being acquired. It is possible that due diligence investigations into businesses being acquired may fail to uncover all material risks, or to identify a change of control trigger in a material contract or authorization, or that a contractual counterparty or government agency may take a different view on the interpretation of such a provision to that taken by us, thereby resulting in a dispute.

Foreign exchange rate fluctuations could adversely impact our aggregate foreign currency exposure and hedging strategies may not be effective.

We have pursued and intend to continue to pursue growth opportunities in international markets, and often deploy capital in countries where the U.S. dollar is not the local currency. As a result, we are subject to foreign currency risk due to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar. A significant depreciation in the value of the currency utilized in one or more countries where we have a significant presence may have a material adverse effect on the results of our operations and financial position. In addition, we are active in certain markets where economic growth is dependent on the price of commodities and the currencies in these markets can be more volatile as a result.

Our business and our managed assets are impacted by changes in currency rates, interest rates, commodity prices and other financial exposures. We selectively utilize financial instruments to manage these exposures, including credit default swaps and other derivatives to hedge certain of our financial positions. However, a significant portion of these risks may remain unhedged. We may also choose to establish unhedged positions in the ordinary course of business.

There is no assurance that hedging strategies, to the extent they are used, will fully mitigate the risks they are intended to offset. Additionally, derivatives that we use are also subject to their own unique set of risks, including counterparty risk with respect to the financial well-being of the party on the other side of these transactions and a potential requirement to fund mark-to-market adjustments. Our financial risk management policies may not ultimately be effective at managing these risks.

The Dodd-Frank Act and similar laws in other jurisdictions impose rules and regulations governing oversight of the over-the-counter derivatives market and its participants. These regulations may impose additional costs and regulatory scrutiny on us. If our derivative transactions are required to be executed through exchanges or regulated facilities, we will face incremental collateral requirements in the form of initial margin and require variation margin to be cash settled on a daily basis. Such an increase in margin requirements (relative to bilateral agreements) or a more restricted list of securities that qualify as eligible collateral, would require us to hold larger positions in cash and treasuries, which could reduce income. We cannot predict the effect of changing derivatives legislation on our hedging costs, our hedging strategy or its implementation, or the risks that we hedge. Regulation of derivatives may increase the cost of derivative contracts, reduce the availability of derivatives to protect against operational risk and reduce the liquidity of the derivatives market, all of which may reduce our use of derivatives and result in the increased volatility and decreased predictability of our cash flows.

We may be required to make temporary investments and backstop commitments with respect to our business and managed assets and may be unable to syndicate, assign or transfer such investments and commitments.

We periodically may be asked to enter into agreements that commit us to acquire or stand in place of another entity to acquire assets or securities in order to support our managed assets with the expectation that our commitment is temporary. For example, we may acquire an asset suitable for a particular managed business that is fundraising and warehouse that asset through the fundraising period before transferring the asset to the managed business for which it was intended. As another example, our asset management business may commit capital for a particular acquisition transaction as part of a consortium alongside certain of our managed assets with the expectation that we will syndicate or assign all or a portion of our own commitment to investors prior to, at the same time as, or subsequent to, the anticipated closing of the transaction. In all of these cases, our support is intended to be of a temporary nature and we engage in this activity in order to further the growth and development of our asset management franchise.

Even if our asset management business’ direct participation is intended to be of a temporary nature, our asset management business may be unable to syndicate, assign or transfer its interest or commitment as our asset management business intended and therefore may be required to take or keep ownership of assets or securities for an extended period. This would increase the amount of our asset management business’ own capital deployed to certain assets and could have an adverse impact on our asset management business’ liquidity, which may negatively impact its ability to meet other financial commitments.

Rising interest rates could increase our interest costs and adversely affect our financial performance.

Many long-life assets are interest rate sensitive. Increases in interest rates will, other things being equal, decrease the value of an asset by reducing the present value of the cash flows expected to be produced by such asset. As the value of an asset declines as a result of interest rate increases, certain financial and other covenants under credit agreements governing such asset could be breached, even if we have satisfied and continue to satisfy our payment obligations thereunder. Such a breach could result in negative consequences on our financial performance and results of operations.

Additionally, any of our debt or preferred shares that are subject to variable interest rates, either as an obligation with a variable interest rate or as an obligation with a fixed interest rate that resets into a variable interest rate in the future, are subject to interest rate risk. Further, the value of any debt or preferred share that is subject to a fixed interest rate will be determined based on the prevailing interest rates and, accordingly, this type of debt or preferred share is also subject to interest rate risk.

Although interest rates have remained at relatively low levels on a historical basis, in many jurisdictions in which we operate, a period of sharply rising interest rates may cause certain market dislocations that could negatively impact our financial performance, increase the cost and availability of debt financing and thereby negatively impact the ability of our managed assets to obtain attractive financing or refinancing and could increase the cost of such financing if obtained. Many factors may impact us and our managed assets, including interest rate increases, which would impact the amount of revenue generated by our managed assets and may lead to an increase in the amount of cash required to service our obligations.

The Financial Conduct Authority (the “FCA”) in the United Kingdom ceased compelling banks to submit rates for the calculation of LIBOR in 2021. In response, the Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee which identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative to USD-LIBOR in derivatives and other financial contracts. In November 2020, the ICE Benchmark Administration Limited, the benchmark administrator for USD LIBOR rates, proposed extending the publication of certain commonly-used USD LIBOR settings until June 30, 2023 and the FCA issued a statement supporting such proposal. It is not possible to predict the effect of these changes, including when LIBOR will cease to be available or when there will be sufficient liquidity in the SOFR markets.

We may have outstanding debt and derivatives with variable rates that are indexed to LIBOR. The discontinuance of, or changes to, benchmark interest rates may require adjustments to agreements to which we and other market participants are parties, as well as to related systems and processes. In the transition from the use of LIBOR to SOFR or other alternatives, uncertainty exists as to the extent and manner of which future changes may result in interest rates and/or payments that are higher than or lower than or that do not otherwise correlate over time with the interest rates and/or payments that would have been made on our obligations if LIBOR was available in its current form. Use of alternative interest rates or other LIBOR reforms could result in increased volatility or a tightening of credit markets which could adversely affect our ability to obtain cost-effective financing. In addition, the transition of our existing LIBOR financing agreements to alternative benchmarks may result in unanticipated changes to the overall interest rate paid on our liabilities.

Our revenues may be adversely affected by a decline in the size or pace of investments made by our managed assets.

The revenues that we earn are driven in part by the pace at which our funds make investments and the size of those investments, and a decline in the pace or the size of such investments may reduce our revenues. In particular, in recent years we have meaningfully increased the number of perpetual strategies we offer and the assets under management in such strategies. The fees we earn from our perpetual capital strategies represent a significant and growing portion of our overall revenues. If our funds, including our perpetual capital strategies, are unable to deploy capital at a sufficient pace, our revenues would be adversely impacted. Many factors could cause a decline in the pace of investment, including a market environment characterized by relative high prices, the inability of our investment professionals to identify attractive investment opportunities, competition for such opportunities among other potential acquirers, decreased availability of capital on attractive terms. Further, we may fail to consummate identified investment opportunities because of business, regulatory or legal complexities or uncertainty and adverse developments in the markets in which we operate, financial markets or geopolitical conditions, and our ability to deploy capital in certain countries may be adversely impacted by government policy changes and regulations.

Our revenue, earnings, net income and cash flow can materially vary, which may affect our earnings growth and dividend on a quarterly basis and can affect the trading price of the Class A Shares.

Our revenue, net income and cash flow, substantially all of which is derived from our asset management business, can vary materially due to our reliance on incentive distributions and performance-based returns, such as carried interest. We may experience fluctuations in our results, including our revenue and net income, from quarter to quarter due to a number of other factors, including timing of realizations, changes in the valuations of our funds’ investments, changes in the amount of distributions, dividends or interest paid in respect of investments, changes in our operating expenses, the degree to which we encounter competition and general economic and market conditions. Achieving steady growth in net income and cash flow on a quarterly basis may be difficult, which could in turn cause our dividend and our ability to pay dividends to fluctuate and lead to large adverse movements or general increased volatility in the price of the Class A Shares. See “Dividend Policy”. We also do not provide any guidance regarding our expected quarterly and annual operating results. The lack of guidance may affect the expectations of public market analysts and could cause increased volatility in the Class A Shares.

Our cash flow may fluctuate significantly due to the fact that we receive carried interest from certain of our funds only when investments are realized and achieve a certain preferred return. The payment of performance-based returns, including carried interest, depend on the applicable funds’ performance and opportunities for realizing gains, which may be limited. It takes a substantial period of time to identify attractive investment opportunities, to raise all the funds needed to make an investment and then to realize the cash value (or other proceeds) of an investment through a sale, public offering, recapitalization or other exit. Even if an investment proves to be profitable, it may be a number of years before any profits can be realized in cash (or other proceeds). We cannot predict when, or if, any realization of investments will occur.

The mark-to-market valuations of investments made by our funds are subject to volatility driven by economic and market conditions. Economic and market conditions may also negatively impact our realization opportunities.

The valuations of and realization opportunities for investments made by our funds could also be subject to high volatility as a result of uncertainty regarding governmental policy with respect to, among other things, tax, financial services regulation, international trade, immigration, healthcare, labor, infrastructure and energy.

In addition, upon the realization of a profitable investment by any of our funds featuring performance-based returns and prior to our receiving any carried interest in respect of that investment, 100% of the proceeds of that investment must generally be paid to the investors in such fund until they have recovered certain fees and expenses and achieved a certain return on all realized investments by that such fund as well as a recovery of any unrealized losses. A particular realization event may have a significant impact on our results for that particular quarter that may not be replicated in subsequent quarters. We recognize revenue on investments in our funds based on our allocable share of realized and unrealized gains (or losses) reported by such funds, and a decline in realized or unrealized gains, or an increase in realized or unrealized losses, would adversely affect our revenue and possibly cash flow, which could further increase the volatility of our quarterly results. Because our funds have preferred return thresholds to investors that need to be met prior to our receiving any carried interest or other performance-based returns, substantial declines in the carrying value of the investment portfolios of such funds can significantly delay or eliminate any performance-based returns paid to us in respect of that fund since the value of the assets in the fund would need to recover to their aggregate cost basis plus the preferred return over time before we would be entitled to receive any performance-based returns, including carried interest, from that fund.

The timing and receipt of performance-based returns also varies with the life cycle of our funds. During periods in which a relatively large portion of our assets under management is attributable to funds and investments in their “harvesting” period, our funds would make larger distributions than in the fundraising or investment periods that precede harvesting. During periods in which a significant portion of our assets under management is attributable to funds that are not in their harvesting periods, we may receive substantially lower performance-based returns, including carried interest.

The varying frequency of payments of our different funds and strategies will contribute to the volatility of our cash flow. Furthermore, we earn this incentive income only if the net asset value of a vehicle has increased or, in the case of certain vehicles, increased beyond a particular return threshold, or if the vehicle has earned a net profit. Certain of these vehicles also have “high water marks” whereby we do not earn incentive income during a particular period even though the vehicle had positive returns in such period as a result of losses in prior periods. If one of these vehicles experiences losses, we will not earn incentive income from it until it surpasses the previous high water mark. The incentive income we earn is therefore dependent on the net asset value or the net profit of the vehicle, which could lead to significant volatility in our results.

Our access to retail investors and selling retail directed products in numerous jurisdictions opens us up to potential litigation and regulatory enforcement risks.

We recently created a business group in partnership with Oaktree to serve the global wealth management channel, delivering access to Brookfield and Oaktree private and public funds. Our goal is to increase the number and type of investment products we offer to high-net-worth individuals and mass affluent investors in the U.S. and other jurisdictions around the world. In some cases, our unregistered funds are distributed to retail investors indirectly through third-party managed vehicles sponsored by brokerage firms, private banks or third-party feeder providers, and in other cases directly to the qualified clients of private banks, independent investment advisors and brokers. In other cases, we create investment products specifically designed for direct investment by retail investors in the U.S., some of whom are not accredited investors, or similar investors in non-U.S. jurisdictions, including in Europe. Such investment products are regulated by the SEC in the U.S. and by other similar regulatory bodies in other jurisdictions.

Accessing retail investors and selling retail directed products exposes us to new and greater levels of risk, including heightened litigation and regulatory enforcement risks. To the extent distribution of retail products is through new channels, including through an increasing number of distributors with whom we engage, we may not be able to effectively monitor or control the manner of their distribution, which could result in litigation or regulatory action against us, including with respect to, among other things, claims that products distributed through such channels are distributed to customers for whom they are unsuitable or that they are distributed in an otherwise inappropriate manner. Although we seek to ensure through due diligence and onboarding procedures that the third-party channels through which retail investors access our investment products conduct themselves responsibly, we are exposed to the risks of reputational damage and legal liability to the extent such third parties improperly sell our products to investors. This risk is heightened by the continuing increase in the number of third parties through whom we distribute our investment products around the world and who we do not control. For example, in certain cases, we may be viewed by a regulator as responsible for the content of materials prepared by third-party distributors.

Similarly, there is a risk that employees involved in the direct distribution of our products, or employees who oversee independent advisors, brokerage firms and other third parties around the world involved in distributing our products, do not follow our compliance and supervisory procedures. In addition, the distribution of retail products, including through new channels whether directly or through market intermediaries, could expose us to allegations of improper conduct and/or actions by state and federal regulators in the U.S. and regulators in jurisdictions outside of the U.S. with respect to, among other things, product suitability, investor classification, compliance with securities laws, conflicts of interest and the adequacy of disclosure to customers to whom our products are distributed through those channels.

As we expand the distribution of products to retail investors outside of the U.S., we are increasingly exposed to risks in non-U.S. jurisdictions. While these risks are similar to those that we face in the distribution of products to retail investors in the U.S., securities laws and other applicable regulatory regimes in many jurisdictions, including the U.K. and the EEA, are extensive, complex, and vary by local jurisdiction. As a result, this expansion subjects us to additional litigation and regulatory risk.

In addition, our initiatives to expand our retail investor base, including outside of the U.S., requires the investment of significant time, effort and resources, including the potential hiring of additional personnel, the implementation of new operational, compliance and other systems and processes and the development or implementation of new technology. There is no assurance that our efforts to grow our retail assets under management will be successful.

Ineffective maintenance of our culture, or ineffective management of human capital could adversely impact our business and financial performance.

Our ability to compete effectively in our business will depend upon our ability to attract new employees and retain and motivate our existing employees. Our senior management team has a significant role in our success and oversees the execution of our investment strategies. If we are unable to attract and retain qualified employees this could limit our ability to compete successfully and achieve our business objectives, which could negatively impact our business, financial condition and results of operations.

Our ability to retain and motivate our management team, attract suitable replacements should any members of our management team leave, or attract new investment professionals as our business grows, is dependent on, among other things, the competitive nature of the employment market and the career opportunities and compensation that we can offer. In all of our markets, we face intense competition in connection with the attraction and retention of qualified employees.

We may experience departures of key professionals in the future. We cannot predict the impact that any such departures will have on our ability to achieve our objectives. Our senior management team possesses substantial experience and expertise and has strong business relationships with investors in our managed assets and other members of the business communities and industries in which we operate. As a result, the loss of these personnel could jeopardize our relationships with investors in our managed assets and other members of the business communities and industries in which we operate and result in the reduction of our assets under management or fewer investment opportunities. Accordingly, the loss of services from key professionals or a limitation in their availability could adversely impact our financial condition and cash flow. Furthermore, such a loss could be negatively perceived in the capital markets.

Additionally, the departure of certain individuals could trigger certain “key person” provisions in the documentation governing certain of our private funds, which would permit the limited partners of those funds to suspend or terminate the funds’ investment periods or withdraw their capital prior to the expiration of the applicable lock-up date. Our key person provisions vary by both strategy and fund and, with respect to each strategy and fund, are typically tied to multiple individuals, meaning that it would require the departure of more than one individual to trigger the key person provisions. Our human capital risks may be exacerbated by the fact that we do not maintain any key person insurance.

The conduct of our business and the execution of our strategy rely heavily on teamwork. Our continued ability to respond promptly to opportunities and challenges as they arise depends on co-operation and co-ordination across our organization and our team-oriented management structure, which may not materialize in the way we expect.

A portion of the workforce in some of our managed assets is unionized. If we are unable to negotiate acceptable collective bargaining agreements with any of our unions as existing agreements expire we could experience a work stoppage, which could result in a significant disruption to the affected operations, higher ongoing labor costs and restrictions on our ability to maximize the efficiency of our operations, all of which could have an adverse effect on our financial results.

Political instability, changes in government policy, or unfamiliar cultural factors could adversely impact the value of our investments.

We are subject to geopolitical uncertainties in all jurisdictions in which we operate. We make investments in businesses that are based outside of North America and we may pursue investments in unfamiliar markets, which may expose us to additional risks not typically associated with investing in North America. We may not properly adjust to the local culture and business practices in such markets, and there is the prospect that we may hire personnel or partner with local persons who might not comply with our culture and ethical business practices; either scenario could result in the failure of our initiatives in new or existing markets and lead to financial losses for us and our managed assets. There are risks of political instability in several of our major markets and in other parts of the world in which we conduct business from factors such as political conflict, income inequality, refugee migration, terrorism, the potential break-up of political-economic unions and political corruption; the materialization of one or more of these risks could negatively affect our financial performance.

For example, recent military tensions and conflict in Eastern Europe could contribute to global economic uncertainty and could significantly disrupt the free movement of goods, services, and people and also have a destabilizing effect on energy markets, as well as potential higher costs of conducting business in Europe. Similarly, an inability of local and national governments to effectively manage ongoing political disputes, could result in local, regional and/or global instability. The materialization of one or more of these risks could negatively affect our financial performance and adversely impact our business.

The transition period following the U.K.’s formal departure from the E.U. ended on December 31, 2020, and E.U. law no longer applies in the U.K. There remains uncertainty related to the post-Brexit relationship between the U.K. and the E.U. and it is difficult to predict what the future economic, tax, fiscal, legal, regulatory and other implications of Brexit will be for the asset management industry, the broader European and global financial markets generally. Future impacts could include increased legal and regulatory complexities, as well as potentially higher costs of conducting business in Europe, which could have an adverse effect on our business.

Any existing or new operations may be subject to significant political, economic and financial risks, which vary by country, and may include: (i) changes in government policies and regulations, including protectionist policies, or personnel; (ii) changes in general economic or social conditions, including as a result of COVID-19; (iii) restrictions on currency transfer or convertibility; (iv) changes in labor relations; (v) military conflict, political instability and civil unrest; (vi) less developed or efficient financial markets than in North America; (vii) the absence of uniform accounting, auditing and financial reporting standards, practices and disclosure requirements; (viii) less government supervision and regulation; (ix) a less developed legal or regulatory environment; (x) heightened exposure to corruption risk; (xi) political hostility to investments by foreign investors; (xii) less publicly available information in respect of companies in non-North American markets; (xiii) adversely higher or lower rates of inflation; (xiv) higher transaction costs; (xv) difficulty in enforcing contractual obligations and expropriation or confiscation of assets; and (xvi) fewer investor protections.

In addition to the risks noted above, as a result of the ongoing prevalence of COVID-19, future developments may include the risk of new and potentially more severe variant strains of COVID-19, and additional actions that may be taken to contain COVID-19, such as reimposing previously lifted measures or putting in place additional restrictions, and the pace, availability, distribution, acceptance and effectiveness of vaccines. Such developments, depending on their nature, duration, and intensity, could have a material adverse effect on our business, financial position, results of operations or cash flows.

Unforeseen political events in markets where we have significant investors and/or where we have managed assets or may look to for further growth of our assets and businesses, such as the U.S., Canadian, Brazilian, Australian, European, Middle Eastern and Asian markets, may create economic uncertainty that has a negative impact on our financial performance. Such uncertainty could cause disruptions to our businesses, including affecting our managed assets and/or our relationships with our investors, customers and suppliers, as well as altering the relationship among tariffs and currencies, including the value of the British pound and the Euro relative to the U.S. dollar. Disruptions and uncertainties could adversely affect our financial condition, operating results and cash flows. In addition, political outcomes in the markets in which we operate may also result in legal uncertainty and potentially divergent national laws and regulations, which can contribute to general economic uncertainty. Economic uncertainty impacting us and our managed assets could be exacerbated by supply chain disruptions, trade policy and geopolitical tensions.

Unfavorable economic conditions or changes in the industries in which we operate could adversely impact our financial performance.

We are exposed to local, regional, national and international economic conditions and other events and occurrences beyond our control, including, but not limited to, the following: short-term and long-term interest rates; inflation; credit and capital market volatility; business investment levels; government spending levels; sovereign debt risks; consumer spending levels; changes in laws, rules or regulations; trade barriers; supply chain disruptions; commodity prices; currency exchange rates and controls; national and international political circumstances (including wars, terrorist acts, or security operations); catastrophic events (including pandemics/epidemics such as COVID-19, earthquakes, tornadoes, or floods); the rate and direction of economic growth; and general economic uncertainty. On a global basis, certain industries and sectors have created capacity that anticipated higher growth, which has caused volatility across all markets, including commodity markets, which may have a negative impact on our financial performance. Unfavorable economic conditions could affect the jurisdictions in which our entities are formed and where we and our managed assets operate businesses, and may cause a reduction in: (i) securities prices; (ii) the liquidity of investments made by our managed assets; (iii) the value or performance of the investments made by our managed assets; and (iv) the ability of us and our managed assets to raise or deploy capital, each of which could adversely impact our financial condition.

In general, a decline in economic conditions, either in the markets or industries in which our strategies invest, or both, will result in downward pressure on our operating margins and asset values as a result of lower demand and increased price competition for the services and products that we provide. In particular, given the importance of the U.S. to our operations, an economic downturn in this market could have a significant adverse effect on our operating margins and asset values.

Many of our private funds have a finite life that may require us to exit an investment made in a fund at an inopportune time. Volatility in the exit markets for these investments, increasing levels of capital required to finance companies to exit and rising enterprise value thresholds to go public or complete a strategic sale can all contribute to the risk that we will not be able to exit a private fund investment successfully. We cannot always control the timing of our private fund investment exits or our realizations upon exit. See “—Actions or conduct that have a negative impact on our investors’ or stakeholders’ perception of us could adversely impact our ability to attract and/or retain investor capital and generate fee revenue”. If global economic conditions deteriorate, our investment performance could suffer, resulting in, for example, the payment of less or no carried interest to us. The payment of less or no carried interest to us could cause our cash flow from operations to decrease, which could materially adversely affect our liquidity position and the amount of cash we have on hand to conduct our operations. A reduction in our cash flow from our fee-bearing capital strategies and products could, in turn, require us to rely on other sources of cash such as the capital markets which may not be available to us on acceptable terms, or debt and other forms of leverage.

In addition, in an economic downturn, there is an increased risk of default by counterparties to our investments and other transactions. In these circumstances, it is more likely that such transactions will fail or perform poorly, which may in turn have a material adverse effect on our business, results of operation and financial condition.

Catastrophic events (or combination of events), such as earthquakes, tornadoes, floods, fires, pandemics/epidemics such as COVID-19, climate change, military conflict/war or terrorism/sabotage, could adversely impact our financial performance.

Our managed assets could be exposed to effects of catastrophic events, such as severe weather conditions, natural disasters, major accidents, pandemics/epidemics such as COVID-19 (including the emergence and progression of new variants), acts of malicious destruction, climate change, war/military conflict or terrorism, which could materially adversely impact our operations.

A local, regional, national or international outbreak of a contagious disease, such as COVID-19 which spread across the globe at a rapid pace impacting global commercial activity and travel or future public health crises, epidemics or pandemics, could materially and adversely affect our results of operations and financial condition due to the disruptions to commerce, reduced economic activity and other unforeseen consequences that are beyond our control.

The ongoing prevalence of COVID-19, the emergence and progression of new variants and actions taken in response to COVID-19 by government authorities across various geographies in which we and our managed assets operate have interrupted business activities and supply chains; disrupted travel; contributed to significant volatility in the financial markets; impacted social conditions; and adversely affected local, regional, national and international economic conditions, as well as the labor market. There can be no assurance that strategies that we employ to address potential disruptions in operations will mitigate the adverse impacts of any of these factors.

The longer-term economic impacts of COVID-19 will depend on future developments, which are highly uncertain, constantly evolving and difficult to predict. These developments may include the risk of new and potentially more severe variant strains of COVID-19, and additional actions that may be taken to contain COVID-19, such as reimposing previously lifted measures or putting in place additional restrictions, and the pace, availability, distribution, acceptance and effectiveness of vaccines. Such developments, depending on their nature, duration, and intensity, could have a material adverse effect on our business, financial position, results of operations or cash flows.

In addition, the potential effects of COVID-19 on our employees, or the employees of our managed assets or other companies with which we and they do business, could disrupt our business operations. The effectiveness of external parties, including governmental and non-governmental organizations, in combating the spread and severity of the pandemic could have a material impact on the adverse effects we experience. These events, which are beyond our control, could cause a material adverse effect on our results of operations in any period and, depending on their severity, could also materially and adversely affect our financial condition.

Natural disasters and ongoing changes to the physical climate in which we and our managed assets operate may have an adverse impact on our business, financial position, results of operations or cash flows. Changes in weather patterns or extreme weather (such as floods, droughts, hurricanes and other storms), may negatively affect our managed assets’ operations or damage assets that we may own or develop. Further, rising sea levels could, in the future, affect the value of any low-lying coastal real assets that we may manage. Climate change may increase the frequency and severity of severe weather conditions and may change existing weather patterns in ways that are difficult to anticipate. Responses to these changes could result in higher costs, such as the imposition of new property taxes, increases in insurance rates or additional capital expenditures.

Our managed assets forming part of our commercial office strategy are concentrated in large metropolitan areas, some of which have been or may be perceived to be threatened by terrorist attacks or acts of war. Furthermore, many of such properties consist of highrise buildings which may also be subject to this actual or perceived threat. The perceived threat of a terrorist attack or outbreak of war could negatively impact our ability to lease office space in our managed real estate portfolio. Renewable power and infrastructure assets that we manage, such as roads, railways, power generation facilities and ports, may also be targeted by terrorist organizations or in acts of war. Any damage or business interruption costs as a result of uninsured or underinsured acts of terrorism or war could result in a material cost to us and could adversely affect our business, financial condition or results of operation. Adequate terrorism insurance may not be available at rates we believe to be reasonable in the future. These risks could be heightened by foreign policy decisions of the U.S. (where we have significant operations) and other influential countries or general geopolitical conditions.

Additionally, our managed assets rely on free movement of goods, services, and capital from around the globe. Any slowdown in international investment, business, or trade as a result of catastrophic events could also have a material adverse effect on our business, financial position, results of operations or cash flows.

Deficiencies in our public company financial reporting and disclosures could adversely impact our reputation.

As we expand the size and scope of our business, there is a greater susceptibility that our financial reporting and other public disclosure documents may contain material misstatements and that the controls we maintain to attempt to ensure the complete accuracy of our public disclosures may fail to operate as intended. The occurrence of such events could adversely impact our reputation and financial condition. In addition, we disclose certain metrics that do not have standardized meaning and are based on our own methodologies and assumptions, and which may not properly convey the information they purport to reflect.

Management is responsible for establishing and maintaining adequate internal controls over financial reporting to give our stakeholders assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in conformity with U.S. GAAP. However, the process for establishing and maintaining adequate internal controls over financial reporting has inherent limitations, including the possibility of human error.

Our internal controls over financial reporting may not prevent or detect misstatements in our financial disclosures on a timely basis, or at all. Some of these processes may be new for certain subsidiaries in our structure and in the case of acquisitions may take time to be fully implemented.

Our disclosure controls and procedures are designed to provide assurance that information required to be disclosed by us in reports filed or submitted under Canadian and U.S. securities laws is recorded, processed, summarized and reported within the time periods specified. Our policies and procedures governing disclosures may not ensure that all material information regarding us is disclosed in a proper and timely fashion, or that we will be successful in preventing the disclosure of material information to a single person or a limited group of people before such information is generally disseminated.

The Manager will use the equity method of accounting for its interest in our asset management business, and our asset management business’ results will not be consolidated into our financial statements, and therefore the recording of our asset management business’ transactions into its accounts are not part of the Manager’s internal control structure. The Manager expects to provide Asset Management Company stand-alone financial statements. However, our asset management business will not be independently required to meet the Sarbanes-Oxley (SOX) Act of 2002 requirements and the Manager will not have the same control and certification processes with respect to the information on our asset management business that it would have if it were a wholly-owned subsidiary of the Manager.

Ineffective management of environmental and sustainability issues, including climate change, and inadequate or ineffective health and safety programs could damage our reputation, adversely impact our financial performance and may lead to regulatory action.

There is increasing stakeholder interest in ESG considerations and how they are managed. ESG considerations include climate change, human capital and labor management, corporate governance, diversity and privacy and data security, among others. Increasingly, investors and lenders are incorporating ESG considerations into their investment or lending process, respectively, alongside traditional financial considerations. Investors or potential investors may not invest in all our products given certain industries in which we operate. If we are unable to successfully integrate ESG considerations into our practices, we may incur a higher cost of capital, lower interest in our debt securities and/or equity securities or otherwise face a negative impact on our business, operating results and cash flows and result in reputational damage.

Certain of our managed assets may be subject to compliance with laws, regulations, regulatory rules and/or guidance relating to ESG, and any failure to comply with these laws, regulations, regulatory rules or guidance could expose us to material adverse consequences, including loss, limitations on our ability to undertake licensable business, legal liabilities, financial and non-financial sanctions and penalties, and/or reputational damage. New ESG requirements imposed by jurisdictions in which we do business, such as the EU Sustainable Finance Disclosure Regulation (2019/2088), could (a) result in additional compliance costs, disclosure obligations or other implications or restrictions; and/or (b) impact our established business practices, cost base and, by extension, our profitability.

ESG-related requirements and market practices differ by region, industry and issue and are evolving dynamically, and the sustainability requirements applicable to us, our managed assets, or our assessment of such requirements or practices may change over time. Under emerging sustainability requirements, we may be required to classify our businesses against, or determine the alignment of underlying investments under, ESG-related legislative and regulatory criteria and taxonomies, some of which can be open to subjective interpretation. Our view on the appropriate classifications may develop over time, including in response to statutory or regulatory guidance or changes in industry approach to classification. A change to the relevant classification may require further actions to be taken, for example it may require further disclosures, or it may require new processes to be set up to capture data, which may lead to additional cost, disclosure obligations or other implications or restrictions.

The transition to a lower-carbon economy has the potential to be disruptive to traditional business models and investment strategies. Efforts to limit global warming may give rise to changes in regulations, reporting and consumer sentiment that could have a negative impact on our existing operations by increasing the costs of operating our business or reducing demand for our products and services. The adverse effects of climate change and related regulation at state, provincial, federal or international levels could have a material adverse effect on our business, financial position, results of operations or cash flows.

The ownership and operation of some of our managed assets carry varying degrees of inherent risk or liability related to worker health and safety and the environment, including the risk of government-imposed orders to remedy unsafe conditions and contaminated lands and potential civil liability. Compliance with health, safety and environmental standards and the requirements set out in the relevant licenses, permits and other approvals obtained by the managed assets is crucial.

Our managed assets have incurred and will continue to incur significant capital and operating expenditures to comply with ESG requirements, including health and safety standards, to obtain and comply with licenses, permits and other approvals, and to assess and manage potential liability exposure. Nevertheless, they may be unsuccessful in obtaining or maintaining an important license, permit or other approval or become subject to government orders, investigations, inquiries or other proceedings (including civil claims) relating to health, safety and environmental matters, any of which could have a material adverse effect on us.

Health, safety and environmental laws and regulations can change rapidly and significantly, and we and/or our managed assets may become subject to more stringent laws and regulations in the future. The occurrence of any adverse health, safety or environmental event, or any changes, additions to, or more rigorous enforcement of, health, safety and environmental standards, licenses, permits or other approvals could have a significant impact on operations and/or result in material expenditures.

Owners and operators of real assets may become liable for the costs of removal and remediation of certain hazardous substances released or deposited on or in their properties, or at other locations regardless of whether the owner and operator caused the release or deposit of such hazardous materials. These costs could be significant and could reduce cash available for our managed assets. The failure to remove or remediate such substances, if any, could adversely affect our ability to sell our assets or to borrow using these assets as collateral, and could potentially result in claims or other proceedings.

Certain of our managed assets are involved in using, handling or transporting substances that are toxic, combustible or otherwise hazardous to the environment and may be in close proximity to environmentally sensitive areas or densely populated communities. If a leak, spill or other environmental incident occurred, it could result in substantial fines or penalties being imposed by regulatory authorities, revocation of licenses or permits required to operate the business, the imposition of more stringent conditions in those licenses or permits or legal claims for compensation (including punitive damages) by affected stakeholders.

Global ESG challenges, such as carbon emissions, privacy and data security, demographic shifts and regulatory pressures are introducing new risk factors for us that we may not have dealt with previously. If we are unable to successfully manage our ESG compliance, this could have a negative impact on our reputation and our ability to raise capital and could be detrimental to our economic value and the value of our managed assets.

Failure to maintain the security of our information and technology systems could have a material adverse effect on us.

We rely on certain information and technology systems, including the systems of others with whom we do business, which may be subject to security breaches or cyber-terrorism intended to obtain unauthorized access to proprietary information or personally identifiable information, destroy data or disable, degrade or sabotage these systems, through the introduction of computer viruses, fraudulent emails, cyber-attacks or other means. Such acts of cyberterrorism could originate from a variety of sources including our own employees or unknown third parties. In the ordinary course of our business, we collect and store sensitive data, including personally identifiable information of our employees and our clients. Data protection and privacy rules have become a focus for regulators globally. For instance, the European General Data Protection Regulation (“GDPR”) amended data protection rules for individuals that are residents of the EU. GDPR imposes stringent rules and penalties for non-compliance, which could have an adverse effect on our business.

Although we take various measures to ensure the integrity of our systems and to safeguard against failures or security breaches, there can be no assurance that these measures will provide adequate protection, and a compromise in these systems could go undetected for a significant period of time. If these information and technology systems are compromised, we could suffer disruptions in our business or at our managed assets and experience, among other things, financial loss; a loss of business opportunities; misappropriation or unauthorized release of confidential or personal information; damage to our systems and those with whom we do business; violations of privacy and other laws, litigation, regulatory penalties or remediation and restoration costs (particularly in light of increased regulatory focus on cyber-security by regulators around the world); as well as increased costs to maintain our systems. This could have a negative impact on our operating results and cash flows and result in reputational damage. See “—Our organizational and ownership structure may create significant conflicts of interest that may be resolved in a manner that is not in the best interests of our company or the best interests of our shareholders”.

The failure of our information technology systems, or those of our third-party service providers, could adversely impact our reputation and financial performance.

We and our managed assets are dependent on information systems and technology, and we rely on third-party service providers to manage certain aspects of our businesses, including for certain information systems and technology, data processing systems, and the secure processing, storage and transmission of information. In particular, our financial, accounting and communications processes are all conducted through data processing systems. Our information technology and communications systems and those of our third-party service providers are vulnerable to damages or disruption from fire, power loss, telecommunications failure, system malfunctions, natural disasters, acts of war or terrorism, employee errors or malfeasance, computer viruses, cyber-attacks or other events which are beyond our control.

Our information systems and technology and those of the Corporation or our third-party vendors may not continue to be able to accommodate our growth and the cost of maintaining such systems may increase from its current level, either of which could have a material adverse effect on us.

Any interruption or deterioration in the performance or failures of the information systems and technology that are necessary for our businesses, including for business continuity purposes, could impair the quality of our operations and could adversely affect our business, financial condition and reputation.

We and our managed assets may become involved in legal disputes in Canada, the U.S. and internationally that could adversely impact our financial performance and reputation.

In the normal course of our and our managed assets’ business, we become involved in various legal actions, including claims relating to personal injury, property damage, property taxes, land rights and contract and other commercial disputes. The investment decisions we make and the activities of our investment professionals on behalf of our managed assets may subject us, and our managed assets to the risk of third-party litigation. Further, we have significant operations in the U.S. which may, as a result of the prevalence of litigation in the U.S., be more susceptible to legal action than certain of our other competitors.

The final outcome with respect to outstanding, pending or future litigation cannot be predicted with certainty, and the resolution of such actions may have an adverse effect on our financial position or results of our operations in a particular quarter or fiscal year. Any litigation may consume substantial amounts of our management’s time and attention, and that time and the devotion of these resources to litigation may, at times, be disproportionate to the amounts at stake in the litigation. Even if ultimately unsuccessful against us, any litigation has the potential to adversely affect our business, including by damaging our reputation.

Losses not covered by insurance may be large, which could adversely impact the assets under management.

We and our managed assets carry various insurance policies in relation to our respective business activities. These policies contain policy specifications, limits and deductibles that may mean that such policies do not provide coverage or sufficient coverage against all potential material losses. We or those also part of the group policy may also self-insure a portion of certain of these risks, and therefore we may not be able to recover from a third-party insurer in the event that we, if we had separate insurance coverage from a third party, could make a claim for recovery. There are certain types of risk (generally of a catastrophic nature such as war or environmental contamination) that are either uninsurable or not economically insurable. Further, there are certain types of risk for which insurance coverage is not equal to the full replacement cost of the insured assets.

Should any uninsured or underinsured loss occur, we could lose our anticipated profits and cash flows from one or more of our assets under management.

We also carry directors’ and officers’ liability insurance (“D&O insurance”) for losses or advancement of defense costs in the event a legal action is brought against our directors, officers or employees for alleged wrongful acts in their capacity as directors, officers or employees. Our D&O insurance contains certain customary exclusions that may make it unavailable for us in the event it is needed; and in any case our D&O insurance may not be adequate to fully protect us against liability for the conduct of our directors, officers or employees. We may also self-insure a portion of our D&O insurance, and therefore we may not be able to recover from a third-party insurer in the event that we, if we had D&O insurance from a third-party insurer, could make a claim for recovery.

For economic efficiency and other reasons, we may enter into insurance policies as a group (which may include the Corporation) that are intended to provide coverage for the entire group. Where group policies are in place, any payments under such policy could have a negative impact on other entities covered under the policy as they may not be able to access adequate insurance in the event it is needed. While management attempts to design coverage limits under group policies to ensure that all entities covered under a policy have access to sufficient insurance coverage, there are no guarantees that these efforts will be effective in obtaining this result.

Inability to collect amounts owing to us could adversely impact financial performance.

Third parties may not fulfill their payment obligations to us, which could include money, securities or other assets, thereby impacting our operations and financial results. These parties include deal and trading counterparties, governmental agencies, customers and financial intermediaries. Third parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure, general economic conditions or other reasons.

We manage assets that loan money to distressed companies, either privately or via an investment in publicly traded debt securities. As a result, we actively take heightened credit risk in other entities from time to time and whether we realize satisfactory investment returns on these loans is uncertain and may be beyond our control. If some of these debt investments fail, our financial performance could be negatively impacted.

Investors in our private funds, including the Corporation and its affiliates, make capital commitments to these vehicles through the execution of subscription agreements. When a private fund makes an investment, these capital commitments are then satisfied by our investors via capital contributions. Investors in our private funds may default on their capital commitment obligations, which could have an adverse impact on our earnings or result in other negative implications to our business and our managed assets such as the requirement to redeploy our own capital to cover such obligations. This impact would be magnified if the investor that does so is in multiple funds.

Information barriers may give rise to certain conflicts and risks and investment teams managing the activities of businesses that operate on opposite sides of an information barrier will not be aware of, and will not have the ability to manage, such conflicts and risks.

Certain of our investment professionals operate largely independently of one another pursuant to an information barrier. The information barrier restricts businesses on opposite sides from coordinating or consulting with one another with respect to investment activities and/or decisions. Accordingly, these businesses manage their investment operations independently of each other. The investment activities and decisions made by a business on one side of an information barrier are not expected to be subject to any internal approvals by any person who would have knowledge and/or decision-making control of the investment activities and decisions made by a business on the other side of the information barrier. This absence of coordination and consultation will give rise to certain conflicts and risks in connection with the activities of the businesses within our asset management strategies, and make it more difficult to mitigate, ameliorate or avoid such situations. These conflicts (and potential conflicts) of interests may include: (i) competing from time to time for the same investment opportunities, (ii) the pursuit by a business on one side of the information barrier of investment opportunities suitable for a business on the other side of the information barrier, without making such opportunities available to such business, and (iii) the formation or establishment of new strategies or products that could compete or otherwise conduct their affairs without regard as to whether or not they adversely impact the strategies or products of businesses operating on the other side of the information barrier. Investment teams managing the activities of businesses that operate on opposite sides of an information barrier are not expected to be aware of, and will not have the need or ability to manage, such conflicts which may impact the investment strategy, performance, and investment returns of certain businesses within our asset management strategies.

The investment professionals that operate on opposite sides of an information barrier are likely to be deemed affiliates for purposes of certain laws and regulations notwithstanding that they may be operationally independent from one another. The information barrier does not eliminate the requirement to aggregate certain investment holdings for certain securities laws and other regulatory purposes. This may result in, among other things, earlier public disclosure of investments; restrictions on transactions (including the ability to make or dispose of certain investments at certain times); potential short-swing profit disgorgement; penalties and/or regulatory remedies; or adverse effects on the prices of investments for our investment professionals’ businesses that operate on the other side of such information barrier.

Although these information barriers are intended to address the potential conflicts of interests and regulatory, legal and contractual requirements applicable to us, we may decide, at any time and without notice to our shareholders, to remove or modify the information barriers. In addition, there may be breaches (including inadvertent breaches) of the information barriers and related internal controls. In the event that the information barrier is removed or modified, it would be expected that we will adopt certain protocols designed to address potential conflicts and other considerations relating to the management of the investment activities of those businesses that previously operated on opposite sides of an information barrier. See “– Our organizational and ownership structure may create significant conflicts of interest that may be resolved in a manner that is not in the best interests of our company or the best interests of our shareholders”.

The breach or failure of our information barriers could result in the sharing of material non-public information between investment professionals that operate on opposite sides of an information barrier, which may restrict the acquisition or disposition activities of one of our strategies and ultimately impact the returns generated for our investors. In addition, any such breach or failure could also result in potential regulatory investigations and claims for securities laws violations in connection with our direct and/or indirect investment activities. Any inadvertent trading on material non-public information, or perception of trading on material non-public information by our personnel, could have a significant adverse effect on our reputation, result in the imposition of regulatory or financial sanctions, and negatively impact our ability to raise third-party capital and provide investment management services to our clients, all of which could result in negative financial impact to our investment activities.

We face risks specific to our real estate strategies.

Our real estate strategies invest in commercial properties and are therefore exposed to certain risks inherent in the commercial real estate business. Commercial real estate investments are subject to varying degrees of risk depending on the nature of the property. These risks include changes in general economic conditions (such as the availability and cost of mortgage capital), local conditions (such as an oversupply of space or a reduction in demand for real estate in the markets in which we operate), the attractiveness of the properties to tenants, competition from other landlords and our ability to provide adequate maintenance at an economical cost.

Certain expenditures, including property taxes, maintenance costs, mortgage payments, insurance costs and related charges, must be made whether or not a property is producing sufficient income to service these expenses. These commercial properties are typically subject to mortgages which require debt service payments. If we become unable or unwilling to meet mortgage payments on any property, losses could be sustained as a result of the mortgagee’s exercise of its rights of foreclosure or of sale.

Continuation of rental income is dependent on favorable leasing markets to ensure expiring leases are renewed and new tenants are found promptly to fill vacancies. It is possible that we may face a disproportionate amount of space expiring in any one year. Additionally, rental rates could decline, tenant bankruptcies could increase and tenant renewals may not be achieved, particularly in the event of an economic slowdown.

Our real estate strategies invest in businesses that operates in industries or geographies impacted by COVID-19. Many of these are facing financial and operational hardships due to COVID-19 and responses to it. Adverse impacts on our managed assets may include:

•	a complete or partial closure of, or other operational issues at, one or more of our properties resulting from government or tenant action;

•

a slowdown in business activity may severely impact our tenants’ businesses, financial condition and liquidity and may cause one or more of our tenants to be unable to fund their business operations, meet their obligations to us in full, or at all, or to otherwise seek modifications of such obligations;

•	an increase in re-leasing timelines, potential delays in lease-up of vacant space and the market rates at which such lease will be executed;

•	reduced economic activity could result in a prolonged recession, which could negatively impact consumer discretionary spending; and

•

expected completion dates for our development and redevelopment projects may be subject to delay as a result of local economic conditions that may continue to be disrupted as a result of the COVID-19 pandemic.

The retail real estate assets in our managed assets are susceptible to any economic factors that have a negative impact on consumer spending. Lower consumer spending would have an unfavorable effect on the sales of our retail tenants, which could result in their inability or unwillingness to make all payments owing to us, and on our ability to keep existing tenants and attract new tenants. Significant expenditures associated with each equity investment in real estate assets, such as mortgage payments, property taxes and maintenance costs, are generally not reduced when there is a reduction in income from the investment, so our income and cash flow would be adversely affected by a decline in income from our retail properties. In addition, low occupancy or sales at our retail properties, as a result of competition or otherwise, could result in termination of or reduced rent payable under certain of our retail leases, which could adversely affect our retail property revenues.

The hospitality and multifamily assets in our managed assets are subject to a range of operating risks common to these industries.

The profitability of our investments in these industries may be adversely affected by a number of factors, many of which are outside our control. For example, our hospitality business faces risks relating to climate change; hurricanes, earthquakes, tsunamis, and other natural and man-made disasters; the potential spread of contagious diseases such as COVID-19; and insect infestations more common to rental accommodations. Such factors could limit or reduce the demand for or the prices our hospitality properties are able to obtain for their accommodations or could increase our costs and therefore reduce the profitability of our hospitality businesses. There are numerous housing alternatives which compete with our multifamily properties, including other multifamily properties as well as condominiums and single-family homes. This competitive environment could have a material adverse effect on our ability to lease apartment homes at our present properties or any newly developed or acquired real estate, as well as on the rents realized.

We face risks specific to our renewable power and transition strategies.

Our renewable power and transition strategies invest in assets that are subject to changes in the weather, hydrology and price, but also include risks related to equipment or dam failure, counterparty performance, water rental costs, land rental costs, changes in regulatory requirements and other material disruptions.

The revenues generated by the power facilities we manage are correlated to the amount of electricity generated, which in turn is dependent upon available water flows, wind, irradiance and other elements beyond our control. Hydrology, wind and irradiance levels vary naturally from year to year and may also change permanently because of climate change or other factors. It is therefore possible that low water, wind and irradiance levels at certain of our power generating operations could occur at any time and potentially continue for indefinite periods.

A portion of the renewable power and transition revenue is tied, either directly or indirectly, to the wholesale market price for electricity, which is impacted by a number of external factors beyond our control.

Additionally, a portion of the power that is generated is sold under long-term power purchase agreements, shorter-term financial instruments and physical electricity contracts which are intended to mitigate the impact of fluctuations in wholesale electricity prices; however, they may not be effective in achieving this outcome. Certain of the power purchase agreements of our managed assets will be subject to re-contracting in the future. If the price of electricity in power markets is declining at the time of such re-contracting, it may impact our ability to re-negotiate or replace these contracts on terms that are acceptable to us. Conversely, what appears to be an attractive price at the time of re-contracting could, if power prices rise over the power purchase agreement’s term, result in us having committed to sell power in the future at below market rate. If we are unable to re-negotiate or replace these contracts, or unable to secure prices at least equal to the current prices we receive, our business, financial condition, results of operation and prospects could be adversely affected.

In our renewable power and transition portfolio, there is a risk of equipment failure due to wear and tear, latent defect, design error or operator error, among other things. The occurrence of such failures could result in a loss of generating capacity and repairing such failures could require the expenditure of significant capital and other resources. Failures could also result in exposure to significant liability for damages due to harm to the environment, to the public generally or to specific third parties. Equipment that our renewable power and transition operations need, including spare parts and components required for project development, may become unavailable or difficult to procure, inhibiting our ability to maintain full availability of existing plants and also our ability to complete development projects on scope, schedule and budget.

In certain cases, some catastrophic events may not excuse us from performing our obligations pursuant to agreements with third parties and we may be liable for damages or suffer further losses as a result.

The ability of the platforms we manage to develop greenfield renewable power projects in our development pipeline may be affected by a number of factors, including the ability to secure approvals, licenses and permits and the ability to secure a long-term power purchase agreement or other sales contracts on reasonable terms. The development of our pipeline of greenfield renewable power projects is also subject to environmental, engineering and construction risks that could result in cost-overruns, delays and reduced performance.

New regulatory initiatives related to ESG could adversely impact our managed assets. While we believe that regulatory initiatives and market trends towards an increased focus on ESG are generally beneficial to our renewable power and transition group, any such regulatory initiatives also have the potential to adversely impact us. For example, regulatory initiatives seeking to reorient investment toward sustainability by regulating green financial products could have the effect of increasing burdensome disclosure requirements around ESG and prescribing approaches to ESG policies that are inconsistent with our current practices. If regulators disagree with the ESG disclosures that we make, or with the categorization of our financial products, we may face regulatory enforcement action, and our business or reputation could be adversely affected.

We face risks specific to our infrastructure strategies.

Our infrastructure managed assets include utilities, transport, midstream and data businesses.

Our infrastructure assets include toll roads, telecommunication towers, electricity transmission systems, terminal operations, electricity and gas distribution companies, rail networks, ports and data centers. The principal risks facing the regulated and unregulated businesses comprising our infrastructure assets relate to government regulation, general economic conditions and other material disruptions, counterparty performance, capital expenditure requirements and land use.

Many of the infrastructure assets we manage are subject to forms of economic regulation, including with respect to revenues. If any of the respective regulators in the jurisdictions in which we operate decide to change the tolls or rates we are allowed to charge, or the amounts of the provisions we are allowed to collect, we may not be able to earn the rate of return on our investments that we had planned, or we may not be able to recover our initial cost.

General economic conditions affect international demand for the commodities handled and services provided by operators in our infrastructure managed assets. A downturn in the economy generally or specific to any of our infrastructure managed assets, may lead to a reduction in volumes, bankruptcies or liquidations of one or more large customers, which could reduce our revenues, increase our bad debt expense, reduce our ability to make capital expenditures or have other adverse effects on us.

Some of our managed assets have customer contracts as well as concession agreements in place with public and private sector clients. Our managed assets with customer contracts could be adversely affected by any material change in the assets, financial condition or results of operations of such customers. Protecting the quality of our revenue streams through the inclusion of take-or-pay or guaranteed minimum volume provisions into our contracts, is not always possible or fully effective.

Some of our managed assets may require substantial capital expenditures to maintain their asset base. Any failure to make necessary expenditures to maintain their operations could impair their ability to serve existing customers or accommodate increased volumes. In addition, we may not be able to recover investments in capital expenditures based upon the rates our operations are able to charge.

We face risks specific to our private equity strategies.

The principal risks for our private equity managed assets are potential loss of invested capital as well as insufficient investment or fee income to cover operating expenses and cost of capital. Our private equity platform is exposed to industrial, business services and infrastructure services businesses, many of which can be cyclical and/or illiquid and therefore may be difficult to monetize at our discretion, limiting our flexibility to react to changing economic or investment conditions. In addition, increasingly we have certain managed assets that provide goods and services directly to consumers across a variety of industries. These businesses are prone to greater liabilities, as well as reputational, litigation and other risks by virtue of being more public-facing and reliant on their ability to develop and preserve consumer relationships and achieve consumer satisfaction.

Unfavorable economic conditions, including those driven by the impact of the ongoing COVID-19 pandemic, could negatively impact the ability of our managed assets to repay debt. Adverse economic conditions facing our managed assets may adversely impact the value of our investments or deplete our financial or management resources. These investments are also subject to the risks inherent in the underlying businesses, some of which are facing difficult business conditions and may continue to do so for the foreseeable future. These risks are compounded by recent growth, as new acquisitions have increased the scale and scope of our operations, including in new geographic areas and industry sectors, and we may have difficulty managing these additional operations.

We may deploy our client’s capital in managed assets that are experiencing significant financial or business difficulties, including companies involved in work-outs, liquidations, spin-outs, reorganizations, bankruptcies and similar transactions. Such an investment entails the risk that the transaction will be unsuccessful, will take considerable time or will result in a distribution of cash or new securities, the value of which may be less than the purchase price of the securities in respect of which such distribution is received. In addition, if an anticipated transaction does not occur, we may be required to sell our investment at a loss. These managed assets may become subject to legal and/or regulatory proceedings and our investment may be adversely affected by external events beyond our control, leading to legal, indemnification or other expenses.

We have several managed assets that operate in the highly competitive service industry. A wide variety of micro and macroeconomic factors affecting our clients and over which we have no control can impact how these companies operate. For example, the majority of the revenue from our healthcare services businesses is derived from private health insurance funds, which may be affected by a deterioration in the economic climate, a change in economic incentives, increases in private health insurance premiums and other factors. In addition, alternative technologies in the health care industry could impact the demand for, or use of, our services and could impair or eliminate the competitive advantage of our businesses in this industry.

Our infrastructure services operations include companies in nuclear technology services, marine transportation and scaffolding services. The nuclear fuel and power industries are heavily regulated and could be significantly impacted by changes in government policies and priorities such as increased regulation and/or more onerous operating requirements that negatively impact our nuclear technology services. A future accident at a nuclear reactor could result in the shutdown of existing plants or impact the continued acceptance by the public and regulatory authorities of nuclear energy and the future prospects for nuclear generators. Accidents, terrorism, natural disasters or other incidents occurring at nuclear facilities or involving shipments of nuclear materials could reduce the demand for nuclear technology services. Marine transportation and oil production is inherently risky, particularly in the extreme conditions in which many of our vessels operate. An incident involving significant loss of product or environmental contamination by any of our vessels could harm our reputation and business. Our scaffolding services business is subject to the risks inherent to construction operations, including risks relating to seasonal fluctuations in the demand for our services, a dependence on labor and performance being materially impacted by a lack of availability of labor force or increases in the cost of labor available, and operational hazards that could result in personal injury or death, work stoppage or serious property and equipment damage.

Risks Related to Taxation

If the aggregate fair market value of the Class A Shares plus the amount of cash in lieu of Class A Shares distributed on the Special Distribution exceeds the amount of the reduction in the capital of Brookfield Reinsurance approved at the Brookfield Reinsurance Meeting, the excess amount should be considered to be a dividend that will be taxable to Resident Holders for Canadian federal income tax purposes.

If the aggregate fair market value of the Class A Shares plus the amount of cash in lieu of fractional Class A Shares distributed on the Special Distribution exceeds the amount of the reduction in the capital of Brookfield Reinsurance approved at the Brookfield Reinsurance Meeting, the excess amount distributed to a Resident Holder should be considered to be a dividend for Canadian federal income tax purposes.

A dividend received (or deemed to be received) on the Brookfield Reinsurance Class A Shares by a Resident Holder (as defined herein) who is an individual will be included in computing the Resident Holder’s income and will not be subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act (as defined herein) to taxable dividends received from “taxable Canadian corporations” (as defined in the Tax Act).

A dividend received on the Brookfield Reinsurance Class A Shares by a Resident Holder that is a corporation will be included in computing the corporate Resident Holder’s income and such Resident Holder will not be entitled to the inter-corporate dividend deduction in computing taxable income which generally applies to dividends received from taxable Canadian corporations.

See “Certain Canadian Federal Income Tax Considerations – Taxation of Holders Resident in Canada – The Special Distribution”.

Changes in Canadian federal income tax law might adversely affect the Manager and/or Holders of Class A Shares.

There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the CRA will not be changed in a manner that adversely affects the Manager and/or Holders of Class A Shares. Any such developments could have a material adverse effect on the Holders of Class A Shares or our business, financial condition and results of operations.

There can be no assurance that the Class A Shares will be qualified investments for Registered Plans.

The Manager will endeavor to ensure that the Class A Shares are qualified investments for Registered Plans for purposes of the Tax Act. However, no assurance can be given in this regard. The Tax Act imposes penalties for the acquisition or holding of non-qualified investments by Registered Plans.

If the Manager is classified as a passive foreign investment company, U.S. persons who own Class A Shares could be subject to adverse U.S. federal income tax consequences.

If the Manager is classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, a U.S. Holder (as defined below) who owns Class A Shares could be subject to adverse tax consequences, including a greater tax liability than might otherwise apply, an interest charge on certain taxes deemed deferred as a result of the Manager’s non-U.S. status, and additional U.S. tax reporting obligations. In general, a non-U.S. corporation will be a PFIC during a taxable year if, taking into account the income and assets of certain of its affiliates, (i) 75% or more of its gross income constitutes passive income or (ii) 50% or more of its assets produce, or are held for the production of, passive income. Passive income generally includes interest, dividends, and other investment income.

Based on its current and expected income, assets, and activities, the Manager does not expect to be classified as a PFIC for the current taxable year or in the foreseeable future. However, the determination of whether the Manager is a PFIC depends upon the composition of its income and assets and the nature of its activities from time to time and must be made annually as of the close of each taxable year. The PFIC determination also depends on the application of complex U.S. federal income tax rules that are subject to differing interpretations. Thus, there can be no assurance that the Manager will not be classified as a PFIC for any taxable year, or that the U.S. Internal Revenue Service (“IRS”) or a court will agree with the Manager’s determination as to its PFIC status. U.S. Holders are urged to consult their tax advisers regarding the application of the PFIC rules, including the related reporting requirements and the advisability of making any available election under the PFIC rules, with respect to their ownership and disposition of Class A Shares. See “Certain United States Federal Income Tax Considerations – Tax Consequences of the Ownership and Disposition of Class A Shares – Passive Foreign Investment Company Considerations”.

Tax laws and regulations may change in the jurisdictions in which we operate, which may affect the effective tax rate on all or a portion of our income.

We operate in countries with differing tax laws and tax rates. Our tax reporting is supported by tax laws in the countries in which we operate and the application of tax treaties between the various countries in which we operate. Our income tax reporting is subject to audit by tax authorities in the countries in which we operate. Our effective tax rate may change from year to year, based on (i) changes in the mix of activities and income earned among the different jurisdictions in which we operate, (ii) changes in tax laws in these jurisdictions, (iii) changes in the tax treaties between the countries in which we operate, (iv) changes in our eligibility for benefits under those tax treaties, and (v) changes in the estimated values of deferred tax assets and liabilities. Tax laws, regulations, and administrative practices in various jurisdictions may be subject to significant change, with or without notice, due to economic, political, and other conditions, and significant judgment is required in evaluating and estimating our provision and accruals for these taxes. Such changes could result in a substantial increase in the effective tax rate on all or a portion of our income.

To preserve the intended Canadian and U.S. federal income tax treatment of the Arrangement, the Manager expects to agree to certain restrictions that may significantly reduce its strategic and operating flexibility.

The Corporation will engage in various restructuring transactions in connection with the Arrangement. To preserve the intended Canadian federal income tax treatment of these transactions, which is that these transactions are generally intended to occur on a tax deferred basis under the Tax Act, the Corporation, the Manager and their subsidiaries (including the Asset Management Company) will be prohibited for a period of two years following the Effective Date, except in specific circumstances, from taking any action, omitting to take any action or entering into any transaction that could cause the Pre-Arrangement Reorganization, the Arrangement or certain other transactions occurring in conjunction therewith to be taxed in a manner that is inconsistent with that provided for in the opinion of Torys LLP addressed to the board of directors of the Corporation and the Board confirming the Canadian federal income tax consequences of certain aspects of the Pre-Arrangement Reorganization and the Arrangement to the parties thereto. To preserve the intended U.S. federal income tax treatment of these transactions, for a period of time following the Arrangement, the Manager has covenanted with the Corporation and others, except in specific circumstances, not to take certain actions that would prevent certain steps pursuant to the Arrangement from qualifying as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The foregoing restrictions may limit for a period of time the Manager’s ability to pursue certain strategic transactions or other transactions that it believes to be in the best interests of its shareholders or that might increase the value of its business.

The U.S. federal income tax consequences of the Special Distribution to U.S. Holders are uncertain.

The U.S. federal income tax consequences of the Special Distribution to a U.S. Holder depend, in part, on whether the Brookfield Reinsurance Class A Shares are, for U.S. federal income tax purposes, treated as stock of Brookfield Reinsurance. Subject to the assumptions, qualifications, and limitations set forth below under “Certain United States Federal Income Tax Considerations”, the Manager understands that Brookfield Reinsurance intends to take the position that a U.S. Holder who receives Class A Shares in the Special Distribution will be considered to have received a taxable distribution on Brookfield Reinsurance Class A Shares in an amount equal to the fair market value of the Class A Shares received by the holder plus the amount of cash received in lieu of fractional Class A Shares. However, no authority directly addresses the U.S. federal income tax treatment of a security with terms and related rights similar to the Brookfield Reinsurance Class A Shares, and therefore the tax treatment of the Special Distribution on Brookfield Reinsurance Class A Shares is uncertain. The Manager understands that Brookfield Reinsurance treats the Brookfield Reinsurance Class A Shares as stock of Brookfield Reinsurance for all U.S. federal income tax purposes, but alternative characterizations are possible.

For example, the IRS or a court might characterize the Brookfield Reinsurance Class A Shares as Corporation Class A Shares. In such case, the Special Distribution might be treated as (i) ordinary income in an amount equal to the fair market value of the Class A Shares received by the U.S. Holder plus the amount of cash received in lieu of fractional Class A Shares; (ii) a distribution under Section 355(a) of the Code, in which case a U.S. Holder generally would not recognize gain or loss as a result of the receipt of Class A Shares in the Special Distribution (except for gain or loss attributable to the receipt of cash in lieu of fractional Class A Shares); or (iii) a taxable dividend to the extent of a U.S. Holder’s pro rata share of the Corporation’s current or accumulated earnings and profits, then as a non-taxable recovery of basis to the extent of the holder’s basis in Brookfield Reinsurance Class A Shares, and then as capital gain. Alternatively, the IRS or a court might characterize the Brookfield Reinsurance Class A Shares and related rights as a derivative financial instrument, with complex and uncertain tax consequences that could be materially different from the consequences described herein. No assurance can be provided that the IRS or a court will agree with the position that the Brookfield Reinsurance Class A Shares constitute stock of Brookfield Reinsurance, and the U.S. federal income tax consequences of an alternative characterization of the Brookfield Reinsurance Class A Shares could be materially adverse to U.S. Holders. U.S. Holders are urged to consult their tax advisers regarding the proper U.S. federal income tax treatment of the Special Distribution in light of their particular circumstances.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains “forward-looking information” within the meaning of applicable securities laws. Forward-looking information may relate to our outlook and anticipated events or results and may include information regarding the financial position, business strategy, growth strategy, budgets, operations, financial results, taxes, dividends, distributions, plans and objectives of our business. Particularly, information regarding future results, performance, achievements, prospects or opportunities of the Manager, our asset management business or the Canadian, U.S. or international markets is forward-looking information. In some cases, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “an opportunity exists”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”.

Discussions containing forward-looking information may be found, among other places, under “Risk Factors”, “Capitalization”, “Our Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. The following factors, among others, which are discussed in greater detail in the “Risk Factors” section of this prospectus, could cause our actual results to vary from our forward-looking statements:

•	the Manager’s lack of independent means of generating revenue;

•	the Manager’s material assets consisting solely of its interest in the Asset Management Company;

•	maintaining our relationship with the Corporation and potential conflicts of interest;

•	the Manager being a newly formed company;

•	the Manager’s liability for our asset management business;

•	the Manager’s excepted status as a “foreign private issuer” and an “emerging growth company” under U.S. federal securities laws;

•	the difficulty for investors to effect service of process and enforce judgments;

•	the impact on growth in fee-bearing capital of poor product development or marketing efforts;

•	our global reputation;

•	volatility in the trading price of the Class A Shares;

•	being subjected to numerous laws, rules and regulatory requirements;

•	the potential ineffectiveness of our policies to prevent violations of applicable law;

•	meeting our financial obligations due to our cash flow from our asset management business;

•	foreign currency risk and exchange rate fluctuations;

•	requirement of temporary investments and backstop commitments to support our asset management business;

•	rising interest rates;

•	revenues impacted by a decline in the size or pace of investments made by our managed assets;

•	our earnings growth can vary, which may affect our dividend and the trading price of the Class A Shares;

•	exposed risk due to increased amount and type of investment products in our managed assets;

•	maintaining our culture;

•	political instability or changes in government;

•	unfavorable economic conditions or changes in the industries in which we operate;

•	catastrophic events and COVID-19;

•	deficiencies in public company financial reporting and disclosures;

•	ineffective management of environment, social and governance considerations;

•	failure of our information technology systems;

•	the threat of litigation;

•	losses not covered by insurance;

•	inability to collect on amounts owing to us;

•	information barriers that may give rise to conflicts and risks;

•	risks related to our real estate, renewable power and transition, infrastructure and private equity strategies;

•	risks relating to Canadian and United States taxation laws; and

•

other factors described in this prospectus, including those set forth under ‘‘Risk Factors’’, “Our Business” and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’.

These statements and other forward-looking information are based on opinions, assumptions and estimates made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable in the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Accordingly, readers should not place undue reliance on forward-looking information. We do not undertake to update any forward-looking information contained herein, except as required by applicable securities laws.

THE SPECIAL DISTRIBUTION

Background to and Purpose of the Special Distribution

The Manager was established by the Corporation as a company through which investors, including the existing shareholders of the Corporation and Brookfield Reinsurance, can directly access its leading, pure play global alternative asset management business, to be owned and operated through our asset management business. Immediately before Brookfield Reinsurance effects the Special Distribution, the Corporation intends to implement the Arrangement. On completion of the Arrangement (i) the shareholders of the Corporation will become shareholders of the Manager, which will acquire a 25% interest in our asset management business, while retaining their shares of the Corporation, and (ii) the Corporation will change its name to “Brookfield Corporation”. The Corporation’s shareholders approved the Arrangement at the Corporation’s shareholder meeting on November 9, 2022. The Arrangement will be subject to the satisfaction of a number of conditions and, as such, there can be no certainty that the Arrangement will proceed or proceed in the manner described. If the Arrangement does not proceed, Brookfield Reinsurance will not proceed with the Special Distribution.

Prior to the Arrangement, the Corporation will undertake the Pre-Arrangement Reorganization as a result of which the Corporation’s asset management business will be transferred to the Asset Management Company. Once the Pre-Arrangement Reorganization has been completed, pursuant to the Arrangement, the Manager will receive its 25% interest in the Asset Management Company and the Corporation’s shareholders will receive shares of the Manager. Brookfield Reinsurance shareholders, as they are not shareholders of the Corporation, are not able to participate directly in the Arrangement, but Brookfield Reinsurance and the Corporation determined that it would be preferable to undertake the Special Distribution rather than adjusting the one-for-one exchange ratio for the Brookfield Reinsurance Class A Shares. In order for the Special Distribution to be effected on the same date as the closing of the Arrangement, it is necessary to effect the Special Distribution by way of a prospectus. This is why the prospectus is being furnished only to Brookfield Reinsurance shareholders and not shareholders of the Corporation.

Brookfield Reinsurance is intending to effect the Special Distribution by way of a return of capital in order for there to be no material tax differences between its shareholders receiving the Special Distribution and the Corporation’s shareholders participating in the Arrangement; therefore, Brookfield Reinsurance shareholders are expected to receive, for Canadian federal income tax purposes, a tax free distribution of the same interest in the Manager being received by shareholders of the Corporation. The Arrangement is not expected to have any adverse effect on the intended purpose of the Brookfield Reinsurance Class A Shares. Following the Special Distribution, the Brookfield Reinsurance Class A Shares will continue to be the economic equivalent of the Corporation Class A Shares and be exchangeable for Corporation Class A Shares on a one-for-one basis.

The Special Distribution will result in holders of Brookfield Reinsurance Class A Shares receiving the same interest in the Manager that they would have received if they held Corporation Class A Shares directly and participated in the Arrangement. The holder of the Brookfield Reinsurance Class B Shares will also receive Class A Shares in the Special Distribution.

The Class A Shares to be distributed pursuant to the Special Distribution will represent less than 1% of the aggregate Class A Shares issued and outstanding following completion of the Arrangement and the Special Distribution. Immediately following the Arrangement and the Special Distribution, Brookfield Reinsurance shareholders will hold approximately 2,725,500 Class A Shares, representing approximately 0.7% of the aggregate number of outstanding Class A Shares, with (i) approximately 95.6% of the remaining Class A Shares being held by the shareholders who held Corporation Class A Shares prior to the Arrangement, (ii) approximately 0.1% of the remaining Class A Shares being held by the holders of two series of preference shares of the Corporation who will participate in the Arrangement and (iii) approximately 3.6% of the remaining Class A Shares being held by the Manager Escrowed Companies.

Transactions Occurring Prior to the Special Distribution

The following is a summary of the steps expected to occur prior to, and in connection with, the Special Distribution.

TIMING	TRANSACTION

Prior to completion of the Special Distribution

•  The Corporation’s shareholders approved the Arrangement at the Corporation’s shareholder meeting on November 9, 2022.

•  The shareholders of Brookfield Reinsurance approved the Capital Reduction Resolution to effect the Special Distribution as a capital reduction resulting in a return of capital at the Brookfield Reinsurance Meeting on November 9, 2022. See “— Brookfield Reinsurance Meeting”.

•  Brookfield Asset Management Inc. will reorganize its asset management business so that it is owned, directly or indirectly, by the Asset Management Company.

•  If the Corporation implements the Arrangement, (i) the shareholders of the Corporation will become shareholders of the Manager, which will acquire a 25% interest in our asset management business, while retaining their shares of the Corporation, and (ii) the Corporation will change its name to “Brookfield Corporation”. See “— Brookfield Arrangement”.

•  The Corporation will subscribe for shares of Brookfield Reinsurance (expected to be junior preferred shares) in exchange for approximately $150 million.

•  Brookfield Reinsurance will subscribe for approximately 2,725,500 Class A Shares for approximately $150 million.

The above share subscriptions will be made pursuant to the accredited investor exemption available under Canadian securities law.

Mechanics of the Special Distribution

Each Brookfield Reinsurance Class A Share was structured with the intention of providing an economic return equivalent to one Corporation Class A Share (subject to adjustment to reflect certain capital events), and each Brookfield Reinsurance Class A Share is exchangeable with the Corporation at the option of the holder for one Corporation Class A Share (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of the Corporation), subject to certain limitations. In the event of a spin off of a business by the Corporation to the holders of Corporation Class A Shares, the exchange factor (which currently is one) for the Brookfield Reinsurance Class A Shares is subject to adjustment in accordance with Brookfield Reinsurance’s bye-laws unless a corresponding event (or a distribution/equivalent compensation) occurs in respect of the Brookfield Reinsurance Class A Shares, which does not depend on the relative trading prices of the Brookfield Reinsurance Class A Shares and the Corporation Class A Shares. As a result of the Special Distribution and in accordance with Brookfield Reinsurance’s bye-laws, there will be no adjustment required to the exchange factor.

The holder of Brookfield Reinsurance Class B Shares is entitled to receive the same distributions as are paid on the Brookfield Reinsurance Class A Shares, and the Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares rank pari passu with respect to the payment of distributions (if, as and when made by the board of Brookfield Reinsurance). As a result, the holders of the Brookfield Reinsurance Class B Shares will also receive Class A Shares in the Special Distribution.

Pursuant to the Special Distribution, holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares as of the Record Date will be entitled to receive one Class A Share for every four Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares held as of the Record Date, while retaining their shares of Brookfield Reinsurance. Holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares will not be entitled to receive any fractional interest in a Class A Share, and those holders who would otherwise be entitled to a fractional Class A Share will instead receive a cash payment. Brookfield Reinsurance will use the volume-weighted average of the trading price of the Class A Shares for the five trading days immediately following the Distribution Date to determine the value of a Class A Share for the purpose of calculating the cash payable in lieu of any fractional interests.

Based on approximately 10.9 million Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares outstanding, Brookfield Reinsurance expects to distribute on the Distribution Date approximately 2,725,500 Class A Shares to holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares as of the Record Date.

Holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares as of the Record Date will not be required to take any action in connection with the Special Distribution. You are not required to pay for the Class A Shares that you will receive upon the Special Distribution or tender or surrender your Brookfield Reinsurance Class A Shares or Brookfield Reinsurance Class B Shares or take any other action in connection with the Special Distribution. No vote of the holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares will be required to approve the Special Distribution. At the Brookfield Reinsurance Meeting, holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares approved the Capital Reduction Resolution approving the payment of the Special Distribution by way of a capital reduction. Therefore, it is expected that the Special Distribution will be effected as a capital reduction resulting in a return of capital, and not by way of a dividend. Except for the Canadian tax considerations described under “Certain Canadian Federal Income Tax Considerations”, there are no meaningful differences to holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares between the Special Distribution being implemented as a return of capital or a dividend. See “Certain Canadian Federal Income Tax Considerations – Taxation of Holders Resident in Canada”.

If a holder owns Brookfield Reinsurance Class A Shares or Brookfield Reinsurance Class B Shares as of the close of business on the Record Date, a book-entry account statement reflecting the holder’s ownership of the Class A Shares received in the Special Distribution will be mailed to the holder, or the holder’s brokerage account will be credited for the Class A Shares, on the Distribution Date. The number of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares that a holder owns will not change as a result of the Special Distribution.

Trading of Class A Shares

There is currently no market for the Class A Shares. The NYSE has conditionally authorized the Manager to list the Class A Shares on the NYSE under the symbol “BAM”, and the TSX has conditionally approved the Manager’s application to list the Class A Shares on the TSX under the symbol “BAM”. In connection with the Arrangement, the Manager expects that trading in the Class A Shares will commence on an “if, as and when issued” basis on the NYSE under the symbol “BAM.WI” and on the TSX under the symbol “NBAM” on a date prior to the Distribution Date, which will be announced by the Corporation in a press release. After the Arrangement, the Class A Shares are expected to commence trading on the NYSE and the TSX under the symbol “BAM” and the Corporation Class A Shares are expected to commence trading on the NYSE and the TSX under the symbol “BN”. The listing of the Class A Shares on the NYSE is subject to the Manager fulfilling all the requirements of the NYSE. The listing of the Class A Shares on the TSX is subject to the Manager fulfilling all the requirements of the TSX, including distribution of these securities to a minimum number of public shareholders. See “Listing of Class A Shares”.

Exchanges of Brookfield Reinsurance Class A Shares

Each holder of Brookfield Reinsurance Class A Shares who wishes to exchange one or more of their Brookfield Reinsurance Class A Shares with the Corporation for Corporation Class A Shares or its cash equivalent is required to complete and deliver a notice of exchange in the form available from Brookfield Reinsurance’s transfer agent. Upon receipt of a notice of exchange, the Corporation is required, within ten business days after the date that the notice of exchange is received by the transfer agent, to deliver to the tendering holder of Brookfield Reinsurance Class A Shares, in accordance with instructions set forth in the notice of exchange, one Corporation Class A Share per Brookfield Reinsurance Class A Share held (subject to adjustments in the event of certain capital events) or its cash equivalent based on the NYSE closing price of one Corporation Class A Share on the date that the request for exchange is received by Brookfield Reinsurance’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid distributions, if any (the form of payment to be determined at the sole election of the Corporation).

Accordingly, if a holder of Brookfield Reinsurance Class A Shares wishes to exchange one or more of their Brookfield Reinsurance Class A Shares for Corporation Class A Shares (or its cash equivalent) in advance of the Arrangement, he or she is required to complete and deliver a notice of exchange at least ten business days in advance of completion of the Arrangement. It is currently expected that the Record Date for the Special Distribution will be less than ten business days before the completion of the Special Distribution. Accordingly, any notice of exchange received on or after the Record Date will not be processed, and no Corporation Class A Shares (or the cash equivalent) will be delivered, until following completion of Arrangement and the Special Distribution. Any Corporation Class A Shares received on exchange of Brookfield Reinsurance Class A Shares following completion of the Special Distribution will not be entitled to participate in the Arrangement, but those Brookfield Reinsurance Class A Shares will participate in the Special Distribution.

Brookfield Arrangement

Immediately before Brookfield Reinsurance effects the Special Distribution, the Corporation intends to implement the Arrangement. On completion of the Arrangement (i) the shareholders of the Corporation will become shareholders of the Manager, which will acquire a 25% interest in our asset management business, while retaining their shares of the Corporation, and (ii) the Corporation will change its name to “Brookfield Corporation”. In connection with the grants of Manager Escrowed Shares to certain holders of long-term share ownership awards of the Corporation pursuant to the Arrangement, the Manager Escrowed Companies will purchase Class A Shares from specified shareholders. See “Corporate Structure”. The Corporation’s shareholders approved the Arrangement at the Corporation’s shareholder meeting on November 9, 2022. The Arrangement will be subject to the satisfaction of a number of conditions and, as such, there can be no certainty that the Arrangement will proceed or proceed in the manner described.

The Arrangement involves the division of Brookfield Asset Management Inc. into two publicly traded companies – the Corporation, focused on deploying capital across its operating businesses and compounding that capital over the long term, and the Manager, a pure-play asset manager in a leading global alternative asset management business. The Arrangement is designed to enhance long-term value for the Corporation’s shareholders by creating separate identities for these two distinct businesses, but preservation of their ability to benefit each other, and thus all shareholders of the Manager and the Corporation. Separated from the “asset-heavy” activities, the Corporation expects that our performance as an investment manager will become even more visible, and therefore be more appealing to investors desirous of a pure-play investment in the alternatives industry. On the other hand, shareholders who wish to retain exposure to the Corporation’s operating businesses and assets may favor the Corporation.

Prior to completion of the Arrangement, certain steps of the Pre-Arrangement Reorganization will be undertaken by the Corporation to facilitate the Arrangement in a tax-efficient manner. On July 4, 2022, the Manager and the Asset Management Company were formed under the BCBCA in order to facilitate the

Arrangement. The effect of these transactions will be, among other things, to transfer to the Asset Management Company the assets and liabilities associated with our asset management business, which is to be 25% held by the Manager after giving effect to the Arrangement. There are a number of securities transfers of non-reporting issuers that will take place as part of the Pre-Arrangement Reorganization. As a result, there are a number of steps that will be undertaken in reliance on an exemption under applicable securities law.

None of the steps in the Pre-Arrangement Reorganization, the Arrangement or the Special Distribution constitutes a “related party transaction” under MI 61-101 (except for steps that are exempt from the application of the heightened requirements of MI 61-101). The steps in the Pre-Arrangement Reorganization are all “downstream transactions” within the meaning of MI 61-101 for the Corporation (and do not involve any other reporting issuers other than wholly-owned subsidiaries of the Corporation). The Arrangement may be considered a “business combination” under MI 61-101 as a result of the treatment of escrowed shares of the Corporation, for some participants, in connection with the Arrangement. As a result, minority approval of the Arrangement was sought and obtained at the Corporation’s shareholder meeting on November 9, 2022. The Special Distribution is a pro rata distribution by Brookfield Reinsurance and the subscriptions by the Corporation and Brookfield Reinsurance are not related party transactions as the Corporation is not a related party of Brookfield Reinsurance and Brookfield Reinsurance will not be a related party of the Manager at the time the subscription is agreed to.

The Class A Shares to be issued to the Corporation’s shareholders in the Arrangement will be issued in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof.

Brookfield Reinsurance Meeting

At a special meeting of shareholders of Brookfield Reinsurance held on November 9, 2022 (the “Brookfield Reinsurance Meeting”), holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares approved a resolution (the “Capital Reduction Resolution”) approving a return of capital distribution on each of the Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares, and corresponding reductions to the share capital of Brookfield Reinsurance in the amount of up to $8.00 per Brookfield Reinsurance Class A Share and Brookfield Reinsurance Class B Share, with the precise value of the capital reduction to be determined by the board of Brookfield Reinsurance based on 0.25 of a Class A Share for every issued Brookfield Reinsurance Class A Share and Brookfield Reinsurance Class B Share as of the Record Date. Therefore, it is expected that the Special Distribution will be effected as a capital reduction resulting in a return of capital, and not by way of a dividend. Except for the Canadian tax considerations described under “Certain Canadian Federal Income Tax Considerations”, there are no meaningful differences to holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares between the Special Distribution being implemented as a return of capital or a dividend.

At the Brookfield Reinsurance Meeting, the shareholders of Brookfield Reinsurance also approved a resolution to change the name of Brookfield Reinsurance to “Brookfield Reinsurance Ltd.”, in order to facilitate alignment between the names of Brookfield Reinsurance and the Corporation following completion of the Arrangement.

The Brookfield Reinsurance Class A Shares will continue to be traded on the NYSE and the TSX. Brookfield Reinsurance intends to apply to the NYSE and the TSX to change its symbol to “BNRE”.

For more information on the tax consequences of the Special Distribution please see “Certain Canadian Federal Income Tax Consequences” and “Certain United States Federal Income Tax Consequences”.

USE OF PROCEEDS

Neither the Manager nor the Corporation will receive any proceeds from the transactions described in this prospectus.

DIVIDEND POLICY

The Manager intends to pay dividends to shareholders on a quarterly basis equal to approximately 90% of its Distributable Earnings in the preceding quarter. Our asset management business intends to pay dividends to the Manager and the Corporation on a quarterly basis sufficient to ensure that the Manager can pay its intended dividend. Dividends will be variable and will change in line with the growth of Distributable Earnings. For a discussion of the Manager’s calculation of Distributable Earnings, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Key Financial and Operating Measures”. The Manager intends to retain 10% or less of its Distributable Earnings each quarter to support organic or inorganic growth initiatives or to opportunistically repurchase Class A Shares.

Any determination to pay dividends in the future will be at the discretion of the Board (and the board of our asset management business) and will depend on many factors, including, among others, the Manager’s (and our asset management business’) financial condition, current and anticipated cash requirements, contractual restrictions and financing agreement covenants, solvency tests imposed by applicable corporate law and other factors.

The Manager intends to adopt a Dividend Reinvestment Plan following completion of the Arrangement and Special Distribution, which will enable registered holders of Class A Shares who are resident in the U.S. or Canada to receive their dividends in the form of newly issued Class A Shares. Registered shareholders of Class A Shares who are resident in the U.S. may elect to receive their dividends in the form of newly issued Class A Shares at a price equal to the volume-weighted average price (in U.S. dollars) at which board lots of Class A Shares have traded on the NYSE based on the average closing price during each of the five trading days immediately preceding the relevant “Investment Date” (being each dividend payment date upon which cash dividends paid on all Class A Shares registered in the name of a shareholder, net of any applicable withholding taxes, are reinvested) on which at least one board lot of Class A Shares has traded, as reported by the NYSE (the “NYSE VWAP”). Registered shareholders of Class A Shares who are resident in Canada may also elect to receive their dividends in the form of newly issued Class A Shares at a price equal to the NYSE VWAP multiplied by an exchange factor which is calculated as the average daily exchange rate as reported by the Bank of Canada during each of the five trading days immediately preceding the relevant Investment Date. When adopted, the Dividend Reinvestment Plan would allow registered holders of Class A Shares who are resident in the U.S. or Canada to increase their investment in the Manager free of commissions.

LISTING OF CLASS A SHARES

There is currently no market for the Class A Shares. The NYSE has conditionally authorized the Manager to list the Class A Shares on the NYSE under the symbol “BAM”, and the TSX has conditionally approved the Manager’s application to list the Class A Shares on the TSX under the symbol “BAM”. In connection with the Arrangement, we expect that trading in the Class A Shares will commence on an “if, as and when issued” basis on the NYSE under the symbol “BAM.WI” and on the TSX under the symbol “NBAM” on a date prior to the Distribution Date, which will be announced by the Corporation in a press release. After the Arrangement, the Class A Shares are expected to commence trading on the NYSE and the TSX under the symbol “BAM” and the Corporation Class A Shares are expected to commence trading on the NYSE and the TSX under the symbol “BN”. The listing of the Class A Shares on the NYSE is subject to the Manager fulfilling all the requirements of the NYSE. The listing of the Class A Shares on the TSX is subject to the Manager fulfilling all the requirements of the TSX, including distribution of these securities to a minimum number of public shareholders.

CAPITALIZATION

The following table sets forth the capitalization of the Manager, effective September 30, 2022, as adjusted to give effect to the Arrangement and the Special Distribution. The capitalization presented below has been prepared on a basis consistent in all material respects with the accounting policies of our asset management business in conformity with U.S. GAAP and should be read together with the information under “Pro Forma Financial Information” and “Selected Historical Financial Information” contained elsewhere in this prospectus, the audited consolidated financial statements of the Manager as at September 30, 2022 and the combined consolidated carve-out financial statements of Brookfield Asset Management ULC, including the related notes thereto, contained elsewhere in this prospectus.

	As at September 30, 2022 (in millions of USD)
	Actual(1)	Pro forma(2)
Cash and cash equivalents	—	$—

Equity
Class A Preference Shares	$—	$—
Class A Shares	—	2,278
Class B Shares	—	—
Non-controlling interest	—	20

Total Equity	$—	$2,298

(1)	The Manager was incorporated on July 4, 2022 and actual results reflect the seed balance sheet as at September 30, 2022.

(2)

See “Pro Forma Financial Information”. The $150 million of cash received by the Manager in connection with the subscription for approximately 2,725,500 Class A Shares by Brookfield Reinsurance will be used to purchase, from shareholders of the Corporation, Class A Shares received by them pursuant to the Arrangement. These Class A Shares will be held for purposes of the Manager Escrowed Stock Plan. As a result, cash and cash equivalents are $nil.

OPTIONS TO PURCHASE SECURITIES

In connection with the Arrangement, the Manager expects to adopt a stock option plan similar to the management share option plan of the Corporation (the “Corporation MSOP”), which governs the granting to executives, employees and other service providers of options (“Options”) to purchase Corporation Class A Shares at a fixed price. See “Executive Compensation – Cash Bonus and Long-Term Incentive Plans”.

In connection with the Arrangement, it is expected that each holder of a Corporation Option will dispose of his or her rights to such Corporation Option to the Corporation and the Manager in consideration for the grant by the Corporation to such holder of a replacement Corporation Option (“Corporation Replacement Option”) and the grant by the Manager to such holder of one quarter of a replacement Manager option (“Manager Replacement Option”) and such old Corporation Option will be cancelled and terminated. Holders of Corporation Options will not be entitled to receive any fractional interest in a Manager Replacement Option, and those holders who would otherwise be entitled to a fractional Manager Replacement Option will instead receive the number of Manager Replacement Options to which they are entitled rounded down to the nearest whole Manager Replacement Option. Each Manager Replacement Option will, once vested, be exercisable to acquire a Class A Share. Except with respect to the exercise price, each Manager Replacement Option is expected to otherwise have similar terms and conditions, adjusted as appropriate, as the Corporation Option held by the holder thereof immediately prior to the Arrangement becoming effective. To preserve the economic benefits of each Corporation Option immediately before the Arrangement becomes effective, the exercise price of each Corporation Option exchanged will be apportioned between the Corporation Replacement Option and the Manager Replacement Option using a formula to be determined in connection with the Arrangement based upon the relative trading prices of the Corporation Class A Shares and Class A Shares.

Based on the number of Corporation Options outstanding as at October 31, 2022, the following table sets forth information with respect to the Manager Replacement Options expected to be issued in connection with the Arrangement.

Group	Number of Manager Replacement Options(d)	Expiry dates
Executive officers(a)	2,536,346	February 2024 - February 2032
Directors(b)	178,124	February 2023 - February 2032
Employees(c)	8,511,332	February 2023 - February 2032

(a)	Includes proposed executive officers of the Manager as a group who are expected to receive Manager Replacement Options in connection with the Arrangement, expected to be five individuals.
(b)

Includes proposed directors who are not also executive officers of the Manager as a group who are expected to receive Manager Replacement Options in connection with the Arrangement, expected to be two individuals.

(c)

Includes all other employees of the Manager and employees and former employees of the Corporation and the Asset Management Company and its subsidiaries as a group who are expected to receive Manager Replacement Options in connection with the Arrangement.

(d)	The exercise price of the Manager Replacement Options will be determined using a formula, as described above.

PRIOR SALES

Since its formation, no shares of the Manager have been issued.

CORPORATE STRUCTURE

The Manager was incorporated under the BCBCA on July 4, 2022. The head office of the Manager is located at Suite 100, Brookfield Place, 181 Bay Street, Toronto, Ontario M5J 2T3 and the registered office of the Manager is located at 1055 West Georgia Street, Suite1500, P.O. Box 11117, Vancouver, British Columbia V6E 4N7.

The Manager was incorporated by Brookfield Asset Management Inc. for the purpose of effecting the Arrangement. On completion of the Arrangement (i) the shareholders of the Corporation will become shareholders of the Manager, which will acquire a 25% interest in our asset management business, while retaining their shares of the Corporation, and (ii) the Corporation will change its name to “Brookfield Corporation”. The Arrangement will be subject to the satisfaction of a number of conditions and, as such, there can be no certainty that the Arrangement will proceed or proceed in the manner described. If the Arrangement does not proceed, Brookfield Reinsurance will not proceed with the Special Distribution and the Manager will be wound up. The Corporation’s shareholders approved the Arrangement at the Corporation’s shareholder meeting on November 9, 2022. Immediately following completion of the Arrangement and the Special Distribution, (i) shareholders of the Corporation and Brookfield Reinsurance will hold all of the issued and outstanding Class A Shares, and (ii) the Class B Shares will be held in the BAM Partnership. See “The Special Distribution – Brookfield Arrangement” and “Security Ownership”.

Prior to completion of the Arrangement, the Manager has not issued any shares and the Asset Management Company is a wholly-owned subsidiary of the Corporation.

The following provides an illustration of the simplified corporate structure of the Corporation and the other key entities involved in the Arrangement and Special Distribution before the transactions described in this prospectus.

1 – The Manager has been formed by the Corporation without issuing any shares. The Manager holds one common share of Subco and no other assets or operations. Subco will be wound up following completion of the Arrangement.

2 – The Corporation Class B Shares are held by the BAM Partnership. The beneficial interests in the BAM Partnership, and the voting interests in its trustee, are held as follows: one-third by Jack L. Cockwell, one-third by Bruce Flatt, and one-third jointly by Brian W. Kingston, Brian D. Lawson, Cyrus Madon, Samuel J.B. Pollock and Sachin G. Shah in equal parts.

3 – Each Brookfield Reinsurance Class A Share was structured with the intention of providing an economic return equivalent to one Corporation Class A Share, and is exchangeable with the Corporation at the option of the holder for one Corporation Class A Share (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of the Corporation). The Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares each elect one-half of the board of Brookfield Reinsurance. The Brookfield Reinsurance Class B Shares are owned by a trust and the beneficial interests in the trust, and the voting interests in its trustee, are held as follows: Bruce Flatt (40%), Brian W. Kingston (40%) and Sachin G. Shah, Anuj Ranjan and Connor Teskey (20% in equal parts).

4 – The Corporation Class A Shares and Corporation Class B Shares each elect one-half of the Corporation’s board. See also note 2 for information on the holder of the Corporation Class B Shares.

5 – The Corporation holds one common share of the Asset Management Company.

6 – The Corporation, as the holder of the Class C Shares of Brookfield Reinsurance, is not entitled to participate in the Special Distribution.

7 – BBU, BEP, BIP and BPY are limited partnerships formed under the laws of Bermuda. Economic interest is shown. The Corporation also indirectly owns 100% of the shares of the general partners of BBU, BEP, BIP and BPY, each of which is a company formed under the laws of Bermuda.

8 – Our asset management business is currently owned by subsidiaries of the Corporation. Prior to the Arrangement, the Corporation will reorganize its asset management business so that it is owned, directly or indirectly, by the Asset Management Company.

The following provides an illustration of the simplified corporate structure of the Manager immediately following completion of the Arrangement and the Special Distribution.

1 – If the Corporation implements the Arrangement, in order to effect the Special Distribution to shareholders of Brookfield Reinsurance (a) the Corporation will subscribe for shares of Brookfield Reinsurance (expected to be junior preferred shares) in exchange for approximately $150 million of cash and (b) thereafter Brookfield Reinsurance will use that cash to subscribe for approximately 2,725,500 Class A Shares (being the number of Class A Shares necessary to effect the Special Distribution). The foregoing subscriptions by the Corporation and Brookfield Reinsurance are for purposes of effecting the Special Distribution and are not a part of the Arrangement wherein the Corporation will contribute a 25% interest of Brookfield Asset Management ULC to the Manager, and in exchange, the Manager will effectively issue 383 million Class A Shares and 21,280 Class B Shares to the Corporation’s existing shareholders on a pro-rata basis. Such subscriptions and the Special Distribution are shown as dotted lines in the above corporate structure chart. As a result of the Special Distribution, holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares as of the Record Date, will be entitled to receive one Class A Share for every four Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares held as of the Record Date, while retaining their shares of Brookfield Reinsurance. Immediately following completion of the Arrangement and the Special Distribution, (i) the holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares will own, in aggregate, in connection with their shares of Brookfield Reinsurance 0.7% of the issued and outstanding Class A Shares, (ii) the shareholders of the Corporation will own, in aggregate, 95.7% of the Class A Shares (with the holders of two series of preference shares of the Corporation owning approximately 0.1%), and (iii) the Manager Escrowed Companies will own, in aggregate, 3.6% of the Class A Shares, which will be purchased from specified shareholders in connection with grants of Manager Escrowed Shares to certain holders of long-term share ownership awards of the Corporation pursuant to the Arrangement. Of the shares owned by the

Corporation’s shareholders, approximately 18.8% will be owned by the Partners and any affiliates, related entities and reporting insiders. Prior to completion of the Arrangement, the Manager did not issue any shares and was not owned by the Corporation, and after giving effect thereto the Corporation will not own any securities of the Manager and the Manager will not own any securities of the Corporation. See “Security Ownership” for more information on the beneficial ownership of the Manager’s shares immediately following the Special Distribution. The Class A Shares and Class B Shares will each elect one-half of the Board. See “Description of Share Capital of the Manager – Class A Shares and Class B Shares – Election of Directors”.

2 – The Corporation Class A Shares and Corporation Class B Shares each elect one-half of the Corporation’s board. The Corporation Class B Shares are held by the BAM Partnership, which will also own the Class B Shares, and no other shares of Manager. The beneficial interests in the BAM Partnership, and the voting interests in its trustee, are held as follows: one-third by Jack L. Cockwell, one-third by Bruce Flatt, and one-third jointly by Brian W. Kingston, Brian D. Lawson, Cyrus Madon, Samuel J.B. Pollock and Sachin G. Shah in equal parts. These individuals, the majority of whom are also or will be directors and officers of Manager, will also beneficially own, in the aggregate (but not as a group) approximately 11.7% of the Class A Shares. The trustee will vote the Class B Shares with no single individual or entity controlling the BAM Partnership. See “Security Ownership” for more information on the BAM Partnership.

3 – Each Brookfield Reinsurance Class A Share was structured with the intention of providing an economic return equivalent to one Corporation Class A Share, and is exchangeable with the Corporation at the option of the holder for one Corporation Class A Share (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of the Corporation). The Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares each elect one-half of the board of Brookfield Reinsurance. The Brookfield Reinsurance Class B Shares are owned by a trust and the beneficial interests in the trust, and the voting interests in its trustee, are held as follows: Bruce Flatt (40%), Brian W. Kingston (40%) and Sachin G. Shah, Anuj Ranjan and Connor Teskey (20% in equal parts). The Corporation indirectly owns 100% of the non-voting Class C Shares of Brookfield Reinsurance and will continue to do so after completion of the Arrangement.

4 – Following completion of the Arrangement, the Corporation and the Manager will each have the right to nominate one-half of the board of directors of the Asset Management Company. See “Relationship Arrangements – Ownership and Governance of Our Asset Management Business” for more information. Prior to completion of the Arrangement and the Special Distribution, the Asset Management Company was a wholly-owned subsidiary of the Corporation. After completion of the Arrangement and the Special Distribution, the Asset Management Company will be owned 75% by the Corporation and 25% by the Manager through their ownership of common shares of the Asset Management Company.

5 – BBU, BEP, BIP and BPY are limited partnerships formed under the laws of Bermuda. Economic interest is shown. Prior to completion of the Arrangement and the Special Distribution, the Corporation also indirectly owned 100% of the shares of the general partners of BBU, BEP, BIP and BPY, each of which is a company formed under the laws of Bermuda. After completion of the Arrangement and the Special Distribution, the Corporation will continue to own 100% of the shares of the general partners of such companies.

The following is a list of the Asset Management Company’s principal subsidiaries following completion of the Arrangement and the Pre-Arrangement Reorganization, all of which were subsidiaries of the Corporation prior to the Arrangement or were formed by the Corporation in contemplation of the Arrangement. All subsidiaries will be wholly-owned, directly or through another subsidiary, unless otherwise noted.

Subsidiary of the Asset Management Company	Jurisdiction
Atlas Holdings II LLC	Delaware
Brookfield Asset Management Private Institutional Capital Adviser US, LLC	Delaware
BREP Holding LP	Bermuda
Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P.	Manitoba
Brookfield Asset Management Private Institutional Capital Adviser (Private Equity), L.P.	Manitoba
Brookfield Canada Renewable Manager LP	Ontario
Brookfield Capital Partners LLC	Delaware
Brookfield Global Infrastructure Advisor Limited	England and Wales
Brookfield Global Property Advisor Limited	England and Wales
Brookfield Global Renewable Energy Advisor Limited	England and Wales
Brookfield Infrastructure Group LLC	Delaware
Brookfield Infrastructure Group L.P.	Ontario
Brookfield Property Group LLC	Delaware
Brookfield Public Securities Group Holdings LLC	Delaware
Brookfield Renewable Energy Group LLC	Delaware
Brookfield Strategic Real Estate Partners II GP of GP LLC	Delaware
Brookfield Strategic Real Estate Partners III GP of GP LLC	Delaware
Brookfield US Holdings Inc.[1]	Ontario
Brookfield US Inc	Delaware
Oaktree AIF Investments LP2	Delaware
Oaktree Capital II, LP2	Delaware
Oaktree Capital Management (Cayman) LP2	Cayman
Oaktree Capital Management LP2	Delaware

1 – The Corporation will own a minority investment in this company through Tracking Shares. See “Relationship Arrangements – Sharing of Carried Interests and Other Distributions” for more information on the Tracking Shares.

2 – The Asset Management Company will own an approximately 64% investment in this entity.

PRO FORMA FINANCIAL INFORMATION

The Manager is a newly formed company incorporated under the laws of British Columbia created for the purpose of holding a 25% interest in Brookfield Asset Management ULC and to facilitate the Arrangement and the Special Distribution. Upon completion of the Arrangement and the Special Distribution, it is expected that the Manager will equity account for its interest in Brookfield Asset Management ULC. These unaudited consolidated pro forma financial statements of the Manager (the “Unaudited Pro Forma Financial Statements”) have been prepared in connection with the Arrangement and the Special Distribution.

The Arrangement and Special Distribution is presented in these Unaudited Pro Forma Financial Statements across the following three critical transaction steps:

•

As part of the Arrangement, it is expected that the Corporation will contribute certain indirect wholly owned asset management subsidiaries to Brookfield Asset Management ULC. The contribution of these entities into Brookfield Asset Management ULC will be accounted for as a common control transaction and measured at historical cost.

•

Further, as part of the Arrangement, the Corporation will undertake a spin-off transaction for Canadian federal income tax purposes and also for U.S. federal income tax purposes such that it will contribute a 25% interest of Brookfield Asset Management ULC to the Manager, and in exchange, the Manager will effectively issue Class A Shares of the Manager to the Corporation’s existing shareholders on a pro-rata basis. The Manager will recognize its 25% interest in Brookfield Asset Management ULC at historical cost.

•

Lastly, Brookfield Reinsurance will subscribe for approximately 2,725,500 Class A Shares of the Manager for $150 million in cash, which will be accounted for by the Manager as a share subscription in the Unaudited Pro Forma Financial Statements, and thereafter Brookfield Reinsurance will make a special dividend or distribution pursuant to the Special Distribution to holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares. The Special Distribution by Brookfield Reinsurance is expected to have no impact on the Unaudited Pro Forma Financial Statements of the Manager.

In addition, the Manager and/or Brookfield Asset Management ULC expect to enter into several agreements and arrangements, among which include:

•

the Asset Management Services Agreement to which the Manager will provide the services of its employees and its Chief Executive Officer to Brookfield Asset Management ULC on a cost recovery basis. The services to be provided to Brookfield Asset Management ULC by these individuals are expected to include investment, corporate and other services;

•

the Transitional Services Agreement pursuant to which (i) Brookfield Asset Management ULC will agree to provide the Corporation and the Manager, on a transitional basis, certain services to support day-to-day corporate activities (including services relating to finance, treasury, accounting, legal and regulatory, marketing, communications, human resource, internal audit, information technology), and (ii) the Corporation will provide, on a transitional basis, certain services to Brookfield Asset Management ULC to facilitate the orderly transfer of our asset management business;

•	certain deposit arrangements with the Corporation in which cash held by Brookfield Asset Management ULC may be placed on deposit with the Corporation at market terms;

•

the issuance of preferred tracking shares by a subsidiary of Brookfield Asset Management ULC to the Corporation, entitling the Corporation to receive all carried interest distributions received by our asset management business in respect of existing funds that have already been largely deployed (such as BSREP I, BSREP II, BSREP III and Oaktree Cap II L.P.), net of associated costs, as well as any distributions received in respect of the Corporation’s limited partner interest in BSREP III U.S. investments (i.e., its invested capital), which will also be contributed into our asset management business as part of the Pre-Arrangement Reorganization;

•	an agreement with a wholly owned subsidiary of the Corporation, giving the Corporation all of the relevant rights over the general partner of BSREP III; and

•

the settlement of historical due to affiliates and due from affiliates balances in the form of cash or other financial assets and transfer of certain investments historically held in Brookfield Asset Management ULC into subsidiaries of the Corporation.

These Unaudited Pro Forma Financial Statements reflect the following:

•	the contribution by the Corporation of certain indirect wholly owned asset management subsidiaries to Brookfield Asset Management ULC;

•

as part of the Arrangement, the Corporation undertaking a spin-off transaction for Canadian federal income tax purposes and also for US federal income tax purposes such that it will contribute a 25% interest of Brookfield Asset Management ULC to the Manager, and in exchange, the Manager will effectively issue 383 million Class A Shares of the Manager to the Corporation’s existing shareholders on a pro-rata basis;

•

the subscription of 2,725,500 Class A Shares of the Manager to Brookfield Reinsurance for $150 million in cash to enable the Special Distribution of Class A Shares of the Manager to shareholders of Brookfield Reinsurance. The Special Distribution by Brookfield Reinsurance to its shareholders has no impact on these Unaudited Pro Forma Financial Statements;

•	the issuance of 21,280 Class B Shares of the Manager to the BAM Partnership;

•	the incorporation of certain subsidiaries of the Manager, established for the purpose of facilitating a new long term escrow share incentive plan;

•	the issuance of 14 million escrow share plan instruments to certain employees under the new plan; and

•

additional autonomous adjustments arising from the Asset Management Services Agreement and the Transitional Services Agreement entered into by the Manager and/or Brookfield Asset Management ULC as described above.

The adjustments in the Unaudited Pro Forma Financial Statements that are related to the Arrangement and the Special Distribution are referred to as the “Transaction Accounting Adjustments” within the Unaudited Pro Forma Financial Statements. The adjustments and disclosures in the Unaudited Pro Forma Financial Statements that the Manager and Brookfield Asset Management ULC have made to the financial results reflect the Asset Management Services Agreement and the Transitional Services Agreement discussed above and are referred to as the “Autonomous Entity Adjustments”.

It is currently anticipated that immediately following the Arrangement and the Special Distribution, (i) shareholders of the Corporation, Brookfield Reinsurance and certain Escrow Share Plan Companies will hold all of the issued and outstanding Class A Shares of the Manager, and (ii) the BAM Partnership will hold all of the issued and outstanding Class B Shares of the Manager.

The information in the Unaudited Pro Forma Balance Sheet gives effect to the transactions as if they had been consummated on September 30, 2022. The Unaudited Pro Forma Balance Sheet combines the results of the Manager as at September 30, 2022 and the results of Brookfield Asset Management ULC as at June 30, 2022 as these period-end dates are within 93 days of each other. The information in the Unaudited Pro Forma Statements of Income gives effect to the Arrangement and the Special Distribution as if it had been consummated on January 1, 2021. The Unaudited Pro Forma Statement of Income for the period ended September 30, 2022 combines the results of the Manager for the 88-day period ended September 30, 2022 and the results of Brookfield Asset Management ULC for the six months ended June 30, 2022 with any relevant pro forma adjustments made over a six-month period. All financial data in the Unaudited Pro Forma Financial Statements is presented in U.S. dollars and has been prepared using accounting policies that are consistent with U.S. GAAP.

The Unaudited Pro Forma Financial Statements have been derived by the application of pro forma adjustments to the audited consolidated financial statements of the Manager as at September 30, 2022 and for the period from July 4, 2022 to September 30, 2022 and the historical audited combined consolidated carve-out financial statements of Brookfield Asset Management ULC for the year ended December 31, 2021 and historical unaudited combined consolidated carve-out financial statements of Brookfield Asset Management ULC as at and for the six months ended June 30, 2022 included elsewhere in this prospectus, to give effect to the Arrangement and the Special Distribution.

The Unaudited Pro Forma Financial Statements are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. The notes to the Unaudited Pro Forma Financial Statements provide a detailed discussion of how such adjustments were derived and presented. The Unaudited Pro Forma Financial Statements should be read in conjunction with “Capitalization”, “Selected Historical Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the audited combined consolidated carve-out financial statements of Brookfield Asset Management ULC as at December 31, 2021 and December 31, 2020 and for each of the three years ended December 31, 2021, 2020 and 2019, and the accompanying notes to such financial statements, the unaudited combined consolidated carve-out financial statements of Brookfield Asset Management ULC as at and for the six months ended June 30, 2022 and the audited consolidated financial statements of the Manager as at September 30, 2022 and for the period from July 4, 2022 to September 30, 2022 and related notes thereto included elsewhere in this prospectus. The Unaudited Pro Forma Financial Statements have been prepared for illustrative purposes only and are not necessarily indicative of the Manager’s financial position or results of operations had the transactions for which the Manager is giving pro forma effect occurred on the dates or for the periods indicated, nor is such pro forma financial information necessarily indicative of the results to be expected for any future period. A number of factors may affect our results.

BROOKFIELD ASSET MANAGEMENT LTD.

PRO FORMA BALANCE SHEET

(unaudited)

As at September 30, 2022 (millions)	Brookfield Asset Management Ltd. (the “Manager”)	Autonomous Entity Adjustments(2)	Transaction Accounting Adjustments(3)	Notes	Manager Pro Forma
Assets
Cash and cash equivalents	$—	$—	$—	3a, 3c	$—
Investments	—	—	2,301	1, 3b	2,301

Total Assets	$—	$—	$2,301		$2,301

Accounts payable and other	—	3	—	2b	3

Total Liabilities	—	3	—		3

Equity
Class A Preference Shares	—	—	—	3a	—
Class A Shares	—	(3)	2,281	1, 3a, 3b, 3d	2,278
Class B Shares	—	—	—	3a, 3b	—
Special Limited Voting Shares	—	—	—	3a	—
Non-controlling interest	—	—	20	3d	20

Total Equity	—	(3)	2,301		2,298

Total Liabilities and Equity	$—	$—	$2,301		$2,301

See accompanying notes to the Unaudited Pro Forma Financial Statements.

BROOKFIELD ASSET MANAGEMENT LTD.

PRO FORMA STATEMENT OF INCOME

(unaudited)

Period Ended September 30, 2022 (millions except share data)	Brookfield Asset Management Ltd. (the “Manager”)	Autonomous Entity Adjustments(2)	Transaction Accounting Adjustments(3)	Notes	Manager Pro Forma
Expenses
Compensation, operating, and general and administrative expenses
Compensation and benefits	—	—	(2)	2a, 3d	(2)
General, administrative and other	—	(3)	—	2b	(3)

Total compensation, operating and general and administrative expenses	—	(3)	(2)		(5)

Total expenses	—	(3)	(2)		(5)

Share of income from equity accounted investments	—	—	171	1, 3b	171

Income before taxes	—	(3)	169		166
Income tax (expense) benefit	—	1	—	2c	1

Net income attributable to common shareholders	$—	$(2)	$169		$167

Net income per Class A Share and Class B Share(4)
Class A Share – basic	$—				$0.43
Class A Share – diluted	$—				$0.42
Class B Share – basic and diluted	$—				$0.43

See accompanying notes to the Unaudited Pro Forma Financial Statements.

BROOKFIELD ASSET MANAGEMENT LTD.

PRO FORMA STATEMENT OF INCOME

(unaudited)

Year Ended December 31, 2021 (millions except share data)	Brookfield Asset Management Ltd. (the “Manager”)	Autonomous Entity Adjustments(2)	Transaction Accounting Adjustments(3)	Notes	Manager Pro Forma
Expenses
Compensation, operating, and general and administrative expenses
Compensation and benefits	—	(1)	(4)	2a, 3d	(5)
General, administrative and other	—	(5)	—	2b	(5)

Total compensation, operating and general and administrative expenses	—	(6)	(4)		(10)

Total expenses	—	(6)	(4)		(10)

Share of income from equity accounted investments		—	244	1, 3b	244

Income before taxes	—	(6)	240		234
Income tax (expense) benefit	—	2	—	2c	2

Net income attributable to common shareholders	$—	$(4)	240		$236

Net income per Class A Share and Class B Share(4)
Class A Share - basic	$—				$0.62
Class A Share - diluted	$—				$0.61
Class B Share - basic and diluted	$—				$0.62

See accompanying notes to the Unaudited Pro Forma Financial Statements.

BROOKFIELD ASSET MANAGEMENT LTD.

NOTES TO THE PRO FORMA FINANCIAL STATEMENTS

(unaudited)

1.	Brookfield Asset Management ULC

To facilitate the distribution of the Manager to the shareholders of the Corporation and Brookfield Reinsurance, the Corporation will contribute its asset management business to Brookfield Asset Management ULC. This is a transaction between entities under common control and has been recorded at historical cost within the historical combined consolidated carve-out financial statements included elsewhere in this prospectus. Following the Arrangement, the Manager will hold a 25% interest in Brookfield Asset Management ULC and the Manager will account for its interest as an equity method investment. As at September 30, 2022, the Manager has recognized its share of the net assets of Brookfield Asset Management ULC as an equity accounted investment totaling $2,301 million, representing its 25% interest in Brookfield Asset Management ULC’s net assets as at that date. The adjustments to the Unaudited Pro Forma Statements of Income representing the 25% share of income from Brookfield Asset Management ULC are $171 million for the period ended September 30, 2022 and $244 million for the year ended December 31, 2021.

Upon completion of the Arrangement and Special Distribution, the specific arrangements and transaction agreements related to Brookfield Asset Management ULC include the following (which have also been described in the introduction to these Unaudited Pro Forma Financial Statements) and have been presented below prior to applying the equity method of accounting:

•	Asset Management Services Agreement;

•	Transitional Services Agreement;

•	Deposit arrangement with the Corporation;

•	Assignment of general partner rights in BSREP III to a wholly owned subsidiary of the Corporation;

•	Settlement of historical due to and due from affiliates in the form of cash or other financial assets and transfer of certain investments to the Corporation;

•	Issuance of preferred tracking shares from a wholly owned subsidiary of Brookfield Asset Management ULC to the Corporation; and

•	Transfer of common shares of Brookfield Asset Management ULC to the Corporation and the Manager.

Pro forma adjustments pertaining to the Asset Management Services Agreement, Transitional Services Agreement and the deposit arrangement with the Corporation are autonomous entity adjustments whereas the remaining adjustments are transaction accounting adjustments.

BROOKFIELD ASSET MANAGEMENT LTD.

NOTES TO THE PRO FORMA FINANCIAL STATEMENTS

(unaudited)

The following tables reflect the pro forma adjustments made to give effect to the above noted items as if they had occurred as at June 30, 2022 for the Unaudited Pro Forma Balance Sheet and, with respect to the Unaudited Pro Forma Statements of Income, as if they had occurred on January 1, 2021.

As at June 30, 2022 (millions)	Historical Brookfield Asset Management ULC	Autonomous Entity Adjustments	Transaction Accounting Adjustments	Notes	Brookfield Asset Management ULC (pro forma)
Assets
Cash and cash equivalents	$2,640	$—	$160	(ii), (iv), (v)	$2,800
Accounts receivable and other	358	—	(358)	(ii), (iv)	—
Due from affiliates	7,195	—	(7,195)	(ii), (iv)	—
Investments	14,774	—	(8,379)	(ii), (iv)	6,395
Property, plant and equipment	62	—	—		62
Intangible assets	59	—	—		59
Goodwill	249	—	—		249
Deferred income tax assets	2,182	—	—		2,182

Total Assets	27,519	—	(15,772)		11,747

Liabilities
Accounts payable and other	2,152	—	(2,122)	(ii), (iv)	30
Due to affiliates	10,363	—	(10,363)	(ii)	—
Corporate borrowings	1,315	—	(1,315)	(ii)	—
Deferred income tax liabilities	831	—	—		831

Total Liabilities	14,661	—	(13,800)		861

Redeemable Non-controlling Interest	4,996	—	(3,313)	(ii), (iv)	1,683
Equity
Net parent investment	7,716	—	(7,716)	(i)	—
Accumulated other comprehensive income	146	—	(146)	(i)	—
Common Equity
Brookfield Asset Management ULC	—	—	9,203	(i), (ii), (iii), (iv), (v)	9,203

Total Equity	7,862	—	1,341		9,203

Total Liabilities, Redeemable Non-controlling Interest and Equity	$27,519	—	$(15,772)		11,747

Brookfield Asset Management ULC Transaction Accounting Adjustments – As at June 30, 2022

i.	Capital Issuance

The Unaudited Pro Forma Financial Statements are derived from the combined consolidated carve-out financial statements of Brookfield Asset Management ULC, included elsewhere in this prospectus. The Corporation will transfer its historical asset management business to Brookfield Asset Management ULC. This contribution will be valued based on the Corporation’s book value on the date of contribution, as the transfer of these assets to Brookfield Asset Management ULC is considered to be a transaction between entities under common control. Brookfield Asset Management ULC expects to issue common shares to the Corporation and the Manager in exchange for the transfer of the Corporation’s historical asset management business. This has been adjusted for within common equity of the asset management business equal to the carrying value of the net parent investment of

BROOKFIELD ASSET MANAGEMENT LTD.

NOTES TO THE PRO FORMA FINANCIAL STATEMENTS

(unaudited)

$7,716 million in the Unaudited Pro Forma Balance Sheet as at June 30, 2022. Upon issuance of these shares, AOCI of $146 million will be classified into equity attributable to common shareholders.

ii.	Related Party Transactions

As part of the transaction, due to affiliates and due from affiliates balances between the Corporation and Brookfield Asset Management ULC are expected to be settled through cash and other financial instruments. The historical balance of due from affiliates of $7,216 million held by Brookfield Asset Management ULC (including $21 million which was previously an intercompany loan and eliminated upon consolidation of BSREP III and which was recognized as a result of the deconsolidation of BSREP III; see footnote (iv)) will be collected from the Corporation and its subsidiaries and subsequently utilized to help repay $10,363 million of existing due to affiliates balances held by Brookfield Asset Management ULC.

In addition, the following transactions with the Corporation are intended to occur as part of the Arrangement:

•

Certain investments historically held in our asset management business will be transferred to subsidiaries of the Corporation, outside of the ownership of Brookfield Asset Management ULC for cash of $3,359 million; and

•

The Corporation will assume (i) $1,315 million of corporate borrowings issued by a wholly owned subsidiary of Brookfield Asset Management ULC and (ii) the historical accounts payable and other balance (excluding $20 million derecognized as part of the deconsolidation of BSREP III; see footnote (iv)) of $2,132 million.

The remaining due to affiliates and due from affiliates balances of our asset management business (net of the impacts of the transactions above) will be settled with $166 million in cash to be received by the Corporation. Following these transactions (including the impact of the deconsolidation of BSREP III), it is expected that the remaining cash and working capital held by our asset management business of $2,800 million will be placed on deposit with the Corporation. The deposit is callable at any time and bears interest on market terms.

The adjustments to the Unaudited Pro Forma Balance Sheet are as follows:

(millions)	As at June 30, 2022
Cash and cash equivalents	$166
Accounts receivable and other	(358)
Due from affiliates	(7,216)
Investments	(3,359)
Accounts payable and other	(2,132)
Due to affiliates	(10,363)
Corporate borrowings	(1,315)

iii.	Preferred tracking shares

In connection with the Arrangement, subsidiaries of Brookfield Asset Management ULC will issue preferred tracking shares (“Tracking Shares”) to the Corporation, entitling the Corporation to retain the right to receive all carried interest distributions on mature funds which already have been largely deployed (such as BSREP I, BSREP II, BSREP III and Oaktree Cap II L.P.) as well in the case of BSREP III U.S. investments, any distributions received in respect of the Corporation’s limited partner interest, which will also be contributed into our asset management business as part of the

BROOKFIELD ASSET MANAGEMENT LTD.

NOTES TO THE PRO FORMA FINANCIAL STATEMENTS

(unaudited)

Pre-Arrangement Reorganization. The Tracking Shares provide the holder thereof with a redemption right equal to the fair value of carried interest receivable, net of any compensation related costs by Brookfield Asset Management ULC, as well as future LP distributions from BSREP III U.S. investments. These interests are presented as redeemable non-controlling interest within the Unaudited Pro Forma Balance Sheet, outside of permanent equity and measured at their redemption value.

As at June 30, 2022, it is expected that the redemption value of the Tracking Shares outstanding will total $1,672 million, consisting of $547 million attributable to realized and unrealized carried interest, net of associated costs, outstanding from BSREP I, BSREP II, BSREP III and Oaktree Cap II L.P and $1,125 million attributable to the value of the BSREP III U.S. investments limited partner interest.

As a result of this arrangement, the Corporation effectively retains 100% of the carried interest earned in these funds and their associated long-term incentive costs, whereas ongoing compensation costs of our employees excluding the long-term incentive compensation associated with these mature funds will reside within Brookfield Asset Management ULC (subject to any rebalancing through the cost sharing agreements — see footnote 1(i) under “Brookfield Asset Management ULC Autonomous Entity Adjustments — For the six months ended June 30, 2022” and footnote 2(a)).

iv.	Assignment of BSREP III General Partner Rights to the Corporation

Following the execution of the Arrangement, Brookfield Asset Management ULC will enter into an agreement with a wholly owned subsidiary of the Corporation, giving the Corporation all of the relevant rights over the general partner of BSREP III. Brookfield Asset Management ULC will no longer control or influence BSREP III. As a result, BSREP III will be deconsolidated and accounted for as a financial asset by Brookfield Asset Management ULC.

This adjustment represents the deconsolidation of BSREP III from Brookfield Asset Management ULC, removing the impact of the consolidated assets and liabilities on the Unaudited Pro Forma Balance Sheet and establishing an investment accounted for as a financial asset. Fair value gains and losses of the BSREP III financial asset are expected to be immaterial.

The adjustments to the Unaudited Pro Forma Balance Sheet are as follows:

(millions)	As at June 30, 2022
Cash and cash equivalents	$(6)
Due from affiliates	21
Investments	(5,020)
Accounts payable and other	(20)
Redeemable non-controlling interest	(4,985)

BROOKFIELD ASSET MANAGEMENT LTD.

NOTES TO THE PRO FORMA FINANCIAL STATEMENTS

(unaudited)

v.	Transaction costs

This adjustment reflects the legal, professional and other fees incurred, associated with the execution of the Plan of Arrangement and Special Distribution. For purposes of the pro forma balance sheet presented as at June 30, 2022, total transaction costs have been estimated to be $30 million. As at June 30, 2022, none of the $30 million estimated transaction costs have been paid. An increase in the accounts payable and other balance as at June 30, 2022 has been made for the unpaid balance of transaction costs.

Six Months Ended June 30, 2022 (millions)	Historical Brookfield Asset Management ULC	Autonomous Entity Adjustments	Transaction Accounting Adjustments	Notes	Brookfield Asset Management ULC (pro forma)
Revenues
Management fee revenues
Base management and advisory fees	$1,168	$—	$40	(iii)	$1,208
Incentive distributions	168	—	—		168

Total management fee revenues	1,336	—	40		1,376
Investment income
Carried interest allocations
Realized	57	—	—		57
Unrealized	105	—	—		105

Total investment income	162	—	—		162
Interest and dividend revenue	141	—	(135)	(i), (iii)	6
Other revenues	40	—	—		40

Total revenues	1,679	—	(95)		1,584

Expenses
Compensation, operating, and general and administrative expenses
Compensation and benefits	(303)	(69)	—	(iv)	(372)
Other operating expenses	(106)	—	—		(106)
General administrative and other	(74)	—	8	(iii)	(66)

Total compensation, operating and general and administrative expenses	(483)	(69)	8		(544)
Carried interest allocation compensation	(131)	—	—		(131)
Interest expense paid to related parties	(85)	—	85	(i)	—

Total expenses	(699)	(69)	93		(675)

Other income (expenses), net	726	—	(579)	(iii), (iv)	147
Share of income from equity accounted investments	155	—	—		155

Income before taxes	1,861	(69)	(581)		1,211
Income tax (expense) benefit	(304)	17	—	(ii)	(287)

Net income	1,557	(52)	(581)		924

Net (income) loss attributable to redeemable non-controlling interest	(541)	—	300	(ii), (iii)	(241)

Net income attributable to common shareholders	$1,016	$(52)	$(281)		$683

BROOKFIELD ASSET MANAGEMENT LTD.

NOTES TO THE PRO FORMA FINANCIAL STATEMENTS

(unaudited)

Brookfield Asset Management ULC Transaction Accounting Adjustments – For the six months ended June 30, 2022

i.	Related Party Transactions

It is expected that $2,800 million of cash will be placed on deposit with the Corporation and will bear interest annually at a market rate, subject to market adjustments. As a result, the Unaudited Pro Forma Statements of Income reflect interest income of $6 million for the six months ended June 30, 2022.

In addition, interest and dividend revenue and expenses associated with the due to affiliates balances, due from affiliates balances and investments which will be repaid or transferred have been adjusted in the Unaudited Pro Forma Statements of Income as follows (excluding $10 million of interest and dividend revenue which was derecognized as a result of the deconsolidation of BSREP III; see footnote (iii)):

(millions)	Six months ended June 30, 2022
Interest and dividend revenue	$(131)
Interest expense paid to related parties	85

ii.	Preferred tracking shares

All of the BSREP III U.S. investments limited partner distributions and the mature fund carried interest distributions will be allocated to the redeemable non-controlling interest as a result of their Tracking Shares which takes into consideration the contractual arrangements that govern allocation of income or loss. Net income attributable to the redeemable preferred shares held by the Corporation for the six months ended June 30, 2022 amounted to $241 million.

As a result of this arrangement, the Corporation effectively retains 100% of the carried interest earned in these funds and their associated long-term incentive costs, whereas ongoing compensation costs of our employees excluding the long-term incentive compensation associated with these mature funds will reside within Brookfield Asset Management ULC (subject to any rebalancing through the cost sharing agreements — see footnote 1(i) under “Brookfield Asset Management ULC Autonomous Entity Adjustments — For the six months ended June 30, 2022” and footnote 2(a)).

iii.	Assignment of BSREP III General Partner Rights to the Corporation

This adjustment represents the deconsolidation of BSREP III from Brookfield Asset Management ULC, removing the impact of the consolidated results of operations and adding back management and advisory fees which were previously eliminated on consolidation as a result of intercompany arrangements.

The adjustments to the Unaudited Pro Forma Statements of Income are as follows:

(millions)	Six months ended June 30, 2022
Management and advisory fees	$40
Interest and dividend revenue	(10)
General, administrative and other	8
Other income (expenses), net	(579)
Net income attributable to redeemable non-controlling interest	541

BROOKFIELD ASSET MANAGEMENT LTD.

NOTES TO THE PRO FORMA FINANCIAL STATEMENTS

(unaudited)

Brookfield Asset Management ULC Autonomous Entity Adjustments – For the six months ended June 30, 2022

i.	Asset Management Services Agreement and Transitional Services Agreement

The adjustment to the Unaudited Pro Forma Statements of Income related to compensation costs reflects the following adjustments to compensation expense:

•

Certain employees of Brookfield Asset Management ULC, the Corporation, the Manager, and Brookfield Reinsurance, will be reallocated amongst each entity, resulting in a net increase of compensation expense of Brookfield Asset Management ULC of $77 million.

•

As part of the Transitional Services Agreement, (i) certain employees of Brookfield Asset Management ULC will provide the Corporation, on a transitional basis, certain services to support day-to day corporate activities and (ii) the Corporation will provide, on a transitional basis, certain services to Brookfield Asset Management ULC to facilitate the orderly transition of Brookfield Asset Management ULC. Accordingly, on a net basis, the impact to compensation expense is a decrease of $8 million.

Adjustments related to the above result in a $69 million increase in compensation expense of Brookfield Asset Management ULC for the six months ended June 30, 2022, after considering cost allocations made to the historical combined consolidated carve-out financial statements included elsewhere in this prospectus.

ii.	Tax impact

The adjustment to reflect the tax effects of the pro forma adjustments is calculated at the average statutory rates in effect in each relevant jurisdiction for the periods presented. The impact of pro forma adjustments has the effect of increasing deductible temporary differences for which no deferred income tax recoveries have been recognized.

The Unaudited Pro Forma Statements of Income for the periods below have been adjusted for the tax impact of Brookfield Asset Management ULC’s pro forma adjustments are as follows:

(millions)	Six months ended June 30, 2022
Benefit for taxes	$17

BROOKFIELD ASSET MANAGEMENT LTD.

NOTES TO THE PRO FORMA FINANCIAL STATEMENTS

(unaudited)

Year Ended December 31, 2021 (millions)	Historical Brookfield Asset Management ULC	Autonomous Entity Adjustments	Transaction Accounting Adjustments	Notes	Brookfield Asset Management ULC (pro forma)
Revenues
Management fee revenues
Base management and advisory fees	$1,951	$—	$126	(iv)	$2,077
Incentive distributions	315	—	—		315
Performance fees	157	—	—		157

Total management fee revenues	2,423	—	126		2,549
Investment income
Carried interest allocations
Realized	49	—	—		49
Unrealized	299	—	—		299

Total investment income	348	—	—		348
Interest and dividend revenue	293	—	(281)	(i), (iv)	12
Other revenues	23	—	—		23

Total revenues	3,087	—	(155)		2,932

Expenses
Compensation, operating, and general and administrative expenses
Compensation and benefits	(703)	76	—	(i)	(627)
Other operating expenses	(185)	—	—		(185)
General administrative and other	(132)	—	(16)	(iv), (vii)	(148)

Total compensation, operating and general and administrative expenses	(1,020)	76	(16)		(960)
Carried interest allocation compensation	(211)	—	—		(211)
Interest expense paid to related parties	(171)	—	171	(i)	—

Total expenses	(1,402)	76	155		(1,171)

Other income (expenses) net	1,486	—	(1,473)	(i), (ii), (iv)	13
Share of income from equity accounted investments	161	—	—		161

Income before taxes	3,332	76	(1,473)		1,935
Income tax (expense) benefit	(504)	(19)	—	(vi)	(523)

Net income	2,828	57	(1,473)		1,412
Net (income) loss attributable to redeemable non-controlling interest	(977)	—	540	(iii), (iv)	(437)

Net income attributable to common shareholders	$1,851	$57	$(933)		$975

BROOKFIELD ASSET MANAGEMENT LTD.

NOTES TO THE PRO FORMA FINANCIAL STATEMENTS

(unaudited)

Brookfield Asset Management ULC Transaction Accounting Adjustments – For the year ended December 31, 2021

i.	Related Party Transactions

It is expected that $2,800 million of cash will be placed on deposit with the Corporation and will bear interest annually at a market rate. As a result, the Unaudited Pro Forma Statements of Income reflect interest income of $12 million for the year ended December 31, 2021.

In addition, interest and dividend revenue and expenses associated with the due to affiliates balance, due from affiliates balance and equity instruments which will be repaid have been adjusted in the Unaudited Pro Forma Statements of Income as follows (excluding $16 million of interest and dividend revenue which was derecognized as a result of the deconsolidation of BSREP III; see footnote (iv)):

(millions)	Year ended December 31, 2021
Interest and dividend revenue	$(277)
Interest expense paid to related parties	171

For the purposes of the Unaudited Pro Forma Statements of Income, other income (expenses), net has been adjusted for the fair value movements recognized on the investments transferred to the Corporation, resulting in a decrease of $333 million for the year ended December 31, 2021.

ii.	Escrow Share Plan Adjustments

In connection with the Arrangement and Special Distribution, the balance of vested and unvested Escrowed Shares will be accelerated and converted into Corporation Class A Shares, allowing holders of Escrowed Shares to participate in the Arrangement. Due to the conversion of Escrowed Shares into Corporation Class A Shares, the remaining cost associated with the unvested Escrowed Shares will be accelerated with an adjustment to other income (expenses), net in the Unaudited Pro Forma Statements of Income for the year ended December 31, 2021 of $39 million.

iii.	Preferred Tracking Shares

BSREP III U.S. investments limited partner distributions and the mature fund carried interest distributions, net of costs, will be allocated to the redeemable non-controlling interest as a result of their Tracking Shares which takes into consideration the contractual arrangements that govern allocation of income or loss. Net income attributable to the redeemable preferred shares held by the Corporation for the year ended December 31, 2021 amounted to $437 million.

iv.	Assignment of BSREP III General Partner Rights to the Corporation

This adjustment represents the deconsolidation of BSREP III from Brookfield Asset Management ULC, removing the impact of the consolidated results of operations and adding back management and advisory fees which were previously eliminated on consolidation as a result of intercompany arrangements.

BROOKFIELD ASSET MANAGEMENT LTD.

NOTES TO THE PRO FORMA FINANCIAL STATEMENTS

(unaudited)

The adjustments to the Unaudited Pro Forma Statements of Income are as follows:

(millions)	Year ended December 31, 2021
Management and advisory fees	$126
Interest and dividend revenue	(16)
General, administrative and other	14
Other income (expenses), net	(1,101)
Net income attributable to redeemable non-controlling interest	977

Brookfield Asset Management ULC Autonomous Entity Adjustments - For the year ended December 31, 2021

v.	Asset Management Services Agreement and Transitional Services Agreement

The adjustment to the Unaudited Pro Forma Statements of Income related to compensation costs reflects the following adjustments to compensation expense:

•

Certain employees of Brookfield Asset Management ULC will be reallocated to the Corporation, the Manager, and Brookfield Reinsurance, resulting in a net decrease of compensation expense of Brookfield Asset Management ULC of $40 million.

•

As part of the Transitional Services Agreement, (i) certain employees of Brookfield Asset Management ULC will provide the Corporation, on a transitional basis, certain services to support day-to-day corporate activities and (ii) the Corporation will provide, on a transitional basis, certain services to Brookfield Asset Management ULC to facilitate the orderly transition of Brookfield Asset Management ULC. Accordingly, on a net basis, the impact to compensation expense is a decrease of $36 million.

Adjustments related to the above result in a $76 million decrease in compensation expense of Brookfield Asset Management ULC for the year ended December 31, 2021, after considering cost allocations made to the historical combined consolidated carve-out financial statements included elsewhere in this prospectus.

vi.	Tax Impact

The adjustment to reflect the tax effects of the pro forma adjustments is calculated at the average statutory rates in effect in each relevant jurisdiction for the periods presented. The impact of pro forma adjustments has the effect of increasing deductible temporary differences for which no deferred income tax recoveries have been recognized.

The Unaudited Pro Forma Statements of Income for the periods below have been adjusted for the tax impact of Brookfield Asset Management ULC’s pro forma adjustments are as follows:

(millions)	Year ended December 31, 2021
Income tax expense	$(19)

vii.	Transaction costs

This adjustment reflects the transaction costs incurred by Brookfield Asset Management ULC in connection with the execution of the Arrangement and Special Distribution. These costs consists of legal, professional and other fees.

BROOKFIELD ASSET MANAGEMENT LTD.

NOTES TO THE PRO FORMA FINANCIAL STATEMENTS

(unaudited)

2.	Manager Autonomous Entity Adjustments

a)	Asset Management Services Agreement and Transitional Services Agreement

After the adjustments made to compensation expense that have been allocated to Brookfield Asset Management ULC as part of the Asset Management Services Agreement and Transitional Services Agreement, the compensation costs remaining in the Manager, which reflect employees/executives discharging their duties as officers and employees of the Manager, are less than $1 million for the period ended September 30, 2022 and $1 million for the year ended December 31, 2021.

b)	Public Company Costs

The Unaudited Pro Forma Statements of Income include an adjustment to reflect estimated public company general, administrative and other costs of $5 million annually, or $3 million for the period ended September 30, 2022.

c)	Tax Impact

The adjustment to reflect the tax effects of the pro forma adjustments is calculated at the average statutory rates in effect in each relevant jurisdiction for the periods presented. The impact of pro forma adjustments has the effect of increasing deductible temporary differences for which no deferred income tax recoveries have been recognized.

The tax impact of the Manager’s pro forma adjustments is $1 million for the period ended September 30, 2022 and $2 million for the year ended December 31, 2021.

3.	Manager Transaction Accounting Adjustments

a)	Capital Issuance

Immediately following the Arrangement and Special Distribution, the Manager will have authorized an unlimited number of Class A Shares, 21,280 Class B Shares, and an unlimited number of Class A Preference Shares. The Arrangement and Special Distribution will result in the issuance of approximately 386 million Class A Shares and 21,280 Class B Shares of the Manager. Class A and Class B shares have no par value and as a result, all relevant proceeds received on these shares have been recognized in the respective equity share accounts. Prior to the Arrangement, the Manager’s authorized capital included an unlimited number of Special Limited Voting Shares, which will be issued but then converted into Class A Shares as part of the Arrangement. Immediately following completion of the Arrangement, the Special Limited Voting Shares will be removed from the Manager’s authorized share capital.

As described in more detail in footnote 3(b) below, the Manager will account for its investment in Brookfield Asset Management ULC as an equity method investment; the interest in this equity method investment will be allocated to each of the shareholders of the Class A Shares and the Class B Shares on a pro-rata basis based on the proportionate shares issued and outstanding as of September 30, 2022 for each class of shares. In addition, Brookfield Reinsurance will subscribe for approximately 2,725,500 Class A Shares for $150 million and, pursuant to the Special Distribution, will make a special dividend or distribution to holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares. The subscription of $150 million of Class A Shares by Brookfield Reinsurance will be used to finance the ESP Companies as further described in 3(c) below. The Special Distribution by Brookfield Reinsurance to its shareholders has no impact on these Unaudited Pro Forma Financial Statements.

BROOKFIELD ASSET MANAGEMENT LTD.

NOTES TO THE PRO FORMA FINANCIAL STATEMENTS

(unaudited)

As a result of the transactions above, approximately 386 million Class A Shares (inclusive of approximately 2,725,500 Class A Shares issued to Brookfield Reinsurance) will be exchanged for the equity accounted interest in Brookfield Asset Management ULC and recorded at a historical cost of approximately $2,281 million (net of $500 million in treasury shares, described in more detail in footnote 3(c)). Similarly, the 21,280 Class B Shares that will be issued upon completion of the Arrangement will be allocated its proportionate share of the equity accounted interest in Brookfield Asset Management ULC and recorded at a historical cost of less than $1 million. Following the Arrangement and Special Distribution, no Class A Preference Shares are expected to be issued and outstanding.

The Unaudited Pro Forma Balance Sheet gives effect to the transactions as if they had been consummated on September 30, 2022. As a result, there is no opening Retained Earnings and no historical carry forward balances of Accumulated Other Comprehensive Income or Additional Paid In Capital as of September 30, 2022 in the Unaudited Pro Forma Balance Sheet.

b)	Equity accounting adjustment

Further, as part of the Arrangement, the Corporation will undertake a spin-off transaction for Canadian federal income tax purposes and also for US federal income tax purposes such that it will contribute a 25% interest of Brookfield Asset Management ULC to the Manager, and in exchange, the Manager will effectively issue securities of the Manager to the Corporation’s existing shareholders on a pro-rata basis. The Manager will account for its investment in Brookfield Asset Management ULC as an equity method investment. Under the equity method, the investment in Brookfield Asset Management ULC is initially recognized at cost and the carrying amount is increased or decreased to recognize the Manager’s share of the profit or loss of Brookfield Asset Management ULC, as well as any dividends paid by Brookfield Asset Management ULC after the date of acquisition. The Unaudited Pro Forma Balance Sheet has been adjusted to reflect the Manager’s 25% interest in the net assets of Brookfield Asset Management ULC as though it has acquired the interest on September 30, 2022.

The Unaudited Pro Forma Statements of Income have been adjusted to reflect the Manager’s share of Brookfield Asset Management ULC’s income of $171 million and $244 million for the period ended September 30, 2022 and the year ended December 31, 2021, respectively, as though it had acquired the interest on January 1, 2021.

c)	ESP Companies

Pursuant to the Arrangement, newly incorporated subsidiary companies (“ESP Companies”) of the Manager will purchase, from shareholders of the Corporation, $500 million of Class A Shares received by them pursuant to the Arrangement. The ESP Companies will hold the Class A Shares for purposes of the Manager Escrowed Stock Plan and, upon consolidation, the Class A Shares held by the ESP Companies will be classified as treasury shares. Funds used to purchase Class A Shares, including the $150 million in cash received from Brookfield Reinsurance (as further described in 3(a) above), have no impact on the ending pro forma cash balance.

d)	Escrow Share Plan Adjustments

Pursuant to the Arrangement, a new escrow share plan will be established whereby certain employees will be awarded escrowed shares of ESP Companies (“New Escrowed Shares”) that are exchangeable into Class A Shares. New Escrowed Shares will vest evenly over a 5-year service period. Under the terms of the Arrangement Agreement, $20 million of Class A Shares held by existing employees will be exchanged for New Escrowed Shares under the new escrow share plan. The exchange of Class A Shares for New Escrowed Shares has been recorded as non-controlling interest within the Unaudited

BROOKFIELD ASSET MANAGEMENT LTD.

NOTES TO THE PRO FORMA FINANCIAL STATEMENTS

(unaudited)

Pro Forma Balance Sheet. Further, the fair value of the New Escrowed Shares awarded to employees will be recognized in the Manager’s financial statements over the requisite service period through a charge to Compensation Cost and a corresponding credit to Additional Paid in Capital with adjustments made to the Unaudited Pro Forma Statements of Income for the year ended December 31, 2021 and the period ended September 30, 2022 for the expected compensation cost of $4 million and $2 million, respectively; as the Unaudited Pro Forma Balance Sheet presents the impacts of the new escrow share plan as if it had occurred on September 30, 2022, there is no impact as of September 30, 2022 as a result of the vesting of the New Escrowed Shares.

4.	Earnings per Share

Following the Arrangement and Special Distribution, the Manager is expected to have outstanding approximately 386 million Class A Shares and 21,280 Class B Shares.

Pro forma basic earnings per share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period. The Manager applies the two-class method in calculating earnings per share for each of its two classes of shares, based on their pro-rata share of earnings. Class A Shares held by ESP Companies are classified as treasury shares and have been excluded from the calculation of earnings per share. The Manager has certain dilutive securities relating to outstanding restricted stock and options and have been reflected accordingly in diluted earnings per share figures. Pro forma earnings per share calculations are as follows:

Class A Shares — Earnings per Share

(millions, except share data)	Period ended September 30, 2022	Year ended December 31, 2021
Numerator
Net income	$167	$236
Denominator
Weighted average of Class A Shares outstanding – basic	385,658,046	378,104,003
Weighted average of Class A Shares outstanding – diluted	394,720,852	386,301,215
Earnings per Class A Share – basic	$0.43	$0.62
Earnings per Class A Share – diluted	$0.42	$0.61

Class B Shares — Earnings per Share

(millions, except share data)	Period ended September 30, 2022	Year ended December 31, 2021
Numerator
Net income	$—	$—
Denominator
Weighted average of Class B Shares outstanding – basic and diluted	21,280	21,280
Earnings per Class B Share – basic and diluted	$0.43	$0.62

SELECTED HISTORICAL FINANCIAL INFORMATION

The following tables present selected historical financial data for our asset management business. We have prepared the combined consolidated carve-out financial statements of Brookfield Asset Management ULC in conformity with U.S. GAAP. You should read this data together with the combined consolidated carve-out financial statements of Brookfield Asset Management ULC and their related notes appearing elsewhere in this prospectus and the information under “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The following selected historical financial information of our asset management business is only a summary and is not necessarily indicative of the results of future operations of our asset management business following completion of the Arrangement.

The annual historical financial data for our asset management business has been derived from selected combined statements of income data for the years ended December 31, 2021, December 31, 2020, and December 31, 2019, and selected combined statements of financial position data as at December 31, 2021, and December 31, 2020, from the audited combined consolidated carve-out financial statements of Brookfield Asset Management ULC included in this prospectus. We have derived interim historical financial data from the combined statements of income for the three and six months ended June 30, 2022 and 2021, and combined statement of financial position data as at June 30, 2022, from the unaudited interim condensed combined consolidated carve-out financial statements of Brookfield Asset Management ULC included in this prospectus.

Combined Statements of Financial Position Data of Brookfield Asset Management ULC:

As at (US$ Millions)	June 30,	December 31,
	2022	2021	2020
Cash and cash equivalents	$2,640	$2,494	$2,101
Due from affiliates	7,195	6,545	6,537
Investments	14,774	13,837	10,960
Total assets	27,519	25,729	22,471
Total liabilities	14,661	11,400	10,523
Redeemable non-controlling interest	4,996	4,532	2,844
Net parent investment	7,862	9,797	9,104
Total liabilities, redeemable non-controlling interest and net parent investment	27,519	25,729	22,471

Combined Statements of Income Data of Brookfield Asset Management ULC:

(US$ Millions)	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2022	2021	2021	2020	2019
Revenues
Management fee revenues
Base management and advisory fees	$581	$449	$1,168	$895	$1,951	$1,586	$1,394
Incentive distributions	84	84	168	168	315	306	262
Performance fees	—	79	—	79	157	—	—

Total management fee revenues	665	612	1,336	1,142	2,423	1,892	1,656

Total investment income	163	83	162	115	348	(65)	86
Interest and dividend revenue	74	40	141	106	293	287	370
Other revenues	22	6	40	10	23	40	61

Total revenues	924	741	1,679	1,373	3,087	2,154	2,173
Expenses
Total compensation, operating, and general and administrative expenses	(134)	(192)	(303)	(354)	(1,020)	(790)	(816)
Total carried interest allocation compensation	(55)	(46)	(106)	(86)	(211)	(120)	(141)
Interest expense paid to related parties	(34)	(29)	(74)	(61)	(171)	(257)	(154)

Total expenses	(284)	(356)	(699)	(709)	(1,402)	(1,167)	(1,111)
Other income (expenses), net	269	185	726	600	1,486	(242)	634
Share of income (loss) from equity accounted investments	87	24	155	(16)	161	38	26

Income before taxes	996	594	1,861	1,248	3,332	783	1,722
Income tax (expense) benefit	(162)	(62)	(304)	(151)	(504)	(226)	375

Net income	834	532	1,557	1,097	2,828	557	2,097
Net income attributable to redeemable non-controlling interest	(166)	(118)	(541)	(256)	(977)	(175)	(184)

Net income attributable to Brookfield Asset Management ULC	$668	$414	$1,016	$841	$1,851	$382	$1,913

OUR BUSINESS

Business Overview

We are one of the world’s leading alternative asset managers, with over $750 billion of assets under management as of June 30, 2022 across renewable power and transition, infrastructure, private equity, real estate and credit. We invest client capital for the long-term with a focus on real assets and essential service businesses that form the backbone of the global economy. We draw on our heritage as an owner and operator to invest for value and generate strong returns for our clients, across economic cycles.

To do this, we leverage our exceptional team of over 2,000 investment and asset management professionals, our global reach, deep operating expertise and access to large-scale capital to identify attractive investment opportunities and invest on a proprietary basis. Our investment approach and strong track record have been the foundation and driver of our growth.

We provide a highly diversified suite of alternative investment strategies to our clients and are constantly innovating new strategies to meet their needs. We have approximately 50 unique product offerings that span a wide range of risk-adjusted returns, including opportunistic, value-add, core, super-core, and credit. We evaluate the performance of these product offerings and our investment strategies using a number of non-GAAP measures as outlined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The Manager will utilize Distributable Earnings to measure performance, while, in addition to this metric, Fee Revenues and Fee-Related Earnings are closely utilized in order to assess the performance of our asset management business.

We have over 2,000 clients, made up of some of the world’s largest institutional investors, including sovereign wealth funds, pension plans, endowments, foundations, financial institutions, insurance companies and individual investors.

We are in a fortunate position to be trusted with our clients’ capital and our objective is to meet their financial goals and provide for a better financial future while providing a market leading experience. Our team of 250 client service professionals across 18 global offices are dedicated to our clients and ensuring we are exceeding their service expectations.

Our guiding principle is to operate our business and conduct our relationships with the highest level of integrity. Our emphasis on diversity and inclusion reinforces our culture of collaboration, allowing us to attract and retain top talent. Strong ESG practices are embedded throughout our business, underpinning our goal of having a positive impact on the communities and environment within which we operate.

Our asset management business will be operated through the Asset Management Company, owned 75% by the Corporation and 25% by the Manager. For more information on the relationship between the Manager, the Corporation and the Asset Management Company, see “Relationship Arrangements”.

Value Creation

We create shareholder value by increasing the earnings profile of our asset management business. Alternative asset management businesses such as ours are typically valued based on multiples of their fee-related earnings and performance income. Accordingly, we create value by increasing the amount and quality of fee-related earnings and carried interest, net of associated costs. This growth is achieved primarily by expanding the amount of fee-bearing capital we manage, earning performance income such as carried interest through superior investment results and maintaining competitive operating margins.

As at June 30, 2022, we have Fee-Bearing Capital of approximately $392 billion, of which 80% is long-dated or perpetual in nature, providing significant stability to our earnings profile. We consider Fee-Bearing Capital that is long-dated or perpetual in nature to be Fee-Bearing Capital relating to our long-term private funds, which are typically committed for 10 years with two one-year extension options, and Fee-Bearing Capital relating to our perpetual strategies, which include the perpetual affiliates as well as capital we manage in our perpetual core and core plus private funds. We seek to increase our fee-bearing capital by growing the size of our existing product offering and developing new strategies that cater to our clients’ investment needs. We also aim to deepen our existing institutional relationships, develop new institutional relationships and access new distribution channels such as high net worth individuals and retail.

As of June 30, 2022, we have over 2,000 clients with a strong base in North America, Asia, the Middle East and Australia and a growing proportion of third-party commitments from Europe. Our high-net-worth channel also continues to grow and is close to 10% of current commitments. We have a dedicated team of over 100 people that are focused on distributing and developing catered products to the private wealth channel.

We are also actively progressing new growth strategies, including secondaries, technology, insurance and transition. These new initiatives, in addition to our existing strategies are expected to have a very meaningful impact on our growth trajectory in the long term.

As we grow our fee-bearing capital, we earn incremental base management fees. In order to support this growth, we have been growing our exceptional team of investment and asset management professionals. Our costs are predominantly in the form of compensation for the over 2,000 professionals we employ globally.

When deploying our clients’ capital, we seek to leverage our competitive advantages to acquire high-quality real assets or businesses that provide essential services that form the backbone of the global economy. We use our global reach and access to scale capital to source attractive investment opportunities and leverage our deep operating expertise to underwrite investments and create value throughout our ownership. Our goal is to deliver superior investment returns to our clients and successfully doing so results in the continued growth of realized carried interest.

We generate robust free cash flows or Distributable Earnings, which is our primary financial performance metric. Distributable Earnings of the Manager represent its share of Distributable Earnings from our asset management business less general and administrative expenses, but excluding equity-based compensation costs, of the Manager. The Manager intends to pay out approximately 90% of its Distributable Earnings to shareholders quarterly and reinvest the balance back into the business. See “Dividend Policy” for more information.

We also monitor the broader markets and occasionally identify attractive, strategic investment opportunities that have the potential to supplement our existing business and add to our organic growth. Acquisitions can allow us to achieve immediate scale in a new asset class or grant us access to additional distribution channels. An example of such growth is the partnership we formed with Oaktree in 2019. Such acquisitions may happen from time to time should they be additive to our franchise, attractive to our clients and accretive to our shareholders.

Products

Our products broadly fall into one of three categories: (i) long-term private funds, (ii) perpetual strategies and (iii) liquid strategies.

Long-term Private Funds

As of June 30, 2022, we manage $182 billion of Fee-Bearing Capital across a diverse range of long-term private funds that target opportunistic (20%+, gross), value-add (15%-16%, gross), core and core plus (9%-13%, gross) returns. These funds are generally closed-end and have a long duration, typically committed for 10 years with two one-year extension options.

On these products, we earn:

•	Diversified and long-term base management fees, typically on committed capital or invested capital, depending on the nature of the fund and the period that the fund is in in its life,

•	Transaction and advisory fees on co-investment capital that we raise and deploy alongside our long-term private funds, which vary based on transaction agreements,

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Carried interest or performance fees, which enables us to receive a portion of overall fund profits, provided that investors receive a minimum prescribed preferred return. Carried interest is typically paid towards the end of the life of a fund after capital has been returned to investors and may be subject to “clawback” until all investments have been monetized and minimum investment returns are sufficiently assured. As described under “Relationship Arrangements”, the Corporation is entitled to receive 33.3% of the carried interest on new sponsored funds of our asset management business and will retain all of the carried interest earned on mature funds.

Perpetual Strategies

As of June 30, 2022, we manage $133 billion of Fee-Bearing Capital across various perpetual strategies, which include the perpetual affiliates, as well as the capital that we manage in our perpetual core and core plus private funds.

On these products, we earn:

•	Long-term perpetual base management fees, which are based on the market capitalization or net asset value of the perpetual affiliates and on the net asset value of our perpetual private funds,

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Stable incentive distribution fees from BEP and BIP, which are linked to the growth in cash distributions paid to investors above a predetermined hurdle. Both BEP and BIP have a long-standing track record of growing distributions annually within a target range of 5-9%,

•	Performance fees from BBU based on unit price performance above a prescribed high-water mark price, which are not subject to clawback, as well as carried interest on our perpetual private funds.

Liquid Strategies

As of June 30, 2022, we manage $77 billion of Fee-Bearing Capital across our liquid strategies, which included capital that we manage on behalf of our publicly listed funds and separately managed accounts, with a focus on fixed income and equity securities across real estate, infrastructure and natural resources. On these products, we earn base management fees, which are based on committed capital or fund net asset value, and performance income based on investment returns above a minimum prescribed return.

Competitive Advantages

We seek to harness three distinct competitive advantages that enable us to consistently identify and acquire high-quality assets and create significant value in the assets that we invest in and operate on behalf of our clients.

Large Scale

We have over $750 billion in assets under management and approximately $392 billion in Fee-Bearing Capital as of June 30, 2022. We offer our investors a large portfolio of private funds that have global mandates and diversified strategies. Our access to large-scale, flexible capital that is further enhanced by our relationship with the Corporation, enables us to pursue transactions of a size that lessens competition.

Operating Expertise

We are supported globally by approximately 180,000 operating employees of our managed businesses, who are instrumental in maximizing the value and cash flows of our managed assets. We believe that strong operating experience is essential in maximizing efficiency and productivity – and ultimately, returns. We do this by maintaining a culture of long-term focus, alignment of interest and collaboration through the people we hire and our operating philosophy. This operating expertise developed through our heritage as an owner-operator is invaluable in underwriting acquisitions and executing value-creating development and capital projects.

Global Reach

We invest on behalf of our clients in more than 30 countries on five continents around the world. Our global reach allows us to diversify and identify a broad range of opportunities. We can invest where capital is scarce, and our scale enables us to move quickly and pursue multiple opportunities across different markets. Our global reach also allows us to operate our assets more effectively: we believe that a strong on-the-ground presence is critical to operating successfully in many of our markets, and many of our businesses are truly local. Furthermore, the combination of our strong local presence and global reach enables us to bring global relationships and operating practices to bear across markets to enhance returns.

Our People

We have a team of over 2,000 investment and asset management professionals that are integral to the business, including individuals focused on our core investment strategies and those undertaking various corporate activities. Approximately 100 of these will be employed by the Manager and the remainder will be employed by the Asset Management Company or Oaktree and their subsidiaries. The Manager will provide the services of its employees to our asset management business on a cost recovery basis under the Asset Management Services Agreement, which is described in “Relationship Arrangements – Services Agreements”. Our long-term approach to our business influences everything we do, including how we make investment decisions, how we support and oversee our businesses, and how we develop our people and compensate them. Our employee compensation programs link a significant portion of employee rewards to successful investment outcomes. Our emphasis on fostering collaboration enables us to benefit from a diverse set of skills and experiences. Our talent management processes and our approach to long-term compensation encourage collaboration. This shows itself in a number of ways, including in the sharing of expertise and best practices through both formal and informal channels and building relationships and capabilities through employee secondments and transfers.

We have a group of dedicated operations professionals in all our key regions that have extensive experience leading businesses. We take an active role in enhancing the performance of the assets and businesses we acquire. As a result, our operations team is fully integrated – meaning our operations professionals sit alongside our experienced investment team working hand in hand from diligence to the execution of our business plan and through the monetization phase of an investment. The team works closely with the senior management teams of the companies in which we invest to develop and implement business improvements that enable us to increase cash flow and our return on capital. While enhancement opportunities may differ across assets and businesses, they generally involve a combination of strategic repositioning, focus on operational excellence and enhanced commercial execution.

We recognize that people drive our success, and therefore hiring, developing and retaining our people is one of our top priorities. We do this by ensuring our people are constantly engaged and provide a wide range of development opportunities across all levels. We aim to create an environment that is built on strong relationships and conducive to developing our workforce, and where individuals from diverse backgrounds can thrive.

Investment Process

Our Investment Process Leads to Value Creation

Earning robust returns on the investments we make on behalf of our clients enhances our ability to increase our fee-bearing capital and generates carried interest, both of which grow our cash flows and create value for our shareholders.

1. Raise Capital

As an asset manager, the starting point to the investment cycle is establishing new funds and other investment products for our clients. This in turn provides the capital to invest, from which we earn base management fees, incentive distributions and performance-based returns such as carried interest. Accordingly, we create value by increasing our amount of fee-bearing capital and by achieving strong investment performance that leads to growth in fee-bearing capital and increased cash flows.

2. Identify and Acquire High-Quality Assets

We follow a value-based approach to investing and allocating capital. We believe that our disciplined approach, global reach and our operating expertise afford us access to a wide range of potential opportunities and enable us to invest at attractive valuations and generate superior risk-adjusted returns for our clients. We also leverage our considerable expertise in executing recapitalizations, operational turnarounds and large development and capital projects, providing additional opportunities to deploy capital.

3. Secure Long-Term Financing

We finance the investments we make on behalf of our clients predominantly on a long-term investment-grade basis and asset-by-asset, where possible, with minimal recourse. This financing approach provides us with considerable stability, improves our ability to withstand financial downturns and enables our asset management teams to focus on operations and other growth initiatives.

4. Enhance Value and Cash Flows Through Operating Expertise

We use our operating capabilities to increase the value of the assets within our product offerings and the cash flows they produce, and they help to protect our clients’ capital in adverse conditions. The combination of operating expertise, development capabilities and effective financing can help ensure that an investment’s full value creation potential is realized, which we believe is one of our most important competitive advantages.

5. Realize Capital from Asset Sales or Refinancing

We actively monitor opportunities to sell or refinance assets to generate proceeds for our investors. Capital generated in our limited life funds is returned to investors, and in the case of our perpetual funds, we then redeploy the capital to enhance returns. In many cases, returning capital from private funds completes the investment process, locks in investor returns and gives rise to performance income.

Our Investment Strategies

In each of our product categories we invest globally in various investment strategies, each benefiting from strong secular tailwinds that provide an expanding multi-trillion dollar investable universe.

Our investment strategies are (a) renewable power and transition, (b) infrastructure, (c) private equity, (d) real estate, and (e) credit and other.

Renewable Power and Transition

We are a leading global investment manager in renewable power and transition, with nearly $70 billion of assets under management as of June 30, 2022. Clean energy occupies a uniquely complementary position to the global goals of net-zero emissions, low-cost energy and energy security. We believe that the growing global demand for low-carbon energy, especially amongst corporate off takers, will lead to continued growth opportunities for us in the future. The investment environment for renewable power and transition remains favorable and we expect to continue to advance our substantial pipeline of renewable power and transition opportunities on behalf of our clients and managed assets.

We have approximately 80 investment and asset management professionals globally that are focused on our renewable power and transition strategy, supported by approximately 3,200 employees in the renewable power and transition operating businesses that we manage. Our extensive experience and knowledge in this industry allows us to be a leader in all major technologies with deep operating and development capabilities.

Long-term Private Funds

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We manage the largest of its kind global transition fund, Brookfield Global Transition Fund (“BGTF”), which is our $15 billion flagship fund focused on investments that contribute to the transition to a net-zero global economy. The mandate of this product is to assist utility, energy and industrial businesses reduce CO2 emissions, expand low-carbon and renewable energy production levels and advance sustainable solutions.

Perpetual Strategies

•	We also manage BEP, one of the world’s largest publicly traded renewable power platforms, which is listed on the NYSE and TSX and had a market capitalization of over $22 billion as of June 30, 2022.

Across our renewable power and transition products, we have invested on behalf of our clients in:

•	Hydroelectric operations, through river systems and facilities that provide electricity and have grid stabilizing capabilities,

•	Wind operations that use turbines to create electricity,

•	Utility solar operations that harness energy from the sun to generate electricity,

•	Distributed generation, storage and other operations that provide small-scale generation that can be locally installed and pump storage facilities.

Infrastructure

We are one of the world’s largest investment managers in infrastructure, with $138 billion of assets under management as of June 30, 2022. We invest in high-quality infrastructure assets with stable inflation-protected cash flows, high margins and strong growth prospects. We have approximately 250 investment and asset management professionals globally that are focused on our infrastructure strategy, supported by approximately 44,000 employees in the infrastructure operating businesses that we manage.

Long-term Private Funds

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Brookfield Infrastructure Funds (“BIF”) is our flagship infrastructure fund series. In this product offering, we invest on behalf of our clients in high-quality infrastructure assets on a value basis and seek to add value through the investment life cycle by utilizing our operations-oriented approach.

•	Brookfield Infrastructure Debt (“BID”) is our infrastructure debt fund series, which invests on behalf of our clients in mezzanine debt investments in high-quality, core infrastructure assets.

Perpetual Strategies

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We manage BIP, one of the largest, pure-play, publicly traded global infrastructure platforms, which is listed on the NYSE and TSX and had a market capitalization of $30 billion as of June 30, 2022. In this product offering, we invest on behalf of our clients in high-quality, long-life assets that provide essential products and services for the global economy.

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We also manage Brookfield Super-Core Infrastructure Partners (“BSIP”), which is our perpetual infrastructure private fund strategy. In this product offering, we invest on behalf of our clients in core infrastructure assets in developed markets, with a focus on yield, diversification and inflation-protection.

The infrastructure investments that we manage provide a diversified exposure for our clients to scarce, high-quality businesses that benefit from significant barriers to entry and deliver essential goods and services. Through the various products outlined, we have invested in:

•	Regulated or contracted businesses that earn a return on asset base that include electricity and gas connections, natural gas pipelines and electricity transmission lines,

•	Systems involved in the movement of freight, commodities, and passengers, that include rail operations, toll roads, terminal and export facilities,

•	Assets that handle the movement and storage of commodities from a source of supply to a demand center that include transmission pipelines, natural gas process plants and natural gas storage,

•	Businesses that provide essential services and critical infrastructure to transmit and store data globally that include telecom towers and active rooftop sites, fiber optic cable and data centers.

Private Equity

We are a leading private equity investment manager with $117 billion of assets under management as of June 30, 2022. Our focus is on high-quality businesses that provide essential products and services, diversified across the industrial, infrastructure services and business services sectors. We partner closely with management teams to enable long-term success through operational and other improvements. We have approximately 250 investment and asset management professionals globally that are focused on our private equity strategy, supported by approximately 99,000 employees in the private equity operating businesses that we manage.

Long-term Private Funds

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Our global opportunistic flagship fund series, Brookfield Capital Partners (“BCP”), is our leading private equity product offering. This series of funds focuses on cash-flowing essential service businesses. We seek investments that benefit from high barriers to entry and enhance their cash flow capabilities by improving strategy and execution.

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Our special investments strategy, Brookfield Special Investments (“BSI”), is focused on large-scale, non-control investments. This product capitalizes on potential transactions sourced or otherwise identified by us but do not otherwise fit our traditional control-oriented flagship private equity fund series. These include recapitalizations to strategic growth capital, where we expect to generate equity-like returns while ensuring downside protection through structured investments.

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Our growth equity strategy, Brookfield Growth (“BTG”), was launched in 2016 and has developed into a meaningful business that we expect to continue to scale over time. This strategy focuses on investing in technology-related growth stage companies that surround our broader ecosystem of managed assets.

Perpetual Strategies

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We manage BBU, which is a publicly traded global business services and industrial company focused on owning and operating high-quality providers of essential products and services. BBU is listed on the NYSE and TSX and had a market capitalization of $4.6 billion as of June 30, 2022.

Our private equity vehicles acquire high-quality operations globally. The broad investment mandate provides us with the flexibility to invest on behalf of our clients across multiple industries through many forms. Through the various products outlined above, we have invested on behalf of our clients in:

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Leading service providers to large-scale infrastructure assets, including the leading provider of services and technology to the world’s nuclear power generation facilities, a leading provider of work access, forming and shoring services, a leading provider of modular building leasing services and a leading provider of critical offshore transportation and production services,

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Operationally intense industrial businesses that benefit from a strong competitive position, including the leading global producer of advanced automotive battery technologies, the largest private water and wastewater services company in Brazil, a leading manufacturer of engineered components for industrial trailers and other towable equipment providers, among others,

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Essential services providers, including the largest private sector residential mortgage insurer in Canada, the second largest private hospital operator in Australia, and a leading global construction operation.

Real Estate

We are one of the world’s largest investment managers in real estate, with over $250 billion of assets under management as of June 30, 2022. We have invested on behalf of clients in iconic properties in the world’s most dynamic markets with the goal of generating stable and growing distributions for our investors while protecting them against downside risk. We have approximately 700 investment and asset management professionals that are focused on generating superior returns across our real estate strategies, supported by approximately 24,400 employees in the real estate operating businesses that we manage that are predominantly focused on the following:

Long-term Private Funds

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Our opportunistic real estate flagship fund series is Brookfield Strategic Real Estate Partners (“BSREP”). Through this product, we invest globally across various sectors and geographies on behalf of our clients in high-quality real estate with a focus on large, complex, distressed assets, turnarounds and recapitalizations. The latest vintage for this fund series, our fourth flagship fund, has raised $13 billion as of June 30, 2022.

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Our commercial real estate debt fund series, Brookfield Real Estate Finance Fund (“BREF”), targets investments in transactions, predominantly in the U.S., that are senior to traditional equity and subordinate to first mortgages or investment-grade corporate debt.

•	We also recently launched our real estate secondaries strategy, Brookfield Real Estate Secondaries (“BRES”), with a focus on providing liquidity solutions for other real estate general partners.

Perpetual Strategies

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We manage $22 billion of Fee-Bearing Capital in BPG as of June 30, 2022, which invests on behalf of the Corporation directly in real estate assets or through our real estate private fund offerings. BPG owns, operates and develops iconic properties in the world’s most dynamic markets with a global portfolio of office, retail, multifamily, logistics, hospitality, land and housing, triple net lease, manufactured housing and student housing assets on five continents.

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We also manage capital in our perpetual private fund real estate strategy, Brookfield Premier Real Estate Partner (“BPREP”). BPREP is a core plus strategy that invests in high-quality, stabilized real assets located primarily in the U.S. with a focus on office, retail, multifamily and logistics real estate assets. We also have two regional BPREP strategies that are dedicated specifically to investments in Australia (“BPREP-A”) and Europe (“BPREP-E”).

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We manage capital across our perpetual real estate debt strategy, Brookfield Senior Mezzanine Real Estate Finance Fund (“BSREF”). We seek to originate, acquire and actively manage investments in U.S. senior commercial real estate debt for this strategy.

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We also recently launched our non-traded REIT, Brookfield Real Estate Income Trust (“Brookfield REIT”), which is a semi-liquid strategy catering specifically to the private wealth channel. This product invests in high quality income-producing opportunities globally through equity or real-estate related debt.

Through the various products outlined, we have invested in multiple asset classes including:

•	Office properties in key gateway cities in the U.S., Canada, the U.K., Germany, Australia, Brazil and India,

•	High-quality retail destinations that are central gathering places for the communities they serve, combining shopping, dining, entertainment and other activities,

•	Full-service hotels and leisure-style hospitality assets in high-barrier markets across North America, the U.K. and Australia,

•	High-quality assets with operational upside across multifamily, alternative living, life sciences and logistics sectors globally.

Credit and Other Strategies

As a result of our 61% investment in Oaktree in 2019, we established ourselves as a leader among global investment managers specializing in alternative credit investments. Oaktree is one of the premier credit franchises globally, with $131 billion of Fee-Bearing Capital as of June 30, 2022 and an expertise in investing across the capital structure with an emphasis on an opportunistic, value-oriented and risk-controlled approach to investing in alternative credit investments. Oaktree’s mission is to deliver superior investment results with risk under control and to conduct its business with the highest integrity. Oaktree emphasizes an opportunistic, value-oriented and risk-controlled approach to its investments. Over more than three decades, Oaktree has developed a large and growing client base through its ability to identify and capitalize on opportunities for attractive investment returns in less efficient markets. Oaktree’s series A and series B preferred units are listed on the NYSE.

Oaktree manages investments in a number of strategies across four asset classes: credit, private equity, real assets and listed equities. The diversity of Oaktree’s investment strategies allows it to meet a wide range of investor needs suited for different market environments globally and, for certain strategies, targeted regions, while providing Oaktree with a long-term diversified revenue base. Oaktree’s credit strategies invest in both liquid and illiquid instruments, sourced directly from borrowers and via public markets. Oaktree’s private equity strategies focus on a broad range of regions and market sectors, and they combine traditional private equity and special situation opportunities. Oaktree’s real assets platform capitalizes on Oaktree’s global footprint, multi-disciplinary capabilities, extensive network of industry experts, and key relationships with operating partners. Finally, Oaktree’s listed equities strategies seek to invest in undervalued stocks in specific regions.

We offer one of the most comprehensive alternative credit offerings available today and have a global presence through our experienced team of investment professionals. Our credit strategies invest in both liquid and illiquid instruments, sourced directly from borrowers and via public markets. We focus primarily on rated and non-rated debt of sub-investment grade issuers in developed and emerging markets, and we offer investments in an array of private credit, high yield bonds, convertible securities, leveraged loans, structured credit instruments and opportunistic credit.

Our flagship credit strategy, the Opportunistic Credit series, focuses on protecting against loss by buying claims on assets at attractive or distressed prices. We aim to achieve substantial gains by actively participating in restructurings to restore companies to financial viability, while creating value. The latest vintage of this series of funds was raised in 2021 and 2022 with a total fund size of $16 billion and is the largest fund in the series to date.

Also included in our other strategies is our Public Securities Group (“PSG”), which manages the fee-bearing capital associated with our liquid strategies. PSG serves institutions and individuals seeking the investment advantages of real assets through actively managed listed equity and debt strategies.

ESG Management

Our business philosophy is based on our conviction that acting responsibly toward our stakeholders is foundational to operating a productive, profitable and sustainable business, and that value creation and sustainable development are complementary goals. We understand that well-run businesses are those that have a solid moral authority from all stakeholders to execute their business plans. Our long-term focus lends itself to implementing robust ESG programs throughout our asset management business and underlying operations, which has always been a key priority for us.

We understand that good governance is essential to sustainable business operations. Our Board, through its Governance, Nominating and Compensation Committee, has ultimate oversight of our ESG strategy and receives regular updates on our ESG initiatives. Each aspect of ESG is overseen by select senior executives, who are charged with driving ESG initiatives based on our business imperatives, industry developments and best practices, in each case supported by asset management professionals from each of these constituencies.

Climate change mitigation and adaptation continues to be a key area of focus and we have made progress in a number of areas:

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We continue to make progress on our alignment with the Task Force on Climate-related Financial Disclosures (“TCFD”) and we recently completed a climate risk management review to better understand our physical and transition risk and opportunities profile across our businesses. We are leveraging those results to identify improvement opportunities in our approach to climate change mitigation and adaptation and continue to integrate these considerations into our business and investment strategies. In addition, we will be incorporating them, as appropriate, to enhance our due diligence processes. Our climate change risk management approach is aligned with the TCFD’s recommendations.

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To further our commitment to support the transition to a net zero carbon economy, we became a signatory to the Net Zero Asset Managers initiative (“NZAM”). NZAM is a group of international asset managers committed to supporting the goal of net zero greenhouse gas (GHG) emissions by 2050 or sooner. To fulfil this commitment we will take account of emissions, prioritize emissions reductions across our businesses, and work towards publishing disclosures in line with the recommendations of the TCFD.

We progressed several initiatives to support our commitment to both diversity and inclusion within our culture. Our Global Diversity Advisory Group provides insight into the concerns, challenges, and successes around attracting and retaining members from underrepresented groups and find ways to increase our engagement with them. In 2021, we became a signatory to the ILPA Diversity in Action initiative, bringing together limited and general partners to demonstrate commitment to advancing diversity and inclusion, both within organizations and the industry more broadly.

Overview of ESG & the Investment Process

We have a common set of ESG principles across our investment strategies, while at the same time recognizing that the geographic and sector diversity of the assets and businesses we manage requires a tailored approach. Our approach to ESG is based on the following guiding principles:

•	Mitigate the impact of our operations on the environment

•	Strive to minimize the environmental impact of our operations and improve our efficient use of resources over time

•	Support the goal of net zero greenhouse gas emissions by 2050 or sooner

•	Ensure the well-being and safety of employees

•	Foster a positive work environment based on respect for human rights, valuing diversity and zero tolerance for workplace discrimination, violence, or harassment

•	Operate with leading health and safety practices to support the goal of zero serious safety incidents

•	Uphold strong governance practices

•	Operate to the highest ethical standards by conducting business activities in accordance with our Code of Conduct

•	Maintain strong stakeholder relationships through transparency and active engagement

•	Be good corporate citizens

•	Ensure the interests, safety and well-being of the communities in which we operate are integrated into our business decisions

•	Support philanthropy and volunteerism by our employees

ESG management is embedded throughout our investment process, starting with the due diligence of a potential investment through to the exit process. During the due diligence phase, we utilize the Corporation’s operating expertise and our ESG Due Diligence Guidelines, which integrates guidance by the Sustainability Accounting Standards Board (“SASB”), to identify material ESG risks and opportunities relevant to a potential investment. In completing these initial assessments, we utilize internal experts and, as needed, third-party consultants.

To ensure ESG considerations are fully integrated in the due diligence phase, our investment team prepares a detailed memorandum outlining the merits of the transaction and disclosing potential risks, mitigants and opportunities. Senior management discusses material ESG issues and potential mitigation strategies, including but not limited to, bribery and corruption risks, health and safety risks, and legal risks, as well as environmental and social risks.

Post-acquisition, the management teams at the businesses we oversee are accountable for the preparation and implementation of ESG initiatives within their operations. Tailored integration plans are created by those teams to ensure any material ESG-related risks identified during diligence are prioritized. This is consistent with our overall approach to overseeing our assets and businesses and it ensures full alignment between responsibility, authority, experience, and execution. This approach is particularly important given the wide range of industries and locations in which we invest that require tailored ESG risk identification and management systems to mitigate unique risks and capitalize on distinct opportunities. Given the size of our assets under management, the assets and businesses we manage execute a significant number of ESG initiatives on an annual basis.

When preparing an asset for divestiture, we create robust business plans outlining potential value creation deriving from several different factors, including ESG considerations. We also prepare both qualitative and quantitative data that summarize the ESG performance of the investment and provide a holistic understanding of how we have managed the investment during the holding period.

Currently our business does not have operations in emerging market jurisdictions that have a material impact on our business.

Regulatory

Our business, including our investment advisory and broker-dealer business, is subject to substantial and increasing regulatory compliance obligations and oversight, and this higher level of scrutiny may lead to more regulatory enforcement actions. The financial services industry has been the subject of heightened scrutiny, and the SEC has specifically focused on asset managers in recent enforcement actions.

Our business is not only regulated in the U.S., but also in other jurisdictions where we conduct operations including the E.U., the U.K., Canada, Brazil, Australia, India, South Korea and China. Similar to the environment in the U.S., our business and how we market in jurisdictions outside the U.S. has become subject to further regulation. Governmental agencies around the world have proposed or implemented a number of initiatives and additional rules and regulations that could adversely affect our business and our managed assets, and governmental agencies may propose or implement further rules and regulations in the future. These rules and regulations may impact how we market our managed assets in these jurisdictions and introduce compliance obligations with respect to disclosure and transparency, as well as restrictions on investor participation and distributions. Such regulations may also prescribe certain capital requirements on our managed assets, and conditions on the leverage our managed assets may employ and the liquidity these managed assets must have.

The broker-dealer side of our managed assets is regulated by the SEC, the various Canadian provincial securities commissions, as well as self-regulatory organizations, including the Financial Industry Regulatory Authority in the U.S. In addition, the advisors of certain of our managed assets are registered as investment advisers with the SEC. Registered investment advisers are subject to the requirements and regulations of the Investment Advisers Act of 1940, which grants U.S. supervisory agencies broad administrative powers, including the power to limit or restrict the carrying on of business for failure to comply with laws or regulations. If such powers are exercised, the possible sanctions that may be imposed include the suspension of individual employees, limitations on the activities in which the investment adviser may engage, suspension or revocation of the investment adviser’s registration, censure and fines.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

This management’s discussion and analysis (“MD&A”) covers the financial position as at December 31, 2021 and 2020 and results of operations for the years ended December 31, 2021, 2020 and 2019 and the interim financial position as at June 30, 2022 and interim results of operations for the three and six months ended June 30, 2022 and 2021, in each case of our asset management business. The MD&A also presents pro forma financial information related to the Manager as at September 30, 2022 and for the period ended September 30, 2022 and year ended December 31, 2021. On completion of the Arrangement, the shareholders of the Corporation will become shareholders of the Manager, which will acquire a 25% interest in our asset management business, while retaining their shares of the Corporation.

The information in this section should be read in conjunction with the following combined consolidated financial statements included elsewhere in this prospectus: (i) the interim combined financial statements of the newly incorporated Brookfield Asset Management ULC as at June 30, 2022 and December 31, 2021 and for the three and six months ended June 30, 2022 and 2021, (ii) the annual combined financial statements of Brookfield Asset Management ULC as at and for the three years ended December 31, 2021, and (iii) the unaudited pro forma financial information of the Manager as at September 30, 2022 and for the period ended September 30, 2022 and for the year ended December 31, 2021.

Basis of Presentation

The Manager was incorporated on July 4, 2022 and does not have historical operations or activities. Following the completion of the Arrangement and Special Distribution, the Manager’s sole material asset will be its 25% interest in our asset management business, which will be accounted for using the equity method. The Manager’s returns will be earned from its interest in our asset management business, and therefore this MD&A focuses on the results and operations thereof, underlying the equity earnings of the Manager.

The combined financial statements of our asset management business have been prepared for the purpose of presenting, on a stand-alone basis, the asset management business that prior to the Arrangement was carried on by the Corporation. All intercompany balances, transactions, revenues and expenses within our asset management business have been eliminated. Certain resources for oversight of operations and associated overhead are incurred by the Corporation. These corporate costs have been allocated on the basis of direct usage where identifiable, with the remainder allocated based on management’s best estimate of costs attributable to our asset management business, as more fully described in the financial statements of our asset management business included elsewhere in this prospectus.

All financial data is presented in U.S. Dollars and, unless otherwise indicated, has been prepared in conformity with U.S. GAAP.

Notable Transaction

On September 30, 2019, the Corporation completed the acquisition of an approximate 61% interest in Oaktree. The Corporation acquired an additional 2% interest in Oaktree in the second quarter of 2022, resulting in an approximate 64% ownership as at June 30, 2022. Following the completion of the Arrangement and Special Distribution, our asset management business will own the aforementioned interest in Oaktree and will equity account for its interest as it has significant influence over this investment. The Manager, through its 25% interest in our asset management business, will indirectly have an equity interest in Oaktree.

Key Financial and Operating Measures

The Manager and the Asset Management Company prepare their financial statements in conformity with U.S. GAAP. This MD&A discloses a number of non-GAAP financial and supplemental financial measures which are utilized in monitoring our asset management business, including for performance measurement, capital allocation and valuation purposes. The Manager believes that providing these performance measures is helpful to investors in assessing the overall performance of our asset management business. These non-GAAP financial measures should not be considered as the sole measure of the Manager’s or our asset management business’ performance and should not be considered in isolation from, or as a substitute for, similar financial measures calculated in conformity with U.S. GAAP financial measures. These non-GAAP measures are not standardized financial measures and may not be comparable to similar financial measures used by other issuers. The Manager includes the asset management activities of Oaktree, an equity accounted affiliate, in its key financial and operating measures for the asset management business. See “—Reconciliation of U.S. GAAP to Non-GAAP Measures”.

Non-GAAP Measures Utilized by the Manager

Distributable Earnings

Distributable Earnings used by the Manager provides insight into earnings that are available for distribution or to be reinvested by the Manager. Distributable Earnings of the Manager represent its share of Distributable Earnings from our asset management business less general and administrative expenses, but excluding equity-based compensation costs, of the Manager. The most directly comparable measure disclosed in our primary financial statements for Distributable Earnings of the Manager is net income.

The Manager intends to pay out approximately 90% of its Distributable Earnings to shareholders quarterly and reinvest the balance back into the business. See “Dividend Policy” for more information.

Non-GAAP Measures Utilized by Our Asset Management Business

Distributable Earnings

Distributable Earnings used by our asset management business provides insight into earnings that are available for distribution or to be reinvested by our asset management business. It is calculated as the sum of its Fee-Related Earnings, realized carried interest, realized principal investments, interest expense, and general and administrative expenses; excluding equity-based compensation costs and depreciation and amortization. The most directly comparable measure disclosed in the primary financial statements of our asset management business for Distributable Earnings is net income.

Our asset management business intends to pay dividends to the Manager and the Corporation on a quarterly basis sufficient to ensure that the Manager can pay its intended dividend. See “Dividend Policy” for more information.

Fee Revenues

Fee Revenues is a key metric analyzed by management to determine the growth in recurring cash flows from our asset management business. Fee Revenues include base management fees, incentive distributions, performance fees and transaction fees. Fee Revenues exclude carried interest, but includes Fee Revenues earned by Oaktree. The most directly comparable measure of Fee Revenues disclosed in our primary financial statements is total management fee revenues.

Fee-Related Earnings

Fee-Related Earnings is used to provide additional insight into the operating profitability of our asset management activities. Fee-Related Earnings are recurring in nature and not based on future realization events. Fee-Related Earnings is comprised of Fee Revenues less direct costs associated with earning those fees, which include employee expenses and professional fees as well as business related technology costs, other shared services and taxes. The most directly comparable measure of Fee-Related Earnings disclosed in our primary financial statements is net income.

Supplemental Financial Measures Utilized by Our Asset Management Business

Assets under management

Assets under management (“AUM”) refers to the total fair value of assets managed, calculated as follows:

•	investments that the Corporation either:

○

consolidates for accounting purposes (generally, investments in respect of which the Corporation has a significant economic interest and unilaterally directs day-to-day operating, investing and financing activities), or

○

does not consolidate for accounting purposes but over which the Corporation has significant influence by virtue of one or more attributes (e.g., being the largest investor in the investment, having the largest representation on the investment’s governance body, being the primary manager and/or operator of the investment, and/or having other significant influence attributes), are calculated at 100% of the total fair value of the investment taking into account its full capital structure — equity and debt — on a gross asset value basis, even if the Corporation does not own 100% of the investment, with the exception of investments held through our perpetual funds, which are calculated at its proportionate economic share of the investment’s net asset value; and

•

all other investments are calculated at the Corporation’s proportionate economic share of the total fair value of the investment taking into account its full capital structure — equity and debt — on a gross asset value basis, with the exception of investments held through our perpetual funds, which are calculated at the Corporation’s proportionate economic share of the investment’s net asset value.

Our methodology for determining AUM differs from the methodology that is employed by other alternative asset managers as well as the methodology for calculating regulatory AUM that is prescribed for certain regulatory filings (e.g., Form ADV and Form PF).

Fee-Bearing Capital

Fee-Bearing Capital represents the capital committed, pledged or invested in the perpetual affiliates, private funds and liquid strategies that we manage which entitles us to earn Fee Revenues. Fee-Bearing Capital includes both called (“invested”) and uncalled (“pledged” or “committed”) amounts.

When reconciling period amounts, we utilize the following definitions:

•	Inflows include capital commitments and contributions to our private and liquid strategies funds and equity issuances in the Corporation’s perpetual affiliates.

•	Outflows represent distributions and redemptions of capital from within the liquid strategies capital.

•

Distributions represent quarterly distributions from the perpetual affiliates as well as returns of committed capital (excluding market valuation adjustments), redemptions and expiry of uncalled commitments within our private funds.

•	Market valuation includes gains (losses) on portfolio investments, the perpetual affiliates and liquid strategies based on market prices.

•

Other includes changes in net non-recourse leverage included in the determination of the perpetual affiliate capitalization and the impact of foreign exchange fluctuations on non-U.S. dollar commitments.

Uncalled Fund Commitments

Total Uncalled Fund Commitments includes capital callable from fund investors, including funds outside of their investment period, for which capital is callable for follow-on investments.

Overview of Our Business

We are one of the world’s leading alternative asset managers, with over $750 billion of AUM as of June 30, 2022 across renewable power and transition, infrastructure, private equity, real estate and credit. We invest client capital for the long-term with a focus on real assets and essential service businesses that form the backbone of the global economy. We draw on our heritage as an owner and operator to invest for value and generate strong returns for our clients, across economic cycles.

To do this, we leverage our exceptional team of over 2,000 investment and asset management professionals, our global reach, deep operating expertise and access to large-scale capital to identify attractive investment opportunities and invest on a proprietary basis. Our investment approach and strong track record have been the foundation and driver of our growth.

We provide a highly diversified suite of alternative investment strategies to our clients and are constantly innovating new strategies to meet their needs. We have approximately 50 unique product offerings that span a wide range of risk-adjusted returns, including opportunistic, value-add, core, super-core, and credit. We evaluate the performance of these product offerings and our investment strategies using a number of non-GAAP measures as outlined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The Manager will utilize Distributable Earnings to measure performance, while, in addition to this metric, Fee Revenues and Fee-Related Earnings are closely utilized in order to assess the performance of our asset management business.

We have over 2,000 clients, made up of some of the world’s largest institutional investors, including sovereign wealth funds, pension plans, endowments, foundations, financial institutions, insurance companies and individual investors.

We are in a fortunate position to be trusted with our clients’ capital and our objective is to meet their financial goals and provide for a better financial future while providing a market leading experience. Our team of 250 client service professionals across 18 global offices are dedicated to our clients and ensuring we are exceeding their service expectations.

Our guiding principle is to operate our business and conduct our relationships with the highest level of integrity. Our emphasis on diversity and inclusion reinforces our culture of collaboration, allowing us to attract and retain top talent. Strong ESG practices are embedded throughout our business, underpinning our goal of having a positive impact on the communities and environment within which we operate.

Products

Our products broadly fall into one of three categories: (i) long-term private funds, (ii) perpetual strategies and (iii) liquid strategies.

For discussion on Fee-Bearing Capital, see “Key Financial and Operating Measures”.

Long-term Private Funds

As of June 30, 2022, we manage $182 billion of Fee-Bearing Capital across a diverse range of long-term private funds that target opportunistic (20%+, gross), value-add (15%-16%, gross), core and core plus (9%-13%, gross) returns. These funds are generally closed-end and have a long duration, typically committed for 10 years with two one-year extension options.

On these products, we earn:

•	Diversified and long-term base management fees, typically on committed capital or invested capital, depending on the nature of the fund and the period that the fund is in its life,

•	Transaction and advisory fees on co-investment capital that we raise and deploy alongside our long-term private funds, which vary based on transaction agreements, and

•

Carried interest or performance fees, which enables us to receive a portion of overall fund profits, provided that investors receive a minimum prescribed preferred return. Carried interest is typically paid towards the end of the life of a fund after capital has been returned to investors and may be subject to “clawback” until all investments have been monetized and minimum investment returns are sufficiently assured. As described under “Relationship Arrangements”, the Corporation is entitled to receive 33.3% of the carried interest on new sponsored funds of our asset management business and will retain all of the carried interest earned on mature funds.

Perpetual Strategies

As of June 30, 2022, we manage $133 billion of Fee-Bearing Capital across various perpetual strategies, which include the perpetual affiliates, as well as the capital that we manage in our perpetual core and core plus private funds.

On these products, we earn:

•	Long-term perpetual base management fees, which are based on the market capitalization or net asset value of the perpetual affiliates and on the net asset value of our perpetual private funds.

•

Stable incentive distribution fees from BEP and BIP, which are linked to the growth in cash distributions paid to investors above a predetermined hurdle. Both BEP and BIP have a long-standing track record of growing distributions annually within a target range of 5-9%.

•	Performance fees from BBU based on unit price performance above a prescribed high-water mark price, which are not subject to clawback, as well as carried interest on our perpetual private funds.

Liquid Strategies

As of June 30, 2022, we manage $77 billion of Fee-Bearing Capital across our liquid strategies, which included capital that we manage on behalf of our publicly listed funds and separately managed accounts, with a focus on fixed income and equity securities across real estate, infrastructure and natural resources. On these products, we earn base management fees, which are based on committed capital or fund net asset value, and performance income based on investment returns above a minimum prescribed return.

Review of Financial Results

The Pro Forma Financial Information of the Manager

The following section contains a discussion of the pro forma results of operations and financial position of the Manager for the periods indicated and should be read in conjunction with the Manager’s pro forma financial statements included under “Pro Forma Financial Information”. The Manager and its related entities were established by the Corporation as part of its plan to distribute a portion of its asset management business to its shareholders. On completion of the Arrangement and the Special Distribution, the Manager’s assets and operations will consist of its 25% interest in our asset management business and the employment of over 100 individuals who will provide services thereto.

AS AT	September 30, 2022
(MILLIONS)	Historical	Pro Forma
Assets
Cash and cash equivalents	$—	$—
Investment in Brookfield Asset Management ULC	—	2,301

Total Assets	$—	$2,301

Total Liabilities and Equity	—	2,301

The Manager’s pro forma financial position as at September 30, 2022 is comprised of a $2.3 billion investment in the Asset Management Company, which represents a 25% ownership interest. Pro forma holdings of the Asset Management Company primarily consist of cash and deposits of $2.8 billion, or $700 million at the Manager’s share, and an equity interest in Oaktree of $4.0 billion, or $1.0 billion at the Manager’s share.

	Period ended September 30, 2022		Year ended December 31, 2021
(MILLIONS)	Historical	Pro Forma	Historical	Pro Forma
Share of Brookfield Asset Management ULC’s net income	$—	$171	$—	$244
Net income	—	167	—	236

The Manager’s pro forma statement of income for the period ended September 30, 2022 and year ended December 31, 2021 present net income of $167 million and $236 million, respectively. Net income consists of the Manager’s equity interest in the earnings of the Asset Management Company less general and administrative expenses, primarily attributable to executive compensation costs of the Manager.

Review of Combined Consolidated Carve-out Financial Results of Operations of Our Asset Management Business

The following section contains a discussion and analysis of the combined consolidated carve-out financial statements of Brookfield Asset Management ULC. The Manager will account for our asset management business through the application of the equity method of accounting, and therefore the Manager will have a 25% interest in the earnings of our asset management business.

	Three months ended June 30,		Six months ended June 30,		Year ended December 31,
(MILLIONS)	2022	2021	2022	2021	2021	2020	2019
Revenues
Management fee revenues
Base management and advisory fees	$581	$449	$1,168	$895	$1,951	$1,586	$1,394
Incentive distributions	84	84	168	168	315	306	262
Performance fees	—	79	—	79	157	—	—

Total management fee revenues	665	612	1,336	1,142	2,423	1,892	1,656
Investment income
Carried interest allocations
Realized	10	—	57	14	49	32	246
Unrealized	153	83	105	101	299	(97)	(160)

Total investment income	$163	$83	$162	$115	$348	$(65)	$86
Interest and dividend revenue	74	40	141	106	293	287	370
Other revenues	22	6	40	10	23	40	61

Total revenues	924	741	1,679	1,373	3,087	2,154	2,173
Expenses
Compensation, operating, and general and administrative expenses
Compensation and benefits	(134)	(192)	(303)	(354)	(703)	(519)	(550)
Other operating expenses	(55)	(46)	(106)	(86)	(185)	(157)	(174)
General, administrative and other	(34)	(29)	(74)	(61)	(132)	(114)	(92)

Total compensation, operating, and general and administrative expenses	(223)	(267)	(483)	(501)	(1,020)	(790)	(816)
Carried interest allocation compensation
Realized	(10)	(33)	(20)	(40)	(74)	(55)	(74)
Unrealized	(8)	(33)	(111)	(98)	(137)	(65)	(67)

Total carried interest allocation compensation	(18)	(66)	(131)	(138)	(211)	(120)	(141)
Interest expense paid to related parties	(43)	(23)	(85)	(70)	(171)	(257)	(154)

Total expenses	(284)	(356)	(699)	(709)	(1,402)	(1,167)	(1,111)
Other income (expenses), net	269	185	726	600	1,486	(242)	634
Share of income from equity accounted investments	87	24	155	(16)	161	38	26

Income before taxes	996	594	1,861	1,248	3,332	783	1,722
Income tax (expense) benefit	(162)	(62)	(304)	(151)	(504)	(226)	375

Net income	834	532	1,557	1,097	2,828	557	2,097
Net income attributable to redeemable non-controlling interest	(166)	(118)	(541)	(256)	(977)	(175)	(184)

Net income attributable to Brookfield Asset Management ULC	$668	$414	$1,016	$841	$1,851	$382	$1,913

For the three months ended June 30, 2022 and 2021

Net income for the three months ended June 30, 2022 was $834 million, of which $668 million was attributable to Brookfield Asset Management ULC. This compares to net income of $532 million for the three months ended June 30, 2021, of which $414 million was attributable to Brookfield Asset Management ULC. Net income for the period benefitted from strong growth in base management and advisory fees, an increase in other income due to valuation gains from our real estate funds and higher unrealized carried interest allocations. These increases were partially offset by lower performance fees and an increase in our income tax expense due to higher taxable income in the period.

Revenues

Revenues for the three months ended June 30, 2022 were $924 million, which represents an increase of $183 million or 25% compared to $741 million for the same period in 2021.

Base management and advisory fees for the three months ended June 30, 2022 were $581 million, which represents an increase of $132 million or 29% compared to the prior year. The increase was predominantly due to fundraising efforts related to our fourth flagship real estate fund, our global transition fund and our sixth flagship private equity fund, as well as the higher market capitalizations of BIP and our other perpetual strategies.

Incentive distributions for the three months ended June 30, 2022 remained in line with the prior year at $84 million. Incentive distributions from BIP and BEP increased by $4 million and $10 million, respectively, as both of our perpetual affiliates increased their dividends by 5% at the end of 2021. The increase was partially offset by a $14 million decline in incentive distributions earned from BPY following its privatization in July 2021.

Expenses

Expenses for the three months ended June 30, 2022 were $284 million, a decrease of $72 million or 20% compared to the three months ended June 30, 2021.

Compensation and benefits for the three months ended June 30, 2022 were $134 million, which represents a decrease of $58 million or 30% compared to the prior year. The decrease is primarily attributable to a reduction in stock compensation expense related to restricted share unit and deferred share unit compensation plans as a result of a decrease in the Corporation’s share price, partially offset by an increase in costs due to incremental headcount to support new funds and products launched over the past year and to deploy capital raised across our flagship product offering.

Compensation expenses related to unrealized carried interest allocations were $8 million for the three months ended June 30, 2022, which represents a decrease of $25 million compared to the prior year. The decrease is predominantly driven by higher valuation gains across our flagship fund products during the prior year period for which the entitlement to carried interest has been retained by the Corporation.

Other income and expenses

Other income and expenses totaled $269 million for the three months ended June 30, 2022, compared to $185 million during the prior year. This line item primarily consists of mark-to-market adjustments on certain investments in our directly held real estate portfolio and our real estate long term private fund. Income in the current period benefitted from the recognition of valuation gains, primarily in our logistics portfolio held in BSREP III due to higher market rents. The prior year included $134 million of mark-to-market gains on the sale of a life science portfolio held in BSREP III.

Share of income (loss) from equity accounted investments

Our share of income from equity accounted investments was $87 million compared to $24 million in the prior period. This line item primarily consists of earnings associated with our 64% interest in Oaktree. Prior year results reflect a reduction in carried interest revenue, primarily attributable to a decrease in private fund valuations associated with impacts from the global pandemic.

Income tax expense

Income tax expense was $162 million for the three months ended June 30, 2022, which represents an increase of $100 million compared to the prior year. This was predominantly driven by higher taxable net income during the current period.

Net income attributable to redeemable non-controlling interest

Net income attributable to redeemable non-controlling interest was $166 million for the three months ended June 30, 2022, which represents a $48 million increase compared to the same period in 2021. The increase is primarily attributable to the aforementioned valuation gains associated with our BSREP III investment, resulting in a higher amount of income attributable to non-controlling interests in that fund.

For the six months ended June 30, 2022 and 2021

Net income for the six months ended June 30, 2022 was $1,557 million, of which $1,016 million was attributable to Brookfield Asset Management ULC. This compares to net income of $1,097 million for the six months ended June 30, 2021, of which $841 million was attributable to Brookfield Asset Management ULC. Net income for the period benefitted from strong growth in base management and advisory fees, an increase in other income due to valuation gains from our real estate funds, and higher earnings from equity accounted investments. These increases were partially offset by lower performance fees and an increase in our income tax expense due to higher taxable income in the period.

Revenues

Revenues for the six months ended June 30, 2022 were $1,679 million, which represents an increase of $306 million or 22% compared to $1,373 million for the same period in 2021.

Base management and advisory fees for the six months ended June 30, 2022 were $1,168 million, which represents an increase of $273 million or 31% compared to the prior year. The increase was predominantly due to fundraising efforts for our fourth flagship real estate fund, our global transition fund and our sixth flagship private equity fund, as well as the higher market capitalizations of BIP, BBU and across our perpetual strategies. In addition, the current period benefited from incremental fee contributions from new products and strategic growth initiatives.

Incentive distributions for the six months ended June 30, 2022 remained in line with the prior year at $168 million. Incentive distributions from BIP and BEP increased by $8 million and $20 million, respectively, as both perpetual affiliates increased their dividends by 5% at the end of 2021. The increase was partially offset by a $28 million decline in incentive distributions earned from BPY following its privatization in July 2021.

Expenses

Expenses for the six months ended June 30, 2022 were $699 million, a decrease of $10 million or 1% compared to the six months ended June 30, 2021.

Compensation and benefits for the six months ended June 30, 2022 were $303 million, which represents a decrease of $51 million or 14% compared to the prior year. The decrease is primarily attributable to a decrease in stock compensation expense related to restricted share unit and deferred share unit compensation plans as a result of a decrease in the Corporation’s share price, partially offset by an increase due to incremental headcount to support new funds and products launched over the past year and to deploy capital raised across our flagship product offering.

Compensation expenses related to unrealized carried interest allocations were $111 million for the six months ended June 30, 2022, which represents an increase of $13 million compared to the prior year. The increase is predominantly driven by valuation gains across our flagship fund products during the period for which the entitlement to carried interest has been retained by the Corporation.

Other income and expenses

Other income and expenses totaled $726 million for the six months ended June 30, 2022, compared to $600 million during the prior year. This line item primarily consists of mark-to-market adjustments on certain investments in our directly held real estate portfolio and our real estate long term private fund. Income in the current period benefitted from the recognition of valuation gains, primarily in our logistics portfolio held in BSREP III, due to achieving certain development milestones and higher market rents. The prior year included $134 million of mark-to-market gains on the sale of a life science portfolio held in BSREP III.

Share of income (loss) from equity accounted investments

Our share of income from equity accounted investments was $155 million compared to a loss of $16 million in the prior period. This line item primarily consists of earnings associated with our 64% interest in Oaktree. Prior year results reflect a decrease in carried interest, primarily attributable to a reduction in private fund valuations associated with impacts from the global pandemic.

Income tax expense

Income tax expense was $304 million for the six months ended June 30, 2022, which represents an increase of $153 million compared to the prior year. This was predominantly driven by higher taxable net income during the current period.

Net income attributable to redeemable non-controlling interest

Net income attributable to redeemable non-controlling interest was $541 million for the six months ended June 30, 2022, which represents a $285 million increase compared to the same period in 2021. The increase is primarily attributable to the aforementioned valuation gains associated with our BSREP III investment, resulting in a higher amount of income attributable to non-controlling interests in that fund.

For the years ended December 31, 2021 and 2020

Net income for the year ended December 31, 2021 was $2.8 billion, of which $1.9 billion was attributable to the Brookfield Asset Management ULC. This compares to net income of $557 million for the year ended December 31, 2020, of which $382 million was attributable to Brookfield Asset Management ULC. Net income benefitted from significant growth in base management and advisory fees and performance fees over the last 12 months due to strong flagship fundraising, higher average market capitalization of the perpetual affiliates and valuation gains related to our investment in BSREP III, partially offset by higher compensation costs in conjunction with the step change growth of our asset management franchise.

As at December 31, 2021 the fair value of BSREP III was determined to be $5.6 billion, compared to $3.5 billion in the prior year. The increase of $2.1 billion was driven by capital contributions of $1.1 billion as well as

$967 million of valuation gains on underlying investment properties predominantly valued under the discounted cash flow method. Valuation gains were primarily attributable to a reduction in discount rates on achieving certain development milestones and an increase in cashflows from higher market rents across the underlying real estate portfolio.

Revenues

Revenues for the year ended December 31, 2021 were $3.1 billion, an increase of $0.9 billion or 43% compared to $2.2 billion for the year ended December 31, 2020.

Base management and advisory fees were $2.0 billion for the year ended December 31, 2021, which represents an increase of $365 million or 23% compared to the year ended December 31, 2020. The increase was predominantly driven by higher average market capitalization of the perpetual affiliates during the year. In addition, we benefitted from the contribution of fees from our latest round of flagship funds, including our fourth flagship real estate fund and our global transition fund.

Incentive distributions were $315 million for the year ended December 31, 2021, which represents an increase of $9 million compared to $306 million in the prior year. The increase was attributable to $14 million and $23 million of incremental fees earned from BEP and BIP, respectively, as a result of 5% increases in their dividends. These increases were partially offset by a $28 million reduction in incentive distributions related to BPY, as 2021 included only two quarters of incentive distributions following the privatization of BPY in July 2021.

Performance fees were $157 million for the year ended December 31, 2021 as a result of BBU surpassing its high watermark in both the second and fourth quarter of the year, attributable to an increase in unit price during those periods. The high-water mark threshold to earn additional performance fees at December 31, 2021 was $47.30 per unit, above the previous threshold of $44.64. In the prior year, BBU did not surpass this hurdle and therefore no performance fees were recognized.

Unrealized carried interest allocations were $299 million for the year ended December 31, 2021, which represents an increase of $396 million compared to the year ended December 31, 2020. The current period includes valuation gains across sectors within our first and second flagship real estate fund and our perpetual real estate fund. The prior year was impacted by valuation losses associated with the pandemic for the aforementioned funds.

Expenses

Expenses for the year ended December 31, 2021 were $1.4 billion, an increase of $235 million compared to the year ended December 31, 2020.

Compensation expenses increased $184 million to $703 million for the year ended December 31, 2021, predominantly driven by additional headcount to support new funds and products launched since the prior year end, as well as incremental headcount to deploy capital raised across our flagship product offering.

Other operating expenses were $185 million for the year ended December 31, 2021, which represents an increase of $28 million compared to the prior year. The increase was predominantly driven by higher professional fees related to the growth in our asset management business and our product offering, including launching fundraising for our inaugural transition fund, our non-traded REIT, and a number of other new product offerings.

Compensation expenses related to unrealized carried interest allocations were $137 million for the year ended December 31, 2021, compared to $65 million in the prior year. The increase is related to the increase in unrealized carried interest allocations during the year as valuations recovered across sectors within our real estate funds.

Other income and expenses, net

Other income and expenses, net totaled $1.5 billion for the year ended December 31, 2021, compared to expenses of $242 million during the year ended December 31, 2020. The current period benefitted from $1.3 billion of valuation gains related to our investment in BSREP III, primarily attributable to capitalization rate compression in the multi-family sector. In addition, valuation losses were recognized in the prior year on our financial asset investment in BPY as a result of a decline in its share price.

Share of income from equity accounted investments

Our share of income from equity accounted investments was $161 million, an increase of $123 million compared to $38 million recognized the year prior. The increase predominantly relates to higher Fee-Related Earnings and carried interest allocations at Oaktree as a result of strong fundraising and capital deployment activities.

Income tax expense

Income tax expense was $504 million for the year ended December 31, 2021, which represents an increase of $278 million compared to the prior year. This was predominantly driven by significantly higher taxable net income during the current year.

Net income attributable to non-controlling interest in consolidated entities

Net income attributed to non-controlling interest in consolidated entities was $977 million for the year ended December 31, 2021. This represents an $802 million increase compared to the prior year, as a result of the aforementioned increase in value of BSREP III, resulting in a higher amount of income attributable to non-controlling interests or third-party investors in that fund.

For the years ended December 31, 2020 and 2019

Net income for the year ended December 31, 2020 was $557 million, of which $382 million was attributable to Brookfield Asset Management ULC. This compares to net income of $2.1 billion for the year ended December 31, 2019, of which $1.9 billion was attributable to Brookfield Asset Management ULC. Net income was lower in 2020 due to a decline in valuations across our real estate long term private funds as a result of impacts from the global pandemic, which was partially offset by the continued growth in total management fee revenues from incremental Fee-Bearing Capital associated with flagship fundraising. In addition, the prior year included a significant income tax benefit associated with an increase in the projected utilization of previously unrecognized loss carry forwards on the back of achieved and expected growth of our asset management business.

Revenues

Revenues for the year ended December 31, 2020 were $2.2 billion, consistent with revenues for the year ended December 31, 2019.

Base management and advisory fees were $1.6 billion for the year ended December 31, 2020, which represents a $192 million or 14% increase compared to the prior year. The increase was predominantly due to incremental fees earned from our fourth flagship infrastructure fund, which had its final close in early 2020, and a full year of fees earned from our fifth flagship private equity fund, which had its final close in late 2019. In addition, we earned higher fees from BEP, BIP and BBU as a result of higher market capitalizations during the year. These increases were partially offset by the end of the investment periods of prior vintage flagship funds and lower fees across various other funds as capital was returned to investors.

Incentive distributions were $306 million for the year ended December 31, 2020, which represents an increase of $44 million or 17% compared to $262 million in the prior year. The increase was driven by BEP and BIP increasing their dividends by 5% and 7%, respectively, resulting in higher incentive distributions of $17 million and $27 million, respectively.

Realized carried interest allocations were $32 million for the year ended December 31, 2020, compared to $246 million in 2019. Realized carried interest allocations in the current year represent carried interest realized related to monetizations in our first flagship real estate fund and valuation increases within our perpetual real estate fund. The prior year realized carried interest allocations related to the sales of multifamily and industrial portfolios, resulting in a large amount of realized carried interest being recognized on our first flagship real estate fund.

Unrealized carried interest allocations were a loss of $97 million for the year ended December 31, 2020, compared to a loss of $160 million in 2019. The current year includes the impact of fewer incremental valuation losses across our real estate strategies.

Interest and dividend revenue was $287 million for the year ended December 31, 2020, compared to $370 million for the year ended December 31, 2019. The decrease was primarily attributable to a reduction in interest-bearing related party loans compared to the prior year.

Expenses

Expenses for the year ended December 31, 2020 were $1.2 billion, an increase of $56 million compared to the year ended December 31, 2019.

Compensation expenses related to unrealized carried interest allocations were $65 million for the year ended December 31, 2020, compared to $67 million in the prior year. The current year had lower valuation losses related to investments within our real estate strategies.

Interest expense paid to related parties was $257 million for the year ended December 31, 2020, which represents a $103 million increase compared to the prior year, primarily attributable to drawing on related-party loans during the period.

Other income and expenses

Other expenses were $242 million during the year ended December 31, 2020, compared to income of $634 million in the prior year. The 2020 period represents valuation losses recognized on our investment in BPY as a result of the decrease in share price over the period, whereas the prior year included mark-to-market gains on our investment in BPY and BSREP III.

Share of income from equity accounted investments

Our share of income from equity accounted investments was $38 million, an increase of $12 million compared to the 2019 period. The current year increase was primarily a result of the full year contribution from our investment in Oaktree, which was acquired during the third quarter of 2019, partially offset by a decline in unrealized carried interest allocation at Oaktree.

Income tax expense

Income tax expense was $226 million for the year ended December 31, 2020, compared to an income tax benefit of $375 million in the prior year. The prior year included an increase in the projected utilization of previously unrecognized loss carry forwards on the back of achieved and expected growth of our asset management business.

Review of Combined Consolidated Carve-out Financial Position of Our Asset Management Business

The following table summarizes the combined consolidated carve-out balance sheet of our asset management business as at June 30, 2022 and December 31, 2021 and 2020:

AS AT	June 30,	December 31,
(MILLIONS)	2022	2021	2020
Assets
Cash and cash equivalents	$2,640	$2,494	$2,101
Accounts receivable and other	358	224	292
Due from affiliates	7,195	6,545	6,537
Investments	14,774	13,837	10,960
Property, plant and equipment	62	48	21
Intangible assets	59	64	71
Goodwill	249	249	249
Deferred income tax assets	2,182	2,268	2,240

Total Assets	$27,519	$25,729	$22,471

Liabilities and Shareholders’ Equity
Accounts payable and other	$2,152	2,032	1,757
Due to affiliates	10,363	8,207	8,294
Corporate borrowings	1,315	461	—
Deferred income tax liabilities	831	700	472

Total Liabilities	14,661	11,400	10,523

Net parent Investment and Redeemable non-controlling interest
Redeemable non-controlling interest	4,996	4,532	2,844
Net parent investment	7,862	9,797	9,104

Total Net parent investment and Redeemable non-controlling interest	12,858	14,329	11,948

Total Liabilities, Redeemable non-controlling interest and Net parent investment	$27,519	$25,729	$22,471

As at June 30, 2022 and December 31, 2021

Total assets were $27.5 billion at June 30, 2022, compared to $25.7 billion at December 31, 2021.

Due from affiliates was $7.2 billion at June 30, 2022, an increase of $0.7 billion compared to $6.5 billion at December 31, 2021. The increase was primarily attributable to an increase in management fees receivable and reimbursable fund expenses paid on behalf of our flagship long-term private funds.

Investments are predominantly comprised of an 18% limited partnership interest in BSREP III, a 64% interest in Oaktree, common share holdings in BPY and BEP and certain preferred share holdings. The increase of $1.0 billion was mainly due to capital contributions and an increase in unrealized carried interest allocations driven by valuation gains in our real estate investment strategy as well as fair value gains associated with our investment in BSREP III. As at June 30, 2022 the fair value of BSREP III was determined to be $6.2 billion, compared to $5.6 billion at December 31, 2021. The increase of $0.6 billion was driven by valuation gains on underlying investment properties predominantly valued under the discounted cash flow method. Valuation gains were primarily attributable to a reduction in discount rates on achieving certain development milestones and an increase in cashflows from higher market rents across the underlying real estate portfolio.

Redeemable non-controlling interests were $5.0 billion at June 30, 2022, an increase of $0.5 billion compared to $4.5 billion at December 31, 2021. Redeemable non-controlling interests relate to third-party interests in certain BSREP III entities that our asset management business consolidates, which increased during the period due to net income attributable and additional capital called from BSREP III third party investors during the period.

As at December 31, 2021 and December 31, 2020

Total assets at December 31, 2021 were $25.7 billion, compared to $22.5 billion as at December 31, 2020.

The increase was predominantly due to a $2.9 billion increase in Investments as a result of capital called and the acquisitions of units of BPY in conjunction with its privatization in July 2021, as well as unrealized fair value gains recognized on our investment in BSREP III. As at December 31, 2021 the fair value of BSREP III was determined to be $5.6 billion, compared to $3.5 billion in the prior year. The increase of $2.1 billion was driven by capital contributions of $1.1 billion as well as $967 million of valuation gains on underlying investment properties predominantly valued under the discounted cash flow method. Valuation gains were primarily attributable to a reduction in discount rates on achieving certain development milestones and an increase in cashflows from higher market rents across the underlying real estate portfolio.

Redeemable non-controlling interests were $4.5 billion as at December 31, 2021, an increase of $1.7 billion compared to $2.8 billion at December 31, 2020. The increase is associated with net income attributable and additional capital called from BSREP III third party investors during the period.

Review of Combined Consolidated Carve-out Statement of Cash Flows

The following table summarizes the combined consolidated carve-out statement of cash flows for the three and six months ended June 30, 2022 and 2021 and for the years ended December 31, 2021, 2020 and 2019:

	Three months ended June 30,		Six months ended June 30,		Year ended December 31,
(MILLIONS)	2022	2021	2022	2021	2021	2020	2019
Operating activities before net changes in working capital and other non-cash operating items	$365	$283	$986	$669	$1,669	$1,203	$1,389
Net changes in working capital	1,870	1,655	1,461	1,036	(187)	203	(756)
Other non-cash operating items	432	102	(179)	(297)	(39)	380	196

Operating activities	$2,667	$2,040	$2,268	$1,408	$1,443	$1,786	$829
Investing activities	(339)	385	(77)	29	(861)	(759)	(3,998)
Financing activities	(2,265)	(2,165)	(2,043)	(1,093)	(187)	(576)	3,384

Change in cash and cash equivalents	$63	$260	$148	$344	$395	$451	$215

For the three months ended June 30, 2022 and 2021

Operating Activities

Net cashflows from operating activities totaled $2.7 billion, compared to net cashflows of $2.0 billion in the prior period. Excluding net changes in working capital and other non-cash operating items, operating cash inflows were $365 million, representing an increase of $82 million driven by the growth of our asset management earnings as a result of flagship fundraising and the introduction of new products.

Investing Activities

Net cash outflows from investing activities totaled $339 million, compared to net cash inflows of $385 million in the prior period. The current period includes cash outflows of $462 million related to the acquisition of investments. These outflows were partially offset by cash inflows of $126 million related to the disposition of investments. Cash inflows in the prior period were primarily related to the dispositions of investments, net of acquisitions.

Financing Activities

Net cash outflows from financing activities totaled $2.3 billion, compared to outflows of $2.2 billion in the prior period. The current period primarily consists of outflows related to capital repaid to parent of $3.1 billion and capital repaid to redeemable non-controlling interest of $266 million, partially offset by cash inflows of $959 million from corporate borrowings and inflows of $166 million related to contributions from redeemable non-controlling interest. The prior period outflows were primarily a result of common share repurchases partially offset by contributions from the Corporation.

For the six months ended June 30, 2022 and 2021

Operating Activities

Net cashflows from operating activities totaled $2.3 billion, compared to net cashflows of $1.4 billion in the prior period. Excluding net changes in working capital and other non-cash operating items, operating cash inflows were $986 million, representing an increase of $317 million driven by the growth of our asset management earnings as a result of flagship fundraising and the introduction of new products.

Investing Activities

Net cash outflows from investing activities totaled $77 million, compared to net cash inflows of $29 million in the prior period. The current period includes outflows of $484 million related to the acquisition of investments. These outflows were mostly offset by cash inflows of $410 million related to the disposition of investments. Cash inflows in the prior period are primarily related to the disposition of investments, net of acquisitions.

Financing Activities

Net cash outflows from financing activities totaled $2.0 billion, compared to outflows of $1.1 billion in the prior period. The current period primarily consists of capital repaid to parent of $2.7 billion, distributions to redeemable non-controlling interests of $386 million and capital repaid to redeemable non-controlling interest of $266 million. These cash outflows were partially offset by inflows of $854 million from corporate borrowings and inflows of $365 million resulting from the issuance of related party loans. The prior period outflows were primarily a result of common share repurchases partially offset by contributions from the Corporation, net of distributions and the issuance of related party loans.

For the years ended December 31, 2021 and 2020

Operating Activities

Net cash inflows from operating activities were $1.4 billion for the year ended December 31, 2021, compared to net cash inflows of $1.8 billion in the prior year. Excluding net changes in working capital and other non-cash operating items, operating cash inflows were $1.7 billion, and benefitted from significant growth within our asset management business.

Investing Activities

Net cash outflows from investing activities totaled $861 million, compared to net outflows of $759 million in the prior year. Outflows in the current year were primarily attributable to $803 million of acquisitions of investments, net of dispositions. The net cash outflows in the prior year were primarily associated with the acquisition of investments, net of dispositions.

Financing Activities

Net cash outflows from financing activities totaled $187 million, compared to net outflows of $576 million in the prior year. Outflows in the current period relate to $1.4 billion of distributions to the Corporation and were mostly offset by $0.7 billion of contributions from redeemable non-controlling interests associated with third-party capital associated with BSREP III capital calls and proceeds of $0.5 billion from the issuance of commercial paper. The prior year outflows were caused by distributions to the Corporation of $1.3 billion that were partially offset by $0.6 billion of contributions from redeemable non-controlling interests associated with third-party capital provided for BSREP III capital calls and $0.1 billion from the issuance of related party loans.

For the years ended December 31, 2020 and 2019

Operating Activities

Net cash inflows from operating activities totaled $1.8 billion for the year ended December 31, 2020, compared to $0.8 billion in the prior year. Excluding the net change in working capital and other non-cash operating items, operating cash inflows were $1.2 billion or $0.2 billion lower than the prior year as growth in base management and advisory fee revenues was more than offset by lower realized carried interest allocations.

Investing Activities

Net cash outflows from investing activities totaled $0.8 billion, compared to outflows of $4.0 billion in the prior year. Outflows in the current year were mainly due to the acquisition of investments, net of dispositions. Outflows in the prior year primarily related to $2.4 billion associated with the acquisition of investments, net of dispositions, in addition to $1.6 billion of outflows related to the acquisition of Oaktree.

Financing Activities

Net cash outflows from financing activities totaled $0.6 billion, compared to inflows of $3.4 billion in the prior year. Outflows in the current year were related distributions to the Corporation of $1.3 billion which were partially offset by contributions from redeemable non-controlling interests associated with third-party capital provided for BSREP III capital calls of $0.6 billion. The prior year cash inflows were mostly associated with total contributions, net of distributions, of $0.9 billion from the Corporation, $2.0 billion of contributions from redeemable non-controlling interests and $0.5 billion of loans issued to related parties and affiliates, net of repayments.

Summary of Quarterly Results

Total revenues, net income and net income attributable to Brookfield Asset Management ULC for the eight most recent quarters were as follows:

FOR THE THREE MONTHS ENDED	2022		2021				2020
(MILLIONS)	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3
Revenues	$924	$755	$877	$837	$741	$632	$551	$607
Net income	834	723	886	845	532	565	415	419
Net income to Brookfield Asset Management ULC	668	348	478	532	414	427	218	348

Over the last eight quarters, the factors discussed below caused variations in revenues and net income on a quarterly basis.

•	In the second quarter of 2022, revenues increased relative to the prior quarter due to strong growth in base management and advisory fees as a result of contributions from flagship fundraising and new products and the higher market capitalizations of the perpetual affiliates, as well as increased unrealized carried interest allocations as a result of higher valuation gains recognized for our real-estate long-term private funds. Net income increased due to the aforementioned increases in revenues, partially offset by higher compensation costs as a result of annual salary increases and hiring investment professionals to support our flagship funds and expanding product offering.

•

In the first quarter of 2022, revenues declined relative to the prior quarter due to a decrease in unrealized carried interest allocations as a result of lower valuation gains recognized for our real estate long-term private funds, partially offset by an increase in base management and advisory fees as a result of higher market capitalizations of the perpetual affiliates, contributions from flagship fundraising and new products. Net income decreased due to the aforementioned decreases in revenues, and higher compensation costs as a result of annual salary increases.

•

In the fourth quarter of 2021, revenues and net income increased relative to the prior quarter as a result of higher base management fees driven by capital raised for our flagship funds, performance fees earned due to BBU surpassing its high-water mark in the fourth quarter of 2021 and higher unrealized carried interest allocations as a result of higher valuation gains recognized on our real estate long-term private funds relative to the gains recorded in the prior quarter.

•

In the third quarter of 2021, revenues increased relative to the prior quarter as a result of higher market capitalization of the perpetual affiliates, contributions from a first close of our fourth flagship real estate fund and higher unrealized carried interest allocations. Net income increased due to the aforementioned increases in revenues, and higher other income as a result of valuation gains recorded by our third flagship real estate fund. This was partially offset by higher compensation costs in the period to support our flagship fundraising efforts and expanding product offering.

•

In the second quarter of 2021, revenues increased relative to the prior quarter as a result of capital deployed across various fund strategies and the benefit of performance fees driven by BBU surpassing its high-water mark. Unrealized carried interest allocations also increased as a result of higher valuations. Net income decreased as the aforementioned increases in revenue were offset by certain valuation decreases related to our third flagship real estate fund.

•

In the first quarter of 2021, revenues increased relative to the prior quarter as a result of higher base management fees driven by increased market capitalization of the perpetual affiliates. Unrealized carried interest allocations also increased as a result of higher valuation gains for our real estate long-term private funds. Net income increased due to higher other income and expenses as a result of higher valuations related to our third flagship real estate fund, partially offset by higher compensation costs as a result of annual salary increases.

•

In the fourth quarter of 2020, revenues and net income decreased relative to the prior quarter as a result of lower unrealized carried interest allocations driven by valuation decreases of our real estate long-term private funds associated with the effects of the global pandemic, which was mostly offset by growth in base management and advisory fees in the period.

•

In the third quarter of 2020, revenues increased relative to the prior quarter as a result of higher base management fees driven by increased market capitalization of the perpetual affiliates. In addition to the increase in revenues, net income also increased due to higher other income and expenses as a result of higher valuations related to our third flagship real estate fund.

Analysis of Key Financial and Operating Measures

The following section contains a discussion and analysis of key financial and operating measures utilized in managing the business, including for performance measurement, capital allocation and valuation purposes. For further detail on our non-GAAP and performance measures, please refer to “Key Financial and Operating Measures”.

Distributable Earnings

Distributable Earnings of the Manager provides insight into earnings that are available for distribution or to be re-invested by the Manager. Distributable Earnings of the Manager represents its share of Distributable Earnings of our asset management business less general and administrative expenses, but excluding equity-based compensation costs, of the Manager. The Manager intends to pay out approximately 90% of its Distributable Earnings to shareholders quarterly and reinvest the balance back into the business. See “Dividend Policy” for more information.

Distributable Earnings of our asset management business provides insight into earnings that are available for distribution or to be re-invested by our asset management business, and is the primary financial performance metric of our asset management business. Our asset management business intends to pay dividends to the Manager and the Corporation on a quarterly basis sufficient to ensure that the Manager can pay its intended dividend. See “Dividend Policy” for more information.

	Three months ended June 30,		Six months ended June 30,		Year ended December 31,
(MILLIONS)	2022	2021	2022	2021	2021	2020	2019
Fee Revenues	$993	$893	$1,958	$1,695	$3,611	$2,870	$1,941
Fee-Related Earnings[1]	$539	$426	$1,028	$797	$1,790	$1,376	$966
Add back: equity-based compensation costs	(32)	51	(29)	82	152	51	132
Realized carried interest, net[2]	—	—	—	—	—	—	—
Disposition gains from principal investments	29	50	53	50	95	71	—

Distributable Earnings	$536	$527	$1,052	$929	$2,037	$1,498	$1,098

1.	Fee-Related Earnings include Oaktree’s Fee-Related Earnings at the Asset Management Company’s 64% share (2021 - 62%) as it represents the overall operating profitability of the business.
2.	Realized carried interest, net includes Oaktree’s realized carried interest, net, at the Asset Management Company’s 64% share (2021 - 62%).

For the three months ended June 30, 2022 and 2021

Distributable Earnings were $536 million for the three months ended June 30, 2022, an increase of $9 million or less than 1% compared to the prior year. The increase was primarily attributable to incremental Fee-Related Earnings, partially offset by a decrease in disposition gains in the current period.

For the six months ended June 30, 2022 and 2021

Distributable Earnings were $1,052 million for the six months ended June 30, 2022, an increase of $123 million or 13% compared to the prior year. The increase was primarily attributable to incremental Fee-Related Earnings as a result of strong fundraising and capital deployment efforts and $53 million of disposition gains in the current period on certain principal investments.

For the years ended December 31, 2021 and 2020

Distributable Earnings were $2.0 billion for the year ended December 31, 2021, an increase of $539 million or 36% compared to the prior year. The increase was primarily attributable to higher Fee-Related Earnings, driven by significant fundraising and capital deployment efforts and $24 million of incremental disposition gains in 2021 on certain principal investments.

For the years ended December 31, 2020 and 2019

Distributable Earnings were $1.5 billion for the year ended December 31, 2020, an increase of $400 million or 36% compared to the prior year. The increase was primarily attributable to strong growth in Fee-Bearing Capital and capital deployed across our private funds, resulting in a significant increase in Fee-Related Earnings and a $71 million disposition gain in 2020 on certain principal investments.

Fee-Bearing Capital

The following table summarizes Fee-Bearing Capital as at June 30, 2022 and December 31, 2021:

AS AT (MILLIONS)	Long-Term Private Funds	Perpetual Strategies	Liquid Strategies	Total
Renewable power and transition	$23,221	$26,817	$—	$50,038
Infrastructure	30,338	43,826	—	74,164
Private equity	31,683	7,271	—	38,954
Real estate	55,536	33,810	—	89,346
Credit and other	41,196	21,256	76,802	139,254

June 30, 2022	$181,974	$132,980	$76,802	$391,756

December 31, 2021	$169,279	$114,624	$80,230	$364,133

Fee-Bearing Capital was $392 billion at June 30, 2022, an increase of $13.2 billion during the three months ended June 30, 2022. The increase was primarily attributable to inflows of $22.3 billion within our Credit and Other strategy resulting from Brookfield Reinsurance’s acquisition of American National and capital raised and deployed across our various strategies. These increases were partially offset by lower market valuations within our open-ended credit funds, BIP, and BEP, as well as outflows as a result of redemptions and distributions to our investors.

Fee-Bearing Capital was $392 billion at June 30, 2022 compared to $364 billion at December 31, 2021. The increase of $27.6 billion was due to the reasons discussed above.

The changes are set out in the following tables:

AS AT (MILLIONS)	Renewable Power and Transition	Infrastructure	Private Equity	Real Estate	Credit and Other	Total
Balance, March 31, 2022	$51,468	$75,530	$35,917	$84,704	$130,968	$378,587

Inflows	2,916	4,283	4,274	4,073	22,300	37,846
Outflows	—	—	—	(157)	(5,630)	(5,787)
Distributions	(572)	(1,052)	(594)	(1,144)	(487)	(3,849)
Market Valuation	(3,785)	(4,341)	(999)	1,225	(7,234)	(15,134)
Other	11	(256)	356	645	(663)	93

Change	(1,430)	(1,366)	3,037	4,642	8,286	13,169

Balance, June 30, 2022	$50,038	$74,164	$38,954	$89,346	$139,254	$391,756

AS AT (MILLIONS)	Renewable Power and Transition	Infrastructure	Private Equity	Real Estate	Credit and Other	Total
Balance, December 31, 2021	$47,525	$67,736	$34,395	$82,282	$132,195	$364,133

Inflows	2,989	9,591	6,341	6,290	28,525	53,736
Outflows	—	—	—	(246)	(10,363)	(10,609)
Distributions	(890)	(2,152)	(605)	(2,660)	(927)	(7,234)
Market Valuation	(72)	(1,459)	(1,544)	2,186	(9,144)	(10,033)
Other	486	448	367	1,494	(1,032)	1,763

Change	2,513	6,428	4,559	7,064	7,059	27,623

Balance, June 30, 2022	$50,038	$74,164	$38,954	$89,346	$139,254	$391,756

The following table summarizes Fee-Bearing Capital as at December 31, 2021 and 2020:

AS AT (MILLIONS)	Long-Term Private Funds	Perpetual Strategies	Liquid Strategies	Total
Renewable power and transition	$20,682	$26,843	$—	$47,525
Infrastructure	31,119	36,617	—	67,736
Private equity	26,079	8,316	—	34,395
Real estate	52,332	29,950	—	82,282
Credit and other	39,067	12,898	80,230	132,195

December 31, 2021	$169,279	$114,624	$80,230	$364,133

December 31, 2020	$135,462	$103,361	$72,797	$311,620

As at December 31, 2021, our Fee-Bearing Capital was $364 billion, an increase of $52 billion compared to $312 billion as at December 31, 2020. The increase in 2021 was primarily attributable to inflows from our credit and insurance solutions as a result of reinsurance agreements closed during the year, capital raised for our fourth flagship real estate fund, our inaugural global transition fund and our open-end credit fund, as well as capital deployed across various investment strategies. This is partially offset by outflows due to redemptions within open-end credit funds and our liquid strategies. The changes are set out in the following table:

AS AT (MILLIONS)	Renewable Power and Transition	Infrastructure	Private Equity	Real Estate	Credit and Other	Total
Balance, December 31, 2020	$45,440	$62,535	$30,931	$61,519	$111,195	$311,620

Inflows	10,510	4,619	2,435	16,406	28,821	62,791
Outflows	—	—	—	(385)	(8,970)	(9,355)
Distributions	(1,427)	(3,708)	(1,175)	(2,943)	(1,855)	(11,108)
Market Valuation	(6,169)	5,426	1,922	6,707	4,921	12,807
Other	(829)	(1,136)	282	978	(1,917)	(2,622)

Change	2,085	5,201	3,464	20,763	21,000	52,513

Balance, December 31, 2021	$47,525	$67,736	$34,395	$82,282	$132,195	$364,133

The following table summarizes Fee-Bearing Capital as at December 31, 2020 and 2019:

AS AT (MILLIONS)	Long-Term Private Funds	Perpetual Strategies	Liquid Strategies	Total
Renewable power and transition	$10,881	$34,559	$—	$45,440
Infrastructure	32,749	29,786	—	62,535
Private equity	25,668	5,263	—	30,931
Real estate	35,857	25,662	—	61,519
Credit and other	30,307	8,091	72,797	111,195

December 31, 2020	$135,462	$103,361	$72,797	$311,620

December 31, 2019	$130,862	$86,993	$71,957	$289,812

As at December 31, 2020, our Fee-Bearing Capital was $312 billion, an increase of $22 billion compared to $290 billion as at December 31, 2019, primarily attributable to higher market capitalization for BIP and BEP. In addition, we had inflows from capital deployed across our latest opportunistic credit fund, raising $12 billion during the period. These increases were partially offset by outflows due to the end of investment periods for previous vintages of our infrastructure, private equity and real estate flagship funds, as well as outflows due to redemptions within open-end credit funds and our liquid strategies. The changes are set out in the following table:

AS AT (MILLIONS)	Renewable Power and Transition	Infrastructure	Private Equity	Real Estate	Credit and Other	Total
Balance, December 31, 2019	$33,520	$57,623	$29,921	$62,272	$106,476	$289,812

Inflows	3,140	4,079	3,263	5,143	16,797	32,422
Outflows	—	—	—	(263)	(9,602)	(9,865)
Distributions	(1,020)	(1,611)	(1,042)	(2,193)	(799)	(6,665)
Market Valuation	14,748	4,585	(714)	(1,842)	968	17,745
Other	(4,948)	(2,141)	(497)	(1,598)	(2,645)	(11,829)

Change	11,920	4,912	1,010	(753)	4,719	21,808

Balance, December 31, 2020	$45,440	$62,535	$30,931	$61,519	$111,195	$311,620

Fee Revenues and Fee-Related Earnings

	Three months ended June 30,		Six months ended June 30,		Year ended December 31,
(MILLIONS)	2022	2021	2022	2021	2021	2020	2019
Base management fees[1]	$902	$726	$1,752	$1,444	$3,128	$2,539	$1,635
Incentive distributions	84	84	168	168	315	306	262
Performance fees	—	79	—	79	157	—	—
Transaction and advisory fees	7	4	38	4	11	25	44

Fee Revenues	$993	$893	$1,958	$1,695	$3,611	$2,870	$1,941
Less: direct costs[2]	(410)	(427)	(849)	(824)	(1,665)	(1,378)	(954)

	$583	$466	$1,109	$871	$1,946	$1,492	$987
Less: Fee-Related Earnings not attributable to our asset management business[3]	(44)	(40)	(81)	(74)	(156)	(116)	(21)

Fee-Related Earnings	$539	426	$1,028	797	$1,790	$1,376	$966

1.

Base management fees and direct costs are presented on a 100% basis as this provides insight into the gross revenue growth profile of the business. Base management fees and direct costs for Oaktree totaled $302 million and $(188) million, respectively, for the three months ended June 30, 2022 (2021 - $263 million and $161 million) and $580 million and $369 million, respectively, for the six months ended June 30, 2022 (2021 - $516 million and $326 million). Refer to note 3 - “Investments” of the combined consolidated carve-out financial statements, included elsewhere in this prospectus for additional disclosures related to Oaktree revenues, expenses, net income, assets and liabilities.

2.	Direct costs include compensation expenses, other operating expenses and general, administrative and other expenses and related Oaktree direct costs at 100%.
3.

Fee-Related Earnings represents the overall operating profitability of the business. As a result, Fee-Related Earnings not attributable to our asset management business represents external investors’ 38% share of Oaktree’s Fee Revenues and direct costs.

For the three months ended June 30, 2022 and 2021

Fee Revenues for the three months ended June 30, 2022 were $993 million, an increase of $100 million or 11% compared to the same period in the prior year. The increase was predominantly due to higher base management fees, driven by an increase in Fee-Bearing Capital and transaction and advisory fees. Base management fees increased $176 million or 24% compared to the three months ended June 30, 2021. This increase was primarily driven by our real estate and renewable power and transition investment strategies, predominantly due to capital raised for our fourth flagship real estate fund and the launch of our global transition fund, respectively. Our credit and other strategy contributed $29 million due to capital deployed within our closed-end funds, particularly our flagship opportunistic credit fund. Our infrastructure investment strategy contributed $23 million to the increase due to higher fees on BIP due market appreciation in the period.

Direct costs consist primarily of employee expenses and professional fees, as well as business related technology costs and other shared services. Direct costs decreased $17 million or 4% from the prior year as we continue to scale our asset management franchise, including enhancing our fundraising and client service capabilities as well as developing new complementary strategies.

Fee-Related Earnings increased by $101 million or 24% to $539 million, primarily attributable to the aforementioned increase in Fee Revenues, partially offset by increased direct costs.

For the six months ended June 30, 2022 and 2021

Fee Revenues for the six months ended June 30, 2022 were $1,958 million, an increase of $263 million or 16% compared to the same period in the prior year. The increase was predominantly due to higher base management fees, driven by an increase in Fee-Bearing Capital and transaction and advisory fees. Base management fees increased $308 million or 21% compared to the six months ended June 30, 2021. This increase was primarily driven by our real estate and renewable power and transition investment strategies, due to capital raised for our fourth flagship real estate fund and the launch of our global transition fund as well as higher fees on BEP. Our credit and other strategy contributed $62 million due to capital deployed within our closed-end funds, particularly our flagship opportunistic credit fund. Our infrastructure investment strategy contributed $52 million to the increase due to higher fees on BIP due to market appreciation in the period.

Direct costs consist primarily of employee expenses and professional fees, as well as business related technology costs and other shared services. Direct costs increased by $25 million or 3% from the prior year as we continue to scale our asset management franchise, including enhancing our fundraising and client service capabilities as well as developing new complementary strategies.

Fee-Related Earnings increased by $223 million or 28% to $1,028 million, primarily attributable to the aforementioned increase in Fee Revenues, partially offset by increased direct costs.

For the years ended December 31, 2021 and 2020

Fee Revenues increased by $741 million or 26% to $3,611 million, predominantly due to an increase in base management fees driven by increased Fee-Bearing Capital and performance fees from BBU, partially offset by lower transaction and advisory fees. Base management fees increased $589 million or 23% from 2020 to $3,128 million. Our real estate investment strategy contributed $293 million to the increase, primarily attributable to higher fees from BPY, capital raised for our fourth flagship real estate fund and capital deployed across various other funds. Fee Revenues from our credit and other investment strategy increased $140 million, predominantly due to capital deployed for our latest opportunistic credit flagship fund and market valuation increases from perpetual strategies. Our infrastructure, renewable power and transition and private equity investment strategies contributed $85 million, $52 million and $19 million to the increase, respectively, primarily attributable to incremental fees earned from higher market capitalization of BIP, BEP and BBU.

Direct costs increased $287 million or 21% from the prior year as we continue to scale our asset management franchise.

Fee-Related Earnings increased by $414 million or 30% to $1,790 million, primarily attributable to the aforementioned increase in Fee Revenues, partially offset by increased direct costs.

For the years ended December 31, 2020 and 2019

Fee Revenues increased by $929 million or 48% to $2,870 million, predominantly due to an increase in base management fees from growth in our asset management franchise during the year and a full year contribution from Oaktree, which was acquired in September 2019. Base management fees increased by $904 million from 2019 to $2,539 million. Our credit and other investment strategy contributed $476 million to the increase, predominantly due to the inclusion of a full year of Oaktree’s management fees. In addition, there was an increase in Fee-Bearing Capital across our strategies, resulting in a $428 million increase in Fee Revenues.

Direct costs increased relative to the comparative period in 2019, mostly due to incremental direct costs associated with a full year inclusion of Oaktree.

Fee-Related Earnings increased by $410 million, predominantly due to the aforementioned increase in Fee Revenues partially offset by increased direct costs.

Reconciliation of U.S. GAAP to Non-GAAP Measures

Reconciliations of Distributable Earnings, Fee-Related Earnings and Fee Revenues to the most directly comparable financial measures calculated and presented in conformity with U.S. GAAP are presented below. In addition to net income and revenue, management assesses the performance of its business based on these non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, net income or other financial measures presented in conformity with U.S. GAAP.

Reconciliation of Net Income to Fee-Related Earnings and Distributable Earnings

The following presents a reconciliation of net income to Fee-Related Earnings and Distributable Earnings of our asset management business for the periods presented.

(MILLIONS)	Three months ended June 30,		Six months ended June 30,		Year ended December 31,
	2022	2021	2022	2021	2021	2020	2019
Net income	$834	$532	$1,557	$1,097	$2,828	$557	$2,097
Add or subtract the following:
Provision (benefit) for taxes(a)	162	62	304	151	504	226	(375)
Depreciation, amortization and other(b)	1	1	3	3	11	7	6
Carried interest allocations(c)	(163)	(83)	(162)	(115)	(348)	65	(86)
Carried interest allocation compensation(c)	18	66	131	138	211	120	141
Other income and expenses(d)	(270)	(185)	(726)	(600)	(1,486)	242	(634)
Interest expense paid to related parties(e)	43	23	85	70	171	257	154
Interest and dividend revenue(e)	(74)	(40)	(141)	(106)	(293)	(287)	(370)
Other revenues(e)	(22)	(6)	(40)	(10)	(23)	(40)	(61)
Share of income from equity accounted investments(f)	(87)	(24)	(155)	16	(161)	(38)	(26)
Fee-Related Earnings of Oaktree at our share(f)	71	62	130	116	250	186	32
Fee Revenues from BSREP III & Other(g)	26	18	42	37	126	81	88

Fee-Related Earnings	$539	$426	$1,028	$797	$1,790	$1,376	$966

Disposition gains from principal investments(h)	29	50	53	50	95	71	—
Equity based compensation expense(i)	(32)	51	(29)	82	152	51	132

Distributable Earnings	$536	$527	$1,052	$929	$2,037	$1,498	$1,098

(a)

This adjustment removes the impact of income tax provisions (benefit) on the basis that we do not believe this item reflects the present value of the actual tax obligations that we expect to incur over the long-term due to the substantial deferred tax assets of our asset management business.

(b)	This adjustment removes the depreciation and amortization on property, plant and equipment and intangible assets, which are non-cash in nature and therefore excluded from Fee-Related Earnings.
(c)	These adjustments remove unrealized carried interest allocations and the associated compensation expense, which are excluded from Fee-Related Earnings as these items are non-cash in nature.
(d)	This adjustment removes other income and expenses associated with non-cash fair value changes.
(e)

These adjustments remove interest and charges paid or received related to intercompany or related party loans. These are excluded from Fee-Related Earnings as these are not representative of operating cash flows generated and are associated with intercompany loans that will not exist subsequent to effecting the Arrangement.

(f)	These adjustments remove our share of Oaktree’s non-cash items, including items a) to e) above and include our share of Oaktree’s Fee-Related Earnings.
(g)

This adjustment adds base management fees earned from BSREP III and other funds that are eliminated upon consolidation as our asset management business consolidates both the entities which earn these base management fees and BSREP III in the combined carve-out financial statements. We include the base management fees associated with BSREP III in Fee Revenues and Fee-Related Earnings since in connection with the Arrangement, our asset management business will no longer consolidate BSREP III and therefore the related base management fees will no longer be eliminated.

(h)	This adjustment adds disposition gains from principal investments.
(i)	This adjustment adds back equity-based compensation as it is excluded from Distributable Earnings.

Reconciliation of Revenues to Fee Revenues

The following presents our reconciliation of management fee revenues to Fee Revenues of our asset management business for the periods presented.

(MILLIONS)	Three months ended June 30,		Six months ended June 30,		Year ended December 31,
	2022	2021	2022	2021	2021	2020	2019
Total management fee revenues	$665	$612	$1,336	$1,142	$2,423	$1,892	$1,656
Fee Revenues from Oaktree(a)	302	263	580	516	1,062	897	197
BSREP III Fees & Other(b)	26	18	42	37	126	81	88

Fee Revenues	$993	$893	$1,958	$1,695	$3,611	$2,870	$1,941

(a)	This adjustment adds Oaktree’s management fees.
(b)

This adjustment adds base management fees earned from BSREP III and other funds that are eliminated upon consolidation as our asset management business consolidates both the entities which earn these base management fees and BSREP III in the combined carve-out financial statements. We include the base management fees associated with BSREP III in Fee Revenues since in connection with the Arrangement, our asset management business will no longer consolidate BSREP III and therefore the related base management fees will no longer be eliminated.

Investment Strategy Results

In each of our product categories we invest globally in various investment strategies, each benefiting from strong secular tailwinds that provide an expanding multi-trillion dollar investable universe.

Our investment strategies are (a) renewable power and transition, (b) infrastructure, (c) private equity, (d) real estate, and (e) credit and other.

The following tables summarize Fee Revenues and Fee-Bearing Capital by investment strategy:

Fee Revenues

(MILLIONS)	Three months ended June 30,		Six months ended June 30,		Year ended December 31,
	2022	2021	2022	2021	2021	2020	2019
Renewable power and transition	$157	$119	$303	$251	$487	$420	$278
Infrastructure	248	212	526	421	870	774	635
Private equity	106	170	201	256	538	365	222
Real estate	243	184	453	360	857	592	563
Credit and other	239	208	475	407	859	719	243

Total Fee Revenues	$993	$893	$1,958	$1,695	$3,611	$2,870	$1,941

Fee-Bearing Capital

(MILLIONS)	As at June 30,		As at December 31,
	2022	2021	2021	2020	2019
Renewable power and transition	$50,038	$40,530	$47,525	$45,440	$33,520
Infrastructure	74,164	63,881	67,736	62,535	57,623
Private equity	38,954	31,514	34,395	30,931	29,921
Real estate	89,346	70,891	82,282	61,519	62,272
Credit and other	139,254	118,250	132,195	111,195	106,476

Total Fee-Bearing Capital	$391,756	$325,066	$364,133	$311,620	$289,812

(MILLIONS)	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended December 31,
	2022	2021	2022	2021	2021	2020	2019
Balance, beginning of period	$378,587	$319,170	$364,133	$311,620	$311,620	$289,812	$137,528
Inflows	37,846	8,372	53,736	16,759	62,791	32,422	42,401
Outflows	(5,787)	(1,945)	(10,609)	(4,905)	(9,355)	(9,865)	(6,817)
Distributions	(3,840)	(2,411)	(7,234)	(4,611)	(11,108)	(6,665)	(6,733)
Market Valuation	(15,134)	2,207	(10,033)	7,900	12,807	17,745	24,560
Other	93	(327)	1,763	(1,697)	(2,622)	(11,829)	98,873

Change	$13,178	$5,896	$27,623	$13,446	$52,513	$21,808	$152,284

Balance, end of period	$391,765	$325,066	$391,756	$325,066	$364,133	$311,620	$289,812

We have provided additional detail to explain significant variances year-over-year by investment strategy below.

Renewable Power and Transition

Overview

•	We are a leading global investment manager in renewable power and transition, with nearly $70 billion of AUM as of June 30, 2022.

•

Clean energy occupies a uniquely complementary position to the global goals of net-zero emissions, low-cost energy and energy security. We believe that the growing global demand for low-carbon energy, especially amongst corporate off takers, will lead to continued growth opportunities for us in the future. The investment environment for renewable power and transition remains favorable and we expect to continue to advance our substantial pipeline of renewable power and transition opportunities on behalf of our clients and managed assets.

•

We have approximately 130 investment and asset management professionals globally that are focused on our renewable power and transition strategy, supported by approximately 3,200 employees in the renewable power and transition operating businesses that we manage. Our extensive experience and knowledge in this industry allows us to be a leader in all major technologies with deep operating and development capabilities.

Our Products

Long-term Private Funds

•

We manage the largest of its kind global transition fund, Brookfield Global Transition Fund (“BGTF”), which is our $15 billion flagship fund focused on investments that contribute to the transition to a net-zero global economy. The mandate of this product is to assist utility, energy and industrial businesses reduce CO2 emissions, expand low-carbon and renewable energy production levels and advance sustainable solutions.

Perpetual Strategies

•	We also manage BEP, one of the world’s largest publicly traded renewable power platforms, which is listed on the NYSE and TSX and had a market capitalization of over $22 billion as of June 30, 2022.

Summary of Key Financial and Operating Measures

The following charts provide the Fee-Bearing Capital as at June 30, 2022 and 2021 and December 31, 2021, 2020 and 2019 and Fee Revenues for the three months ended June 30, 2022 and 2021 and the years ended December 31, 2021, 2020 and 2019 of our renewable power and transition investment strategy.

The following provides explanations of significant movements during the presented periods.

Fee-Bearing Capital

	As at June 30,		As at December 31,
(MILLIONS)	2022	2021	2021	2020	2019
Long-Term Private Funds	$23,221	$10,903	$20,682	$10,881	$12,018
Perpetual Strategies	26,817	29,627	26,843	34,559	21,502

Total Fee-Bearing Capital	$50,038	$40,530	$47,525	$45,440	$33,520

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended December 31,
(MILLIONS)	2022	2021	2022	2021	2021	2020	2019
Balance, beginning of period	$51,468	$43,443	$47,525	$45,440	$45,440	$33,520	$21,743
Inflows	2,916	458	2,989	520	10,510	3,841	4,944
Outflows	—	—	—	(100)	—	—	—
Distributions	(572)	(304)	(890)	(585)	(1,427)	(1,020)	(983)
Market Valuation	(3,785)	(2,494)	(72)	(4,560)	(6,169)	14,748	8,292
Other	11	(573)	486	(185)	(829)	(5,649)	(476)

Change	$(1,430)	$(2,913)	$2,513	$(4,910)	$2,085	$11,920	$11,777

Balance, end of period	$50,038	$40,530	$50,038	$40,530	$47,525	$45,440	$33,520

During the three months ended June 30, 2022, Fee-Bearing Capital decreased $1.4 billion or 3% to $50 billion. The decrease was predominantly due to a decrease in market valuations as a result of the lower market capitalization of BEP as well as distributions to our investors. These decreases were partially offset by inflows due to capital raised for our transition fund.

During the six months ended June 30, 2022, Fee-Bearing Capital increased $2.5 billion or 5% to $50 billion. The increase was predominantly due to inflows due to capital raised for our transition fund, partially offset by distributions to our investors and decreased market valuations as a result of the lower market capitalization of BEP.

During the year ended December 31, 2021, Fee-Bearing Capital increased by $2.1 billion or 5%, driven by a $9.8 billion increase in our long-term private funds as a result of inflows from fundraising related to our global transition fund, partially offset by a $7.7 billion decrease in our perpetual strategies as a result of the lower market capitalization of BEP and quarterly distributions paid to BEP’s unitholders.

During the year ended December 31, 2020, Fee-Bearing Capital increased by $12 billion or 36%, due to a $13 billion increase in our perpetual strategies as a result of the higher market capitalization of BEP, partially offset by the decrease in third-party capital as a result of the privatization of TerraForm Power (“TERP”), an owner and operator of renewable assets across North America and Western Europe. In addition, our long-term private funds decreased by $1.1 billion primarily attributable to capital returned to our investors and uninvested capital in our funds that ended their investment periods during the year, reflected in Other movements. This uninvested capital has predominantly been earmarked for follow-on investments and will become fee-bearing again once it is deployed. These decreases within our long-term private funds were partially offset by inflows from co-investment capital and fundraising from our latest flagship infrastructure fund.

Fee Revenues

(MILLIONS)	Three months ended June 30,		Six months ended June 30,		Year ended December 31,
	2022	2021	2022	2021	2021	2020	2019
Management and advisory fees
Long-term private funds
Flagship funds	$51	$22	$92	$46	$98	$97	$79
Co-investment and other funds	5	4	10	8	16	14	13

	56	26	102	54	114	111	92
Perpetual strategies
BEP[1]	65	72	141	153	288	211	106
Co-investment and other funds	—	—	—	3	3	27	26

	65	72	141	156	291	238	132
Catch-up fees	11	—	11	—	—	4	3
Transaction and advisory fees	1	1	1	1	2	1	2

Total management and advisory fees	133	99	255	211	407	354	229
Incentive Distributions	24	20	48	40	80	66	49

Total Fee Revenues	$157	$119	$303	$251	$487	$420	$278

1.	BEP Fee-Bearing Capital as at June 30, 2022 is $27 billion.

Fee Revenues increased by $38 million or 32% for the three months ended June 30, 2022 relative to the three months ended June 30, 2021. Fees from our long-term private funds increased $30 million, mainly due to capital raised for our global transition fund. In addition, the current period benefited from catch-up fees of $11 million related to our global transition fund. Incentive distributions from BEP increased by $4 million, due to an increase in distributions compared to the prior year. These increases were partially offset by a decrease in fees from BEP of $7 million, predominantly due to a decrease in market capitalization.

Fee Revenues increased by $52 million or 21% for the six months ended June 30, 2022 relative to the six months ended June 30, 2021 primarily due to the reasons discussed above.

Fee Revenues increased by $67 million or 16% for the year ended December 31, 2021 relative to the year ended December 31, 2020. The increase was primarily attributable to $77 million of incremental fees earned from BEP, as its average market capitalization increased year-over-year in line with appreciation in its share price. In addition, incentive distributions from BEP increased by $14 million due to a 5% increase in distributions compared to the prior year. These increases were partially offset by the absence of fees from TERP due to its privatization in the second half of the prior year and the prior year recognition of catch-up fees of $4 million related to our renewable power allocation of our fourth flagship infrastructure fund.

Fee Revenues increased by $142 million or 51% for the year ended December 31, 2020 relative to the year ended December 31, 2019. The increase was primarily attributable to $105 million of incremental fees earned from BEP, as a result of a $13 billion increase in Fee-Bearing Capital. Fees earned from our long-term private funds were $19 million higher than the prior year due to an increase in fees from our renewable power sidecar vehicle related to our fourth flagship infrastructure fund, partially offset by the end of our third flagship infrastructure fund’s investment period in the year, which lowered their fee base from committed capital to invested capital. In addition, incentive distributions from BEP increased by $17 million due to a 5% increase in distributions compared to the prior year. These increases were partially offset by the absence of fees from TERP due to its privatization in the second half of the year.

Infrastructure

Overview

•	We are one of the world’s largest investment managers in infrastructure, with $138 billion of AUM as of June 30, 2022.

•

Our focus is on acquiring high-quality businesses on behalf of our clients that deliver essential goods and services, diversified across the utilities, transport, midstream and data infrastructure sectors. We partner closely with management teams to enable long-term success through operational and other improvements.

•

We have approximately 200 investment and asset management professionals globally that are focused on our infrastructure strategy, supported by approximately 44,000 employees in the infrastructure operating businesses that we manage.

Our Products

Long-term Private Funds

•

Brookfield Infrastructure Funds (“BIF”) is our flagship infrastructure fund series. In this product offering, we invest on behalf of our clients in high-quality infrastructure assets on a value basis and seek to add value through the investment life cycle by utilizing our operations-oriented approach.

•	Brookfield Infrastructure Debt (“BID”) is our infrastructure debt fund series, which invests on behalf of our clients in mezzanine debt investments in high-quality, core infrastructure assets.

Perpetual Strategies

•

We manage BIP, one of the largest, pure play, publicly traded global infrastructure platforms, which is listed on the NYSE and TSX and had a market capitalization of $30 billion as of June 30, 2022. In this product offering, we invest on behalf of our clients in high-quality, long-life assets that provide essential products and services for the global economy.

•

We also manage Brookfield Super-Core Infrastructure Partners (“BSIP”), which is our perpetual infrastructure private fund strategy. In this product offering, we invest on behalf of our clients in core infrastructure assets in developed markets, with a focus on yield, diversification and inflation-protection.

Summary of Key Financial and Operating Measures

The following charts provide the Fee-Bearing Capital as at June 30, 2022 and 2021 and December 31, 2021, 2020 and 2019 and Fee Revenues for the three months ended June 30, 2022 and 2021 and the years ended December 31, 2021, 2020 and 2019 of our Infrastructure investment strategy.

We have provided additional detail below to explain significant movements during the presented periods.

Fee-Bearing Capital

	As at June 30,		As at December 31,
(MILLIONS)	2022	2021	2021	2020	2019
Long-Term Private Funds	$30,338	$32,295	$31,119	$32,749	$31,835
Perpetual Strategies	43,826	31,586	36,617	29,786	25,788

Total Fee-Bearing Capital	$74,164	$63,881	$67,736	$62,535	$57,623

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended December 31,
(MILLIONS)	2022	2021	2022	2021	2021	2020	2019
Balance, beginning of period	$75,530	$63,704	$67,736	$62,535	$62,535	$57,623	$33,388
Inflows	4,283	397	9,591	719	4,619	3,939	13,877
Outflows	—	—	—	—	—	—	—
Distributions	(1,052)	(620)	(2,152)	(1,112)	(3,708)	(1,610)	(1,195)
Market Valuation	(4,341)	801	(1,459)	2,576	5,426	4,586	7,690
Other	(256)	(401)	448	(837)	(1,136)	(2,003)	3,863

Change	$(1,366)	$177	$6,428	$1,346	$5,201	$4,912	$24,235

Balance, end of period	$74,164	$63,881	$74,164	$63,881	$67,736	$62,535	$57,623

During the three months ended June 30, 2022, Fee-Bearing Capital decreased by $1.4 billion or 2% to $74 billion, predominantly due to a decrease in market valuations as a result of the lower market capitalization of BIP and distributions to our investors. These decreases were partially offset by inflows from capital raised from follow-on investments within our third flagship fund and capital deployed within our perpetual infrastructure fund.

During the six months ended June 30, 2022, Fee-Bearing Capital increased by $6.4 billion or 10% to $74 billion, predominantly due to inflows from capital raised from follow-on investments within our third flagship fund, capital deployed within our perpetual strategies, and a capital market issuance. These increases were partially offset by a decrease in market valuations as a result of the lower market capitalization of BIP and distributions to our investors.

During the year ended December 31, 2021, Fee-Bearing Capital increased by $5.2 billion or 8%, due to a $6.8 billion increase in our perpetual strategies as a result of the higher market capitalization of BIP and inflows from capital deployed in BSIP, partially offset by quarterly distributions paid to BIP’s unitholders and BSIP investors. Fee-Bearing Capital on our long-term private funds decreased by $1.6 billion, mainly due to distributions to our investors, partially offset by inflows from capital deployed.

During the year ended December 31, 2020, Fee-Bearing Capital increased by $4.9 billion or 9%, due to a $4.0 billion increase in our perpetual strategies as a result of the higher market capitalization of BIP and inflows from capital deployed in BSIP, partially offset by quarterly distributions paid to BIP’s unitholders and BSIP investors. In addition, Fee-Bearing Capital on our long-term private funds increased by $0.9 billion due to inflows from capital deployed, partially offset by distributions to our investors.

Fee Revenues

	Three months ended June 30,		Six months ended June 30,		Year ended December 31,

(MILLIONS)	2022	2021	2022	2021	2021	2020	2019
Management and advisory fees
Long-term private funds
Flagship funds	$56	$55	$109	$109	$215	$217	$170
Co-investment and other funds	9	9	20	18	33	36	4

	65	64	129	127	248	253	174
Perpetual strategies
BIP[1]	105	93	223	185	394	301	266
Co-investment and other funds	15	5	21	9	19	9	5

	120	98	244	194	413	310	271
Catch-up fees	—	—	—	—	—	13	11
Transaction and advisory fees	3	—	33	—	2	14	22

Total management and advisory fees	188	162	406	321	663	590	478
Incentive distributions	60	50	120	100	207	184	157

Total Fee Revenues	$248	$212	$526	$421	$870	$774	$635

1.	BIP Fee-Bearing Capital as at June 30, 2022 is $34 billion.

Fee Revenues increased by $36 million or 17% for the three months ended June 30, 2022 relative to the three months ended June 30, 2021. Fees from our perpetual strategies increased by $22 million, mainly due to the market appreciation of BIP and capital deployed within our perpetual infrastructure fund. In addition, incentive distributions from BIP increased by $10 million, due to an increase in distributions compared to the prior year.

Fee Revenues increased by $105 million or 25% for the six months ended June 30, 2022 relative to the six months ended June 30, 2021. Fees from our perpetual strategies increased by $50 million, primarily due to the market appreciation of BIP and an increase in Fee-Bearing Capital, as well as capital deployed within our perpetual infrastructure fund. The current year benefited from incremental transaction and advisory fees of $30 million related to co-investment capital for BSIP investments. In addition, incentive distributions from BIP increased due to an increase in distributions compared to the prior year.

Fee Revenues increased by $96 million or 12% for the year ended December 31, 2021 relative to the year ended December 31, 2020. The increase was primarily attributable to $93 million of incremental fees earned from BIP as a result of a $6.2 billion increase in Fee-Bearing Capital, as well as a $23 million increase in incentive distributions due to higher BIP per unit distributions compared to the prior year. In addition, fees from co-investment and other perpetual strategy funds increased $10 million, primarily due to third-party commitments raised within our perpetual infrastructure private fund. These increases were partially offset by the prior year recognition of $13 million of catch-up fees related to our fourth flagship infrastructure fund and a $12 million decrease in transaction and advisory fees due to a reduction in co-investment capital deployed during the year. Fees earned from our long-term private fund decreased by $5 million, primarily attributable to our third flagship infrastructure fund’s investment period coming to an end, resulting in its fee base reducing from committed capital to invested capital.

Fee Revenues increased by $139 million or 22% for the year ended December 31, 2020 relative to the year ended December 31, 2019. The increase was primarily attributable to $79 million of incremental fees earned on our long-term private funds as a result of fundraising within our fourth flagship infrastructure fund, $35 million of higher fees earned from BIP driven by a $4.6 billion increase in Fee-Bearing Capital and a $27 million increase in incentive distributions from BIP as a result of higher per unit distributions. In addition, fees from co-investment and other perpetual strategy funds increased by $4 million, mainly due to fundraising within our perpetual infrastructure private fund, and we earned incremental catch-up fees of $2 million related to our fourth flagship infrastructure fund. These increases were partially offset by transaction and advisory fees decreasing by $8 million due to a reduction in co-investment activity in 2020.

Private Equity

Overview

•	We are a leading private equity investment manager with $117 billion of AUM as of June 30, 2022.

•

Our focus is on high-quality businesses that provide essential products and services, diversified across the industrial, infrastructure services and business services sectors. We partner closely with management teams to enable long-term success through operational and other improvements.

•

We have approximately 100 investment and asset management professionals globally that are focused on our private equity strategy, supported by approximately 99,000 employees in the private equity operating businesses that we manage.

Our Products

Long-term Private Funds

•

Our global opportunistic flagship fund series, Brookfield Capital Partners (“BCP”), is our leading private equity product offering. This series of funds focuses on cash-flowing essential service businesses. We seek investments that benefit from high barriers to entry and enhance their cash flow capabilities by improving strategy and execution.

•

Our special investments strategy, Brookfield Special Investments (“BSI”), is focused on large-scale, non-control investments. This product capitalizes on potential transactions sourced or otherwise identified by us but do not otherwise fit our traditional control-oriented flagship private equity fund series. These include recapitalizations to strategic growth capital, where we expect to generate equity-like returns while ensuring downside protection through structured investments.

•

Our growth equity strategy, Brookfield Growth (“BTG”), was launched in 2016 and has developed into a meaningful business that we expect to continue to scale over time. This strategy focuses on investing in technology-related growth stage companies that surround our broader ecosystem of managed assets.

Perpetual Strategies

•

We manage BBU, which is a publicly traded global business services and industrial company focused on owning and operating high-quality providers of essential products and services. BBU is listed on the NYSE and TSX and had a market capitalization of $4.6 billion as of June 30, 2022.

Summary of Key Financial and Operating Measures

The following charts provide the Fee-Bearing Capital as at June 30, 2022 and 2021 and December 31, 2021, 2020 and 2019 and Fee Revenues for the three months ended June 30, 2022 and 2021 and the years ended December 31, 2021, 2020 and 2019 of our Private Equity investment strategy.

We have provided additional detail below to explain significant movements during the presented periods.

Fee-Bearing Capital

	As at June 30,		As at December 31,
(MILLIONS)	2022	2021	2021	2020	2019
Long-Term Private Funds	$31,683	$24,940	$26,079	$25,668	$23,688
Perpetual Strategies	7,271	6,574	8,316	5,263	6,233

Total Fee-Bearing Capital	$38,954	$31,514	$34,395	$30,931	$29,921

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended December 31,
(MILLIONS)	2022	2021	2022	2021	2021	2020	2019
Balance, beginning of period	$35,917	$30,712	$34,395	$30,931	$30,931	$29,921	$15,367
Inflows	4,274	381	6,341	475	2,435	3,263	5,699
Outflows	—	—	—	—	—	—	—
Distributions	(594)	(322)	(605)	(790)	(1,175)	(1,042)	(205)
Market Valuation	(999)	703	(1,544)	1,599	1,922	(714)	263
Other	356	40	367	(701)	282	(497)	8,797

Change	$3,037	$802	$4,559	$583	$3,464	$1,010	$14,554

Balance, end of period	$38,954	$31,514	$38,954	$31,514	$34,395	$30,931	$29,921

During the three months ended June 30, 2022, Fee-Bearing Capital increased $3.0 billion or 9% to $39 billion, predominantly due to inflows from our sixth flagship private equity fund and capital deployed across various funds. This increase was partially offset by decreased market valuations as a result of the lower market capitalization of BBU and distributions to our investors.

During the six months ended June 30, 2022, Fee-Bearing Capital increased $4.6 billion or 3% to $39 billion due to the reasons discussed above.

During the year ended December 31, 2021, Fee-Bearing Capital increased by $3.5 billion or 11%, predominantly due to a $3.1 billion increase in our perpetual strategies as a result of the higher market capitalization of BBU, partially offset by quarterly distributions paid to BBU’s unitholders. In addition, our long-term private funds increased $0.4 billion as a result of inflows from capital deployed, partially offset by distributions to our investors.

During the year ended December 31, 2020, Fee-Bearing Capital increased by $1.0 billion or 3%, due to a $1.9 billion increase in our long-term private funds due to inflows from capital raised and deployed across various funds, partially offset by a $1.0 billion decrease in our perpetual strategies attributable to the lower market capitalization of BBU and distributions paid to BBU’s unitholders.

Fee Revenues

	Three months ended June 30,		Six months ended June 30,		Year ended December 31,
(MILLIONS)	2022	2021	2022	2021	2021	2020	2019
Management and advisory fees
Long-term private funds
Flagship funds	$30	$25	$55	$51	$103	$121	$119
Co-investment and other funds	50	43	95	85	175	164	$1

	80	68	150	136	278	285	120
Perpetual strategies
BBU[1]	23	23	47	41	93	63	59
Co-investment and other funds	—	—	—	—	—	2	13

	23	23	47	41	93	65	72
Catch-up fees	—	—	—	—	3	5	10
Transaction and advisory fees	3	—	4	—	7	10	20

Total management and advisory fees	106	91	201	177	381	365	222
Performance fees	—	79	—	79	157	—	—

Total Fee Revenues	$106	$170	$201	$256	$538	$365	$222

1.	BBU Fee-Bearing Capital as at June 30, 2022 is $7 billion.

Fee Revenues decreased by $64 million or 38% for the three months ended June 30, 2022 relative to the three months ended June 30, 2021. This decrease is primarily due to the prior year recognition of $79 million of performance fees, as BBU surpassed its high-water mark in the second quarter of the prior year, attributable to an increase in unit price during that period. The high-water mark threshold to earn additional performance fees as at June 30, 2021 was $44.64 per unit, above the previous threshold of $41.96 per unit. This decrease was partially offset by a $12 million increase in fees from long-term private funds, primarily attributable to closed-end fund and our sixth flagship fund.

Fee Revenues decreased by $55 million or 21% for the six months ended June 30, 2022 relative to the six months ended June 30, 2021 primarily due to the reasons discussed above.

Fee Revenues increased by $173 million or 47% for the year ended December 31, 2021 relative to the year ended December 31, 2020. The increase was predominantly related to $157 million of performance fees as BBU surpassed its high-water mark in both the second and fourth quarter of 2021, attributable to an increase in unit price during those periods. The high-water market threshold to earn additional performance fees as at December 31, 2021 was $47.30 per unit, above the previous threshold of $44.64 per unit. In addition, management fees from BBU increased by $30 million, primarily attributable to a higher market capitalization compared to the prior year. These increases were partially offset by a $7 million decrease in fees from long-term private funds, primarily attributable to our third flagship private equity fund’s investment period coming to an end, which lowered its fee base from committed capital to invested capital.

Fee Revenues increased by $143 million for the year ended December 31, 2020 relative to the year ended December 31, 2019. The increase was predominantly driven by $154 million of incremental fees from our long-term private funds, driven by the recognition of a full year of fees from private equity funds at Oaktree, compared to one quarter in the prior year as the acquisition of Oaktree closed on September 30, 2019.

Real Estate

Overview

•	We are one of the world’s largest investment managers in real estate, with over $250 billion of AUM as of June 30, 2022.

•

We have invested on behalf of clients in iconic properties in the world’s most dynamic markets with the goal of generating stable and growing distributions for our investors while protecting them against downside risk.

•

We have approximately 600 investment and asset management professionals that are focused on generating superior returns across our real estate strategies, supported by approximately 24,400 operating employees in the real estate operating businesses that we manage.

Our Products

Long-term Private Funds

•

Our opportunistic real estate flagship fund series is Brookfield Strategic Real Estate Partners (“BSREP”). Through this product, we invest globally across various sectors and geographies on behalf of our clients in high-quality real estate with a focus on large, complex, distressed assets, turnarounds and recapitalizations. The latest vintage for this fund series, our fourth flagship fund, has raised $13 billion as of June 30, 2022.

•

Our commercial real estate debt fund series, Brookfield Real Estate Finance Fund (“BREF”), targets investments in transactions, predominantly in the U.S., that are senior to traditional equity and subordinate to first mortgages or investment-grade corporate debt.

•	We also recently launched our real estate secondaries strategy, Brookfield Real Estate Secondaries (“BRES”), with a focus on providing liquidity solutions for other real estate general partners.

Perpetual Strategies

•

We manage $22 billion of Fee-Bearing Capital in BPG as of June 30, 2022, which invests on behalf of the Corporation directly in real estate assets or through our real estate private fund offerings. BPG owns, operates and develops iconic properties in the world’s most dynamic markets with a global portfolio of office, retail, multifamily, logistics, hospitality, land and housing, triple net lease, manufactured housing and student housing assets on five continents.

•	We also manage capital in our perpetual private fund real estate strategy, Brookfield Premier Real Estate Partner (“BPREP”). BPREP is a core plus strategy that invests in high-quality, stabilized real assets located primarily in the U.S. with a focus on office, retail, multifamily and logistics real estate assets. We also have two regional BPREP strategies that are dedicated specifically to investments in Australia (“BPREP-A”) and Europe (“BPREP-E”).

•

We manage capital across our perpetual real estate debt strategy, Brookfield Senior Mezzanine Real Estate Finance Fund (“BSREF”). We seek to originate, acquire and actively manage investments in U.S. senior commercial real estate debt for this strategy.

•

We also recently launched our non-traded REIT, Brookfield Real Estate Income Trust (“Brookfield REIT”), which is a semi-liquid strategy catering specifically to the private wealth channel. This product invests in high quality income-producing opportunities globally through equity or real-estate related debt.

Summary of Key Financial and Operating Measures

The following charts provide the Fee-Bearing Capital as at June 30, 2022 and 2021 and December 31, 2021, 2020 and 2019 and Fee Revenues for the three months ended June 30, 2022 and 2021 and the years ended December 31, 2021, 2020 and 2019 of our Real Estate investment strategy.

We have provided additional detail, where referenced, to explain significant movements from the prior year.

Fee-Bearing Capital

(MILLIONS)	As at June 30,		As at December 31,
	2022	2021	2021	2020	2019
Long-Term Private Funds	$55,536	$38,499	$52,332	$35,857	$36,212
Perpetual Strategies	33,810	32,392	29,950	25,662	26,060

Total Fee-Bearing Capital	$89,346	$70,891	$82,282	$61,519	$62,272

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended December 31,
(MILLIONS)	2022	2021	2022	2021	2021	2020	2019
Balance, beginning of period	$84,704	$67,803	$82,282	$61,519	$61,519	$62,272	$53,653
Inflows	4,073	1,701	6,290	5,116	16,406	5,143	4,459
Outflows	(157)	(100)	(246)	(180)	(385)	(263)	(23)
Distributions	(1,144)	(348)	(2,660)	(1,214)	(2,943)	(2,192)	(4,244)
Market Valuation	1,225	1,340	2,186	4,842	6,707	(1,842)	4,258
Other	645	495	1,494	808	978	(1,599)	4,169

Change	$4,642	$3,088	$7,064	$9,372	$20,763	$(753)	$8,619

Balance, end of period	$89,346	$70,891	$89,346	$70,891	$82,282	$61,519	$62,272

During the three months ended June 30, 2022, Fee-Bearing Capital increased $4.6 billion or 6% to $89 billion, primarily attributable to inflows from capital raised for our fourth flagship real estate fund, capital deployed across various other fund strategies, and higher market valuations in our perpetual strategies. These increases were partially offset by distributions to our investors.

During the six months ended June 30, 2022, Fee-Bearing Capital increased $7.1 billion or 9% to $89 billion due to the reasons discussed above.

During the year ending December 31, 2021, Fee-Bearing Capital increased by $21 billion or 34%. Our long-term private funds increased $16 billion, primarily due to capital raised for our fourth flagship real estate fund and capital deployed across various other private funds. Our perpetual strategies increased by $4.3 billion as a result of capital deployed across our perpetual private funds, most notably BPREP, partially offset by distributions.

During the year ending December 31, 2020, Fee-Bearing Capital decreased by $0.8 billion or 1%. Our long-term private funds decreased $0.4 billion, primarily attributable to our second flagship real estate fund ending its investment period during the year and its fee base changing from committed capital to invested capital. Our perpetual strategies decreased $0.4 billion due to a $1.1 billion decrease in market capitalization of BPY as well as distributions, partially offset by capital deployed within our perpetual strategies, primarily BPREP.

Fee Revenues

(MILLIONS)	Three months ended June 30,		Six months ended June 30,		Year ended December 31,

	2022	2021	2022	2021	2021	2020	2019
Management and advisory fees
Long-term private funds
Flagship funds	$93	$55	$180	$108	$325	$224	$234
Co-investment and other funds	55	44	105	87	197	142	75

	148	99	285	195	522	366	309
Perpetual strategies
BPG[1]	$58	$57	$113	$110	$224	$114	$165
Co-investment and other funds	27	14	49	27	78	56	24

	$85	$71	$162	$137	$302	$170	189
Catch-up fees	10	—	12	—	5	—	9
Transaction and advisory fees	—	—	—	—	—	—	—

Total management and advisory fees	$243	$170	$459	$332	$829	$536	$507
Incentive distributions	—	14	—	28	28	56	56

Total Fee Revenues	$243	$184	$459	$360	$857	$592	$563

1.	BPG Fee-Bearing Capital as at June 30, 2022 is $22 billion.

Fee Revenues increased by $59 million or 32% for the three months ended June 30, 2022 relative to the three months ended June 30, 2021. Fees from our long-term private funds increased by $49 million primarily due to contributions from our fourth flagship fund and capital deployed across other various private funds. The current year includes catch-up fees of $10 million related to our fourth flagship fund. The prior year benefitted from $14 million of incentive distributions from BPY which are no longer paid following its privatization in July 2021.

Fee Revenues increased by $99 million or 28% for the six months ended June 30, 2022 relative to the six months ended June 30, 2021 primarily due to the reasons discussed above.

Fee Revenues increased by $265 million or 45% for the year ended December 31, 2021 relative to December 31, 2020. Fees from BPG increased by $110 million, primarily attributable to a higher market capitalization as a result of announcing the privatization of BPY and an increase in underlying asset values post-privatization. Fees from our long-term private funds were $156 million higher than the prior year due to capital raised for our fourth flagship real estate fund and capital deployed across other various private funds. BPY incentive distributions were $28 million compared to $56 million in the prior year, primarily attributable to the 2021 year only including two quarters of incentives distributions following the privatization of BPY in July. Fees from co-investment and other perpetual strategy funds increased by $22 million as a result of capital deployed across various perpetual private funds. The current period benefitted from catch-up fees of $5 million related to our fourth flagship real estate fund.

Fee Revenues of $592 million for the year ended December 31, 2020 compared to Fee Revenues for the year ended December 31, 2019 of $563 million. The decrease in fees earned from BPG as a result of a decline in the trading price of BPY due to global pandemic impacts and a reduction in fees from our flagship funds due to capital returned to investors was partially offset by the benefit of a full year of fees earned from real estate funds at Oaktree. In addition, the prior year benefitted from $9 million of catch-up fees related to our third flagship real estate fund, which had its final close in 2019.

Credit and Other

Overview

•

As a result of our 61% investment in Oaktree in 2019, we established ourselves as a leader among global investment managers specializing in alternative credit investments. Our interest in Oaktree is 64% as of June 30, 2022. Oaktree is one of the premier credit franchises globally, with $139 billion of Fee-Bearing Capital as of June 30, 2022 and an expertise in investing across the capital structure with an emphasis on an opportunistic, value-oriented and risk-controlled approach to investing in alternative credit investments.

•	We offer one of the most comprehensive alternative credit offerings available today and have a global presence through our experienced team of investment professionals.

Our Products

•

Our credit strategies invest in both liquid and illiquid instruments, sourced directly from borrowers and via public markets. We focus primarily on rated and non-rated debt of sub-investment grade issuers in developed and emerging markets, and we offer investments in an array of private credit, high yield bonds, convertible securities, leveraged loans, structured credit instruments and opportunistic credit.

•

Our flagship credit strategy, the Opportunistic Credit series, focuses on protecting against loss by buying claims on assets at attractive or distressed prices. We aim to achieve substantial gains by actively participating in restructurings to restore companies to financial viability, while creating value. The latest vintage of this series of funds was raised in 2021 and 2022 with a total fund size of $16 billion and is the largest fund in the series to date.

•

Also included in our other strategies is our Public Securities Group (“PSG”), which manages the Fee-Bearing Capital associated with our liquid strategies. PSG serves institutions and individuals seeking the investment advantages of real assets through actively managed listed equity and debt strategies.

Summary of Key Financial and Operating Measures

The following charts provide the Fee-Bearing Capital as at June 30, 2022 and 2021 and December 31, 2021, 2020 and 2019 and Fee Revenues for the three months ended June 30, 2022 and 2021 and the years ended December 31, 2021, 2020 and 2019 of our Credit and Other investment strategy.

We have provided additional detail below to explain significant movements during the presented periods.

Fee-Bearing Capital

	As at June 30,		As at December 31,
(MILLIONS)	2022	2021	2021	2020	2019
Long-Term Private Funds	$41,196	$33,747	$39,067	$30,307	$27,109
Perpetual Strategies	21,256	8,401	12,898	8,091	7,410
Liquid Strategies	76,802	76,102	80,230	72,797	71,957

Total Fee-Bearing Capital	$139,254	$118,250	$132,195	$111,195	$106,476

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended December 31,
(MILLIONS)	2022	2021	2022	2021	2021	2020	2019
Balance, beginning of period	$130,968	$113,508	$132,195	$111,195	$111,195	$106,476	$13,377
Inflows	22,300	5,435	28,525	9,929	28,821	16,797	13,422
Outflows	(5,630)	(1,845)	(10,363)	(4,725)	(8,970)	(9,602)	(6,794)
Distributions	(487)	(817)	(927)	(910)	(1,855)	(800)	(106)
Market Valuation	(7,234)	1,857	(9,144)	3,443	4,921	967	4,057
Other	(663)	112	(1,032)	(682)	(1,917)	(2,643)	82,520

Change	$8,286	$4,742	$7,059	$7,055	$21,000	$4,719	$93,099

Balance, end of period	$139,254	$118,250	$139,254	$118,250	$132,195	$111,195	$106,476

During the three months ended June 30, 2022, Fee-Bearing Capital increased $8.3 billion or 6% to $139 billion, primarily due to inflows resulting from Brookfield Reinsurance’s acquisition of American National and capital deployed within our credit strategies. This was partially offset by lower market valuations in our open-end credit funds, outflows due to redemptions within our liquid and perpetual strategies, and distributions to our investors.

During the six months ended June 30, 2022, Fee Bearing Capital increased $7.1 billion or 5% to $139 billion due to the reasons discussed above.

During the year ended December 31, 2021, Fee-Bearing Capital increased by $21 billion or 19%, due to an $8.8 billion increase in our long-term private funds as a result of capital deployed, notably in our latest opportunistic credit fund, partially offset by distributions and capital returned to our investors. Liquid and perpetual strategies increased by $7.4 billion and $4.8 billion, respectively, as a result of strong capital deployment activities and higher valuations, partially offset by redemptions over the year.

During the year ended December 31, 2020, Fee-Bearing Capital increased by $4.7 billion or 4%, primarily attributable to a $3.2 billion increase in our long-term private funds as we launched fundraising for our latest opportunistic credit fund and began deploying capital during the year. In addition, our liquid strategies increased $0.8 billion as a result of strong capital deployment activities and higher valuations, partially offset by redemptions and a lower valuation of Oaktree’s interest in a fixed income manager. Our perpetual strategies increased $0.7 billion as a result of strong capital deployment activities and higher valuations, partially offset by redemptions.

Fee Revenues

	Three months ended June 30,		Six months ended June 30,		Year ended December 31,
(MILLIONS)	2022	2021	2022	2021	2021	2020	2019
Management and advisory fees
Long-term private funds	$121	$100	$239	$191	$414	$325	$54
Perpetual Strategies	42	34	83	69	144	118	28
Liquid Strategies[1]	68	74	139	147	301	276	161
Transaction and advisory fees	8	—	8	—	—	—	—

Total Fee Revenues	$239	$208	$469	$407	$859	$719	$243

1.	Represent open-end funds within our credit strategy, the net share of Oaktree’s share in a fixed income manager’s Fee Revenues, and our public securities group.

Fee Revenues increased by $31 million or 15% for the three months ended June 30, 2022 relative to the three months ended June 30, 2021. Fee revenues increased due to capital deployed within our closed-end funds, particularly our flagship opportunistic credit fund, as well as capital deployed across our perpetual strategies. In addition, the current period benefitted from transaction fees related to the syndication of a loan in our insurance solutions business. These increases were offset by a $6 million decrease in our liquid strategies as a result of reduced valuations.

Fee Revenues increased by $62 million or 15% for the six months ended June 30, 2022 relative to the six months ended June 30, 2021. The increase was primarily attributable to incremental fees earned from our long-term private funds as a result of capital deployed across various private funds. In addition, fees from perpetual strategies increased as a result of higher Fee-Bearing Capital driven by valuation increases and capital deployed across perpetual strategies. The current period benefitted from transaction fees related to the syndication of a loan in our insurance solutions business. These increases were offset by a $8 million decrease in our liquid strategies as a result of reduced valuations.

Fee Revenues increased by $140 million or 19% for the year ended December 31, 2021 relative to the year ended December 31, 2020. The increase was primarily attributable to $89 million of incremental fees earned from long-term private funds, driven by $6.5 billion of capital deployed for our latest opportunistic credit flagship fund. Fees from perpetual strategies increased by $26 million as a result of market valuation increases and the benefit of capital from two reinsurance transactions during the year. Fees from liquid strategies increased by $25 million as a result of capital deployed and valuation increases.

Fee Revenues increased by $476 million or 196% for the year ended December 31, 2020 relative to the year ended December 31, 2019. The increase was primarily attributable to a full year of Fee Revenues as we closed the acquisition of Oaktree on September 30, 2019.

Liquidity and Capital Resources

Liquidity

The Manager undertakes limited activities, primarily receiving dividends from our asset management business and, in turn, distributing to shareholders of the Manager in accordance with its dividend policy. The Manager does have a limited number of employees who provide services to our asset management business and for whom those costs are reimbursed and therefore do not impact the liquidity of the Manager. The Manager is dependent on dividends from our asset management business as its primary source of liquidity, in addition to a credit facility that the Manager will enter into with the asset management business in conjunction with the Arrangement.

Credit facility with Our Asset Management Business

The Manager has entered into a credit agreement with the Asset Management Company, as lender, providing for a five-year revolving $500 million credit facility. The credit facility will be available in U.S. or Canadian dollars, and advances will be made by way of SOFR, base rate, bankers’ acceptance rate or prime rate loans. Advances will bear interest at the forward-looking term rate based on the secured overnight financing rate published by the Federal Reserve Bank of New York (Term SOFR), the base rate, the prime rate or the Canadian dollar bankers’ acceptance rate (CDOR), in each case plus an applicable spread and subject to adjustment from time to time as the parties may agree. In addition, the credit facility contemplates deposit arrangements pursuant to which the lender would, with the consent of the borrower, deposit funds on a demand basis to the borrower’s account at a reduced rate of interest.

Our Asset Management Business Liquidity

Our asset management business attempts to maintain sufficient liquidity at all times so that it is able to participate in attractive opportunities as they arise, better withstand sudden adverse changes in economic circumstances, as well as maintain distributions to shareholders. Our primary sources of liquidity, which we refer to as core liquidity, consists of cash and financial assets, net of other associated liabilities.

Following completion of the Arrangement, our asset management business expects to enter into a credit agreement with the Corporation (or a subsidiary of the Corporation), as lender, providing for a five-year revolving $300 million credit facility. The credit facility will be available in U.S. or Canadian dollars, and advances will be made by way of SOFR, base rate, bankers’ acceptance rate or prime rate loans. Advances will bear interest at the forward-looking term rate based on the secured overnight financing rate published by the Federal Reserve Bank of New York (Term SOFR), the base rate, the prime rate or the Canadian dollar bankers’ acceptance rate (CDOR), in each case plus an applicable spread and subject to adjustment from time to time as the parties may agree. In addition, the credit facility will contemplate deposit arrangements pursuant to which the lender would, with the consent of the borrower, deposit funds on a demand basis to the borrower’s account at a reduced rate of interest.

Upon completion of the Arrangement, our asset management business will have $2.7 billion of cash to fund future operations, which will, until it is deployed by our asset management business, be put on deposit with the Corporation at a pre-agreed rate of interest.

Our Asset Management Business Core and Total Liquidity

The following table presents core liquidity of our asset management business:

	June 30, 2022	December 31,
(MILLIONS)		2021	2020	2019
Cash and financial assets[1]	$2,749	$2,797	$2,477	$2,568

Core liquidity	2,749	2,797	2,477	2,568
Uncalled private fund commitments	73,855	77,079	60,594	50,735

Total liquidity	$76,604	$79,876	$63,071	$53,303

1.

June 30, 2022 amounts include cash of $2.6 billion and $109 million of liquid securities. December 31, 2021 amounts include cash of $2.6 billion and $203 million of liquid securities. 2020 includes $2.2 billion of cash and $289 million of liquid securities.

As at June 30, 2022 and December 31, 2021, core liquidity for our asset management business was $2.7 billion, consisting of $2.7 billion of cash and financial assets, which is readily available for use without any material tax consequences. We utilize this liquidity to support our asset management business which includes funding strategic transactions as well as seeding new investment products. Our asset management business also has the ability to raise additional liquidity through the issuance of securities. However, this is not included in our core liquidity as we are generally able to finance our business and capital requirements through other means.

Uncalled Fund Commitments

The following presents our Uncalled Fund Commitments as of June 30 of each year and December 31, 2021:

AS AT JUNE 30 (MILLIONS)	2022	2023	2024	2025	2026+	Total 2022	Dec. 2021
Renewable power and transition	$64	$—	$—	$113	$13,990	$14,167	$12,278
Infrastructure	87	—	—	258	6,011	6,356	11,643
Private equity	—	124	—	998	11,414	12,536	9,863
Real estate	600	428	660	233	23,092	25,013	25,831
Credit and other	—	21	1,156	430	14,176	15,783	17,464

	$751	$573	$1,816	$2,032	$68,683	$73,855	$77,079

Approximately $38 billion of the Uncalled Fund Commitments are currently earning fees. The remainder will become fee-bearing once the capital is invested.

Dividends

Please refer to “Dividend Policy” for details on our dividends.

Capital Resources

Contractual Obligations

On January 31, 2019, a subsidiary of the Corporation committed $2.8 billion to our third flagship real estate fund and has funded $1.8 billion of the total commitment as of June 30, 2022 (December 31, 2021 - $1.9 billion).

Guarantees

Our asset management business and certain of its consolidated subsidiaries provide financial guarantees. The amounts and nature of these guarantees are described in Note 13. “Commitments and Contingencies” of the combined consolidated carve-out financial statements of Brookfield Asset Management ULC as at and for the years ended December 31, 2021, 2020 and 2019 and Note 12. “Commitments and Contingencies” of the condensed combined consolidated carve-out financial statements of Brookfield Asset Management ULC as at June 30, 2022 and December 31, 2021 and for the three and six months ended June 30, 2022 and 2021, appearing elsewhere in this prospectus.

Indemnifications

In many of its service contracts, our asset management business agrees to indemnify the third-party service provider under certain circumstances. The terms of the indemnities vary from contract to contract and the amount of indemnification liability, if any, cannot be determined and has not been recorded in our combined consolidated carve-out financial statements of Brookfield Asset Management ULC as at and for the years ended December 31, 2021, 2020 and 2019 or the condensed combined consolidated carve-out financial statements of Brookfield Asset Management ULC as at June 30, 2022 and December 31, 2021 and for the three and six months ended June 30, 2022 and 2021, appearing elsewhere in this prospectus.

Clawback Obligations

Performance allocations are subject to clawback to the extent that the performance allocations received to date with respect to a fund exceeds the amount due to our asset management business based on cumulative results of that fund. The amounts and nature of our asset management business’ clawback obligations are described in Note 13. “Commitments and Contingencies” of the combined consolidated carve-out financial statements of Brookfield Asset Management ULC as at and for the years ended December 31, 2021, 2020 and 2019 and Note 12. “Commitments and Contingencies” of the condensed combined consolidated carve-out financial statements of Brookfield Asset Management ULC as at June 30, 2022 and December 31, 2021 and for the three and six months ended June 30, 2022 and 2021, appearing elsewhere in this prospectus.

Capital Requirements

Certain U.S. and non-U.S. entities of our asset management business are subject to various investment adviser and other financial regulatory rules and requirements that may include minimum net capital requirements.

Off-Balance Sheet Arrangements

Neither the Manager nor our asset management business is currently a party to any off-balance sheet arrangements.

Related Party Transactions

The Manager and our asset management business will enter into a number of related party transactions with the Corporation. See “Relationship Arrangements”.

Summary of Significant Accounting Policies

The Manager prepares combined consolidated carve-out financial statements in conformity with U.S. GAAP. The preparation of the combined consolidated carve-out financial statements in conformity with U.S. GAAP requires management to make estimates that affect the amounts reported, particularly in the combined consolidated carve-out financial statements. Management believes that estimates utilized in the preparation of the combined consolidated carve-out financial statements are prudent and reasonable. Such estimates include those used in the valuation of investments and financial instruments, the measurement of deferred tax balances (including valuation allowances), accrued carried interest, incentive distributions and the accounting for equity-based compensation. Actual results could differ from those estimates and such differences could be material. The Manager believes the following critical accounting policies could potentially produce materially different results of the asset management business, and ultimately the Manager, if underlying assumptions, estimates and/or judgments were to be changed. For a description of accounting policies, see Note 2. “Summary of Significant Accounting Policies” of the combined consolidated carve-out financial statements of Brookfield Asset Management ULC as at and for the years ended December 31, 2021, 2020 and 2019, appearing elsewhere in this prospectus.

Revenue Recognition

Revenue is measured based on the amount the Asset Management Company expects to be entitled to under the contract with the customer and excludes amounts collected on behalf of third parties. A performance obligation is a promise in a contract to transfer a distinct good or service (or a bundle of goods and services) to the customer and is the unit of account in ASC 606. In determining the transaction price, an entity may include variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue, as, or when, the performance obligation is satisfied. The Asset Management Company recognizes revenue when it transfers control of a product or service to a customer.

Revenues primarily consist of management and advisory fees, incentive fees (including incentive distributions and performance fees), investment income, interest and dividend revenue and other.

Management and Advisory Fees — Management and advisory fees are comprised of base management fees and transaction, advisory and other fees and are accounted for as contracts with customers.

The Asset Management Company earns base management fees from its customers at a fixed percentage of a calculation base which is typically committed capital or invested capital or net asset value. The Asset Management Company identifies its customers on a fund-by-fund basis in accordance with the terms and circumstances of the individual fund. Generally, the customer is identified as the investors in its managed funds and investment vehicles, but for certain widely held funds or vehicles, the fund or vehicle itself may be identified as the customer. These customer contracts require the Asset Management Company to provide investment management services over a period of time, which represents a performance obligation that is satisfied over time. Management fees are a form of variable consideration because the fees that the Asset Management Company is entitled to vary based on fluctuations in the basis for the management fee. The amount recorded as revenue is generally determined at the end of the period because these management fees are payable on a regular basis (typically quarterly) and are not subject to claw back once paid.

Transaction, advisory and other fees are principally fees charged to the investors of funds indirectly through the managed funds and portfolio companies.

These fees are based on a fixed percentage of enterprise value or equity value of pooled capital raised and are earned which generally coincides with when the capital is called. These fees are not tied to performance or ongoing investment management services, are not subject to claw back and are recorded in the period in which the related transaction closes.

Accrued but unpaid management and advisory fees, net of management fee reductions and management fee offsets, as of the reporting date are included in Accounts Receivable or Due from Affiliates in the combined consolidated carve-out balance sheets.

Incentive Fees — Incentive fees are incentive payments to reward the Asset Management Company for meeting or exceeding certain performance thresholds of managed entities. They are comprised of incentive distributions and performance fees.

Incentive distributions paid to us by our perpetual affiliates (BIP, BEP and BPY) are determined by contractual arrangements and represent a portion of distributions paid by the perpetual affiliates above a predetermined hurdle. They are accrued as revenue on the respective affiliates’ distribution record dates only if the predetermined hurdle has been achieved. They are not subject to claw back.

Incentive fees will not be recognized until (a) it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur, or (b) the uncertainty associated with the variable consideration is subsequently resolved. Accrued but unpaid incentive fees and Performance fees are recorded within due from affiliates in the combined consolidated carve-out balance sheets as of the reporting date.

Performance Fees — Performance fees are generated when the Asset Management Company exceeds predetermined investment returns within BBU and on certain liquid strategies portfolios. BBU performance fees are based on the quarterly volume-weighted average increase in BBU unit price over the previous threshold and are accrued on a quarterly basis, whereas performance fees within liquid strategies funds are typically determined on an annual basis. These fees are not subject to claw back.

Investment Income (Loss) — Investment income (loss) represents the unrealized and realized gains and losses on carried interest and movements in the fair value of the principal investments.

Carried interest is a performance fee arrangement in which we receive a percentage of investment returns, generated within a private fund on carry eligible capital, based on a contractual formula. We are eligible to earn carried interest from a fund once returns exceed the fund’s contractually defined performance hurdles at which point we earn an accelerated percentage of the additional fund profit until we have earned the percentage of total fund profit, net of fees and expenses, to which we are entitled. At the end of each reporting period, the Asset Management Company calculates the balance of accrued carried interest that it would be entitled to for each fund, pursuant to the fund agreements, as if the fair value of the underlying investments were realized as of such date, irrespective of whether such amounts have been realized. As the fair value of underlying investments varies between reporting periods, it is necessary to make adjustments to amounts recorded as accrued carried interest to reflect either (a) positive performance resulting in an increase in the accrued carried interest to the general partner or (b) negative performance that would cause the amount due to the Asset Management Company to be less than the amount previously recognized as revenue, resulting in a negative adjustment to the accrued carried interest to the general partner. These adjustments are recorded in the Statements of Operations as Unrealized carried interest allocations in Investment income. In each scenario, it is necessary to calculate the accrued carried interest on cumulative results compared to the accrued carried interest recorded to date and make the required positive or negative adjustments. The Asset Management Company ceases to record negative carried interest once previously accrued carried interest for such fund have been fully reversed. The Asset Management Company is not obligated to pay guaranteed returns or hurdles, and therefore, cannot have negative carried interest over the life of a fund. Accrued carried interest as of the reporting date are reflected in Investments in the combined consolidated carve-out balance sheets.

Carried interest is realized when an underlying investment is profitably disposed of and the fund’s cumulative returns are in excess of the preferred return or, in limited instances, after certain thresholds for return of capital are met. Carried interest is subject to claw back to the extent that the carried interest received to date exceeds the amount due to the Asset Management Company based on cumulative results.

Principal investments include the unrealized and realized gains and losses on the Asset Management Company’s principal investments, including its investments in the funds that are not consolidated and receive pro-rata allocations, its equity method investments, and other principal investments. Income (loss) on principal investments is realized when the Asset Management Company redeems all or a portion of its investment or when the Asset Management Company receives cash income, such as dividends or distributions. Unrealized income (loss) on principal investments results from changes in the fair value of the underlying investment as well as the reversal of unrealized gain (loss) at the time an investment is realized.

Interest and Dividend Revenue — Interest and dividend revenue comprises primarily interest and dividend income earned on principal investments not accounted for under the equity method held by the Asset Management Company.

Investments

Investments include (i) investments held by funds which the Asset Management Company controls and consolidates and its ownership interests (typically general partner interests) in nonconsolidated funds which are accounted for as equity method investments.

Investments at fair value under Consolidated Funds

Investments held by consolidated funds mainly comprise of various common stocks as disclosed in Note 3. “Investments” of the combined consolidated carve-out financial statements, included elsewhere in this prospectus, and interest in consolidated funds whereby such investments are measured at fair value. Upon the sale of a security or other investment, the realized net gain or loss is computed on a weighted average cost basis, which compute the realized net gain or loss on a first in, first out basis. Securities transactions are recorded on a trade date basis.

The Asset Management Company’s ownership interests in funds accounted for as equity method investments

The Asset Management Company accounts for its general partner interest in Oaktree and other affiliates whereby it has or is otherwise presumed to have significant influence using the equity method of accounting. The carrying value of equity method investments is determined based on amounts invested by the company, adjusted for the equity in earnings or losses of the investee (including unrealized carried interest) allocated based on the respective partnership agreement, less distributions received. The Asset Management Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable. Refer to Note 3. “Investments” of the combined consolidated carve-out financial statements, included elsewhere in this prospectus.

Business Environment and Quantitative and Qualitative Risk Disclosures

Business Environment

The global economy experienced a strong recovery in 2021 with real GDP growing 6.1%, following a decline of 3.1% in 2020 in the aftermath of the outbreak of the COVID pandemic. The development and widespread deployment of COVID vaccines reduced the health risk to individuals and alleviated pressure on healthcare systems, allowing governments to lift lockdown restrictions and global economic activity to rebound back to pre-pandemic levels by the end of the year.

In the U.S., which accounts for around a quarter of global GDP, real GDP grew in line with the global economy at 5.7% in 2021 to above pre-pandemic levels of activity, supported by government and central bank stimulus in the form of accommodating fiscal and monetary policy. The labor market also rebounded with the unemployment rate falling to 3.9% from 14.7% at its peak in 2020 and the number of job openings increasing to record levels. The recovery in supply chains and the labor markets lagged the growth in demand, leading to increases in prices that pushed year-over-year consumer price inflation to 7.1%.

The U.S. Federal Reserve maintained its stimulative monetary policy that was put in place after the onset of the pandemic for most of the year, buying assets at a pace of $120 billion per month and keeping its policy interest rate at 0-0.25%. However with inflation above its 2% target, an improving labor market and above-trend economic growth, the Federal Reserve announced in November 2021 that it would begin to remove its monetary policy accommodation and reduce asset purchases from December 2021. The market also started to price in rate hikes in expectation that the Federal Reserve will soon normalize policy.

Against that backdrop, equity markets performed strongly in aggregate during the year, with the MSCI World Index rising 20% and close to all-time highs. Developed markets outperformed developing markets, benefiting from faster vaccination programs and the economic reopening, with the MSCI World Index excluding the U.S. rising 13%, while the MSCI EM Index fell 3%. The S&P 500 outperformed most markets with returns of 29%, driven by the energy, real estate and technology sectors.

Debt markets in the U.S. and Europe experienced a tightening in corporate credit spreads and record supply, with new bond issuance increasing 6% year-over-year to $9 trillion globally. Government yields began to rise with the 10-year U.S. treasury rising 60bps from 0.91% to 1.51% during the year, albeit remaining close to historical lows.

Robust capital markets and deferred activity from 2020 helped support growth in transactions, with global volumes increasing 64% to a record $5 trillion in 2020. Rising global demand also helped drive higher commodity prices with Brent crude oil rising to $75 per barrel from $50 and the Bloomberg Commodity Index rising 14%.

In the first half of 2022, the global economy continued to grow as the economic impact of the pandemic abated, but at a slower growth rate than the past. The global economy was affected by the outbreak of the conflict in Ukraine, pandemic-related fiscal stimulus programs winding down, central banks tightening financial conditions in response to higher inflation and localized lockdowns in China to control the spread of COVID. Headline real GDP growth in the U.S. declined by an annualized rate of 0.6% in the second quarter, but private domestic demand increased by 0.2% and the labor market continued to strengthen with unemployment falling to 3.6%. Disruptions to commodity supplies arising from the Ukraine conflict pushed up food and energy prices, with the Bloomberg Commodity Index higher by 38% on the year at its peak, though commodity strength diminished into June, ending the second quarter 18% higher than the start of 2022. Strong and broadening price pressures pushed consumer price inflation to 9% in June year-over-year. In response, the Federal Reserve raised rates by 150 bps over the first half of the year, and vocalized intentions to adjust policy tighter until incoming data showed continued disinflation.

Equity markets fell in the first half of the year with the MSCI World Index and the S&P 500 both falling by 21%. Debt market issuances declined as all-in financing costs increased, with U.S. investment grade credit spreads increasing 56bps over the first half of the year and the 10-year U.S. treasury yield increasing by 150bps to 3.01%.

The global economy continues to recover from the pandemic with many parts of the world past the most acute phase and labor markets remaining strong. However, the outlook has become more uncertain. The absence of a near term resolution to the conflict in Ukraine may continue to impact commodity prices, business and consumer sentiment and geopolitical tensions. In addition, central banks globally have started to tighten monetary policy to slow demand growth in the face of inflation and lockdowns in China may continue to impact global demand and put pressure on supply chains.

See “Quantitative and Qualitative Risk Disclosures” below for a discussion of the impact and sensitivity of market, foreign exchange, interest rate and credit risk for Manager and our asset management business.

QUANTITATIVE AND QUALITATIVE RISK DISCLOSURES

The Manager has limited activities and operations. The Manager’s exposure to market, foreign currency, interest rate and credit risk is driven by its equity interest in our asset management business.

Market Risk

The primary market risk exposure of our asset management business relates to its role as an asset manager of the publicly listed perpetual affiliates and the sensitivity of base management fees earned from these affiliates due to movements in their underlying trading price. Specifically, with respect to the market risk related to base management fees earned based on the market capitalization of BEP, BIP and BBU and prior to its privatization in July 2021, BPY.

The table below outlines the impact to base management and advisory fee revenues if there was a 10% decline in the market capitalization of the aforementioned perpetual affiliates:

	For the three months ended June 30,		For the six months ended June 30,		For the years ended December 31,
(MILLIONS)	2022	2021	2022	2021	2021	2020	2019
BEP	$7	$7	$14	$15	$29	$21	$11
BIP	11	9	22	18	39	30	27
BBU	2	2	5	4	9	6	6
BPY[1]	—	6	—	11	11	11	17

Revenues	$20	$24	$41	$48	$88	$68	$61

1.	As BPY was privatized in July 2021, only two quarters of fees in 2021 were exposed to the movement in market prices.

Foreign Currency Risk

We have very limited exposure to foreign currency risk as a majority of our private funds are denominated in USD. This means that a majority of the base management fees and carried interest that we earn are paid in USD, irrespective of the local currency of our underlying investor base.

Interest Rate Risk

We are not exposed to interest rate risk as we do not have any material debt outstanding and in turn do not pay a material amount of interest.

Credit Risk

Investors in our private funds make capital commitments to these vehicles via subscription agreements. When a private fund makes an investment, these capital commitments are then satisfied by our investors via capital contributions as prescribed under these subscription agreements. Investors in our private funds may default on their capital commitment obligations, which could have an adverse impact on our earnings or result in other negative implications to our businesses such as the requirement to deploy our own capital to cover such obligations. This impact would be magnified if the investor that does so is in multiple funds. Given the diversity and creditworthiness of our over 2,000 clients, including some of the world’s largest institutional investors, sovereign wealth funds and pension plans, we are of the view that there is not a material credit risk present in our asset management business.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers of the Manager

The table below sets forth information regarding the directors and executive officers of the Manager expected to hold office following completion of the Arrangement.

Prior to completion of the Arrangement, the size of the Manager’s Board has been set at four members. Following completion of the Arrangement, the size of the Board will be set at 12 members. Currently, the Board is comprised of the following four members: Mark Carney (Chair), Bruce Flatt, Cyrus Madon and Samuel J.B. Pollock. Following completion of the Arrangement, the Board is expected to be comprised of the 10 directors named below and two additional independent directors to be added by the directors following completion.

Name, Age, City, Province and Country of Residence(a)	Position/Title with the Manager	Independent	Current Principal Occupation (b)	Pro Forma Ownership of Class A Shares(c)
Mark Carney (57) Ottawa, Ontario, Canada	Chair of the Board and Head of Transition Investing	No	Vice Chair and Head of Transition Investing	132,381

Bruce Flatt (57) London, U.K. / New York, New York, USA	Chief Executive Officer Director	No	Chief Executive Officer	17,416,737

Marcel R. Coutu(d)(e)(f) (68) Calgary, Alberta, Canada	Lead Independent Director	Yes	Corporate Director	59,784

Nili Gilbert(d)(e)(f) (44) New York, New York, USA	Director	Yes	Vice Chairwoman of Carbon Direct LLC	—

Keith Johnson(d)(e)(f) (47) Jackson, Wyoming, USA	Director	Yes	Senior Managing Director, Sequoia Heritage	—

Justin B. Beber(d) (53) Toronto, Ontario, Canada	Managing Partner and Chief Administrative Officer Director	No	Managing Partner, Head of Corporate Strategy and Chief Legal Officer	546,200

Brian W. Kingston(d) (48) New York, New York, USA	Managing Partner and Chief Executive Officer of Real Estate Director	No	Managing Partner and Chief Executive Officer of Real Estate	2,439,034

Cyrus Madon (57) Toronto, Ontario, Canada	Managing Partner and Chief Executive Officer of Private Equity Director	No	Managing Partner and Chief Executive Officer of Private Equity	3,561,098

Bahir Manios(g) (44) Toronto, Ontario, Canada	Managing Partner and Chief Financial Officer	N/A	Managing Partner and Chief Strategy Officer of Infrastructure and Chief Investment Officer of Brookfield Reinsurance	90,864

Craig W. A. Noble(d) (48) Toronto, Ontario, Canada	Managing Partner and Chief Executive Officer of Alternative Investments	N/A	Managing Partner and Chief Executive Officer of Alternative Investments	1,105,272

Lori A. Pearson(d) (60) Toronto, Ontario, Canada	Director	No	Managing Partner and Chief Operating Officer	666,918

Name, Age, City, Province and Country of Residence(a)	Position/Title with the Manager	Independent	Current Principal Occupation (b)	Pro Forma Ownership of Class A Shares(c)

Samuel J. B. Pollock (56) Toronto, Ontario, Canada	Managing Partner and Chief Executive Officer of Infrastructure Director	No	Managing Partner and Chief Executive Officer of Infrastructure	6,166,742

Connor D. Teskey(d) (34) London, U.K.	Managing Partner and President, Chief Executive Officer of Renewable Power & Transition	N/A	Managing Partner and Chief Executive Officer of Renewable Power & Transition	880,366

(a)

The business address of each of Mr. Flatt and Mr. Teskey is One Canada Square, Level 25 Canary Wharf, London U.K. E14 5AA. The business address of each of Ms. Gilbert and Mr. Kingston is Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281. The business address of each of Mr. Beber, Mr. Carney, Mr. Manios, Mr. Madon, Mr. Noble, Ms. Pearson and Mr. Pollock is Suite 100, Brookfield Place, 181 Bay Street, Toronto, Ontario M5J 2T3. The business address of Mr. Coutu is Brookfield Place, Suite 1210, 225 - 6th Ave. S.W., Calgary, Alberta T2P 1N2. The business address of Mr. Johnson is 2800 Sand Hill Road, Suite 101, Menlo Park, CA 94025.

(b)	Current principal occupation is with the Corporation, unless otherwise noted. See below for the five-year history of each director and executive officer.
(c)

As of October 31, 2022, and assuming completion of the Arrangement and the Special Distribution. The figures in this column include (i) these directors and executive officers’ Class A Shares, held directly and indirectly, including under the Manager Restricted Stock Plans; and (ii) these directors and executive officers’ pro rata interests in Class A Shares held by Partners Limited and Partners Value Investments LP (on a consolidated basis), which represent an indirect pro rata interest in the Class A Shares. This does not reflect these directors and executive officers’ Manager Escrowed Shares that will be granted in connection with the Arrangement.

(d)

Has agreed to serve and will be appointed on or prior to completion of the Arrangement and the Special Distribution. As such, will not be liable as a director or executive officer for any misrepresentations in this prospectus for the purposes of Canadian securities laws.

(e)	Expected to serve as a member of the Audit Committee. Mr. Coutu is expected to serve as Chair of the Audit Committee.
(f)	Expected to serve as a member of the Governance, Nominating and Compensation Committee.
(g)	Mr. Manios served as Chief Strategy Officer of Brookfield Infrastructure and Chief Investment Officer of Brookfield Reinsurance until August 2022.

Prior to completion of the Arrangement, the Manager’s directors and executive officers will not own any Class A Shares or Class B Shares. The Manager’s directors and executive officers collectively are expected to own, or control or direct, directly or indirectly, approximately 8.3% of the Manager’s issued and outstanding shares of this class immediately following the Arrangement and the Special Distribution. See “Security Ownership”.

Each of the Manager and our asset management business’ directors, officers and employees will be subject to the Manager’s personal trading policy, which will prohibit trading in the securities of the Manager while in possession of material undisclosed information about the Manager, as well as the Corporation’s personal trading policies, as applicable. See “Governance – Trading Restrictions”.

The following are brief profiles of each of the directors and executive officers of the Manager, which includes a description of their present occupation and their principal occupations for the last five years.

Mark Carney. Mr. Carney is currently a Vice Chair of Brookfield Asset Management Inc. and Head of Transition Investing. In this role, he is focused on the development of products for investors that will combine positive social and environmental outcomes with strong risk-adjusted returns. Mr. Carney is an economist and banker who served as the Governor of the Bank of England from 2013 to 2020, and prior to that as Governor of the Bank of Canada from 2008 until 2013. He was Chair of the Financial Stability Board from 2011 to 2018. Prior to his governorships, Mr. Carney worked at Goldman Sachs as well as the Canadian Department of Finance. Mr. Carney is currently the United Nations Special Envoy for Climate Action and Finance and Co-Chair for the Glasgow Finance Alliance for Net Zero. Mr. Carney is an external member of the board of Stripe, a member of the Global Advisory Board of PIMCO, Senior Counsellor of the MacroAdvisory Partners, a member of the board of Cultivo and Advisor to Watershed. He is also a member of the Group of Thirty, Harvard University, Rideau Hall Foundation, Bilderberg, as well as the boards of Bloomberg Philanthropies, the Peterson Institute for International Economics and the Hoffman Institute for Global Business and Society at INSEAD. Mr. Carney is also Chair of the Advisory Boards of Chatham House and Canada 2020. Mr. Carney holds doctorate and master’s degrees from Oxford University and a bachelor’s degree in Economics from Harvard University.

Bruce Flatt. Mr. Flatt is currently the Chief Executive Officer of Brookfield Asset Management Inc. and has served as a director of the Corporation since April 2001. Mr. Flatt joined the Corporation in 1990 and became Chief Executive Officer in 2002. Mr. Flatt has been on numerous public company boards over the past three decades and does not currently sit on any external corporate boards.

Marcel R. Coutu. Mr. Coutu is currently and has been a director of Brookfield Asset Management Inc. since 2006. A resident of Calgary, Alberta, Canada. Mr. Coutu is the past Chairman of Syncrude Canada Ltd., a former President and Chief Executive Officer of Canadian Oil Sands Ltd., Senior Vice-President and Chief Financial Officer of Gulf Canada Resources Limited, and has held a number of senior roles in corporate finance, investment banking, mining and oil & gas exploration and development. Mr. Coutu is a board director of IGM Financial Inc., Power Corporation of Canada, Great-West Lifeco Inc. and the Calgary Stampede Foundation Board. He is a member of the Canadian Council of Chief Executives, a past member of the Board of Governors of the Canadian Association of Petroleum Producers and a past member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta. Mr. Coutu holds a Bachelor of Science (Honours) in Geology from the University of Waterloo and an MBA from the University of Western Ontario.

Nili Gilbert. Ms. Gilbert is currently the Vice Chairwoman of Carbon Direct, a leader in scaling carbon management into a global industry through both climate technology investments and client advisory. She is also Chair of the Glasgow Financial Alliance for Net Zero’s (GFANZ) Advisory Panel of technical experts, as well as a member of its CEO Principals Group. Ms. Gilbert also sits as the Chair of US Policy for the UN-Convened Asset Owner Alliance, and serves as Chairwoman of the Investment Committees of both the David Rockefeller Fund and the Synergos Institute. She is a Senior Advisor at Boston Consulting Group (BCG), a member of the Social Mission Board of Seventh Generation, a wholly-owned subsidiary of Unilever. Previously, she was Co-Founder and Portfolio Manager of Matarin Capital. Ms. Gilbert received her BA, magna cum laude, from Harvard University, her MBA from Columbia Business School, where she was a Toigo Fellow, and has completed programs in leadership and sustainability at Oxford and Stanford Universities. In addition, Ms. Gilbert is a CFA and CAIA charterholder.

Keith Johnson. Mr. Johnson is founder and currently Senior Managing Director of Sequoia Heritage, a global, evergreen private investment partnership investing on behalf of entrepreneurs, families, and philanthropies established in 2010. Prior to Sequoia Heritage, Mr. Johnson held several investment and wealth management positions with the Stanford Management Company, Bel Air Investment Advisors and Salomon Smith Barney (acquired by Morgan Stanley). Mr. Johnson holds a Bachelor of Science in Statistics from the Brigham Young University and an MBA from the UCLA Anderson School of Management. Mr. Johnson is a CFA charterholder.

Justin B. Beber. Mr. Beber is currently a Managing Partner, Head of Corporate Strategy and Chief Legal Officer of Brookfield Asset Management Inc. In this role, he provides strategic and legal advice across the asset management business, acts as counsel to and corporate secretary for the Brookfield Board of Directors, and has oversight of legal, compliance and risk activities of the Corporation. Since joining Brookfield in 2007, Mr. Beber has held a number of senior positions across the organization including Head of Strategic Initiatives for

Brookfield Infrastructure Group. Prior to joining Brookfield, Mr. Beber was a partner with a leading Toronto-based law firm, where his practice focused on corporate finance, mergers and acquisitions and private equity. Mr. Beber earned his combined MBA/LLB from the Schulich School of Business and Osgoode Hall Law School at York University and holds a Bachelor of Economics from McGill University. He is a member of the Law Society of Ontario.

Brian W. Kingston. Mr. Kingston is currently a Managing Partner of Brookfield Asset Management Inc. and Chief Executive Officer of Brookfield Property Group. Mr. Kingston joined the Corporation in 2001 and was named Chief Executive Officer of Brookfield Property Group in 2015. Prior to his current role, Mr. Kingston led the Corporation’s Australian business activities, holding the positions of Chief Executive Officer of Brookfield Office Properties Australia, Chief Executive Officer of Prime Infrastructure and Chief Financial Officer of Multiplex.

Cyrus Madon. Mr. Madon is currently a Managing Partner of Brookfield Asset Management Inc., head of the Corporation’s Private Equity Group and Chief Executive Officer of Brookfield Business Partners L.P. In this role, he is responsible for the expansion of the Corporation’s private equity business. Mr. Madon joined the Corporation in 1998 and has held a number of senior roles across the organization, including head of the Corporation’s Corporate Lending business. Prior to the Corporation, Mr. Madon worked at PricewaterhouseCoopers in Corporate Finance and Recovery. He is a Chartered Professional Accountant and holds a Bachelor of Commerce degree from Queen’s University. He is also on the board of the C.D. Howe Institute.

Bahir Manios. Mr. Manios is currently a Managing Partner of Brookfield Asset Management Inc. Mr. Manios joined the Corporation in 2004 and most recently held the role of Chief Strategy Officer of Brookfield Infrastructure and Chief Investment Officer of Brookfield Reinsurance. In this capacity, he has the overall responsibility for investment performance, growth initiatives and funding activities across the business. Mr. Manios is a graduate of the School of Business and Economics at Wilfrid Laurier University and he is a member of the Canadian Institute of Chartered Accountants.

Craig W. A. Noble. Mr. Noble is currently a Managing Partner of Brookfield Asset Management Inc. and Chief Executive Officer of Alternative Investments of the Corporation. In this role, he is responsible for the Corporation’s asset management business, including servicing and growing the client base and the expansion of the Corporation’s client offerings and strategies. Since joining the Corporation in 2004, Mr. Noble has held a number of senior positions across the organization, including CEO of the Corporation’s Public Securities business and various investment roles in the private and public markets. Mr. Noble holds a Master of Business Administration degree from York University and a Bachelor of Commerce degree from Mount Allison University and holds the Chartered Financial Analyst designation.

Lori A. Pearson. Ms. Pearson is currently a Managing Partner and Chief Operating Officer for Brookfield Asset Management. In this role she is responsible for Brookfield’s asset management operations. Prior to joining Brookfield in 2003, Ms. Pearson was with one of the big-four accounting firms, initially in a client-facing role and subsequently as head of Human Resources for the firm’s Canadian tax practice. Ms. Pearson is on the boards of the Brookfield Foundation and Pathways to Education in Canada. She also is a member of the United Way Women Gaining Ground, a group founded in 2007 to make a personal impact in the lives of women facing poverty. Ms. Pearson is a Chartered Accountant and holds a Honours Business Administration degree from the University of Western Ontario. She has been named a Fellow by the Chartered Professional Accountants of Ontario, the profession’s highest mark of distinction, to recognize her career achievements, community involvement and the impact she has had on the accounting profession in Ontario.

Samuel J. B. Pollock. Mr. Pollock is currently a Managing Partner of Brookfield Asset Management Inc., head of the Corporation’s Infrastructure Group and Chief Executive Officer of Brookfield Infrastructure Partners L.P. In this role, he is responsible for the expansion of the infrastructure operating business. Since joining the Corporation in 1994, Mr. Pollock has held a number of senior positions across the organization, including leading the Corporation’s corporate investment group and its private equity business. Mr. Pollock holds a Bachelor of Commerce degree from Queen’s University in Kingston, Ontario, and is a Chartered Professional Accountant.

Connor D. Teskey. Mr. Teskey is currently a Managing Partner of Brookfield Asset Management Inc., head of the Corporation’s Renewable Power and Transition Group and Chief Executive Officer of Brookfield Renewable Partners L.P. In this role, he is responsible for the expansion of the renewable power and transition operating business. Since joining the Corporation in 2012, Mr. Teskey has held a number of senior positions across the organization, including serving as Chief Investment Officer of the Corporation’s Renewable Power business. Mr. Teskey holds a Bachelor of Business Administration (Honours) from the University of Western Ontario.

Penalties or Sanctions

No director or executive officer of the Manager, nor any personal holding company thereof owned or controlled by them: (i) has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Individual Bankruptcies

Within the past 10 years, no director or executive officer of the Manager, nor any personal holding company thereof owned or controlled by them, has become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, has become subject to or instituted any proceedings, arrangement or compromise with creditors, or as had a receiver, receiver manager or trustee appointed to hold his or her assets or the assets of his or her holding company.

Corporate Cease Trade Orders or Bankruptcies

Within the past 10 years, none of the directors or executive officers of the Manager have: (i) served as a director, chief executive officer or chief financial officer of any company that was subject to a “cease trade” or similar order, or an order denying the relevant company access to any exemption under securities legislation, which remained in effect for more than thirty consecutive days, and that was issued: (a) while the current or proposed nominee was acting as director, chief executive officer or chief financial officer; or (b) after the current or proposed nominee ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while the current or proposed nominee was a director, chief executive officer or chief financial officer; (ii) served as a director or executive officer of any company that, while the current or proposed nominee was acting in that capacity, or within a year after the current or proposed nominee ceased to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold our company’s assets; or (iii) become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or as become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his or her assets.

Indebtedness of Directors and Executive Officers

To the knowledge of the Manager, no current or former director, officer or employee of the Manager, nor any associate or affiliate of any of them, is or was indebted to the Manager at any time since its formation.

Directors’ and Officers’ Liability Insurance

The directors and officers of the Manager are or will be covered by directors’ and officers’ liability insurance. Under this insurance coverage, the Manager will be reimbursed for insured claims where payments have been made under indemnity provisions on behalf of the directors and officers of the Manager, subject to a deductible for each loss, which will be paid by us. Individual directors and officers of the Manager will also be reimbursed for insured claims arising during the performance of their duties for which they are not indemnified by the Manager. Excluded from insurance coverage are illegal acts, acts which result in personal profit and certain other acts.

GOVERNANCE

Board of Directors

Prior to completion of the Arrangement, the size of the Manager’s Board has been set at four members. Following completion of the Arrangement, the size of the Board will be set at 12 members, which will be comprised of the 10 directors identified under “Directors and Executive Officers”, with two additional independent directors to be added by the directors following completion. Currently, the Board is comprised of the following four members: Mark Carney (Chair), Bruce Flatt, Cyrus Madon and Samuel J.B. Pollock.

Board Structure, Practices and Committees

The structure, practices and committees of the Board, including matters relating to the size, independence and composition of the Board, the election and removal of directors, requirements relating to board action and the powers delegated to board committees are governed by the Manager’s notice of articles and articles (collectively, the “Articles”) and policies adopted by the Board. The Board is responsible for exercising the management, control, power and authority of the Manager except as required by applicable law or the Articles. The following is a summary of certain provisions of the Articles and policies that affect the Manager’s governance.

Meetings of the Board

Following completion of the Arrangement, the Board expects to meet at least twice each quarter and to hold additional meetings as necessary to consider special businesses. Private sessions of the independent directors without management present are expected to be held at the end of each regularly scheduled and special Board meeting. Private sessions of the Committees without management present are also expected to be held after each Committee meeting.

Size, Independence and Composition of the Board

Following completion of the Arrangement, the Manager will have a policy in relation to the number of independent members on the Board in order to ensure that the Board operates independent of management and effectively oversees the conduct of management. The Manager will obtain information from its directors annually to determine their independence. The Board will decide which directors are considered to be independent based on the recommendation of the Governance, Nominating and Compensation Committee, which will evaluate director independence based on the guidelines set forth under applicable securities laws.

Following completion of the Arrangement, the Board is expected to be comprised of the 10 directors identified under “Directors and Executive Officers”, with two additional independent directors to be added by the directors following completion. Following completion of the Arrangement, the Manager expects that no fewer than three members of the Board will be independent. The Manager expects that the Board will be majority independent no later than the annual meeting that follows the completion of the Manager’s first full fiscal year after the Arrangement.

Election and Removal of Directors

In the election of directors, holders of Class A Shares are entitled to elect one-half of the Board. Following completion of the Arrangement, the BAM Partnership, which will hold the Class B Shares, will be entitled to elect the other one-half of the Board. Consistent with the Corporation’s articles, the Manager’s Articles provide for cumulative voting for the election of directors. Each holder of shares of a class or series of shares of the Manager entitled to vote in an election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by the holder multiplied by the number of directors to be elected by the holder and the holders of shares of the classes or series of shares entitled to vote with the holder in the election of directors. A holder may cast all such votes in favor of one candidate or distribute such votes among the candidates in any manner the holder sees fit. Where a holder has voted for more than one candidate without specifying the distribution of votes among such candidates, the holder shall be deemed to have distributed the holder’s votes equally among the candidates for whom the holder voted.

Following completion of the Arrangement, each of the Manager’s directors will serve until the next annual meeting of shareholders of the Manager or his or her death, resignation or removal from office, whichever occurs first. Vacancies on the Board may be filled by the directors and additional directors may be added by a resolution of the Manager’s shareholders. A director may be removed from office by a resolution of the Manager’s shareholders. A director will be removed from the Board if he or she is convicted of an indictable offence or ceases to be qualified to act as a director of a company and does not promptly resign.

Majority Voting Policy

The Board will adopt a policy stipulating that, if the total number of shares voted in favor of the election of a director nominee represents less than a majority of the total shares voted and withheld for that director, the nominee will tender his or her resignation immediately after the meeting. Within 90 days of the meeting, the Board will determine whether or not to accept a director’s resignation and will issue a press release announcing the Board of director’s decision, a copy of which will be provided to the TSX. Absent exceptional circumstances, the Board will accept the resignation. The resignation will be effective when accepted by the Board. If the Board determines not to accept a resignation, the press release will fully state the reasons for that decision. A director who tenders his or her resignation will not participate in a meeting of the Board at which the resignation is considered. The majority voting policy will not apply in circumstances involving contested director elections.

Mandate of the Board

The Board oversees the management of the Manager’s business and affairs directly and through two standing committees: the Audit Committee and the Governance, Nominating and Compensation Committee (collectively, the “Committees”). The responsibilities of the Board and each Committee, respectively, will be set out in written charters, which will be reviewed and approved annually by the Board.

The Board is, and following completion of the Arrangement will be, responsible for:

•	overseeing the Manager’s long-term strategic planning process and reviewing and approving its annual business plan;

•	overseeing management’s approach to managing the impact of key risks facing the Manager;

•	safeguarding shareholders’ equity interests through the optimum utilization of the Manager’s capital resources;

•	promoting effective corporate governance;

•	overseeing the Manager’s environmental, social and governance program and related practices;

•	reviewing major strategic initiatives to determine whether management’s proposed actions accord with long-term corporate goals and shareholder objectives;

•	assessing management’s performance against approved business plans;

•	appointing the Chief Executive Officer, overseeing the Chief Executive Officer’s selection of other members of the Manager’s senior management and reviewing succession planning; and

•	reviewing and approving the reports issued to shareholders, including annual and interim financial statements.

Term Limits and Board Renewal

The Governance, Nominating and Compensation Committee will lead the effort to identify and recruit candidates to join the Board. In this context, the Manager’s view is that the Board should reflect a balance between the experience that comes with longevity of service on the Board and the need for renewal and fresh perspectives.

The Manager does not support a mandatory retirement age, director term limits or other mandatory board of directors turnover mechanisms because its view is that such policies are overly prescriptive; therefore, the Manager does not have term limits or other mechanisms that compel board of directors turnover. The Manager does believe that periodically adding new voices to the Board can help the Manager adapt to a changing business environment and board of directors renewal is a priority.

The Governance, Nominating and Compensation Committee will review the composition of the Board on a regular basis in relation to approved director criteria and skill requirements and recommends changes as appropriate to renew the Board.

Transactions in which a Director has an Interest

A director who directly or indirectly has an interest in a contract, transaction or arrangement with the Manager, our asset management business or certain of their affiliates is required to disclose the nature of his or her interest to the full Board. Such disclosure may take the form of a general notice given to the Board to the effect that the director has an interest in a specified company or firm and is to be regarded as interested in any contract, transaction or arrangement which may after the date of the notice be made with that company or firm or its affiliates. A director may participate in any meeting called to discuss the transaction in which the director has a disclosable interest, but must abstain from voting on any vote called to approve any such transaction, and any transaction approved by the Board will not be void or voidable solely because a director failed to disclose an interest he or she had in such transaction or the director was present at or participated in the meeting in which the approval was given.

Board Diversity Policy

The Manager is committed to enhancing the diversity of the Board. The Manager’s view is that the Board should reflect a diversity of backgrounds relevant to its strategic priorities. This includes such factors as diversity of business expertise and international experience, in addition to geographic and gender diversity.

To achieve the Board’s diversity goals, the Manager intends to adopt the following written policy:

•

Board appointments will be based on merit, having due regard for the benefits of diversity on the Board, so that each nominee possesses the necessary skills, knowledge and experience to serve effectively as a director; and

•

In the director identification and selection process, diversity on the Board, including the level of representation of women on the Board, will influence succession planning and be a key criterion in identifying and nominating new candidates for election to the Board.

The diversity policy will not set any formal targets on diversity for directors at this time, because of the current need for diversity of directors and the emphasis on subject matter expertise. The Governance, Nominating and Compensation Committee will be responsible for implementing the Board’s diversity policy, once adopted, monitoring progress towards the achievement of its objectives and recommending to the Board any necessary changes that should be made to the policy.

Gender Diversity

The Manager is committed to workplace diversity; both ethnic and gender diversity are important to the Manager’s long-term success and the Manager actively supports the development and advancement of a diverse group of employees capable of achieving leadership positions. Leadership appointments are solely based on merit, and not on other factors because management and the Board believe that merit should be the guiding factor in determining whether a particular candidate is capable of bringing value to the Manager. As such, the Board has not adopted formal targets for female representation in executive positions. However, a cornerstone of the Manager’s succession planning process is a tailored approach to the development and advancement of employees capable of achieving executive officer positions. This tailored approach to developing executives starts with identifying individuals who demonstrate the skills and attributes required to achieve executive officer positions within the Manager. The progress of these individuals is reviewed annually in order to ensure that each individual is being provided opportunities to achieve their potential. Development opportunities include exposure to a new competency or skill, a transfer between business units, a relocation, a role expansion and other stretch opportunities. Tailoring the development plan for each individual permits the Manager to consider the needs of the individual, including considerations that are gender-based. While the Manager has not adopted formal targets for female representation in executive officer positions, management and the Governance, Nominating and Compensation Committee actively monitor the percentage of females identified as capable of achieving executive officer positions in aggregate, by business unit and by geography. Management and the Governance, Nominating and Compensation Committee will review annually a summary of high-performance employees, including by gender and geography, the type of development opportunities provided to these individuals and changes to their compensation year over year in order to monitor the Manager’s activities related to increasing female representation in senior management positions.

Director Compensation

The compensation program for the Board of the Manager will be as follows (in U.S. dollars):

Compensation Elements	Amount(a)	Comments
Director Retainer	$250,000
Audit Committee Chair Retainer	$35,000
Governance, Nominating and Compensation Committee Chair Retainer	$15,000
Audit Committee Member Retainer (Non-Chair)	$10,000
Travel Stipend – for non-residents of the Toronto and New York City areas	$15,000

This payment recognizes the time it takes these directors to travel long distances to attend all regularly scheduled meetings, and is in addition to reimbursement for travel and other out-of-pocket expenses.

(a)	Directors are required to take one-half of their annual fee in the form of DSUs.

Members of management of the Manager or our asset management business who serve as directors of the Manager do not receive any compensation in their capacity as directors.

The Governance, Nominating and Compensation Committee annually reviews the compensation paid to the Chair and non-management directors, taking into account the complexity of the Manager’s operations, the risks and responsibilities involved in being a director of the Manager, the requirement to participate in regularly scheduled and special Board meetings, expected participation on Committees of the Board and the compensation paid to directors of comparable companies.

Director Share Ownership Requirements

The Manager believes that directors can better represent shareholders if they have economic exposure to the Manager themselves. The Manager expects that directors of the Manager hold sufficient Class A Shares, restricted shares and/or DSUs of the Manager having, in the aggregate, a value equal to at least three times their aggregate annual retainer for serving as a director of the Manager, as determined by the Board from time to time. Directors of the Manager will be required to meet this requirement within five years of their date of appointment.

Director Orientation and Education

New directors of the Manager will be provided with comprehensive information about the Manager and our asset management business. Arrangements are made for specific briefing sessions from appropriate senior personnel to help new directors better understand the Manager’s strategies and operations. They also participate in the continuing education measures discussed below.

The Board will receive annual operating plans for the Manager’s business and more detailed presentations on particular strategies. The directors will have the opportunity to meet and participate in work sessions with management to obtain insight into the operations of the Manager and our asset management business. Directors are regularly briefed to help better understand industry-related issues such as accounting rule changes, transaction activity, capital markets initiatives, significant regulatory developments, as well as trends in corporate governance.

Committees of the Board

The following two standing Committees of the Board will assist in the effective functioning of the Board and help ensure that the views of independent directors are effectively represented:

•	Audit Committee; and

•	Governance, Nominating and Compensation Committee.

The responsibilities of these Committees will be set out in written charters, which will be reviewed and approved annually by the Board. It is the Board’s policy that all Committees must consist entirely of independent directors. Special committees may be formed from time to time to review particular matters or transactions. While the Board retains overall responsibility for corporate governance matters, each standing Committee has specific responsibilities for certain aspects of corporate governance in addition to its other responsibilities, as described below.

Audit Committee

The Audit Committee will be responsible for monitoring the Manager’s systems and procedures for financial reporting and associated internal controls, and the performance of the Manager’s external and internal auditors. It will be responsible for reviewing certain public disclosure documents before their approval by the full Board and release to the public, such as the Manager’s quarterly and annual financial statements and management’s discussion and analysis. The Audit Committee will also be responsible for recommending the independent registered public accounting firm to be nominated for appointment as the external auditor, and for approving the assignment of any non-audit work to be performed by the external auditor, subject to the Audit Committee’s Audit Policy. The Audit Committee will meet regularly in private session with the Manager’s external auditor and internal auditors, without management present, to discuss and review specific issues as appropriate. In addition to being independent directors as described above, all members of the Audit Committee must meet an additional “independence” test under Canadian and U.S. securities laws, in that their directors’ fees must be and are the only compensation they receive, directly or indirectly, from the Manager. Further, the Audit Committee requires that all its members disclose any form of association with a present or former internal or external auditor of the Manager to the Board for a determination as to whether this association affects the independent status of the director.

For so long as the Manager is required to provide our asset management business financial information to its shareholders, the Manager’s Audit Committee will have the right to engage directly with our asset management business’ external and internal auditors and to be involved in the preparation of quarterly and annual financial statements and management’s discussion and analysis for our asset management business. See “Relationship Arrangements”.

The Manager’s audit committee charter is attached as Appendix A to this prospectus.

Governance, Nominating and Compensation Committee

It will be the responsibility of the Governance, Nominating and Compensation Committee, in consultation with the Chair, to assess from time to time the size and composition of the Board and its Committees; to review the effectiveness of Board operations and its relations with management; to assess the performance of the Board, its Committees and individual directors; to review the Manager’s statement of corporate governance practices and to review and recommend the directors’ compensation. The Board will implement a formal procedure for evaluating the performance of the Board, its Committees and individual directors – the Governance, Nominating and Compensation Committee will review the performance of the Board, its Committees and the contribution of individual directors on an annual basis.

The Governance, Nominating and Compensation Committee will be responsible for reviewing the credentials of proposed nominees for election or appointment to the Board and for recommending candidates for membership on the Board, including the candidates proposed to be nominated for election to the Board at the annual meeting of shareholders. To do this, the Governance, Nominating and Compensation Committee will maintain an “evergreen” list of candidates to ensure outstanding candidates with needed skills can be quickly identified to fill planned or unplanned vacancies. Candidates will be assessed in relation to the criteria established by the Board to ensure that the Board has the appropriate mix of talent, quality, skills, diversity, perspectives and other requirements necessary to promote sound governance and the effectiveness of the Board. The Governance, Nominating and Compensation Committee also will be responsible for overseeing the Manager’s and our asset management business’ approach to ESG matters, which includes a review of their ESG initiatives and any material disclosures regarding ESG matters.

The Governance, Nominating and Compensation Committee also will be responsible for reviewing and reporting to the Board on management resource matters for the Manager and our asset management business, including ensuring a diverse pool for succession planning, the job descriptions and annual objectives of senior executives, the form of executive compensation in general including an assessment of the risks associated with the compensation plans and the levels of compensation of the senior executives, including Mr. Flatt in his capacity as the Manager’s Chief Executive Officer. Mr. Flatt’s compensation in his capacity as the Corporation’s Chief Executive Officer will be set by the Corporation’s compensation committee. The Governance, Nominating and Compensation Committee will also review the performance of senior management against written objectives and reports thereon. In addition, the Governance, Nominating and Compensation Committee is responsible for reviewing any allegations of workplace misconduct claims that are brought to the Committee’s attention through the Manager’s ethics hotline, a referral from the Manager’s human resources department, or otherwise.

In reviewing the Manager and our asset management business’ compensation policies and practices each year, the Governance, Nominating and Compensation Committee will seek to ensure the executive compensation program provides an appropriate balance of risk and reward consistent with the risk profile of the Manager. The Governance, Nominating and Compensation Committee will also seek to ensure the Manager and our asset management business’ compensation practices do not encourage excessive risk-taking behavior by the senior management team. The participation in long-term incentive plans is intended to discourage executives from taking excessive risks in order to achieve short-term unsustainable performance.

All members of the Governance, Nominating and Compensation Committee will meet the standard director independence test in that they will have no relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of their independent judgment. The Board will also adopt a heightened test of independence for all members of the Governance, Nominating and Compensation Committee, which will entail that the Board has determined that no Governance, Nominating and Compensation Committee member has a relationship with senior management that would impair the member’s ability to make independent judgments about the Manager or our asset management business’ executive compensation. This additional independence test will comply with the test in the listing standards of the NYSE. Additionally, the Governance, Nominating and Compensation Committee will evaluate the independence of any advisor it retains in order to comply with the aforementioned NYSE listing standards.

Board, Committee and Director Evaluation

The Board believes that a regular and formal process of evaluation improves the performance of the Board as a whole, the Committees and individual directors. A survey will be sent annually to independent directors inviting comments and suggestions on areas for improving the effectiveness of the Board and its Committees. The results of this survey will be reviewed by the Governance, Nominating and Compensation Committee, which will make recommendations to the Board as required. Each independent director will also receive a self-assessment questionnaire and all directors will be required to complete a skill-set evaluation which will be used by the Governance, Nominating and Compensation Committee for planning purposes. The Chair will also hold private interviews with each non-management director annually to discuss the operations of the Board and its Committees, and to provide any feedback on the individual director’s contributions.

Position Descriptions

In connection with the Arrangement, the Board will adopt a written position description for the Chair, which will set out the Chair’s key responsibilities, including, as applicable, duties relating to setting board of directors meeting agendas, chairing board of directors and shareholder meetings and communicating with shareholders and regulators. The Board will also adopt a written position description for each of the Committee chairs which will set out each of the Committee chair’s key responsibilities, including duties relating to setting Committee meeting agendas, chairing Committee meetings and working with the Committee and management to ensure, to the greatest extent possible, the effective functioning of the Committee.

The Board will also adopt a written position description for the Manager’s Chief Executive Officer which will set out the key responsibilities of the Chief Executive Officer. The primary functions of the Chief Executive Officer will be to lead management of the business and affairs of the Manager, to lead the implementation of the resolutions and the policies of the Board, to supervise day to day management and to communicate with shareholders and regulators.

Trading Restrictions

Each of the Manager and our asset management business’ directors, officers and employees will be subject to the Manager’s personal trading policy, which will prohibit trading in the securities of the Manager while in possession of material undisclosed information about the Manager, as well as the Corporation’s personal trading policies, as applicable. Those individuals will also be prohibited from entering into certain types of hedging transactions involving the securities of the Manager, such as short sales, prepaid variable forward contracts, equity swaps and put options and from entering into derivative-based transactions involving, directly or indirectly, securities of the Manager. In addition, subject to limited exceptions, the Manager’s personal trading policy will prohibit trading in the Manager’s securities, and preclude the grant or exercise of stock options or similar forms of stock-based compensation (such as stock appreciation rights, deferred share units or restricted stock awards) for cash, during prescribed blackout periods. The Manager will also require all executives and directors to pre-clear trades in the Manager’s securities.

Disclosure Policy

The Manager will have a disclosure policy that summarizes its policies and practices regarding public disclosure of information to investors, analysts and the media. The disclosure policy will ensure that the Manager’s communications with the investment community are timely, consistent and in compliance with all applicable securities laws. Each of the Manager and our asset management business’ directors, officers and employees will be subject to the disclosure policy. As the material assets of the Manager consist solely of its 25% interest in the common shares of the Asset Management Company, the disclosure policy will relate to material information concerning the Manager and our asset management business. The Board will review the disclosure policy annually.

Code of Business Conduct and Ethics

The Manager’s policy is that all its activities be conducted with the utmost honesty, integrity, fairness and respect and in compliance with all legal and regulatory requirements. To that end, the Manager will maintain a Code of Conduct, a copy of which will be filed following completion of the Arrangement on the Manager’s SEDAR profile at www.sedar.com and EDGAR profile at www.sec.gov. The Code of Conduct will set out the guidelines and principles for how directors and employees should conduct themselves as members of the Manager’s team. Preserving the Manager’s corporate culture is vital to the organization and following the Code of Conduct will help the company do that.

All directors, officers and employees of the Manager will be required to provide a written acknowledgment upon joining the Manager that they are familiar with and will comply with the Code of Conduct. All directors, officers and employees of the Manager will be required to provide this same acknowledgment annually. The Board will review the Code of Conduct annually to consider whether to approve changes in the Manager’s standards and practices.

EXECUTIVE COMPENSATION

Compensation Philosophy of the Manager

The Manager’s named executive officers (“NEOs”) comprise the core senior management team of the Manager, each of whom currently are executives of the Corporation. The Manager’s NEOs, other than Bruce Flatt, will transition from the Corporation to the Manager in connection with the Arrangement. Mr. Flatt is and will continue to be the Corporation’s Chief Executive Officer, and will also be appointed as the Manager’s Chief Executive Officer on completion of the Arrangement. The Corporation, and not the Manager, determines the compensation of Mr. Flatt in his capacity as the Corporation’s Chief Executive Officer and the Manager will determine the compensation of Mr. Flatt in his capacity as the Manager’s Chief Executive Officer. For the Manager’s NEOs, the Manager expects to adopt an approach to compensation that is intended to foster an entrepreneurial environment that encourages management to consider the risks associated with the decisions they make and take actions that will create long-term sustainable cash flow growth and will improve long-term shareholder value.

Compensation Elements for the Manager’s NEOs

The primary elements of total historical compensation for the Manager’s NEOs include base salary, annual management incentive plan awards, which we refer to as a cash bonus, and participation in long-term incentive plans. The Manager expects to adopt an approach to compensation that aligns with the Corporation’s historical approach and that will continue to consist of the three primary elements of base salary, cash bonus, and participation in long-term incentive plans. As executives progress within the Manager, we expect that an increasingly larger share of annual compensation for these executives will be represented by awards pursuant to one or more long-term incentive plans, which vest over time, in order for the executives to increase their ownership interest in the Manager and to be consistent with the Manager’s focus on long-term value creation.

Compensation of the Manager’s NEOs will be determined and approved by the Governance, Nominating and Compensation Committee.

Base Salaries

Base salaries tend to remain fairly constant from one year to another unless the scope and responsibility of a position has changed. Base salaries deliver the only form of fixed compensation for the NEOs and are not intended to be the most significant component of their compensation.

Cash Bonus and Long-Term Incentive Plans

Given the NEOs’ focus on long-term decision making, the impact of which is difficult to assess in the short-term, the Manager believes that a heavy emphasis on annual incentives and a formulaic calculation based on specific operational or individual targets may not appropriately reflect their long-term objectives. Accordingly, the cash bonus and compensation under long-term incentive plans are expected to be determined primarily through an evaluation of the progress made in executing the Manager’s strategy and the performance of the business as a whole. Significant contributions to the business strategy of the Manager will also be considered.

The level of cash bonus and long-term incentive compensation granted to each NEO is discretionary. While no specific weight is given to the achievement of any individual objective, consideration is given to their performance and the achievement of objectives that are set at the beginning of the year with the Manager’s Chief Executive Officer.

The Corporation’s long-term incentive plans are intended to enable participants to create wealth through increases in the value of Corporation Class A Shares. The purpose of these arrangements is to align the interests of the Corporation’s shareholders and management and to motivate executives to improve the Corporation’s long-term financial success, measured in terms of enhanced shareholder value over the long-term. This opportunity for wealth creation enables the Corporation to attract and retain talented executives.

1.

Management Share Option Plan. The Corporation MSOP governs the granting to executives of Options to purchase Corporation Class A Shares at a fixed price. The Options typically vest as to 20% per year commencing on the first anniversary of the date of the award and are exercisable over a ten-year period. The Corporation MSOP is administered by the board of directors of the Corporation. Options are typically granted in late February or early March of each year as part of the annual compensation review. The Corporation’s compensation committee has a specific written mandate to review and approve executive compensation. The Corporation’s compensation committee makes recommendations to the board of directors of the Corporation with respect to the proposed allocation of Options based, in part, upon the recommendations of the Corporation’s Chief Executive Officer. The board of directors of the Corporation must then give its final approval. The number of Options granted to the Corporation’s NEOs is determined based on the scope of their roles and responsibilities and their success in achieving the Corporation’s objectives. Consideration is also given to the number and value of previous grants of Options. Since the annual Option awards are generally made during a blackout period, the effective grant date for such Options is set six business days after the end of the blackout period. The exercise price for such Options is the volume-weighted average trading price for Corporation Class A Shares on the NYSE for the five business days preceding the effective grant date.

2.

Deferred Share Unit Plan. The deferred share unit plan of the Corporation (the “Corporation DSUP”) provides for the issuance of deferred share units (“DSUs”) the value of which are equal to the value of a Corporation Class A Share. DSUs vest over periods of up to five years, with the exception of DSUs awarded in lieu of a cash bonus which vest immediately. DSUs can only be redeemed for cash upon cessation of employment through retirement, resignation, termination or death. The Corporation DSUP is administered by the Corporation’s compensation committee. DSUs are issued based on the value of Corporation Class A Shares at the time of the award (the “DSU allocation price”). In the case of DSUs acquired through the reinvestment of cash bonus awards, the DSU allotment price is equal to the exercise price for Options granted at the same time as described above. Holders of DSUs will be allotted additional DSUs as dividends are paid on Corporation Class A Shares on the same basis as if the dividends were reinvested pursuant to the Corporation DSUP. These additional DSUs are subject to the same vesting provisions as the underlying DSUs. The redemption value of DSUs will be equivalent to the market value of an equivalent number of Corporation Class A Shares on the cessation of employment with the Corporation.

3.

Restricted Stock and Escrowed Stock Plans. The Corporation has a restricted stock plan (“Corporation Restricted Stock Plan”) and an escrowed stock plan (the “Corporation Escrowed Stock Plan”). These plans were established to provide the Corporation and its executives with alternatives to the Corporation’s other long-term incentive plans which would allow executives to increase their share ownership. Restricted shares (“Restricted Shares”) have the advantage of allowing executives to become shareholders of the Corporation, receive dividends, and to have full ownership of the shares after the restriction period ends. Restricted Shares must be held until the vesting date (or in certain jurisdictions until the fifth anniversary of the award date). Holders of Restricted Shares receive dividends that are paid on the Corporation Class A Shares in the form of cash, unless otherwise elected. The Corporation Escrowed Stock Plan governs the award of non-voting common shares (“Escrowed Shares”) of one or more private companies (each an “Escrow Company”) to executives or other individuals designated by the Corporation’s compensation committee. Each Escrow Company is capitalized with common shares and preferred shares issued to the Corporation for cash proceeds. Each Escrow Company uses its cash resources to directly and indirectly purchase Corporation Class A Shares. Dividends paid to each Escrow Company on the Corporation Class A Shares acquired by the Escrow Company will be used to pay dividends on the preferred shares which are held by the Corporation. The Corporation Class A Shares acquired by an Escrow Company will not be voted. Escrowed Shares typically vest 20% each year commencing on the date of the first anniversary of the award date and must generally be held until the fifth anniversary of the award date. Each holder may exchange Escrowed Shares for Corporation Class A Shares issued from treasury no more than 10 years from the award date. The value of Corporation Class A Shares issued to a holder on an exchange is equal to the increase in value of the Corporation Class A Shares held by the applicable Escrow Company.

Following completion of the Arrangement, the Manager expects to adopt a stock option plan, a restricted stock plan, an escrowed stock plan and a DSU plan, each similar to the above applicable Corporation long-term incentive plans. The Manager’s NEOs are expected to keep their Corporation long-term incentive awards, except to the extent that they are exchanged, in whole or in part, for awards of the Manager pursuant to the Arrangement.

In addition to the Corporation long-term incentive plans, executives who have responsibilities in the Corporation’s dedicated fund management groups may have compensation arrangements that also include a component more directly linked to the long-term performance of the fund being managed. However, the payments made under such plans are directly related to the value created for the fund’s investors which, in turn, benefit the Corporation. The timing of these payments to executives who participate in these plans are therefore delayed until the funds’ performance is substantially realized and risk outcomes are determined. Following completion of the Arrangement, the Manager may adopt similar arrangements for certain of its executives.

Summary of Compensation

The following table sets out information concerning the compensation earned by, paid to or awarded to the NEOs during the year ended December 31, 2021, during which time the NEOs provided services to the Corporation and which is indicative of the compensation expected to be earned by the NEOs when the Manager becomes a public company. Mr. Flatt is and will continue to be the Corporation’s Chief Executive Officer and will also be appointed as the Manager’s Chief Executive Officer on completion of the Arrangement. The Manager is not responsible for determining Mr. Flatt’s compensation in his capacity as the Corporation’s Chief Executive Officer. The compensation information for the Manager’s Chief Executive Officer in the following table reflects the total compensation received in respect of all services provided to the Corporation.

Summary Compensation Table(a)

Name and Principal Position	Year	Annual Base Salary ($)	Annual Incentive(b)(g)		Escrowed Shares(d) / Options(e) ($)	All Other Compensation(f) ($)	Total Compensation ($)
			Annual Incentive Cash ($)	Deferred Share Units (DSUs)(c) ($)
Bruce Flatt Chief Executive Officer	2021	825,480	—	—	8,350,780	61,911	9,238,171

Bahir Manios Managing Partner and Chief Financial Officer	2021	458,793	458,793	—	490,810	377,994	1,786,389

Brian W. Kingston Managing Partner and Chief Executive Officer of Real Estate	2021	750,000	750,000	—	5,387,600	—	6,887,600

Cyrus Madon Managing Partner and Chief Executive Officer of Private Equity	2021	558,530	—	558,530	4,310,080	29,635	5,456,775

Samuel J. B. Pollock Managing Partner and Chief Executive Officer of Infrastructure	2021	558,530	—	558,530	4,310,080	31,630	5,458,770

Connor D. Teskey Managing Partner and President, Chief Executive Officer of Renewable Power & Transition	2021	756,690	1,536,216	—	6,465,120	64,304	8,822,330

(a)

On June 28, 2021, the Corporation established Brookfield Reinsurance and paid a special dividend valued at $0.34 for every Corporation Class A Share held. In recognition of the resultant decrease in the intrinsic value of Options issued under the Corporation MSOP, the board of directors of the Corporation approved a discretionary cash bonus based on the value of the dividend. The bonus was paid at the time of the transaction for vested Options and will be fully paid by December 1, 2023. Participants in the Corporation Escrowed Stock Plan were awarded a special dividend in the form of Brookfield Reinsurance Class A Shares. The following table shows the number of Brookfield Reinsurance Class A Shares awarded, as well as the amount of cash bonuses or DSUs in lieu of cash bonuses awarded, and the total value of the awards.

Name	Brookfield Reinsurance Class A Shares (#)	Cash ($)	DSU (#)	Total Value ($)
Bruce Flatt	54,238	—	—	2,803,362
Bahir Manios	1,035	189,882	—	243,377
Brian W. Kingston	23,102	—	35,032	3,004,557
Cyrus Madon	40,686	—	—	2,102,909
Samuel J. B. Pollock	39,135	—	—	2,022,743
Connor D. Teskey	8,620	—	8,292	874,083

(b)

Mr. Flatt’s compensation consists of an annual base salary and Escrowed Shares. Each other NEO is awarded an annual incentive which they can elect to receive in cash, DSUs or Restricted Shares. Two of the NEOs elected to receive the 2021 annual incentive in DSUs.

(c)

Reflects DSUs issued in lieu of a cash bonus, at the election of the individual. DSUs in this column for 2021 were awarded effective on February 18, 2022. The value in this column reflects the entire value of the incentive awarded converted to U.S. dollars at the exchange rate of C$1.00 = US$0.7979. The number of DSUs was based on a price of US$56.9319, the volume-weighted average price of the Corporation Class A Shares on the NYSE for the five days preceding the award date.

(d)

The amount for 2021 reflects an annual grant of Escrowed Shares for all NEOs, other than for Mr. Manios, which amount reflects only the annual grant of Options for Mr. Manios. The value awarded under the Corporation Escrowed Stock Plan for annual grants is determined by the Corporation and considers the stock market price of the Corporation Class A Shares at the time of the award and the potential increase in value based on a hold period of 7.5 years, a volatility of 24.81%, a risk-free rate of 1.92% and a dividend yield of 1.36%. This value for all grants has been discounted by 25% to reflect the five-year vesting and mandatory hold period.

(e)

The value awarded under the Corporation MSOP for annual grants of Options is determined by the Corporation and considers the stock market price of the Corporation Class A Shares at the time of the award and the potential increase in value based on a hold of 7.5 years, a volatility of 24.81%, a risk-free rate of 1.92% and a dividend yield of 1.36%. This value, for the annual grants, has been discounted by 25% to reflect the five-year vesting.

(f)

These amounts include annual retirement savings contributions and participation in the executive medical program. These amounts also include advance payments made to Mr. Manios in 2021 under the carried interest plans for Brookfield Infrastructure Fund II.

(g)

All Canadian dollar and British pound compensation amounts in this prospectus have been converted into U.S. dollars at an exchange rate of C$1.00 = US$0.7979 and GBP£1.00 = US$1.3758, which was the average exchange rate for 2021 as reported by Bloomberg, unless otherwise noted.

Outstanding Option and Share-Based Awards at December 31, 2021

The following table shows the Corporation Options, Escrowed Shares and DSUs outstanding at December 31, 2021.

			Share-Based Awards
	Option Awards Vested and Unvested		Escrowed Shares (ESs)			Deferred Share Units (DSUs)
Name	Number of Securities Underlying Unexercised Options (#)	Market Value of Unexercised in-the-money Options(a,b) ($)	Number of Unvested ESs (#)	Market Value of Unvested ESs(b,c) ($)	Market Value of Vested ESs(b,c) ($)	Number of Unvested DSUs (#)	Market Value of Unvested DSUs(b) ($)	Market Value of Vested DSUs(b) ($)
Bruce Flatt	—	—	2,363,000	64,190,228	175,769,433			93,607,622
Bahir Manios	558,474	17,810,158	150,000	3,692,070	—	—	—	1,895,261
Brian W. Kingston	5,325,000	211,755,668	1,545,755	41,022,398	47,741,943	793	47,884	42,573,973
Cyrus Madon(d)	—	—	2,210,000	59,329,278	130,295,622	—	—	61,360,722
Samuel J. B. Pollock(e)	—	—	2,120,000	56,318,436	125,779,359	—	—	84,895,806
Connor D. Teskey	1,260,380	28,940,545	1,250,000	26,937,150	—	3,720	224,613	278,322

(a)	The market value of the Options is the amount by which the closing price of the Corporation Class A Shares on December 31, 2021 exceeded the exercise price of the options.
(b)

All values are calculated using the closing price of a Corporation Class A Share on December 31, 2021 on the TSX and NYSE, as applicable, according to the currency in which the awards were originally made. The closing price of a Corporation Class A Share on the TSX on December 31, 2021 was $60.45 (C$76.39 converted to U.S. dollars at the Bloomberg mid-market exchange rate on that day of C$1.00 = US$0.7913) and $60.38 on the NYSE, as applicable.

(c)	The value of the Escrowed Shares is equal to the value of the Corporation Class A Shares held by the Escrow Company less the net liabilities and preferred share obligations of the Escrow Company.
(d)

The market value of vested DSUs includes $8,816,565 representing the value of Mr. Madon’s vested private equity DSUs. These DSUs are valued based on the fair value of the investments in the Brookfield Capital Partners Funds as disclosed in the audited financial statements of the fund.

(e)

The market value of vested DSUs includes $8,375,715 representing the value of Mr. Pollock’s vested infrastructure DSUs. These DSUs are valued based on the fair value of the investments in the Brookfield Americas Infrastructure Funds as disclosed in the audited financial statements of the fund.

The following table shows the restricted share units of the Corporation (“RSUs”) outstanding at December 31, 2021.

	Restricted Share Units (RSUs) (a)
Name	Number of RSUs (#)	Issuance Price ($)(b)	Market Value at December 31, 2021 (#)(c)
Bruce Flatt	885,938	3.08	50,801,530
	1,017,828	4.66	56,740,645
	607,500	7.13	32,359,506

	2,511,266		139,901,681

Cyrus Madon	2,100,730	4.66	117,108,912

Samuel J. B. Pollock	506,250	3.08	29,029,448
	1,017,828	4.66	56,740,645
	607,500	7.13	32,359,506

	2,131,579		118,129,599

(a)

The Corporation’s restricted share unit plan is no longer active. There have been no awards since 2005. Outstanding awards are redeemable for a cash payment only upon retirement, resignation, termination or death and have no expiration date.

(b)	The RSU issuance price is in Canadian dollars and is presented in the table converted into U.S. dollars at the Bloomberg mid-market exchange rate on December 31, 2021 of C$1.00 = US$0.7913.
(c)

The market value of the RSUs is the amount by which the closing price of Corporation Class A Shares on December 31, 2021 exceeded the issuance price of the RSUs. All values are calculated using the closing price of a Corporation Class A Share on December 31, 2021 on the TSX and on the NYSE, as applicable. The closing price of a Corporation Class A Share on the TSX on December 31, 2021 was $60.45 (C$76.39, converted into U.S. dollars at the Bloomberg mid-market exchange rate on that date of C$1.00 = US$0.7913) and on the NYSE was $60.38, as applicable.

Outstanding Option Awards at December 31, 2021

The following table shows the details of each Corporation Option outstanding at December 31, 2021.

	Option-based Awards
Name	Number of securities underlying unexercised options (#)	Options exercise price ($)	Options expiration date	Market value of unexercised options(a) ($)
Bahir Manios	9,300	22.50	November 22, 2025	352,284
	2,400	20.39	February 22, 2026	95,975
	72,750	24.59	February 16, 2027	2,603,861
	67,425	24.59	February 16, 2027	2,413,269
	69,000	26.93	February 25, 2028	2,308,312
	303,262	29.48	February 25, 2029	9,369,825
	17,662	38.64	December 13, 2029	383,931
	16,675	43.43	February 21, 2031	282,701

Brian W. Kingston	1,125,000	16.81	February 25, 2023	49,017,375
	1,125,000	17.84	February 24, 2024	47,852,438
	1,125,000	24.22	February 23, 2025	40,684,275
	1,050,000	20.39	February 22, 2026	41,988,870
	900,000	24.59	February 16, 2027	32,212,710

Connor D. Teskey	1,968	16.81	February 25, 2023	85,748
	2,250	17.84	February 24, 2024	95,705
	2,250	24.22	February 23, 2025	81,369
	11,250	24.22	February 23, 2025	406,843
	2,775	22.50	November 22, 2025	105,117
	7,500	20.39	February 22, 2026	299,291
	1,200	20.39	February 22, 2026	47,987
	45,000	24.59	February 16, 2027	1,610,636
	13,500	24.59	February 16, 2027	483,191
	10,350	26.93	February 25, 2028	346,247
	150,000	26.93	February 25, 2028	5,018,070
	306,862	29.48	February 25, 2029	9,481,054
	605,475	45.21	February 24, 2030	9,183,300
	100,000	43.43	February 21, 2031	1,695,360

(a)

The market value of the Options is the amount by which the closing price of the Corporation Class A Shares on December 31, 2021 exceeded the exercise price of the Options. All values are calculated using the closing price of a Corporation Class A Share on December 31, 2021 on the TSX and on the NYSE, as

applicable. The closing price of a Corporation Class A Share on the TSX on December 31, 2021 was $60.45 (C$76.39 converted to U.S. dollars at the Bloomberg mid-market exchange rate on that day of C$1.00 = US$0.7913) and on the NYSE on December 31, 2021 was $60.38, as applicable.

Value Vested or Earned During 2021

The following table shows the value of all Corporation Options, share-based awards, and non-equity plan compensation which vested during 2021.

	Value Vested During 2021(a)
Named Executive Officer	Options(b) ($)	DSUs(c) ($)	Restricted Shares ($)	Escrowed Shares ($)	Non-equity incentive plan compensation – Value earned during the year
Bruce Flatt	—	4,517,625	—	10,457,760	—
Bahir Manios	1,963,337	227,502	—	—	458,793
Brian W. Kingston	8,278,716	1,920,950	—	5,441,946	750,000
Cyrus Madon	—	2,162,817	—	13,422,936	—
Samuel J. B. Pollock	—	3,670,300	—	12,818,865	—
Connor D. Teskey	1,452,091	244,846	—	—	1,536,216

(a)

All values are calculated using the closing price of a Corporation Class A Share on the vesting date on the TSX and on the NYSE, as applicable. Canadian dollar amounts are converted into U.S. dollars using the average Bloomberg mid-market exchange rate for 2021 of C$1.00 = US$0.7979. The value of the Escrowed Shares is equal to the value of the Corporation Class A Shares held by the Escrow Company less the net liabilities and preferred share obligations of the Escrow Company.

(b)	Values represent the amount by which the value of Corporation Class A Shares exceeded the exercise price on the day the Options vested.
(c)	Values in this column represent the value of DSUs vested in 2021, including DSUs awarded on February 22, 2021 in lieu of the cash incentive related to performance in 2020.

Share Ownership Guidelines

The Manager’s executive officers will be required to hold Class A Shares, DSUs, restricted shares or other equity securities with a value equal to five times their base salary, based on the market value of the securities held, and which must be attained within five years of being designated as executive officers.

Reimbursement of Incentive and Equity-Based Compensation (Clawback)

Pursuant to the Manager’s clawback policy (the “Clawback Policy”), executive officers may be required to pay the Manager an amount equal to some or all of any cash payments or equity awards granted or paid to an executive officer under the terms of any of the Manager’s incentive compensation or long-term incentives plans (collectively, “Awards”). This payment may be required in the event an executive officer is determined to have engaged in conduct which the Governance, Nominating and Compensation Committee determines is detrimental to the Manager. The Governance, Nominating and Compensation Committee has full and final authority to make all determinations under the Clawback Policy including, without limitation, whether the Clawback Policy applies and if so, the amount of compensation to be repaid or forfeited by the executive officer. In order to protect the Manager’s reputation and competitive ability, executive officers may be required to make such a payment if they engage in conduct that is detrimental to the Manager during or after the cessation of their employment with the Manager. Detrimental conduct includes any conduct or activity, whether or not related to the business of the Manager, that is determined in individual cases by the Governance, Nominating and Compensation Committee, to constitute: (i) fraud, theft-in-office, embezzlement or other illegal activity; (ii) failure to abide by applicable financial reporting, disclosure and/or accounting guidelines; (iii) material violations of the Manager’s Code of

Conduct; or (iv) material violations of the Manager’s positive work environment policy (including the sexual harassment related provisions thereof). The Clawback Policy relates to any Awards received: (i) on or after the date the executive officer is determined to have engaged in detrimental conduct; and/or (ii) the two (2) year period prior to the date the executive officer is determined to have engaged in detrimental conduct. Where it is determined that the executive officer engaged in detrimental conduct, the Governance, Nominating and Compensation Committee will have the ability to: (i) require the executive officer to re-pay any Award paid to the executive officer; (ii) cancel/revoke any prior Award that has not yet vested, and any Award that has vested but has not yet been exercised; and/or (iii) require the executive officer to re-pay the cash value realized by the executive officer on any Award that has already vested to the executive officer.

Hedging of Economic Risks for Personal Equity Ownership

All executives will be prohibited from entering into transactions that have the effect of hedging the economic value of any direct or indirect interests by the executive in Class A Shares, including their participation in any long-term share ownership plans. Under limited circumstances, an executive may be permitted to enter into a transaction that has the effect of hedging the economic value of any direct or indirect interests held by such executive, but only to the extent that the transaction (i) is executed and disclosed in full compliance with all applicable rules and regulations; (ii) has been approved by the Chief Executive Officer and Chief Financial Officer and, if appropriate, the Governance, Nominating and Compensation Committee; and (iii) is in respect of interests directly or indirectly held by such individual in excess of the interests that such individual is required to hold under the share ownership guidelines.

Option Exercise Hold Periods During and Post-Employment

In order to minimize any possibility of executives opportunistically exercising options and selling the securities received at an inappropriate time, and to require share ownership post-employment, executive officers will be required to continue to hold, for at least one year, an interest in Class A Shares equal to any net after-tax cash proceeds realized from the exercise of options. This requirement is distinct and in addition to any share ownership guidelines.

Pension and Retirement Benefits

Other than as noted below, the NEOs do not participate in any registered defined benefit or defined contribution plans or any other post-retirement supplementary compensation plans, or have any entitlement to future pension benefits or other post-employment benefits. Canadian NEOs receive an annual contribution to a retirement savings plan based on a percentage of base salary, which for 2021 was 6% of base salary for Messrs. Madon and Pollock and 4.5% of base salary for Mr. Manios, subject to an annual RRSP contribution limit established by the CRA. Mr. Flatt received an annual contribution equivalent to 7.5% of base salary in the 2020/2021 tax year. Mr. Teskey participates in the Corporation Group Personal Pension Plan. He also participates in the Corporation Pension Cash Allowance Scheme in place within the Corporation in the U.K. Under these combined schemes, participating employees contribute 1.5% of base salary to the pension scheme on a salary exchange basis. Participating employees also receive an employer pension contribution of 7.5% of base salary, converted and paid as a pension cash allowance.

Termination and Change of Control Benefits

As a general practice, the Corporation does not provide contractual termination or post-termination payments or change of control arrangements to employees. Specifically, Brookfield Asset Management Inc. has not entered into contractual termination, post-termination or change of control arrangements, employment contracts or golden parachutes with any NEOs.

The following table provides a summary of the termination provisions in the Corporation’s long-term incentive plans, which may apply to the Manager’s NEOs to the extent of any legacy Corporation awards and/or under similar plans expected to be adopted by the Manager following completion of the Arrangement. The Arrangement and its impact on the Manager NEOs is not considered a termination or change of control. No incremental entitlements are triggered by termination, resignation, retirement or a change in control. Any exceptions to these provisions are approved on an individual basis at the time of cessation of employment. Exceptions are approved by the chair of the Corporation’s compensation committee or its board of directors, depending on the circumstances.

Termination Event(a)	DSUs	Options	Restricted Shares / Escrowed Shares
Retirement (as determined at the discretion of the Corporation’s board of directors)	Vested units are redeemable on the day employment terminates. Unvested units are forfeited.	Vesting ceases on retirement. Vested options are exercisable until their expiration date. Unvested options are cancelled.	Vested shares are redeemable on the day employment terminates, subject to the hold period. Unvested shares are forfeited.

Termination Without Cause	Vested units are redeemable on the day employment terminates. Unvested units are forfeited.	Upon date of termination, unvested options are cancelled and vested options continue to be exercisable for 60 days(b) from the termination date, after which unexercised options are cancelled immediately.	Vested shares are redeemable on the day employment terminates, subject to the hold period. Unvested shares are forfeited.

Termination With Cause	Upon date of termination, all unvested and vested units are forfeited, with the exception of DSUs awarded as a result of a participant’s election to take their annual bonus in the form of DSUs.	Upon date of termination, all vested and unvested options are cancelled.	Upon date of termination, all vested and unvested shares are forfeited.

Resignation	Vested units are redeemable on the day employment terminates. Unvested units are forfeited.	Upon date of termination, all vested and unvested options are cancelled.	Vested shares are redeemable on the day employment terminates, and remain subject to the hold period. Unvested shares are forfeited.

Death	Vested units are redeemable on the date of death. Unvested units are forfeited.	Options continue to vest and are exercisable for six months following date of death(b) after which all unexercised options are cancelled immediately.	Vested shares are redeemable on the date of death, and remain subject to the hold period. Unvested shares are forfeited.

(a)	This table represents a summary of the termination provisions in the Corporation’s long-term incentive plans and should not be construed as the complete terms.
(b)	Up to but not beyond the expiry date of options.

RELATIONSHIP ARRANGEMENTS

The Arrangement involves the division of the Corporation into two publicly traded companies – the Corporation, which will continue to own its existing interests in its operating businesses and 75% of our asset management business and the Manager, which will own 25% of our asset management business and will be listed and its shares distributed to the existing shareholders of the Corporation. Our asset management business is a leading global alternative asset management business. The Arrangement is designed to enhance long-term value for the Corporation’s shareholders by creating separate identities for these two distinct businesses, while preserving the mutual benefit and competitive advantages derived from the combination of the Corporation’s significant resources and the Manager’s asset management franchise. This benefits the Manager and the Corporation and thus their shareholders.

Following completion of the Arrangement, the Corporation will continue focusing on deploying capital across its operating businesses, growing its cashflows and compounding that capital at over 15% a year over the long-term. Today, the Corporation has a perpetual capital base of $150 billion that is deployed across three core pillars – asset management, insurance solutions and operating businesses. The cashflows from each of these market leading businesses are underpinned by stable, predictable and growing revenue streams and low annual maintenance capex, thereby generating high cash margins. On its own, each business has a strong growth profile but together they generate synergies which significantly enhance their growth. The Corporation believes that separation of business activities achieves efficient capital structures and focused growth opportunities and collaboration achieves higher returns and better outcomes for all of the Corporation’s market leading businesses. The Corporation and its market leading businesses are strategically aligned for all of them to perform and deliver strong results for stakeholders.

The Corporation will continue to be aligned with the Manager as a 75% owner of our asset management business and given its entitlement to receive 33% of the carried interest on new sponsored funds of our asset management business, will invest capital in our asset management business’ sponsored funds, while also deploying capital in and pursuing its own business initiatives. This will preserve the synergies and alignment that have long existed between our asset management business and proprietary capital, including the sharing of industry expertise and accessing the operating expertise across the Corporation’s platforms. Due to the ownership interest in the Asset Management Company of the Manager and the Corporation, if the Corporation and the Manager do not make pro rata investments in the Asset Management Company, whether in connection with acquisitions or otherwise, the relative percentage shareholdings of the Corporation and the Manager would change.

Relationship Agreement

The Corporation, the Manager and the Asset Management Company have entered into the Relationship Agreement to govern aspects of their relationship following the Arrangement. Under the Relationship Agreement, the Corporation, directly or through its subsidiaries (excluding our asset management business) or Brookfield Reinsurance, has the right (but not the obligation) to participate up to 25% in each new sponsored fund or other entity of our asset management business. Any commitment of our asset management business to such sponsored fund will be separate from the up to 25% allocation of the Corporation. For the Corporation’s perpetual affiliates, existing fee arrangements will continue to apply. For any capital committed by the Corporation or a subsidiary (other than a perpetual affiliate) or Brookfield Reinsurance, a fee may be paid as agreed between the relevant party and our asset management business; in other cases, particularly where such capital is of strategic value to supporting our asset management business’ activities, no fee may apply.

The Corporation has no obligation to provide backstops or other guarantees relating to new investments or acquisitions, or to commit capital on a transitional basis while other investors are being sourced, but any arrangements or understandings existing at the time of completion of the Arrangement will be continued. Moreover, if the Corporation (i) makes transitory investments, it will generally be entitled to receive the same cost of carry for such investment as the relevant fund of our asset management business is entitled to under its fund documents (typically 8%) or (ii) provides backstops or guarantees, it will be entitled to receive stand-by / commitment fees at market rates, in each case, unless otherwise agreed to by the parties. In connection with other arrangements, the Corporation will be entitled to receive such other compensation as otherwise may be mutually agreed between the parties.

The Corporation will retain all of the ownership interests in the perpetual affiliates. The Asset Management Company will be entitled to receive the incentive distributions (if any) paid following completion of the Arrangement. In addition, the Manager and the Asset Management Company agree with the Corporation that they will perform (or cause the Service Providers to perform) all obligations that the Service Providers have under the Master Services Agreements and Affiliate Relationship Agreements. The base management fee will be earned by the Service Providers and the parties agree that these agreements cannot be terminated without the Corporation’s consent. See “– Governance and Management of Perpetual Affiliates”.

From a management perspective, at closing of the Arrangement, Bruce Flatt, the Corporation’s Chief Executive Officer, will be appointed as the Chief Executive Officer of the Manager and is expected to allocate his time between the two companies. In addition to other senior management personnel of the Manager or the Asset Management Company, the chief executive officer of the Manager and the Manager’s business group CEOs, who are currently Messrs. Kingston, Madon, Pollock and Teskey, will serve on the investment committees suitable to their business group. Additionally, the Corporation’s chief executive officer and another senior management nominee from the Corporation will serve on the investment committees for each of our strategies.

The Corporation is entitled to receive 33.3% of the carried interest on new sponsored funds of our asset management business (which includes more recently raised funds such as BIF V, BGTF, BCP VI and BSREP IV) and similar distributions in open-end funds (such as Brookfield Super-Core Infrastructure Partners and Brookfield Premier Real Estate Partners) and will retain 100% of the carried interest earned on mature funds (including BSREP I, BSREP II, BSREP III and Oaktree Cap II L.P.). For more information on the Corporation’s entitlement to these amounts, see “– Sharing of Carried Interest and Other Distributions”. The Corporation and the Asset Management Company will be responsible for clawback obligations in relation to carried interest or similar distributions in the same proportion as their entitlements.

The Asset Management Company has a pre-emptive right over acquisition opportunities presented to the Corporation that relate to businesses whose revenues are predominantly derived from asset management activities, but the Corporation is not otherwise subject to restrictions in its pursuit of any other types of acquisitions or transactions.

Our asset management business will continue to be supported by Brookfield’s operating capabilities, including its approximately 180,000 employees, on commercial terms that are in accordance with agreed rates (wherever in place) or otherwise on terms consistent with protocols and past practice. In addition, the parties will implement secondment and other initiatives among them, their subsidiaries and their portfolio companies that are designed to develop employees and allocate resources effectively, all on terms consistent with protocols and past practice.

Customary office sharing arrangements will be entered into among the Corporation, the Manager and other affiliates with our asset management business to share physical office space, in line with the Corporation’s existing affiliate transaction protocols and subject to agreement on corporate cost allocation.

For so long as the Manager is required to provide financial information related to our asset management business to its shareholders, the Manager’s Audit Committee will have the right to engage directly with the external and internal auditors of our asset management business and to be involved in the preparation of quarterly and annual financial statements and management’s discussion and analysis for the Asset Management Company. See “Governance – Audit Committee”. Each of the Corporation and the Manager will also have the right to request access to information, in its capacity as a shareholder, including to present to its board of directors or board committees or for the preparation of its financial statements. In addition, the Manager’s Governance, Nominating and Compensation Committee will be permitted to oversee the review and setting of the compensation policies and practices of our asset management business. See “Governance – Governance, Nominating and Compensation Committee”.

The Corporation will be indemnified for any claims, liabilities, losses, damages, costs or expenses (including legal fees) arising in connection with the business and activities in respect of or arising from any of the Affiliate Relationship Agreements or the Master Services Agreements, to the extent that the claims, liabilities, losses, damages, costs or expenses (including legal fees) are determined to have resulted from the bad faith, fraud, willful misconduct or gross negligence of the Manager or our asset management business, respectively, or in the case of a criminal matter, action that the person knew to have been unlawful. The maximum amount of the aggregate liability of the Manager / the Asset Management Company, or any of their affiliates, or of any director, officer, employee, contractor, agent, advisor, member, partner, shareholder or other representative of the Manager / the Asset Management Company, under this indemnity will be equal to the amounts previously paid in the two most recent calendar years by the Service Recipients pursuant to the applicable Master Services Agreement.

The Relationship Agreement will continue in perpetuity, and only be terminable with the mutual consent of the Corporation and the Manager.

Ownership and Governance of Our Asset Management Business

The Asset Management Company is an unlimited liability company formed under the laws of British Columbia with an authorized share capital of an unlimited number of common shares. As of the date of this prospectus, one common share has been issued and outstanding, held by the Corporation. The ownership of Brookfield Asset Management ULC will only be through the ownership of common shares of Brookfield Asset Management ULC, which, upon completion of the Arrangement, will be held between the Corporation (75% of the common shares) and the Manager (25% of the common shares).

Upon completion of the Arrangement, the Corporation and the Manager will enter into the Voting Agreement in order to provide for the following agreements relating to the board of directors of the Asset Management Company:

•	the number of directors of the company is fixed at four directors, unless agreed otherwise, notwithstanding a change in the shareholding of either party;

•	each of the Corporation and the Manager have the right to nominate one-half of the directors of the company, and agree to vote their shares in favor of those four nominated directors; and

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each nominated director may at any time and for any reason be removed from the board of the company by the shareholder that nominated the director (and only that shareholder), and the vacancy created, and any other vacancy, will also be filled by a director nominated by the shareholder whose nominated director has left the board.

The Voting Agreement is not a unanimous shareholder agreement and does not give either party additional governance rights relating to, or take any powers away from, the directors of the company to manage or supervise the management of the business and affairs of the company.

The Voting Agreement will continue in perpetuity, and only be terminable with the mutual consent of the Corporation and the Manager.

The articles of the Asset Management Company provide for the following key terms, which are customary, that will be important to the governance of the company:

•	ordinary resolutions of shareholders will require approval by a majority of the votes cast;

•	special resolutions of shareholders will require approval by 66 2⁄3% of the votes cast;

•	board matters require majority approval;

•	further issuances of common shares will require the approval of the board;

•	common shares will only be transferable with the approval of the board; and

•	amendments to the articles generally require the approval of the shareholders by special resolution.

Services Agreements

In connection with the Arrangement, two services agreements will be entered into, the material terms of which are summarized below.

Asset Management Services

The Manager will provide the services of its employees to our asset management business on a cost recovery basis under a perpetual agreement (the “Asset Management Services Agreement”). The services to be provided to our asset management business by these individuals are expected to include investment, asset management services, fundraising, investor relations services and other services. The Asset Management

Company will pay the Manager for the services of these individuals on a cost recovery basis such that neither party receives financial gain nor suffers financial loss. Other than Mr. Flatt, it is anticipated that the Manager’s employees/executives will spend all their time discharging their duties as officers and employees of the Manager and towards responsibilities related to our asset management business, in accordance with the Asset Management Services Agreement.

The Manager will award options or other long term incentive awards to its employees. Further, as may be agreed with our asset management business from time to time, the Manager may award options or other long term incentive awards to employees of our asset management business. Our asset management business will compensate the Manager for the costs associated with these awards.

Transitional Services Agreement

The Corporation, the Manager and the Asset Management Company have entered into a transitional services agreement (the “Transitional Services Agreement”) pursuant to which (i) our asset management business will agree to provide the Corporation and the Manager, on a transitional basis, certain services to support day-to-day corporate activities (including services relating to finance, treasury, accounting, legal and regulatory, marketing, communications, human resource, internal audit, information technology) and (ii) the Corporation will provide, on a transitional basis, certain services to the Manager and the Asset Management Company to facilitate the orderly transition of our asset management business (the services, collectively, being “Transitional Services”). The Transitional Services will be provided, at cost, for a period of three years after the effective date of the Arrangement, unless extended by mutual agreement.

Our asset management business will also provide to the Corporation, as requested from time to time and on a cost recovery basis, services of its investment personnel to assist in acquisitions or other transactions undertaken by the Corporation.

Governance and Management of Perpetual Affiliates

We provide services to the Corporation’s perpetual affiliates – BEP, BIP, BBU and BPY. Following completion of the Arrangement, our asset management business will include the service providers (collectively with their affiliates, the “Service Providers”) to the perpetual affiliates and, in the case of BEP and BIP, will acquire the subsidiary of the Corporation that is entitled to receive incentive distributions. Our asset management business, the other Service Providers, and their respective affiliates, will remain and be bound by the terms of the agreements relating to the governance and management of the perpetual affiliates, being relationship agreements (the “Affiliate Relationship Agreements”) and the master services agreements (“Master Services Agreements”).

The following is a summary of the material terms of the Affiliate Relationship Agreements, Master Services Agreements and other matters relating to the perpetual affiliates that will continue to apply to the Corporation, our asset management business and the other Service Providers.

Affiliate Relationship Agreements

The Affiliate Relationship Agreements (which exist in the case of BEP, BIP and BBU) govern aspects of the relationship among the Corporation and the Service Providers (including our asset management business), on the one hand, and each of the perpetual affiliates and their related entities (collectively the “Service Recipients”), on the other hand.

Pursuant to the Affiliate Relationship Agreements, the Corporation has agreed that each of the perpetual affiliates will serve as the primary entity through which the Corporation will make acquisitions within its stated strategy on a global basis, being: BEP—renewable power; BIP—infrastructure; and BBU—business services and industrial operations.

An integral part of the Corporation’s strategy is to pursue acquisitions through consortium arrangements with institutional partners, strategic partners or financial sponsors and to form partnerships to pursue acquisitions on a specialized or global basis. The Corporation (through our asset management business) has also established and manages a number of private investment entities, managed accounts, joint ventures, consortiums, partnerships and investment funds whose investment objectives include the acquisition of businesses similar to those that the perpetual affiliates operate and our asset management business may in the future establish similar funds. Nothing in the Affiliate Relationship Agreements limits or restricts the Corporation or the Service Providers from establishing or advising these or similar entities or limit or restrict any such entities from carrying out any acquisition. The Corporation has agreed that it will offer the perpetual affiliates the opportunity to take up the Corporation’s share of any acquisition through these consortium arrangements or by one of these entities that involves the acquisition within these stated strategies that are suitable for the perpetual affiliates, subject to certain limitations. To the extent that the perpetual affiliates invest in or alongside funds created, managed or sponsored by us, they may pay a base management fee (directly or indirectly through an equivalent arrangement) on a portion of their capital that is comparable to the base management fee payable pursuant to the Master Services Agreements. In this case, the base management fee payable pursuant to the Master Services Agreements will generally be reduced on a dollar-for-dollar basis by the perpetual affiliate’s proportionate share of the comparable base management fee (or equivalent amount) under such other arrangement. The payment of base management fees under such other arrangements will not have any impact on the incentive distribution amount (if any) the perpetual affiliates may pay.

The Corporation’s (and our) commitment to the perpetual affiliates is subject to a number of limitations such as their financial capacity, the suitability of the acquisition in terms of the underlying asset characteristics and whether it fits with their strategy, limitations arising from the tax and regulatory regimes that govern their affairs and certain other restrictions. Under the terms of the Affiliate Relationship Agreements, the perpetual affiliates have acknowledged and agreed, among other things, that:

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Subject to being provided an opportunity to participate on the basis described above, the Corporation and the Service Providers may pursue other business activities and provide services to third parties that compete directly or indirectly with the perpetual affiliates;

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The Corporation and the Service Providers have established or advised, and may continue to establish or advise, other entities that rely on the diligence, skill and business contacts of the Corporation’s or the Service Providers’ professionals and the information and acquisition opportunities they generate during the normal course of their activities and some of these entities may have objectives that overlap with the perpetual affiliates’ objectives or may acquire businesses that could be considered appropriate acquisitions for the perpetual affiliates, and that the Corporation may have financial incentives to assist those other entities over the perpetual affiliates.

In the event of the termination of the Master Services Agreement for a perpetual affiliate, the Affiliate Relationship Agreement would also terminate, including the Corporation’s and our commitments to provide the perpetual affiliate with acquisition opportunities, as described above. As provided in our Relationship Agreement, we are not permitted to terminate an Affiliate Relationship Agreement without the consent of the Corporation.

Master Services Agreements

The Service Recipients have entered into Master Services Agreements pursuant to which the Service Providers have agreed to provide or arrange for other Service Providers to provide management and administrative services to the Service Recipients. The following is a summary of certain provisions of the Master Services Agreements.

Appointment of the service providers and services rendered

Under the Master Services Agreements, the Service Recipients have appointed the Service Providers to provide or arrange for the provision by an appropriate Service Provider of management and administrative services, including the following:

•	providing overall strategic advice to the applicable Service Recipients including advising with respect to the expansion of their business into new markets;

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identifying, evaluating and recommending to the Service Recipients acquisitions or dispositions from time to time and, where requested to do so, assisting in negotiating the terms of such acquisitions or dispositions;

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recommending and, where requested to do so, assisting in the raising of funds whether by way of debt, equity or otherwise, including the preparation, review or distribution of any prospectus or offering memorandum in respect thereof and assisting with communications support in connection therewith;

•	recommending to the Service Recipients suitable candidates to serve on the boards of directors or their equivalent governing bodies of the operating businesses;

•	making recommendations with respect to the exercise of any voting rights to which the Service Recipients are entitled in respect of the operating businesses;

•	making recommendations with respect to the payment of dividends or other distributions by the Service Recipients, including distributions by the perpetual affiliates;

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monitoring and/or oversight of the applicable Service Recipient’s accountants, legal counsel and other accounting, financial or legal advisors and technical, commercial, marketing and other independent experts, including making recommendations with respect to, and supervising the timely calculation and payment of taxes payable and the filing of all tax returns due, by each Service Recipient, and overseeing the preparation of the Service Recipients’ annual consolidated financial statements and quarterly interim financial statements;

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making recommendations in relation to and effecting, when requested to do so, the entry into insurance of each Service Recipient’s assets, together with other insurances against other risks, including directors and officers insurance as the relevant Service Provider and the relevant board of directors or its equivalent governing body may from time to time agree;

•	arranging for individuals to carry out the functions of principal executive, accounting and financial officers for the perpetual affiliates only for purposes of applicable securities laws; and

•	providing individuals to act as senior officers of the Service Recipients as agreed from time to time, subject to the approval of the relevant board of directors or its equivalent governing body.

The Service Providers’ activities are subject to the supervision of the board of directors or equivalent governing body of the applicable Service Recipients. The relevant governing body remains responsible for all investment and divestment decisions made by the Service Recipient.

Any Service Provider may, from time to time, appoint an affiliate of the Corporation to act as a new Service Provider under the applicable Master Services Agreement, effective upon the execution of a joinder agreement by the new Service Provider.

Management fee

Pursuant to the Master Services Agreements, the Service Providers receive a quarterly base management fee (generally 0.3125% (1.25% annually), but subject to some exceptions) of the total capitalization of the perpetual affiliates and their related entities. The aggregate base management fees paid by the perpetual affiliates for the year ended December 31, 2021 was $999 million.

To the extent that perpetual affiliates, directly or indirectly, are obligated to pay a base management fee (directly or indirectly through an equivalent arrangement) to the Service Providers (or any affiliate) on a portion of their capital that is invested in other Corporation (including our asset management business) sponsored funds comparable to the base management fee, the base management fee payable for each quarter in respect thereof generally will be reduced on a dollar-for-dollar basis by the perpetual affiliate’s proportionate share of the comparable base management fee (or equivalent amount) under such other arrangement for that quarter. The base management fee will not be reduced by the amount of any incentive distribution payable by any Service Recipient or operating entity to the Service Providers (or any other affiliate) (for which there is a separate credit mechanism under the applicable limited partnership agreement for the perpetual affiliate), or any other fees that are payable by any operating entity to the Corporation (including our asset management business) for services that are outside the scope of the Master Services Agreements.

Reimbursement of expenses and certain taxes

The relevant Service Recipient will reimburse the Service Providers for all other out-of-pocket fees, costs and expenses incurred in connection with the provision of the services including those of any third party. Such out-of-pocket fees, costs and expenses include, among other things: (i) fees, costs and expenses relating to any debt or equity financing; (ii) fees, costs and expenses incurred in connection with the general administration services of any Service Recipient; (iii) taxes, licenses and other statutory fees or penalties levied against or in respect of a Service Recipient; (iv) amounts owed by the Service Providers under indemnification, contribution or similar arrangements; (v) fees, costs and expenses relating to our financial reporting, regulatory filings and investor relations and the fees, costs and expenses of agents, advisors and other persons who provide services to a Service Recipient; and (vi) any other fees, costs and expenses incurred by the Service Providers that are reasonably necessary for the performance by the Service Providers of their duties and functions under the Master Services Agreements. However, the Service Recipients are not required to reimburse the Service Providers for the salaries and other remuneration of their management, personnel or support staff who carry out any services or functions for such Service Recipients or overhead for such persons.

In addition, the Service Recipients are required to pay all fees, costs and expenses incurred in connection with the investigation, acquisition, holding or disposal of any asset or business that is made or that is proposed to be made by us. Such additional fees, expenses and costs represent out-of-pocket costs associated with investment activities that will be undertaken pursuant to the Master Services Agreements.

The Service Recipients are also required to pay or reimburse the Service Providers for all sales, use, value added, withholding or other similar taxes or customs duties or other governmental charges levied or imposed by reason of the Master Services Agreements, any service agreement or any agreement the Master Services Agreements contemplates, other than income taxes, corporation taxes, capital taxes or other similar taxes payable by the Service Providers, which are personal to the Service Providers.

Termination

The Master Services Agreements continue in perpetuity until terminated in accordance with their terms. However, the Service Recipients may terminate the applicable Master Services Agreement upon written notice of termination if any of the following occurs:

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any of the Service Providers defaults in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm to the Service Recipients and the default continues unremedied for a prescribed period after written notice of the breach is given to such Service Provider;

•	any of the Service Providers engages in any act of fraud, misappropriation of funds or embezzlement against any Service Recipient that results in material harm to the Service Recipients;

•	any of the Service Providers is grossly negligent in the performance of its obligations under the agreement and such gross negligence results in material harm to the Service Recipients; or

•	certain events relating to the bankruptcy or insolvency of each of the Service Providers.

The Service Recipients have no right to terminate for any other reason, including if any of the Service Providers or the Corporation experiences a change of control.

The Master Services Agreements expressly provides that the Master Services Agreements may not be terminated due solely to the poor performance or the underperformance of the perpetual affiliates.

The Service Providers may terminate the Master Services Agreements upon written notice of termination to the Service Recipients if any Service Recipient defaults in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm to the Service Providers and the default continues unremedied for a prescribed period after written notice of the breach is given to the Service Recipient. The Service Providers may also terminate the Master Services Agreements upon the occurrence of certain events relating to the bankruptcy or insolvency of the Service Recipients.

If a Master Services Agreement is terminated, the corresponding Affiliate Relationship Agreement and any obligations of the Corporation and our asset management business under the Affiliate Relationship Agreement will also terminate.

Indemnification and limitations on liability

Under the Master Services Agreements, the Service Providers have not assumed and do not assume any responsibility other than to provide or arrange for the provision of the services called for thereunder in good faith and will not be responsible for any action that the Service Recipients take in following or declining to follow the advice or recommendations of the Service Providers. In addition, under the Master Services Agreements, the Service Providers and the related indemnified parties will not be liable to the Service Recipients for any act or omission, except for conduct that involved bad faith, fraud, willful misconduct, gross negligence or in the case of a criminal matter, conduct that the indemnified person knew was unlawful. The maximum amount of the aggregate liability of the Service Providers or any of their affiliates, or of any director, officer, agent, employee or other specified person of the Service Providers or any of their affiliates, will be equal to the amounts previously paid by the Service Recipients in respect of services pursuant to the Master Services Agreements in the two most recent calendar years. The Service Recipients have agreed to indemnify the Service Providers, their affiliates, directors, officers, agents, employees and other specified persons to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred by an indemnified person or threatened in connection with any and all actions, suits, investigations, proceedings or claims of any kind whatsoever, whether arising under statute or action of a governmental authority or in connection with the perpetual affiliates’ respective businesses, investments and activities or in respect of or arising from the Master Services Agreements or the services provided by the Service Providers, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, gross negligence or in the case of a criminal matter, action that the indemnified person knew to have been unlawful.

Outside activities

The Master Services Agreements does not prohibit the Service Providers or their affiliates from engaging in other business activities or sponsoring, or providing services to, third parties that compete directly or indirectly with the Service Recipients.

Other services

The Service Providers may provide services which are outside the scope of the Master Services Agreements under arrangements that are on market terms and conditions and pursuant to which the Service Providers will receive fees.

Incentive Distributions

Our asset management business is entitled to performance or incentive distributions in respect of funds and some of the perpetual affiliates.

For example, in the case of BEP and BIP, our asset management business holds a security that entitles it to incentive distribution rights that are based on the amount by which quarterly distributions exceed specified target levels; and in the case of BBU, the incentive distribution amount for a quarter will be equal to (a) 20% of the growth in the market value of its units quarter-over-quarter (but only after the market value exceeds the “Incentive Distribution Threshold” being initially $25.00 and adjusted at the beginning of each quarter to be equal to the greater of (i) a BBU unit’s market value for the previous quarter and (ii) the Incentive Distribution Threshold at the end of the previous quarter) multiplied by (b) the number of units outstanding at the end of the last business day of the applicable quarter (assuming full conversion of the Redemption-Exchange Units into units). For the purposes of calculating incentive distributions, the market value of the BBU units will be equal to the quarterly volume-weighted average price of the BBU units on the principal stock exchange for the BBU units (based on trading volumes). The incentive distribution amount, if any, will be calculated at the end of each calendar quarter. The Incentive Distribution Threshold as at June 30, 2022 is $31.53.

The aggregate incentive distributions by the perpetual affiliates for the year ended December 31, 2021 was $315 million.

To the extent that a perpetual affiliate or one of its related entities pays to the Corporation (including our asset management business) any comparable performance or incentive distribution, the amount of any future incentive distributions payable by the perpetual affiliate will be reduced in an equitable manner to avoid duplication of distributions.

Sharing of Carried Interest and Other Distributions

As described elsewhere in the prospectus under the headings “Our Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, our revenues consist of contractual base management fees, transaction and advisory fees, and performance income or carried interest and similar distributions. The Manager’s returns will be earned from its interest in our asset management business. For more information on how our asset management business will earn revenues, please see the discussions under the headings “Our Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. In addition, for more information on the pro forma financial position of the Manager after giving effect to the Arrangement and Special Distribution, please see “Pro Forma Financial Information”.

For new and more recent funds (which includes funds with a more recent vintage such as BIF V, BGTF, BCP VI and BSREP IV) and open-end funds (such as Brookfield Super-Core Infrastructure Partners and Brookfield Premier Real Estate Partners), our asset management business will receive 66.7% of the gross carried interest or similar distributions generated by our managed assets (a portion of which will be used by our asset management business to cover management compensation and other costs), with the remainder being received by the Corporation. The Corporation will be entitled to receive similar interests in future funds pursuant to the terms of the Relationship Agreement, regardless of participation. The Corporation and our asset management business will be responsible for clawback obligations in relation to carried interest or similar distributions in the same proportions noted above. This economic interest will not entitle the Corporation to any governance rights or direct influence over these funds except as described below or as otherwise described in the Relationship Agreement.

For mature funds that have already been largely deployed (such as BSREP I, BSREP II, BSREP III and Oaktree Cap II L.P.), the Corporation will retain the right to receive 100% of the gross carried interest distributions received by our asset management business in respect of the funds, as well as, in the case of BSREP III U.S. investments, any distributions received in respect of the Corporation’s limited partner interest, which will also be contributed into our asset management business as part of the Pre-Arrangement Reorganization. The Corporation will receive these amounts, as well as its 33.3% share of similar distributions on open-end funds, through the payment of dividends, as and when declared by the board of directors of subsidiaries of our asset management business, on minority investments (the “Tracking Shares”) that the Corporation will own in the subsidiaries. It is expected that the board of directors of these subsidiaries will pay dividends to the Corporation on the Tracking Shares in an amount equal to the distributions received from the tracked carried interest (or, in the case of the open-end funds, 33.3% of the similar distributions received). These Tracking Shares will be entitled to vote, together with the common shares owned indirectly by our asset management business, in respect of the applicable subsidiary of our asset management business. On a liquidation or redemption of the applicable subsidiary, the holder of the Tracking Shares will be entitled to receive a preferred amount equal to the fair market value of the tracked distributions. To the extent that any employees of the Manager or our asset management business are entitled to receive any carried interest from the older funds, the Corporation will either distribute such carried interest directly to these employees or will reimburse their employing entities for a matching amount.

For the general partner of BSREP III, in addition to the economic entitlement represented by the Tracking Shares, the Corporation and our asset management business will also enter into a voting agreement that will give the Corporation voting rights over the general partner. As a result, the capital deployed in BSREP III will not be accounted for as an equity investment.

Our asset management business has made a commitment to BSREP III in the amount of $2.75 billion, $1.95 billion of which has already been funded. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Pro Forma Financial Information” for more information on the commitment to BSREP III and the sharing of carried interest between the Corporation and our asset management business.

Credit Facilities

Corporation Credit Facility

The Asset Management Company or one of its subsidiaries will enter into a credit agreement with the Corporation (or a subsidiary of the Corporation), as lender, providing for a five-year revolving $300 million credit facility. The credit facility will be available in U.S. or Canadian dollars, and advances will be made by way of SOFR, base rate, bankers’ acceptance rate or prime rate loans. Advances will bear interest at the forward-looking term rate based on the secured overnight financing rate published by the Federal Reserve Bank of New York (Term SOFR) plus 0.10%, the base rate, the prime rate or the Canadian dollar bankers’ acceptance rate (CDOR), in each case plus an applicable spread and subject to adjustment from time to time as the parties may agree. In addition, the credit facility will contemplate deposit arrangements pursuant to which the lender would, with the consent of the borrower, deposit funds on a demand basis to the borrower’s account at a reduced rate of interest.

Manager Credit Facility

The Manager has entered into a credit agreement (the “Manager Credit Facility”) with the Asset Management Company, as lender, providing for a five-year revolving $500 million credit facility. The credit facility will be available in U.S. or Canadian dollars, and advances will be made by way of SOFR, base rate, bankers’ acceptance rate or prime rate loans. Advances will bear interest at the forward-looking term rate based on the secured overnight financing rate published by the Federal Reserve Bank of New York (Term SOFR) plus 0.10%, the base rate, the prime rate or the Canadian dollar bankers’ acceptance rate (CDOR), in each case plus an applicable spread and subject to adjustment from time to time as the parties may agree. In addition, the credit facility contemplates deposit arrangements pursuant to which the lender would, with the consent of the borrower, deposit funds on a demand basis to the borrower’s account at a reduced rate of interest.

Deposit Arrangement

Upon completion of the Arrangement, our asset management business will have $2.8 billion of cash to fund future operations, which will, until it is deployed by our asset management business, be put on deposit with the Corporation at a pre-agreed rate of interest.

Arrangement Agreement

The Corporation, the Manager, the Asset Management Company and Subco have entered into the Arrangement Agreement to provide for the terms of the Arrangement and certain customary indemnities and covenants.

Covenants

The Arrangement Agreement contains certain customary covenants of the parties that they will, subject to the terms of the Arrangement Agreement, (i) use their respective commercially reasonable efforts to implement the Pre-Arrangement Reorganization and the Arrangement, on such date as the Corporation may determine, (ii) cooperate with and assist each other in dealing with transitional and other matters relating to or arising from the Pre-Arrangement Reorganization or the Arrangement or the Arrangement Agreement, and (iii) satisfy the conditions precedent to the completion of the Arrangement.

In addition, the Corporation agrees to use commercially reasonable efforts to, prior to the effective date of the Arrangement prepare and file with all applicable securities commissions or similar securities regulatory authorities all necessary applications to seek any required exemptions from securities legislation. The Manager has agreed to use commercially reasonable efforts to, prior to the effective date, make an application to list the Class A Shares on the TSX and NYSE.

Conditions

Completion of the Arrangement is subject to certain customary conditions precedent, including: (i) completion of the Pre-Arrangement Reorganization; (ii) approval of the Arrangement Resolution by the shareholders of the Corporation; (iii) obtaining of the Interim Order and the Final Order; (iv) the entering into of the Tax Matters Agreement; and (v) conditional approval to list the Class A Shares on the TSX and NYSE. The conditions precedent in the Arrangement Agreement may be waived, in whole or in part, in the Corporation’s sole discretion. Certain conditions precedent to the completion of the Arrangement in the Arrangement Agreement will be deemed to be satisfied, waived or released on the filing of the Articles of Arrangement.

Amendments

The Arrangement Agreement provides that, subject to the provisions of the Interim Order, the Plan of Arrangement and applicable law, at any time and from time to time before the effective time of the Arrangement: (i) the Arrangement Agreement and the Plan of Arrangement may be amended, modified or supplemented by written agreement of the parties, without further notice to or authorization on the part of the Corporation’s shareholders; and (ii) the Corporation may, in its sole and absolute discretion, without the consent or approval of the other parties or the shareholders of the Corporation, (a) amend the Plan of Arrangement, provided that such amendment is not, in the opinion of the Corporation, materially adverse to the other parties, and (b) amend the Arrangement Agreement to the extent the Corporation may reasonably consider such amendment necessary or desirable due to the Interim Order or the Final Order.

Termination

The Arrangement Agreement may be terminated, at any time before or after the Corporation’s shareholder meeting but prior to the implementation of the Arrangement, unilaterally by the Corporation without further notice to or authorization on the part of the shareholders of the Corporation or the other parties.

Plan of Arrangement

The Plan of Arrangement pursuant to which the Arrangement will be implemented is appended as a schedule to the Arrangement Agreement. The Plan of Arrangement may be amended at any time by the Corporation in accordance with the terms of the Plan of Arrangement and the Arrangement Agreement. If all of the conditions to the implementation of the Arrangement have been satisfied or waived in accordance with the Arrangement Agreement and the Arrangement Agreement has not been terminated, the Arrangement will become effective at the Effective Time (as defined in the Plan of Arrangement), and the steps set out in the Plan of Arrangement will occur in the order and at the intervals specified in the Plan of Arrangement without any further act or formality required by the Corporation, the Manager or the Asset Management Company. The steps in the Arrangement are highly technical and are generally intended to ensure that the Arrangement is implemented as a “butterfly reorganization” pursuant to Section 55 of the Tax Act (as defined herein).

Tax Matters Agreement

In connection with the Arrangement, the Corporation, the Manager and the Asset Management Company intend to enter into the Tax Matters Agreement that will govern each parties’ respective rights, responsibilities and obligations with respect to allocation of tax liabilities, the preparation and filing of tax returns, the payment of taxes, the control of tax contests, and certain other matters regarding taxes.

Covenants

The Tax Matters Agreement will contain certain customary covenants with respect to the filing of tax returns, payment of taxes, cooperation, assistance, document retention and certain other administration and procedural matters regarding taxes. In general, the Tax Matters Agreement provides that the party that is responsible for filing and making any tax payments under applicable law generally shall be the party primarily responsible for preparing and filing such tax returns. The Tax Matters Agreement also assigns responsibilities for administrative tax matters, such retention of records and the control and conduct of tax audits, examinations or other similar proceedings. The party responsible for preparing and filing a given tax return will generally have authority to control tax contests related to any such tax return, subject to certain notice, assistance and cooperation provisions to the extent the resolution of such tax contest has the potential of impacting another party’s tax liability.

The Tax Matters Agreement will also contain certain covenants that, for a period of two years after the effective date of the Arrangement, may prohibit, except in specific circumstances, the parties from taking or failing to take certain actions that could cause the Pre-Arrangement Reorganization, the Arrangement or any transaction contemplated by the Arrangement Agreement to be taxed in a manner that is inconsistent with the manner provided for in the Tax Opinions (as defined in the Tax Matters Agreement). The foregoing restrictions may limit for a period of time the Corporation’s, the Manager’s and the entities conducting the asset management business’ ability to pursue certain strategic transactions or other transactions; however, are designed to preserve the intended Canadian and U.S. federal income tax treatment of the Arrangement.

Indemnification

Pursuant to the Tax Matters Agreement, the parties each agree to indemnify and hold harmless the other parties and their representatives against any losses suffered or incurred by the others as a result of or in connection with a breach of any covenant made by the indemnifying party under the Tax Matters Agreement.

Licensing Agreement

The Manager will enter into a licensing agreement with the Corporation or one of its subsidiaries pursuant to which the Manager will obtain a non-exclusive, royalty-free license to use the name “Brookfield” and the “Brookfield” logo. Other than under this limited license, the Manager will not have a legal right to the “Brookfield” name or the “Brookfield” logo. Our asset management business is also entitled to use the “Brookfield” name and the “Brookfield” logo under a similar license.

The Corporation or its subsidiary may terminate the licensing agreement upon 30 days’ prior written notice of termination if any of the following occurs:

•	upon termination of the Relationship Agreement or the Voting Agreement;

•

the licensee defaults in the performance of any material term, condition or agreement contained in the agreement and the default continues for a period of 30 days after written notice of the breach is given to the licensee;

•	the licensee assigns, sublicenses, pledges, mortgages or otherwise encumbers the intellectual property rights granted to it pursuant to the licensing agreement;

•	certain events relating to a bankruptcy or insolvency of the licensee; or

•	if the Corporation ceases to own at least 25% of the common shares of our asset management business.

Conflicts of Interest

As described above, our structure (including the structure of our asset management business) and the terms of the Relationship Agreement and other arrangements between the Manager, the Corporation and our asset management business creates meaningful alignment of interest between the Manager (and its shareholders) and the Corporation, in particular:

•	the Corporation will own a 75% interest in our asset management business;

•

the Corporation, principally through its operating affiliates, has historically been the largest single investor in sponsored funds of our asset management business and has the right to participate up to 25% (net of any participation of our asset management business) in each new sponsored fund of our asset management business on such fee arrangements as may be agreed between our asset management business and the Corporation (which in certain cases may be no fees);

•

the Corporation is entitled to receive 33.3% of the carried interest on new sponsored funds of our asset management business (which includes more recently raised funds such as BIF V, BGTF, BCP VI and BSREP IV);

•	the Corporation owns the general partner of, and a meaningful economic interest in, the perpetual affiliates (ranging from approximately 28% in the case of BIP to 100% in the case of BPY); and

•

immediately following the completion of the Arrangement and the Special Distribution, (i) shareholders of the Corporation and Brookfield Reinsurance will hold all of the issued and outstanding Class A Shares, and (ii) the Class B Shares will be held in the BAM Partnership, the trust that also owns the Corporation Class B Shares.

However, conflicts of interest might arise between the Corporation and the Manager, including in the way that our asset management business is managed. Activities and transactions that give rise to potential conflicts of interests between the Manager, the Manager’s shareholders and our asset management business, on the one hand, and the Corporation, on the other hand, generally will be resolved by a conflicts committee set up by the Manager in accordance with the principles summarized below and in accordance with conflicts management policies, which will also be approved by the Manager’s independent directors. While recognizing the benefit to the Manager of its relationship with the Corporation and the Manager’s intent to seek to maximize the benefits from this relationship, the Manager will generally look for potential conflicts to be resolved on the basis of transparency and, where applicable, third-party validation and approvals. Addressing conflicts of interest is complex, and it is not possible to predict all of the types of conflicts that may arise over time. Accordingly, the Board will review all potential situations that may present a conflict of interest and, to the extent not already addressed by existing policies, the same will be addressed by way of new protocols, which will be approved by a conflicts committee and the Manager’s independent directors. The Manager’s conflicts management policies may be amended from time to time at the discretion of the Board.

Pursuant to the conflicts management policy of the Manager, certain conflicts of interest do not require the approval of the Manager’s independent directors, provided they are addressed in accordance with pre-approved parameters. The Manager is required to seek the prior approval of the Manager’s independent directors for certain transactions, including, among others, for the following matters / activities: (i) subject to certain exceptions, material acquisitions by perpetual affiliates from, and dispositions by perpetual affiliates to, the Corporation; (ii) material acquisitions whereby a perpetual affiliate and the Corporation are purchasing different assets as part of a single transaction; (iii) the dissolution of a perpetual affiliate; (v) any material amendment to the Relationship Agreement, the Master Services Agreements, the Affiliate Relationship Agreements or other material contracts involving the Corporation; and (vi) any other material transaction involving us and the Corporation. The Manager’s independent directors may delegate oversight and decision making in respect of these matters to a committee of such directors. In addition, pursuant to the conflicts management policy, the Manager’s independent directors may grant prior approvals for certain type of transactions and/or activities, in the form of general guidelines, policies or procedures that must be followed in connection with such transactions and/or matters, and in which case no further special approval will be required in connection with a particular transaction or matter permitted thereby, provided such transactions or matters are conducted in accordance with pre-approved guidelines, policies or parameters are conducted in accordance with pre-approved guidelines, policies or parameters.

In certain circumstances, transactions and/or activities may be related party transactions and/or activities for the purposes of, and subject to certain requirements of MI 61-101. MI 61-101 provides a number of circumstances in which a transaction between an issuer and a related party may be subject to valuation and minority approval requirements. Special committees of the Manager’s Board may be formed from time to time to review particular matters related to such transactions. Furthermore, the Manager’s Governance, Nominating and Compensation Committee will also review and conduct oversight of all significant proposed related party transactions and situations involving potential conflicts of interest that are not required to be dealt with by an independent special committee.

DESCRIPTION OF SHARE CAPITAL OF THE MANAGER

Following completion of the Arrangement, the Manager’s authorized share capital will consist of: (i) an unlimited number of preference shares designated as Class A Preference Shares, issuable in series (“Class A Preference Shares”); (ii) an unlimited number of Class A Shares; and (iii) 21,280 Class B Shares. Immediately following completion of the Arrangement and the Special Distribution, approximately 400 million Class A Shares, 21,280 Class B Shares and no Class A Preference Shares are expected to be issued and outstanding.

Prior to the Arrangement, the Manager’s authorized share capital included an unlimited number of special shares, series 1 (“Special Limited Voting Shares”). The Special Limited Voting Shares will be transitory in that they will be issued but then converted into Class A Shares as part of the Arrangement. Immediately following completion of the Arrangement, the Special Limited Voting Shares will be removed from the Manager’s authorized share capital.

The following is a summary of certain provisions attaching to or affecting the Class A Preference Shares, Class A Shares, Class B Shares and Special Limited Voting Shares. This description is in all respects subject to and qualified in its entirety by applicable law and the provisions of the Articles.

Class A Preference Shares

Series

The Class A Preference Shares may be issued from time to time in one or more series. The Board will fix the number of shares in each series and the provisions attached to each series before issue.

Priority

The Class A Preference Shares rank senior to the Class A Shares, the Class B Shares and other shares ranking junior to the Class A Preference Shares with respect to priority in the payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding up of the Manager, whether voluntary or involuntary, or in the event of any other distribution of assets of the Manager among its shareholders for the purpose of winding up its affairs. Each series of Class A Preference Shares ranks on a parity with every other series of Class A Preference Shares with respect to priority in the payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding up of the Manager, whether voluntary or involuntary, or in the event of any other distribution of assets of the Manager among its shareholders for the purpose of winding up its affairs.

Shareholder Approvals

The Manager shall not delete or vary any preference, right, condition, restriction, limitation or prohibition attaching to the Class A Preference Shares as a class or create preference shares ranking in priority to or on parity with the Class A Preference Shares except by special resolution passed by at least 66 2⁄3% of the votes cast at a meeting of the holders of the Class A Preference Shares duly called for that purpose, in accordance with the provisions of the Articles. Each holder of Class A Preference Shares entitled to vote at a class meeting of holders of Class A Preference Shares, or at a joint meeting of the holders of two or more series of Class A Preference Shares, has one vote in respect of each C$25.00 of the issue price of each Class A Preference Share held by such holder.

Class A Shares and Class B Shares

The attributes of the Class A Shares and the Class B Shares are substantially equivalent, except for the differing voting rights attached to the two classes of shares.

Priority

Subject to the prior rights of the holders of the Class A Preference Shares and any other senior-ranking shares outstanding from time to time, holders of Class A Shares and Class B Shares rank on a parity with each other with respect to the payment of dividends (if, as and when declared by the Board) and the return of capital on the liquidation, dissolution or winding up of the Manager or any other distribution of the assets of the Manager among its shareholders for the purpose of winding up its affairs.

Voting Rights

Except as set out below under “Election of Directors”, each holder of Class A Shares and Class B Shares is entitled to notice of, and to attend and vote at, all meetings of the Manager’s shareholders, other than meetings at which holders of only a specified class or series may vote, and shall be entitled to cast one vote per share. Subject to applicable law and in addition to any other required shareholder approvals, all matters to be approved by shareholders (other than the election of directors), must be approved: by a majority or, in the case of matters that require approval by a special resolution of shareholders, at least 66 2⁄3%, of the votes cast by holders of Class A Shares who vote in respect of the resolution or special resolution, as the case may be; and by a majority or, in the case of matters that require approval by a special resolution of shareholders, at least 66 2⁄3%, of the votes cast by holders of Class B Shares who vote in respect of the resolution or special resolution, as the case may be. On any matters for the Manager that require shareholder approval, approval must be obtained from the holders of the Class A Shares and the holder of the Class B Shares, in each case voting separately as a class. In the event that holders of Class A Shares vote for a resolution and the holder of Class B shares votes against, or vice versa, such resolution would not receive the requisite approval and would therefore not be passed.

Election of Directors

In the election of directors, holders of Class A Shares are entitled to elect one-half of the Board and holders of Class B Shares are entitled to elect the other one-half of the Board.

The Articles of the Manager provide that each holder of shares of a class or series of shares of the Manager entitled to vote in an election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by the holder multiplied by the number of directors to be elected by the holder and the holders of shares of the classes or series of shares entitled to vote with the holder in the election of directors. A holder may cast all such votes in favour of one candidate or distribute such votes among its candidates in any manner the holder sees fit. Where a holder has voted for more than one candidate without specifying the distribution of votes among such candidates, the holder shall be deemed to have divided the holder’s votes equally among the candidates for whom the holder voted.

The Articles of the Manager provide that decisions of the directors are to be decided by a majority of votes and do not contain processes or procedures, such as a casting vote, to break a decision-making deadlock at the Board.

Other Provisions

Immediately following the completion of the Arrangement, the Manager, the BAM Partnership and Computershare Trust Company of Canada will enter into the 2022 Trust Agreement. The 2022 Trust Agreement provides, among other things, that the BAM Partnership will not sell any Class B Shares, directly or indirectly, pursuant to a takeover bid at a price per share in excess of 115% of the market price of the Class A Shares or as part of a transaction involving purchases made from more than five persons or companies in the aggregate, unless a concurrent offer is made to all holders of Class A Shares. The 2022 Trust Agreement will also provide that the concurrent offer must be: (i) for the same percentage of Class A Shares as the percentage of Class B Shares offered to be purchased from the BAM Partnership; (ii) at a price per share at least as high as the highest price per share paid pursuant to the takeover bid for the Class B Shares; and (iii) on the same terms in all material respects as the offer for the Class B Shares.

These provisions in the 2022 Trust Agreement will also apply to any transaction that would be deemed an indirect offer for the Class B Shares under applicable takeover bid legislation in Canada. Additionally, the BAM Partnership will agree to prevent any person or company from carrying out a direct or indirect sale of Class B Shares in contravention of the 2022 Trust Agreement.

Special Limited Voting Shares

Prior to the Arrangement, the Manager’s authorized share capital includes an unlimited number of Special Limited Voting Shares. The Special Limited Voting Shares will be transitory in that they will be issued but then converted into Class A Shares as part of the Arrangement. Immediately following completion of the Arrangement, the Special Limited Voting Shares will be removed from the Manager’s authorized share capital. The following are the attributes of the Special Limited Voting Shares.

Priority

The Special Limited Voting Shares will rank on parity with the Class A Shares and the Class B Shares and after the Class A Preference Shares (none of which will be outstanding on closing of the Arrangement) with respect to the payment of dividends and the return of capital on the liquidation, dissolution or winding-up of the Manager.

Voting

Each holder of Special Limited Voting Shares shall be entitled to notice of and to attend all meetings of shareholders of the Company (except meetings at which only holders of another specified class or series of shares are entitled to vote) and shall be entitled to cast at any such meeting one vote per share, provided that such holders will vote with holders of Class A Shares.

Conversion

The Manager Special Limited Voting Shares will be convertible into Class A Shares on a one-for-one basis at any time and from time to time. The Manager Special Limited Voting Shares will be converted into Class A Shares as a step in the Plan of Arrangement.

COMPARISON OF SHAREHOLDER RIGHTS

Holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares receiving Class A Shares pursuant to the Special Distribution will become shareholders of the Manager, which is governed by the laws of British Columbia and the Articles.

The following comparison is a summary of certain material differences between the rights of holders of Brookfield Reinsurance Class A Shares and the Brookfield Reinsurance Class B Shares under Bermuda law and the governing documents of Brookfield Reinsurance, the rights of holders of Class A Shares under British Columbia law and the Articles, and the laws generally applicable to Delaware corporations under the Delaware General Corporation Law (the “DGCL”). The following summary is qualified in its entirety by reference to the relevant provisions of (i) the Bermuda Act, (ii) the BCBCA, (iii) the DGCL, (iv) the memorandum of association and bye-laws of Brookfield Reinsurance, and (v) the Manager’s Articles.

This section does not include a complete description of all of the differences between the rights of holders of Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares and the rights of holders of Class A Shares, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Bermuda law, British Columbia law and the DGCL, as well as the governing documents of each of Brookfield Reinsurance and the Manager, each as amended, restated, supplemented or otherwise modified from time to time, copies of which will be available on EDGAR on the SEC’s website at www.sec.gov or on SEDAR at www.sedar.com.

Charter Documents

Under the Bermuda Act, the charter documents consist of a “memorandum of association”, which sets forth, among other things, the name of the company and the amount and type of authorized share capital, and “bye-laws”, which govern the management of the company.

Under the BCBCA, a company’s charter documents consist of a “notice of articles”, which set forth, among other things, the name of the company, the amount and type of authorized capital and whether any special rights and restrictions are attached to each class or series thereof, and certain information about the directors of the company, and the “articles”, which govern the management of the company’s affairs and set forth the special rights and restrictions attached to each authorized class or series of shares. The notice of articles is filed with the BC Registrar, while articles are filed only with the company’s records office.

Shareholder Resolution Approvals

Under the Bermuda Act, in addition to the election of directors, the approval of the shareholders of a company is required for, among other things, the following matters: (i) discontinuance of a company out of Bermuda to another jurisdiction; (ii) appointment of the auditor; (iii) alteration of the memorandum of association and bye-laws; (iv) an increase or reduction of capital; (v) removal of directors; and (vi) voluntary winding up or dissolution. Generally, the vote of shareholders required to pass resolutions approving matters is a simple majority of votes cast at a meeting (or such other percentage vote as is specified in the bye-laws). However, a narrow set of other matters require higher majorities under the Bermuda Act including loans to directors and statutory schemes of arrangements. Further, there are circumstances under the Bermuda Act where shareholders are permitted to vote, whether or not their shares carry the right to vote, such as the alteration of the rights attached to their class of shares, amalgamations or mergers.

Under the BCBCA, generally the vote of shareholders required to pass resolutions approving matters is a simple majority of votes cast at a meeting. However, fundamental changes generally require a resolution passed by a special majority of the votes cast by shareholders entitled to vote on the resolutions (i.e., two-third of the votes cast, unless a greater majority of up to three-quarters is required by the articles), unless the BCBCA or the articles require a different type of resolution to make such change. Accordingly, certain alterations to a British Columbia company, such as a name change or certain changes in its authorized share structure, can be approved by a different type of resolution where specified in the articles, subject always to the requirement that a right or special right attached to issued shares must not be prejudiced or interfered with under the BCBCA or under the notice of articles or articles unless the shareholders holding shares of a class or series of shares to which such right or special right is attached consent by a special separate resolution of those shareholders.

The Manager’s Articles provide that directors are elected by ordinary resolution (defined as a majority of the votes cast) and that alterations to the Manager’s authorized share structure requires approval of the shareholders by special resolution (defined as two-thirds of the votes cast), other than in the case of alterations to subdivide or consolidate all or any of the Manager’s unissued, or fully paid issued, shares or alter the identifying name of any of its shares, which require approval by resolution of the directors. The Articles provide that the name of the company may be changed by resolution of the directors. The Articles also provide that directors may be removed by special resolution. Consistent with the Corporation’s articles, the Articles provide that each holder of Class A Shares and Class B Shares is entitled to notice of, and to attend and vote at, all meetings of the Manager’s shareholders, other than meetings at which holders of only a specified class or series may vote, and shall be entitled to cast one vote per share. Subject to applicable law and in addition to any other required shareholder approvals, all matters to be approved by shareholders (other than the election of directors), must be approved: by a majority or, in the case of matters that require approval by a special resolution of shareholders, at least 66 2⁄3%, of the votes cast by holders of Class A Shares who vote in respect of the resolution or special resolution, as the case may be; and by a majority or, in the case of matters that require approval by a special resolution of shareholders, at least 66 2⁄3%, of the votes cast by holders of Class B Shares who vote in respect of the resolution or special resolution, as the case may be. In the election of directors, holders of Class A Shares are entitled to elect one-half of the Board and holders of Class B Shares are entitled to elect the other one-half of the Board. Further, consistent with the Corporation’s articles, the Articles provide for cumulative voting for the election of directors. See “—Cumulative Voting”.

The DGCL generally requires the approval of a majority of all votes entitled to be cast by a corporation’s stockholders for specified actions (unless the certificate of incorporation requires a higher percentage), including (i) dissolution of the corporation; (ii) most mergers or consolidations; and (ii) amendments to the corporation’s certificate of incorporation.

Annulment of Amendments to Charter Documents

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Bermuda courts for an annulment of any amendment to the memorandum of association adopted by shareholders at any general meeting. Upon such application, the alteration may only take effect when, and insofar as, it is confirmed by the Bermuda court. The Bermuda court may annul or confirm the amendment in question, either wholly or in part, and on such terms and conditions as it thinks fit. An application for an annulment of an amendment to the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No such application may be made by shareholders voting in favor of the amendment or those who have given the company a statement recognizing receipt of notice and consenting to the amendment in writing. Furthermore, no application may be made in respect of an amendment that alters or reduces a company’s share capital.

Shareholder Rights to Requisition Meetings

Under the Bermuda Act, holders of not less than one-tenth of the paid-up capital of the company that carry the right to vote can require the directors to convene a special general meeting of the company for the purposes stated in the requisition. If the directors do not within 21 days of the date of deposit of the requisition proceed duly to convene a meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene the meeting, but any meeting so convened shall not be held after the expiration of three months.

The BCBCA provides that one or more shareholders of a company holding not less than 5% of the issued voting shares of the company may give notice to the directors requiring them to call and hold a general meeting within four months.

Shareholder Proposals

As noted above, under the Bermuda Act, shareholders holding not less than one-tenth of the paid-up capital of the company carrying the right of voting at general meetings of the company may requisition a special meeting of shareholders. In addition, a company must give to its shareholders entitled to receive notice of the next annual general meeting notice of any resolutions which may be moved at that meeting (including the removal and appointment of directors), and must circulate to shareholders entitled to have notice of any general meeting any statement of not more than one thousand words with respect to the matter referred to in any proposed resolution or the business to be dealt with at that meeting. The number of shareholders necessary for this latter requisition is either: (i) any number of registered shareholders representing not less than one-twentieth (or 5%) of the total voting rights of all the shareholders having at the date of the requisition a right to vote at the meeting to which the requisition relates, or (ii) not less than one hundred shareholders.

Under the BCBCA, a proposal may only be submitted by qualified shareholders, which means an owner (whether registered or beneficial) of shares that carry a right to vote at a general meeting who has been such a shareholder for an uninterrupted period of at least two years before the date of signing the proposal, provided that such shareholder has not, within two years before the date of the signing of the proposal, failed to present, in person or by proxy, at any annual general meeting, an earlier proposal submitted by such shareholder in respect of which the company complied with its obligations under the BCBCA, and provided such shareholder either (i) holds at least one percent (1%) of issued shares of the company that carry the right to vote at a general meeting, or (ii) holds shares of the company that have a fair market value in excess of C$2,000 in the aggregate.

Delaware corporations typically have provisions in their bylaws, often referred to as “advance notice bylaws,” that require a stockholder proposing a nominee for election to the board of directors or other proposals at an annual or special meeting of the stockholders to provide notice of any such proposals to the corporation in advance of the meeting for any such proposal to be brought before the meeting of the stockholders. In addition, advance notice bylaws frequently require the stockholder nominating a person for election to the board of directors to provide information about the nominee, such as his or her age, address, employment and beneficial ownership of shares of the corporation’s capital stock. The stockholder may also be required to disclose information about the stockholder, including, among other things, his or her name, share ownership and agreement, arrangement or understanding with respect to such nomination. For other proposals, the proposing stockholder is often required by the bylaws to provide a description of the proposal and any other information relating to such stockholder or beneficial owner, if any, on whose behalf that proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for the proposal and pursuant to and in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

Shareholder Action by Written Consent

Under the Bermuda Act and the Brookfield Reinsurance bye-laws, any action that may be taken by the shareholders at a meeting may also be taken by a resolution of shareholders consented to in writing. Such a written resolution may be validly passed, if consented to in writing by shareholders holding shares to which are attached such majority of the votes as would be required if the resolution had been voted on at a meeting of the shareholders.

Under the BCBCA, generally, shareholder action without a meeting may only be taken by consent resolution of the shareholders entitled to vote on the resolution: with a written consent executed by shareholders holding two-thirds of the shares that carry the right to vote at general meetings being effective to approve an action requiring an ordinary resolution; or with a written consent executed by all shareholders that carry the right to vote at general meetings or by all of the shareholders holding shares of the applicable class or series of shares, as the case may be, being effective to approve an action requiring a special resolution.

Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that can be taken at a meeting of the stockholders may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders.

Inspection Rights

Under the Bermuda Act and the Brookfield Reinsurance bye-laws, a shareholder of a company may request to inspect, in the manner prescribed by the Bermuda Act, between 10:00 a.m. and 12:00 noon (Bermuda time) (or between such other times as the board of directors of Brookfield Reinsurance from time to time determines) on every working day, the register of members and the register of directors and officers of the company, minutes of general shareholder meetings of the company and to receive copies of the same. Upon refusal of the request, the shareholder may apply to the Supreme Court of Bermuda for an order allowing inspection. The register of members and register of directors and officers are open for inspection by members of the public. As provided under the Bermuda Act, a company may keep one or more overseas or branch registers in any place which may also be open for inspection by members of the public. The Bermuda Act provides that any member of the public may request a copy of the company’s register of members, or of any part thereof, on payment of a prescribed nominal fee.

Under the BCBCA, directors and shareholders may, without charge, inspect certain of a company’s records. Former shareholders and directors may also inspect certain of the company’s records, free of charge, but only those records pertaining to the times that they were shareholders or directors. Public companies must allow all persons to inspect certain records of the company free of charge. The Manager’s Articles prohibit shareholders from inspecting or obtaining any accounting records of the company, unless the directors determine otherwise, or unless otherwise determined by ordinary resolution.

Under the DGCL, any holder of record of stock or a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person has the right during usual business hours to inspect the corporation’s books and records for a proper purpose.

Dividends and Repurchases of Shares

Under the Bermuda Act, subject to any limitations or provisions to the contrary in the memorandum of association and bye-laws of a company, a company may, by resolution of directors, declare and pay dividends in money, shares or other property. A company must not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or the realizable value of the company’s assets would thereby be less than its liabilities.

Under the Bermuda Act, a company may only redeem its shares if permitted to do so by its memorandum of association and bye-laws, and if a solvency test is satisfied.

Under the BCBCA, a company may not declare or pay dividends or purchase or redeem its shares if there are reasonable grounds for believing that the company is insolvent, or the action would render the company insolvent. Insolvent is defined to mean that a company is unable to pay its debts as they become due in the ordinary course of business. The BCBCA does not impose a net asset insolvency test for these purposes.

Under the DGCL, subject to any restrictions contained in the certificate of incorporation, a corporation may pay dividends out of its capital surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Surplus is generally defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board. A Delaware corporation may purchase or redeem shares of any class for cash or other property except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled, upon any distribution of its assets, to a preference over another class or series of its shares or, if no shares entitled to a preference are outstanding, any of its shares if such shares will be retired and the capital reduced.

Authority to Issue Shares

The Bermuda Act requires that the amount of shares that a company has authority to issue must be stated and specified in its memorandum of association.

Under the BCBCA, a company’s notice of articles must set out the name and kind of each class or series of shares and, for each class or series, the maximum number of shares of that class or series that the company is authorized to issue. The company’s articles must set out, in respect of each class and series of shares, any special rights and restrictions in respect of those shares. Following completion of the Arrangement, the Manager’s authorized share capital will consist of: (i) an unlimited number of Class A Preference Shares; (ii) an unlimited number of Class A Shares; and (iii) 21,280 Class B Shares. The special rights and restrictions in respect of these shares is set out in the Manager’s Articles. See “Description of Share Capital of the Manager”.

Under the DGCL, a corporation may issue one or more classes of stock or one or more series of stock within any class thereof, any or all of which classes may be of stock with par value or stock without par value with any such issuance of shares of common stock limited by an authorized capital stock set out in such corporation’s certificate of incorporation.

Removal of Directors

Under Bermuda law, subject to a company’s bye-laws, the shareholders of a company may, at a special general meeting called for that purpose, remove any director provided that the notice of the meeting is served on the director or directors concerned not less than 14 days before such meeting. Like the BCBCA, if holders of a class or series of shares have the exclusive right to elect or appoint one or more directors, a director so elected or appointed may only be removed by an affirmative vote of the shareholders of that class or series. Any director given notice of removal will be entitled to be heard at the special general meeting. A vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or in the absence of any such election by the other directors.

Under the BCBCA, the shareholders of a company may remove one or more directors by a special resolution or, if the articles provide that a director may be removed by a resolution of the shareholders entitled to vote at general meetings passed by less than a special majority or may be removed by some other method, by the resolution or method specified in the articles. If holders of a class or series of shares have the exclusive right to elect or appoint one or more directors, a director so elected or appointed may only be removed by a separate resolution of those shareholders passed by a majority of votes that is less than the majority of votes required to pass a special separate resolution or may be removed by some other method, by the resolution or method specified in the articles. Under the Manager’s Articles, directors may be removed by special resolution and in that event the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy. The Articles also provide that directors may be remove any director before the expiration of his or her term if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director.

Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. If a Delaware corporation has a classified board, unless its certificate of incorporation provides otherwise, any director or the entire board may only be removed by stockholders for cause.

Cumulative Voting

Bermuda law does not expressly provide for cumulative voting on any matter.

The BCBCA does not contemplate cumulative voting. However, consistent with the Corporation’s articles, the Manager’s Articles provide for cumulative voting for the election of directors. Each holder of shares of a class or series of shares of the Manager entitled to vote in an election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by the holder multiplied by the number of directors to be elected by the holder and the holders of shares of the classes or series of shares entitled to vote with the holder in the election of directors. A holder may cast all such votes in favor of one candidate or distribute such votes among the candidates in any manner the holder sees fit. Where a holder has voted for more than one candidate without specifying the distribution of votes among such candidates, the holder shall be deemed to have distributed the holder’s votes equally among the candidates for whom the holder voted.

The certificate of incorporation of a Delaware corporation may provide that shareholders of any class or classes or of any series may vote cumulatively either at all elections or at elections under specified circumstances.

Vacancies on the Board of Directors

Under the Bermuda Act, subject to any limitations in a company’s bye-laws, a vacancy among the directors may be filled by a resolution of shareholders or, if authorized by the shareholders or the bye-laws, by the directors who remain in office. If no quorum of directors remains, the vacancy must be filled by a general meeting of the shareholders.

Under the BCBCA, if a company’s articles so provide, the directors may appoint one or more additional directors, provided that the number of additional directors so appointed may not exceed one-third of the number of the current directors who were elected or appointed (excluding any such additional directors). Where a quorum of directors exists, the remaining directors are generally entitled to fill a casual vacancy on the board. The Manager’s Articles do not provide directors with the right to appoint additional directors. Vacancies on the Board may be filled by the directors.

Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

Under the BCBCA, a complainant may, with judicial leave, bring an action in the name and on behalf of the company or any of its subsidiaries or intervene in an action to which a company or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the company or subsidiary. These rights only extend to shareholders (in connection with a derivative action, the term “shareholder” includes beneficial shareholders and any other person who the court considers to be an appropriate person to make such an application) and directors.

Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation; provided, however, that under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction that is the subject of the suit, but also throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the derivative claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Oppression Remedy

Under the Bermuda Act, when the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, a shareholder appearing in the register of shareholders may apply to the Bermuda court, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Under the BCBCA, a shareholder may apply to court for an order on the grounds that the affairs of the company are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner oppressive to one or more of the shareholders, including the applicant, or that act of the company has been done or is threatened, or that some resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders, including the applicant. The oppression remedy is only available to shareholders (although in connection with an oppression action, the term “shareholder” includes beneficial shareholders and any other person who the court considers to be an appropriate person to make such an application). The shareholder can complain only of oppressive conduct of the company. Pursuant to the BCBCA, the applicant must bring the application in a timely manner. The court may make an order in respect of the complaint if it is satisfied that the application was brought by the shareholder in a timely manner. Under the BCBCA, the court may make such order as it sees fit, including an order to prohibit any act proposed by the company. Under the BCBCA, if there are reasonable grounds for believing that the company is, or after a payment to a successful applicant in an oppression claim would be, unable to pay its debts as they become due in the ordinary course of business, the company must make as much of the payment as possible and pay the balance when the company is able to do so.

Although the DGCL imposes upon directors and officers fiduciary duties of loyalty (i.e., a duty to act in a manner believed to be in the best interest of the corporation and its stockholders) and care, the DGCL does not provide for a remedy for a breach of fiduciary duties that is comparable to the BCBCA’s oppression remedy.

Investigation/Appointment of Inspectors

Under Bermuda law, the Minister of Finance may at any time appoint one or more inspectors to investigate the affairs of a company and to report on them in such manner as he may direct.

Under the BCBCA, a company may by special resolution, appoint an inspector to conduct an investigation of the affairs and management of the company and to report in the manner and to the persons the resolution directs. Shareholders holding, in the aggregate, at least 20% of the issued shares of a company may apply to the court for the appointment of an inspector. The court must consider whether there are reasonable grounds for believing that (i) the affairs of the company are being or have been conducted, or the powers of the directors are being or have been exercised, in a manner that is oppressive or unfairly prejudicial to one or more shareholders; (ii) the business of the company is being or has been carried on with intent to defraud any person; (iii) the company was formed for a fraudulent or unlawful purpose or is to be dissolved for a fraudulent or unlawful purpose; or (iv) persons concerned with the formation, business or affairs of the company have, in connection with it, acted fraudulently or dishonestly.

Reorganizations, Mergers and Extraordinary Transactions

Under Bermuda law, there are three key statutory methods for acquiring a Bermuda company which generally require shareholder approval and comprise of a take-over offer, a merger/amalgamation or a scheme of arrangement. In order to effect a scheme of arrangement, a majority of shareholders in number representing 75% in value, present and voting in person or by proxy as well as the approval of the Bermuda Court is required. In the case of a merger/amalgamation, the Brookfield Reinsurance bye-laws require approval by a majority of the votes cast by holders of the Brookfield Reinsurance Class A Shares who vote as a single class of shares in respect of the merger/amalgamation and a majority of the votes cast by holders of the Brookfield Reinsurance Class B Shares who vote as a single class of shares in respect of the merger/amalgamation. For purposes of approval of an amalgamation or merger, all shares, whether or not otherwise entitled to vote, carry the right to vote (including class C shares). Any shareholder who does not vote in favor of the amalgamation or merger and who is not satisfied that they have been offered fair value for their shares may, within one month of receiving the notice of shareholder meeting to consider the amalgamation or merger, apply to the Supreme Court of Bermuda to appraise the fair value of the shares.

Under the BCBCA, various extraordinary corporate transactions, including any: amalgamation; continuance to another jurisdiction; sale, lease or exchange of all or substantially all the property of the company, liquidation and dissolution of the company; changes to the authorized share structure, or reduction of the capital of the company for a class or series of shares, must be passed by way of special resolution. In certain cases, an action that prejudices, adds restrictions to or interferes with a right or special right attached to issued shares of a class or series of shares must be approved separately by the holders of the class or series of shares being affected, by special resolution. See “— Shareholder Resolution Approvals”.

Subject to applicable securities laws, which may impose certain tender offer requirements, under the BCBCA, arrangements with shareholders, creditors and other persons are permitted and a company may make any proposal it considers appropriate “despite any other provision” of the BCBCA. In general, a plan of arrangement is approved by a company’s board of directors and then is submitted to a court for approval. It is customary for a company in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Plans of arrangement involving shareholders must be approved by a special resolution of shareholders, including holders of shares not normally entitled to vote. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing, which would, among other things, assess the fairness of the arrangement and approve or reject the proposed arrangement.

Under the DGCL, certain fundamental changes, such as amendments to the certificate of incorporation, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, are generally required to be approved by the affirmative vote of the holders of a majority of the outstanding stock present in person or represented by proxy and entitled to vote on the matter, unless a corporation’s certificate of incorporation or the bylaws require a higher percentage. However, generally under the DGCL, stockholder approval is not required if the number of shares of common stock, including securities convertible into common stock, of a corporation issued in a merger does not exceed 20% of its stock outstanding immediately prior to the effective date of the merger. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares. In addition, Section 251(h) of the DGCL provides that stockholders of a constituent corporation need not vote to approve a merger if: (i) the merger agreement permits or requires the merger to be effected under Section 251(h) and provides that the merger shall be effected as soon as practicable following the tender offer or exchange offer, (ii) a corporation consummates a tender or exchange offer for any and all of the outstanding stock of such constituent corporation that would otherwise be entitled to vote to approve the merger, (iii) immediately following the consummation of the offer, the stock accepted for purchase or exchanges plus the stock owned by the consummating corporation equals at least the percentage of stock that would be required to adopt the agreement of merger under the DGCL, (iv) the corporation consummating the offer merges with or into such constituent corporation and (v) each outstanding share of each class or series of stock of the constituent corporation that was the subject of and not irrevocably accepted for purchase or exchange in the offer is to be converted in the merger into, or the right to receive, the same consideration to be paid for the shares of such class or series of stock of the constituent corporation irrevocably purchased or exchanged in such offer. However, Section 203 of the DGCL provides (in general) that a corporation may not engage in a business combination with an “interested stockholder” (as defined under Section 203 of the DGCL) for a period of three years after the time of the transaction in which the person became an interested stockholder. The prohibition on business combinations with interested stockholders does not apply in some cases, including if: (i) the board of directors of the corporation, prior to the time of the transaction in which the person became an interested stockholder, approves (a) the business combination or (b) the transaction in which the stockholder becomes an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (iii) the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve the business combination on or after the time of the transaction in which the person became an interested stockholder.

The DGCL does not contain a procedure comparable to a plan of arrangement under the BCBCA.

Dissent and Appraisal Rights

The Bermuda Act requires that an amalgamating or merging company determine the fair value for its shares and states that a dissenting shareholder is entitled to be paid fair value for their shares. It further provides shareholders who did not vote in favor of the merger/amalgamation and who do not believe that they have been offered fair value with the right to seek the appraisal of the fair value of their shares by the Supreme Court of Bermuda. Further, the shareholders of a Bermuda company are entitled, by application to the Bermuda court, to exercise dissent rights in the event of a compulsory acquisition of shares in the circumstances described below under “— Compulsory Acquisition”.

Under the BCBCA, the shareholders of a British Columbia company have the right to dissent in respect of a resolution: (i) to alter its articles to alter the restrictions, if any, on the powers of the company or the business carried on by the company, (ii) to approve certain mergers, (iii) to approve an arrangement, the terms of which permit dissent, (iv) to continue the company into another jurisdiction or (v) to sell, lease or otherwise dispose of all or substantially all of the company’s undertaking. Dissent may also be permitted in respect of any other resolution if authorized by such resolution. A court may also make an order permitting a shareholder to dissent in certain circumstances. A shareholder who dissents in accordance with the BCBCA is entitled to be paid the fair value of their shares by the company.

Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

Compulsory Acquisition

Pursuant to the Bermuda Act, where a scheme or contract involving the transfer of shares of a Bermuda company has been approved by the holders of not less than 90% in value of the shares, the offeror can then give notice in the prescribed form to the holders of the remaining shares of the fact of the acquisition within one month of the transfer. The transferee company may, within one month from the date on which the notice was given, pay the price payable to the remaining shareholders. A dissenting shareholder (that is a shareholder who has not assented to the scheme or contract or who has failed or refused to transfer his or her shares to the transferee company) may, within one month from the date of the notice, require the transferee company to acquire the shares in question and may also apply to the Bermuda Court to order such other terms as it thinks fit to order.

Pursuant to the Bermuda Act, holder(s) of not less than 95% of the shares of a Bermuda company can, on giving notice to the minority shareholders, force them to sell their interest to the 95% holder(s) provided that the terms offered are the same for all of the holders of the shares whereupon the acquiring shareholder is bound to acquire the outstanding shares on the terms set out in the notice. The 5% shareholders can apply to the Bermuda court for an appraisal of the value of their shares, and the majority holder will be entitled to acquire the shares at the price so fixed by the Bermuda court.

The BCBCA provides a right of compulsory acquisition for an offeror that acquires 90% of a company’s securities pursuant to a take-over bid or issuer bid. Specifically, the BCBCA provides that if, within 4 months after the making of an offer to acquire shares, or any class of shares, of a company, the offer is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the offer relates, the offeror is entitled, upon giving proper notice within 5 months after the date of the offer, to acquire (on the same terms on which the offeror acquired shares from those holders of shares who accepted the offer) the shares held by those holders of shares of that class who did not accept the offer. The BCBCA also provides that where an offeror does not use the compulsory acquisition right when entitled to do so, a securityholder who did not accept the original offer may require the offeror to acquire the securityholder’s securities on the same terms contained in the original offer. Offerees may apply to the court, within 2 months of receiving notice, and the court may set a different price or terms of payment and may make any consequential orders or directions as it considers appropriate.

Under the DGCL, a merger in which one corporation owns, prior to the merger, 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation’s board of directors or shareholders.

Transferability of Shares

Subject to (i) Bermuda exchange control regulations and any consent of, or notification to, the Bermuda Monetary Authority as required thereunder, and (ii) any limitations or provisions to the contrary in its bye-laws, registered shares of a company incorporated under the Bermuda Act may be transferred by a written instrument of transfer. In the absence of a written instrument of transfer, the directors may accept such evidence of a transfer of shares as they consider appropriate.

Unless the articles of a British Columbia company contain restrictions on the transfer of shares, under the BCBCA, shares are presumed to be freely transferrable. Following completion of the Arrangement, the Manager’s Articles will not contain any restriction on the transfer of shares. However, the BAM Partnership, as the sole holder of the Class B Shares, will be a party to the 2022 Trust Agreement which provides, among other things, that the BAM Partnership will not sell any Class B Shares, directly or indirectly, pursuant to a takeover bid at a price per share in excess of 115% of the market price of the Class A Shares or as part of a transaction involving purchases made from more than five persons or companies in the aggregate, unless a concurrent offer is made to all holders of Class A Shares. The 2022 Trust Agreement will also provide that the concurrent offer must be: (i) for the same percentage of Class A Shares as the percentage of Class B Shares offered to be purchased from the BAM Partnership; (ii) at a price per share at least as high as the highest price per share paid pursuant to the takeover bid for the Class B Shares; and (iii) on the same terms in all material respects as the offer for the Class B Shares. These provisions in the 2022 Trust Agreement will also apply to any transaction that would be deemed an indirect offer for the Class B Shares under applicable takeover bid legislation in Canada. Additionally, the BAM Partnership, will agree to prevent any person or company from carrying out a direct or indirect sale of Class B Shares in contravention of the 2022 Trust Agreement. Unless the certificate of incorporation of a Delaware company contains restrictions on the transfer of shares, under the DGCL, shares are presumed to be freely transferrable.

SECURITY OWNERSHIP

The table below presents information regarding the beneficial ownership of the Class A Shares by the persons or entities that are expected to beneficially own 5% or more of the Class A Shares and the beneficial ownership of the Class B Shares immediately following completion of the Arrangement and the Special Distribution.

	Class A Shares Beneficially Owned After the Arrangement and the Special Distribution(1)(2)(3)		Class B Shares Beneficially Owned After the Arrangement and the Special Distribution(1)(2)
Name	Number	Percentage	Number	Percentage
Partners Value Investments LP(4)	32,583,973	8.2%	—	—%
BAM Partnership(5)	—	—%	21,280	100%
Partners(6)	75,023,864	18.8%	—	—%

Directors and executive officers(7)	33,065,396	8.3%	—	—%

(1)

Beneficial ownership includes voting or investment power with respect to securities. Class A Shares issuable in respect of securities currently exercisable or exercisable within sixty (60) days of the date of this table are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

(2)	Immediately prior to the Arrangement, Manager will not have issued any Class A Shares or Class B Shares.
(3)	The percentages shown are based on approximately 400 million Class A Shares expected to be outstanding after the Arrangement and the Special Distribution.
(4)

Partners Value Investments LP is a limited partnership under the laws of the province of Ontario. Partners Value Investments LP is the beneficial owner of 32,583,973 Class A Shares over which Partners Value Investments LP has shared voting and dispositive power through its subsidiaries Partners Value Split Corp., which is holder of record of 29,902,862 Class A Shares, PVII BAM Holdings LP, which is holder of record of 2,286,772 Class A Shares, Partners Value Investments Inc., which is holder of record of 196,997 Class A Shares, and PVII Subco Inc., which is holder of record of 197,342 Class A Shares.

(5)	The Class B Shares are held by the BAM Partnership, as described below.
(6)

Immediately following the Arrangement and the Special Distribution, the Partners are expected to own interests in approximately 75 million Class A Shares in the aggregate, representing approximately 18.8% of the Class A Shares. These economic interests consist primarily of (i) the direct ownership of Class A Shares, as well as indirect ownership (such as Class A Shares that are held through holding companies and by foundations), by the Partners on an individual basis; and (ii) the individual Partners’ proportionate beneficial interests in Class A Shares held by investment entities named Partners Limited and Partners Value Investments LP. The Partners each hold, and will vote, the Class A Shares in their sole discretion.

(7)

Immediately following the Arrangement and the Special Distribution, the Manager’s directors and executive officers (some of whom are also Partners) are expected to collectively own, or control or direct, directly or indirectly, approximately 8.3% of the Class A Shares. See “Directors and Executive Officers”.

For over 50 years, executives of the Corporation have held a substantial portion of their investment in Corporation Class A Shares, as well as stewardship of Corporation Class B Shares, in partnership with one another (the “Partnership”). This Partnership, whose members include both current and former senior executives of the Corporation (each, a “Partner” and collectively, the “Partners”), has been and continues to be instrumental in ensuring orderly management succession while fostering a culture of strong governance and mutual respect, a commitment to collective excellence and achievement, and a focus on long-term value creation for all stakeholders.

We believe that the Partnership promotes decision-making that is entrepreneurial, aligned with the long-term interests of the Corporation, and collaborative. The financial strength and sustainability of the Partnership is underpinned by a consistent focus on renewal – longstanding members mentoring new generations of leaders and financially supporting their admission as partners. This is a critical component to preserving the Corporation’s culture and vision.

Over several decades, and through economic downturns and financial disruptions, the Partnership has proven itself resolutely focused on the long-term success of the Corporation for the benefit of all stakeholders. This long-term focus is considered critical to the sustainability of the Corporation’s asset management business.

In order to foster within the Manager the same benefits of long-term stability and continuity as the Corporation has benefited from, the share capital of the Manager has been structured to mirror that of the Corporation, providing holders of the Class A Shares with governance rights that are intended to be the same as the rights of holders of the Corporation Class A Shares. See “Description of Share Capital of the Manager”. Similarly, the Class B Shares will be held in the BAM Partnership, the trust that also owns the Corporation Class B Shares.

The beneficial interests in the BAM Partnership, and the voting interests in its trustee, are held as follows: one-third by Jack L. Cockwell, one-third by Bruce Flatt, and one-third jointly by Brian W. Kingston, Brian D. Lawson, Cyrus Madon, Samuel J.B. Pollock and Sachin Shah in equal parts. These individuals, the majority of whom also are or will be directors and officers of the Manager, will also beneficially own, in the aggregate (but not as a group) approximately 11.7% of the Class A Shares. The trustee will vote the Class B Shares with no single individual or entity controlling the BAM Partnership.

In the event of a fundamental disagreement among the shareholders of the trustee (and until the disagreement is resolved), three individuals have been granted the authority to govern and direct the actions of the BAM Partnership. These individuals are, and their successors are required to be, longstanding and respected business colleagues associated with Brookfield. The individuals, at the current time, none of whom are Partners, are Marcel R. Coutu, Frank J. McKenna and Lord O’Donnell. On an aggregate basis, Messrs. Coutu, McKenna and O’Donnell currently own less than 0.01% of the Corporation Class A Shares and, following completion of the Arrangement and the Special Distribution, it is expected that these individuals will beneficially own an equivalent percentage of Class A Shares.

CLASS A SHARES ELIGIBLE FOR FUTURE SALES

Immediately following the Arrangement and the Special Distribution, the Manager expects to have approximately 400 million Class A Shares issued and outstanding. The actual number of Class A Shares to be distributed pursuant to the Special Distribution will be determined on the Record Date. All of the Class A Shares issued in connection with the Arrangement and the Special Distribution will be freely transferable by persons other than the Manager’s “affiliates” without restriction or further registration under the U.S. Securities Act. Sales of substantial amounts of the Class A Shares in the public market could adversely affect prevailing market prices of Class A Shares and the Manager’s ability to issue Class A Shares in the future.

Under Rule 144, a person who has beneficially owned restricted Class A Shares for at least six months would be entitled to sell their securities provided that (i) such person is not one of the Manager’s affiliates at the time of, or has not been one of the Manager’s affiliates at any time during the three months preceding, a sale and (ii) the Manager is subject to the U.S. Exchange Act periodic reporting requirements for at least ninety (90) days before the sale.

Persons who have beneficially owned Class A Shares for at least six months but who are affiliates of the Manager at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person could not sell within any three-month period a number of Class A Shares in excess of the greater of: (i) 1% of the total number of Class A Shares then outstanding and (ii) the average weekly reported trading volume of the Class A Shares during the four preceding calendar weeks.

Sales under Rule 144 must be made through unsolicited brokers’ transactions. They are also subject to manner of sale provisions, notice requirements and the availability of current public information about the Manager.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the principal Canadian federal income tax consequences under the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder with respect to the Special Distribution on the Brookfield Reinsurance Class A Shares and the receipt, holding and disposition of Class A Shares received pursuant to such Special Distribution to a shareholder who is a beneficial owner of the Brookfield Reinsurance Class A Shares and the Class A Shares, and who, at all relevant times, for the purposes of the Tax Act, (i) deals at arm’s length with the Manager and Brookfield Reinsurance, (ii) is not affiliated with the Manager or Brookfield Reinsurance and (iii) holds the Brookfield Reinsurance Class A Shares and will hold the Class A Shares as capital property (a “Holder”). Generally, the Brookfield Reinsurance Class A Shares and Class A Shares will be capital property to a Holder provided the Holder does not acquire or hold such shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

Certain Holders whose Class A Shares might not otherwise qualify as capital property may be entitled to make the irrevocable election permitted by subsection 39(4) of the Tax Act, the effect of which may be to deem any such Class A Shares (and all other “Canadian securities”, as defined in the Tax Act) owned by such Holder to be capital property in the taxation year in which the election is made and in all subsequent taxation years. Holders whose Class A Shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election. The Brookfield Reinsurance Class A Shares will not be “Canadian securities” for the purpose of the irrevocable election under subsection 39(4) of the Tax Act and therefore no such election will apply to the Brookfield Reinsurance Class A Shares. Holders who do not hold the Brookfield Reinsurance Class A Shares as capital property should consult their own tax advisors regarding their particular circumstances.

This summary assumes that Brookfield Reinsurance is not a resident of Canada for the purposes of the Tax Act at the time of the Special Distribution.

This summary is not applicable to a Holder: (i) that is a “specified financial institution”, (ii) an interest in which is a “tax shelter investment”, (iii) that is a “financial institution” for purposes of the “mark-to-market property” rules, (iv) that reports its “Canadian tax results” in a currency other than Canadian currency, (v) in respect of whom Brookfield Reinsurance is or will be, at any time, a “foreign affiliate” for the purposes of the Tax Act, (vi) that has or will enter into a “derivative forward agreement” or a “dividend rental arrangement” in respect of the Class A Shares and Brookfield Reinsurance Class A Shares, or (v) that has acquired their Brookfield Reinsurance Class A Shares pursuant to a long-term incentive plan or other employment compensation arrangement. Such Holders should consult their own tax advisors. This summary does not address the deductibility of interest on money borrowed with respect to the Brookfield Reinsurance Class A Shares or the Class A Shares.

This summary is based on the current provisions of the Tax Act and the regulations thereunder, and counsel’s understanding of the current administrative policies and assessing practices of the CRA published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action or decision, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder, and no representation concerning the tax consequences to any particular Holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Holders should consult their own tax advisors for advice having regard to their particular circumstances.

Generally, for purposes of the Tax Act, all amounts relating to the Special Distribution and the acquisition, holding or disposition or deemed disposition of Class A Shares must be expressed in Canadian currency. Amounts denominated in another currency must be converted into Canadian currency using the applicable rate of exchange (pursuant to the Tax Act) quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA.

Taxation of Holders Resident in Canada

The following portion of the summary is applicable to a Holder who, at all relevant times for the purposes of the Tax Act, is resident, or is deemed to be resident, in Canada (a “Resident Holder”).

The Special Distribution

The amount of the Special Distribution received by a Resident Holder will be equal to the aggregate fair market value of the Class A Shares plus the amount of cash in lieu of fractional Class A Shares so received.

At the Brookfield Reinsurance Meeting, holders of the Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares approved the Capital Reduction Resolution approving the payment of the Special Distribution by way of a capital reduction. Therefore, it is expected that the Special Distribution will be fulfilled by way of a return of capital. The aggregate fair market value of the Class A Shares plus the amount of cash in lieu of fractional Class A Shares received by a Resident Holder as a return of capital will not be included in computing the Resident Holder’s income but will reduce the adjusted cost base of the Resident Holder’s Brookfield Reinsurance Class A Shares. To the extent that the adjusted cost base of the Resident Holder’s Brookfield Reinsurance Class A Shares would otherwise be a negative amount, the negative amount will be deemed to be a capital gain realized by the Resident Holder and the adjusted cost base of the Brookfield Reinsurance Class A Shares to the Resident Holder will be nil immediately thereafter. The income tax consequences discussed below for Resident Holders under “— Taxation of Capital Gains and Capital Losses” will generally apply to any such deemed capital gains realized by the Resident Holder.

However, if the aggregate fair market value of the Class A Shares plus the amount of cash in lieu of fractional Class A Shares distributed on the Special Distribution on the Brookfield Reinsurance Class A Shares exceeds the amount of the reduction in the capital of Brookfield Reinsurance in respect of such shares approved at the Brookfield Reinsurance Meeting, the excess amount distributed to Resident Holders should be considered to be a dividend.

An amount considered to be a dividend that is received on the Special Distribution by a Resident Holder who is an individual will be included in computing the Resident Holder’s income and will not be subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received from “taxable Canadian corporations” (as defined in the Tax Act).

An amount considered to be a dividend that is received on the Special Distribution by a Resident Holder that is a corporation will be included in computing such Resident Holder’s income and such Resident Holder will not be entitled to the inter-corporate dividend deduction in computing taxable income which generally applies to dividends received from taxable Canadian corporations.

A Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) or, pursuant to Proposed Amendments, a “substantive CCPC” may be liable to pay an additional refundable tax on its “aggregate investment income”, which is defined in the Tax Act to include dividends or deemed dividends that are not deductible in computing taxable income.

The adjusted cost base to a Resident Holder of the Class A Shares received pursuant to the Special Distribution will be equal to the fair market value of the Class A Shares so received.

Dividends on Class A Shares

Dividends received or deemed to be received on Class A Shares by a Resident Holder who is an individual (other than in respect of certain trusts) will be included in computing the Resident Holder’s income subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received from taxable Canadian corporations. Such dividends will be eligible for the enhanced gross-up and dividend tax credit if the Manager designates such dividend as an eligible dividend. Dividends received by an individual, or certain trusts, may give rise to alternative minimum tax under the Tax Act, depending on the individual’s circumstances.

Subject to the potential application of subsection 55(2) of the Tax Act, dividends received or deemed to be received on the Class A Shares by a Resident Holder that is a corporation will be included in computing the corporation’s income and generally will also be deductible in computing its taxable income. Certain corporations, including private corporations or subject corporations may be liable to pay a refundable tax under Part IV of the Tax Act on dividends received or deemed to be received on the Class A Shares to the extent that such dividends are deductible in computing taxable income.

Subsection 55(2) of the Tax Act provides that where a corporate Resident Holder receives a dividend and such dividend is deductible in computing the corporate Resident Holder’s income and is not subject to Part IV tax or is subject to Part IV tax that is refundable as part of the series of transactions that includes the receipt of the dividend, all or part of the dividend may in certain circumstances be treated as a capital gain from the disposition of a capital property, the taxable portion of which must be included in computing the corporate Resident Holder’s income for the year in which the dividend was received. Accordingly, corporate Resident Holders should consult their own tax advisors for specific advice with respect to the potential application of this provision.

A Resident Holder that is throughout the relevant taxation year a Canadian-controlled private corporation or a substantive CCPC may be liable to pay an additional refundable tax on its aggregate investment income, which is defined in the Tax Act to include dividends or deemed dividends that are not deductible in computing taxable income.

Disposition of Class A Shares

A disposition or deemed disposition of Class A Shares (other than to the Manager, unless purchased by the Manager in the open market in the manner in which shares are normally purchased by any member of the public in the open market) by a Resident Holder will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition exceed (or are exceeded by) the aggregate of the Resident Holder’s adjusted cost base of such shares and any reasonable costs of disposition. For this purpose, the adjusted cost base to a Resident Holder of Class A Shares will be determined at any time by averaging the cost of such Class A Shares with the adjusted cost base of any other Class A Shares owned by the Resident Holder as capital property at that time.

The tax treatment of such capital gains and capital losses is described below under “— Taxation of Capital Gains and Capital Losses”. However, the amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a Class A Share may be reduced by the amount of any dividends received or deemed to be received by the Resident Holder on such Class A Share to the extent and in the circumstances prescribed by the Tax Act. Similar rules may apply where a Class A Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such Resident Holders should consult their own advisors.

Taxation of Capital Gains and Capital Losses

In general, one-half of a capital gain realized by a Resident Holder must be included in computing such Resident Holder’s income as a taxable capital gain. One-half of a capital loss must be deducted as an allowable capital loss against taxable capital gains realized in the year and any remainder may be deducted against taxable capital gains in any of the three preceding taxation years or any subsequent taxation year, to the extent and under the circumstances described in the Tax Act.

Individuals or trusts (other than certain trusts) may be subject to an alternative minimum tax under the Tax Act in respect of net capital gains realized by them.

A Resident Holder that is throughout the relevant taxation year a Canadian-controlled private corporation or a substantive CCPC may be liable to pay an additional refundable tax on its aggregate investment income, which is defined in the Tax Act to include an amount in respect of taxable capital gains, for the year.

Taxation of Holders not Resident in Canada

The following portion of the summary is generally applicable to a Holder who, at all relevant times for the purposes of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold the Class A Shares received on the Special Distribution in a business carried on in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere. Brookfield Reinsurance and the Manager have advised counsel, and the following portion of the summary assumes, that the Brookfield Reinsurance Class A Shares are not “taxable Canadian property” (as defined in the Tax Act) of any Non-Resident Holder.

The Special Distribution

The amount of the Special Distribution received by a Non-Resident Holder will be equal to the aggregate fair market value of the Class A Shares plus the amount of cash in lieu of fractional Class A Shares so received.

At the Brookfield Reinsurance Meeting, holders of the Brookfield Reinsurance Class A Shares and Brookfield Reinsurance Class B Shares approved the Capital Reduction Resolution approving the payment of the Special Distribution by way of a capital reduction. Therefore, it is expected that the Special Distribution will be fulfilled by way of a return of capital. However, if the aggregate fair market value of the Class A Shares plus the amount of cash in lieu of fractional Class A Shares distributed on the Special Distribution on the Brookfield Reinsurance Class A Shares exceeds the amount of the reduction in the capital of Brookfield Reinsurance in respect of such shares approved at the Brookfield Reinsurance Meeting, the excess amount distributed to Non-Resident Holders should be considered to be a dividend.

A Non-Resident Holder generally should not be subject to Canadian withholding tax or other income tax under the Tax Act on the Special Distribution, whether received as a return of capital or as a dividend.

Dividends on Class A Shares

Dividends paid or credited, or deemed to be paid or credited, on Class A Shares by the Manager to a Non-Resident Holder will be subject to Canadian withholding tax under Part XIII of the Tax Act at the rate of 25%, subject to a possible reduction under the terms of an applicable income tax treaty or convention. For example, the rate of withholding tax applicable to a dividend paid on a Class A Share to a Non-Resident Holder who is a resident of the United States for purposes of the Canada-United States Income Tax Convention (1980), as amended (the “Convention”), beneficially owns the dividend and is fully entitled to the benefits of the Convention, will generally be reduced to 15% (or 5% in certain cases where such Non-Resident Holder is a corporation that beneficially owns at least 10% of the Manager’s voting shares). Non-Resident Holders should consult their own tax advisors in this regard.

Disposition of Class A Shares

A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition or deemed disposition of a Class A Share, unless the Class A Share constitutes taxable Canadian property of the Non-Resident Holder for purposes of the Tax Act at the time of the disposition or deemed disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident. The circumstances under which a Class A Share will constitute taxable Canadian property of a Non-Resident Holder are discussed below. The Manager has advised counsel that it does not believe the Class A Shares will constitute taxable Canadian property, as discussed further below under “— Taxable Canadian Property”.

In the event that the Class A Shares constitute taxable Canadian property of a Non-Resident Holder and any capital gain that would be realized on the disposition thereof is not exempt from tax under the Tax Act pursuant to an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident, then the income tax consequences discussed above for Resident Holders under “Taxation of Holders Resident in Canada — Disposition of Class A Shares” will generally apply to the Non-Resident Holder.

Taxable Canadian Property

Provided that the Class A Shares are listed on a “designated stock exchange” (as defined in the Tax Act and which currently includes the TSX and the NYSE), the Class A Shares will generally not constitute taxable Canadian property of a Non-Resident Holder at a particular time unless, at any time during the sixty-month period immediately preceding that time, the following two conditions are met concurrently: (a) 25% or more of the issued shares of any class of the Manager were owned by or belonged to one or any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder did not deal at arm’s length, and (iii) partnerships in which the Non- Resident Holder or persons with whom the Non-Resident Holder did not deal at arm’s length holds a membership interest, directly or indirectly through one or more other partnerships; and (b) more than 50% of the fair market value of the Class A Shares was derived directly or indirectly from one or any combination of: (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests or rights in, property described in (i) to (iii), whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the Class A Shares may be deemed to be taxable Canadian property of a Non-Resident Holder.

The Manager and Brookfield Reinsurance have advised counsel that they do not believe the Class A Shares will constitute taxable Canadian property at any relevant time because none of the conditions in (b) above are expected to be met at any relevant time.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain material U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) with respect to the receipt of Class A Shares in the Special Distribution and the ownership and disposition of such Class A Shares. This discussion only addresses persons that hold Brookfield Reinsurance Class A Shares, and will hold Class A Shares received in the Special Distribution, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Brookfield Reinsurance Class A Shares or Class A Shares in light of their personal circumstances, or to any holders subject to special treatment under the Code, such as:

•	banks, mutual funds, and other financial institutions;

•	real estate investment trusts and regulated investment companies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	tax-exempt organizations or governmental organizations;

•	insurance companies;

•	dealers or brokers in securities or foreign currency;

•	individual retirement and other tax-deferred accounts;

•	persons whose functional currency is not the U.S. dollar;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	passive foreign investment companies, controlled foreign corporations, or corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax;

•	persons subject to the Medicare contribution tax on net investment income;

•

persons who own or will own (directly, indirectly, or constructively) 10% or more of the total voting power of all classes of shares entitled to vote or of the total value of all classes of shares of any of the Corporation, Brookfield Reinsurance, or the Manager;

•	persons who own (directly, indirectly, or constructively) Brookfield Reinsurance Class B Shares;

•	persons who hold their Brookfield Reinsurance Class A Shares or Class A Shares as part of a straddle, hedging, conversion, constructive sale, or other risk-reduction transaction;

•	persons who purchase or sell their Brookfield Reinsurance Class A Shares or Class A Shares as part of a wash sale for tax purposes;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes (and investors therein);

•	persons who are subject to special tax accounting rules under Section 451(b) of the Code; and

•

persons who received their Brookfield Reinsurance Class A Shares or Class A Shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Brookfield Reinsurance Class A Shares or, after the completion of the Special Distribution, Class A Shares, that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, including for this purpose any arrangement or entity that is treated as a partnership for U.S. federal income tax purposes, holds Brookfield Reinsurance Class A Shares or, after completion of the Special Distribution, Class A Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Holders that are partnerships for U.S. federal income tax purposes and the partners in such partnerships are urged to consult their tax advisers regarding the U.S. federal income tax consequences of the Special Distribution and the ownership and disposition of Class A Shares.

This discussion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, published positions of the IRS, and other applicable authorities, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. This discussion does not address all U.S. federal tax laws (such as estate or gift tax laws), nor does it address any aspects of U.S. state or local or non-U.S. taxation. The Manager does not intend to seek any ruling from the IRS or opinion of counsel regarding the U.S. federal income tax consequences of the Special Distribution or the other matters discussed below. There can be no assurance that the IRS will not challenge the conclusions reflected herein or that a court would not sustain any such challenge.

This discussion is for informational purposes only and is not tax advice. Holders of Brookfield Reinsurance Class A Shares or, after the completion of the Special Distribution, Class A Shares are urged to consult their tax advisers regarding the U.S. federal income tax consequences to them of the Special Distribution and the ownership and disposition of Class A Shares in light of their particular circumstances, as well as any tax consequences of such matters arising under the U.S. federal tax laws other than those pertaining to income tax, including estate or gift tax laws, or under any state, local, or non-U.S. tax laws or any applicable income tax treaty.

Characterization of the Brookfield Reinsurance Class A Shares

The U.S. federal income tax consequences of the Special Distribution to U.S. Holders depend, in part, on whether the Brookfield Reinsurance Class A Shares are, for U.S. federal income tax purposes, treated as stock of Brookfield Reinsurance. No authority directly addresses the U.S. federal income tax treatment of a security with terms and related rights similar to the Brookfield Reinsurance Class A Shares, and therefore the tax treatment of the Brookfield Reinsurance Class A Shares is uncertain. The Manager understands that Brookfield Reinsurance treats the Brookfield Reinsurance Class A Shares as stock of Brookfield Reinsurance for all U.S. federal income tax purposes, but alternative characterizations are possible.

For example, the IRS or a court might characterize the Brookfield Reinsurance Class A Shares as Corporation Class A Shares. In such case, the U.S. federal income tax consequences of the Special Distribution to U.S. Holders could differ materially from the consequences described below under “Tax Consequences of the Special Distribution”. In particular, if the Brookfield Reinsurance Class A Shares were treated as Corporation Class A Shares, the Special Distribution might be treated as (i) ordinary income in an amount equal to the fair market value of the Class A Shares received by the U.S. Holder plus the amount of cash received in lieu of fractional Class A Shares; (ii) a distribution under Section 355(a) of the Code, in which case a U.S. Holder generally would not recognize gain or loss as a result of the receipt of Class A Shares in the Special Distribution (except for gain or loss attributable to the receipt of cash in lieu of fractional Class A Shares); or (iii) a taxable dividend to the extent of a U.S. Holder’s pro rata share of the Corporation’s current or accumulated earnings and profits, then as a non-taxable recovery of basis to the extent of the holder’s basis in Brookfield Reinsurance Class A Shares, and then as capital gain. Alternatively, the IRS or a court might characterize the Brookfield Reinsurance Class A Shares and related rights as a derivative financial instrument, with complex and uncertain tax consequences that could be materially different from the consequences described herein. No assurance can be provided that the IRS or a court will agree with the position that the Brookfield Reinsurance Class A Shares constitute stock of Brookfield Reinsurance, and the U.S. federal income tax consequences of an alternative characterization of the Brookfield Reinsurance Class A Shares could be materially adverse to U.S. Holders. U.S. Holders are urged to consult their tax advisers regarding the proper treatment of the Brookfield Reinsurance Class A Shares for U.S. federal income tax purposes.

The remainder of this discussion assumes that the Brookfield Reinsurance Class A Shares will be treated for U.S. federal income tax purposes as stock of Brookfield Reinsurance.

Tax Consequences of the Special Distribution

Subject to the discussion below regarding the PFIC rules and Section 1248 of the Code, a U.S. Holder who receives Class A Shares in the Special Distribution generally will be considered to have received a taxable distribution on Brookfield Reinsurance Class A Shares in an amount equal to the fair market value of the Class A Shares received by the holder plus the amount of cash received in lieu of fractional Class A Shares. This distribution would be treated as a dividend, taxable as ordinary income, to the extent of a U.S. Holder’s share of current or accumulated earnings and profits of Brookfield Reinsurance, as determined under U.S. federal income tax principles. If the amount of the distribution were to exceed Brookfield Reinsurance’s current and accumulated earnings and profits, the excess would be treated as a non-taxable recovery of basis to the extent of the holder’s basis in Brookfield Reinsurance Class A Shares, and then as capital gain. The Manager understands that, as of the date hereof, Brookfield Reinsurance believes that it has no accumulated earnings and profits, nor does it expect it to have earnings and profits for the current taxable year or in the foreseeable future. Accordingly, the Special Distribution generally is expected to be treated in whole or in part as a non-taxable recovery of basis, depending on a U.S. Holder’s adjusted tax basis in Brookfield Reinsurance Class A Shares at the time of the Special Distribution, although no assurance can be provided in this regard.

Dividends received by individuals and certain other non-corporate U.S. Holders of Brookfield Reinsurance Class A Shares readily tradable on the NYSE generally would be “qualified dividend income” subject to tax at preferential rates applicable to long-term capital gains, provided that such holders meet certain holding period and other requirements, and Brookfield Reinsurance is not treated as a PFIC for the taxable year in which the dividend is paid or for the preceding taxable year. The Manager understands that, based on its current and expected income, assets, and activities, Brookfield Reinsurance does not expect to be classified as a PFIC for the taxable year that includes the Special Distribution or for the preceding taxable year. However, no assurance can be provided that the IRS will agree with this position. Dividends on Brookfield Reinsurance Class A Shares generally would not be eligible for the dividends-received deduction allowed to corporations. Dividends received pursuant to the Special Distribution generally would be treated as foreign-source income for foreign tax credit limitation purposes. The rules relating to foreign tax credits are complex, and the availability of a foreign tax credit depends on numerous factors. Each U.S. Holder is urged to consult a tax adviser regarding the application of the relevant rules in light of the holder’s particular circumstances.

A U.S. Holder will have a basis in the Class A Shares received in the Special Distribution equal to their fair market value on the date of the Special Distribution, and the holding period for such Class A Shares will begin on such date.

If, contrary to expectation, Brookfield Reinsurance were classified as a PFIC during a U.S. Holder’s holding period for Brookfield Reinsurance Class A Shares, the tax consequences of the Special Distribution to such U.S. Holder generally would be substantially similar to those described below under “Tax Consequences of the

Ownership and Disposition of Class A Shares—Passive Foreign Investment Company Considerations”. As noted above, the Manager understands that Brookfield Reinsurance does not expect to be classified as a PFIC for the taxable year that includes the Special Distribution, nor does Brookfield Reinsurance believe that it was classified as a PFIC for a previous taxable year. However, there is significant uncertainty regarding the application of the PFIC regulations to Brookfield Reinsurance and its subsidiaries. The IRS has requested comments on several aspects of certain proposed PFIC regulations governing the active conduct of an insurance business, and it is uncertain when the proposed regulations will be made final or whether the provisions of any final or temporary regulations will vary from the proposed regulations. Moreover, the PFIC determination is made annually at the end of each taxable year and depends on a number of factors, some of which are beyond Brookfield Reinsurance’s control, including the value of its assets and the amount and type of its income. Accordingly, there can be no assurance that Brookfield Reinsurance will not be classified as a PFIC or that the IRS will agree with Brookfield Reinsurance’s belief regarding its PFIC status. U.S. Holders are urged to consult their tax advisers regarding the potential for the PFIC rules to apply to their receipt of Class A Shares in the Special Distribution.

The tax consequences of the Special Distribution to a U.S. Holder may also be subject to special rules under Section 1248 of the Code. Under Section 953(c)(7) of the Code, Section 1248 of the Code applies to the sale or exchange of shares of a non-U.S. corporation by a U.S. person if the non-U.S. corporation would be taxed under the provisions of the Code applicable to U.S. insurance companies if it were a U.S. corporation and the non-U.S. corporation is (or would be but for certain exceptions) treated as a “controlled foreign corporation” for purposes of the rules for determining “related person insurance income” (“RPII”). If Section 1248 of the Code applies under such circumstances, gain realized on such sale or exchange may be recharacterized as a dividend to the extent of the U.S. person’s share of the non-U.S. corporation’s undistributed earnings and profits that were accumulated during the period that the U.S. person owned the shares (possibly whether or not those earnings and profits are attributable to RPII). If these special rules were to apply to a U.S. Holder, the amount of the Special Distribution exceeding a U.S. Holder’s basis in Brookfield Reinsurance Class A Shares and treated as capital gain, as described above, might be recharacterized as a dividend to the extent of the U.S. Holder’s share of Brookfield Reinsurance’s undistributed earnings and profits accumulated during the period the U.S. Holder owned the Brookfield Reinsurance Class A Shares. In addition, the U.S. Holder might be required to comply with certain reporting requirements, regardless of the number of Brookfield Reinsurance Class A Shares owned. Based on the absence of legal authority, there is a strong argument that any such gain should not be recharacterized as a dividend for U.S. federal income tax purposes under these special rules, based on the Manager’s understanding that Brookfield Reinsurance does not directly engage in an insurance or reinsurance business, although it has non-U.S. subsidiaries that do so. Accordingly, the Manager does not believe this special rule should apply to the Special Distribution. However, there can be no assurance that the IRS will not successfully assert that Section 953(c)(7) of the Code applies in such circumstances and thus may apply to a U.S. Holder, if the fair market value of the Class A Shares received by such holder in the Special Distribution exceeds the holder’s basis in Brookfield Reinsurance Class A Shares immediately before the Special Distribution. U.S. Holders are urged to consult their tax advisers regarding the potential for these special rules to apply to their receipt of Class A Shares in the Special Distribution.

Neither Brookfield Reinsurance nor the Manager has any obligation to distribute cash to pay any taxes owed by a U.S. Holder as a result of the Special Distribution, and neither Brookfield Reinsurance nor the Manager has any intention to do so. Accordingly, as with any taxable distribution, U.S. Holders may need to satisfy any U.S. federal income tax liability resulting from the receipt of Class A Shares with cash from their own funds. In the alternative, a U.S. Holder may need to satisfy the holder’s tax liability by selling all or a portion of the Class A Shares received in the Special Distribution.

Tax Consequences of the Ownership and Disposition of Class A Shares

Distributions on Class A Shares

Subject to the discussion below under “—Passive Foreign Investment Company Considerations”, the gross amount of a distribution paid to a U.S. Holder with respect to Class A Shares (without reduction for any

Canadian tax withheld in respect of such distribution) will be included in the holder’s gross income as a dividend to the extent paid out of the Manager’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of a distribution exceeds the Manager’s current and accumulated earnings and profits, the excess would be treated as a recovery of basis to the extent of the U.S. Holder’s basis in Class A Shares, and then as capital gain. The Manager currently does not intend to calculate its earnings and profits under U.S. federal income tax principles. Thus, U.S. Holders should expect that distributions will be reported as dividends for U.S. federal income tax purposes.

Dividends received by individuals and certain other non-corporate U.S. Holders of Class A Shares readily tradable on the NYSE generally will be “qualified dividend income” subject to tax at preferential rates applicable to long-term capital gains, provided that such holders meet certain holding period and other requirements and the Manager is not treated as a PFIC for the taxable year in which the dividend is paid or for the preceding taxable year. Dividends on Class A Shares generally will not be eligible for the dividends-received deduction allowed to U.S. shareholders that are treated as corporations for U.S. federal tax purposes. U.S. Holders are urged to consult their tax advisers regarding the application of the relevant rules in light of their particular circumstances.

Dividends paid by the Manager generally will constitute foreign-source income for foreign tax credit limitation purposes. Accordingly, any Canadian federal withholding tax assessed on dividends received by U.S. Holders may, subject to certain limitations, be claimed as a foreign tax credit or as a deduction for U.S. federal income tax purposes. Notwithstanding the foregoing, the rules relating to foreign tax credits are complex, and the availability of a foreign tax credit depends on numerous factors. U.S. Holders are urged to consult their tax advisers regarding the availability of the foreign tax credit with respect to their particular circumstances.

Sale or Other Disposition of Class A Shares

Subject to the discussion below under “—Passive Foreign Investment Company Considerations”, a U.S. Holder will recognize taxable gain or loss upon the sale, exchange, or other taxable disposition of Class A Shares equal to the difference, if any, between the amount realized for the Class A Shares and the U.S. Holder’s tax basis in the Class A Shares. The amount realized will equal the amount of cash, if any, plus the fair market value of any property received in exchange for the Class A Shares. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Shares exceeds one year at the time of the sale, exchange, or other taxable disposition. Gain or loss, as well as the holding period for the Class A Shares, will be determined separately for each block of Class A Shares (that is, shares acquired at the same cost in a single transaction) sold or otherwise subject to a taxable disposition. Gain or loss recognized by a U.S. Holder generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes. Long-term capital gains of non-corporate U.S. Holders, including individual U.S. Holders that have held their Class A Shares for more than one year, currently are eligible for preferential tax rates. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Considerations

Certain adverse U.S. federal income tax consequences generally apply to a U.S. person that owns stock of a non-U.S. corporation that is treated as a PFIC for any taxable year during the U.S. person’s holding period for the stock. In general, a non-U.S. corporation will be a PFIC during a taxable year if (i) 75% or more of its gross income constitutes passive income or (ii) 50% or more of its assets produce, or are held for the production of, passive income. Passive income generally includes interest, dividends, and other investment income. For these purposes, a non-U.S. corporation that owns, directly or indirectly, at least 25% of the value of the stock of another corporation, or at least 25% of the value of the interests in a partnership, generally is treated as if it received directly its proportionate share of the income, and held its proportionate share of the assets, of the other corporation or partnership.

Based on its current and expected income, assets, and activities, the Manager does not expect to be classified as a PFIC for the current taxable year or in the foreseeable future. However, the determination of whether the Manager is a PFIC depends upon the composition of its income and assets and the nature of its activities from time to time and must be made annually as of the close of each taxable year. The PFIC determination also depends on the application of complex U.S. federal income tax rules that are subject to differing interpretations. Thus, there can be no assurance that the Manager will not be classified as a PFIC for any taxable year, or that the IRS or a court will agree with the Manager’s determination as to its PFIC status.

If, contrary to expectation, the Manager were a PFIC for any taxable year during a U.S. Holder’s holding period for Class A Shares, then the holder would be subject to special tax rules with respect to any “excess distribution” (as defined below) received by the holder and any gain recognized by the U.S. Holder upon the sale or other disposition of the Class A Shares, unless the U.S. Holder were to make a valid QEF Election or Mark-to-Market Election (each as defined below). Distributions received by a U.S. Holder in a taxable year that exceed 125% of the average annual distributions received by the holder during the shorter of the three preceding taxable years or the holder’s holding period for the Class A Shares would be treated as “excess distributions”. Under these special tax rules:

•	the excess distribution or gain would be allocated ratably over the U.S. Holder’s holding period for the Class A Shares;

•

the amount allocated to the current taxable year, and any taxable year in the U.S. Holder’s holding period prior to the first taxable year in which the Manager is a PFIC, would be treated as ordinary income; and

•

the amount allocated to each other taxable year would be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year.

In addition, if the Manager were classified as a PFIC with respect to a U.S. Holder, to the extent any of the Manager’s subsidiaries were also PFICs, the U.S. Holder might be deemed to own shares in any such lower-tier PFICs directly or indirectly owned by the Manager in that proportion which the value of the Class A Shares owned by the holder bears to the value of all of the Manager’s outstanding shares, and the holder therefore might be subject to the adverse tax consequences described above with respect to the shares of such lower-tier PFICs deemed owned by the U.S. Holder.

Certain elections may be available to mitigate the adverse tax consequences of PFIC status described above. If a U.S. Holder were to elect to treat its interest in the Manager as a “qualified electing fund” (the “QEF Election”) for the first year the holder were treated as holding such interest, then in lieu of the tax consequences described above, the holder would be required to include in income each year a portion of the ordinary earnings and net capital gains of the Manager, even if not distributed to the holder. A QEF Election must be made by a U.S. Holder on an entity-by-entity basis. However, a U.S. Holder may make a QEF Election with respect to Class A Shares (or shares of any lower-tier PFIC) only if the Manager furnishes certain tax information to such holder annually, and there can be no assurance that such information will be provided.

In lieu of making a QEF Election, a U.S. Holder may avoid the unfavorable rules described above by making a “Mark-to-Market Election” with respect to the holder’s Class A Shares. The Mark-to-Market Election is available only for “marketable stock,” which is stock regularly traded on certain qualified exchanges, including the NYSE. For these purposes, the Class A Shares generally will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. There can be no assurance that trading in the Class A Shares will be sufficiently regular for the shares to qualify as marketable stock. Moreover, the Manager generally does not expect the Mark-to-Market Election to be available with respect to any non-U.S. subsidiary of the Manager classified as a PFIC. In general, if a U.S. Holder were to make a timely and effective Mark-to-Market Election, the holder would include as ordinary income each year the excess, if any, of the fair market value of the holder’s Class A

Shares at the end of the taxable year over its adjusted basis in Class A Shares. Any gain recognized by the U.S. Holder on the sale or other disposition of Class A Shares would be ordinary income, and any loss would be an ordinary loss to the extent of the net amount of previously included income as a result of the Mark-to-Market Election and, thereafter, a capital loss.

Subject to certain exceptions, a U.S. person who owns an interest in a PFIC generally is required to file an annual report on IRS Form 8621, and the failure to file such report could result in the imposition of penalties on the U.S. person and the extension of the statute of limitations with respect to federal income tax returns filed by the U.S. person. U.S. Holders are urged to consult their tax advisers regarding the application of the PFIC rules, including the foregoing filing requirements and the advisability of making any available election under the PFIC rules, with respect to their ownership and disposition of the Class A Shares.

Backup Withholding

A U.S. Holder may be subject to backup withholding with respect to Class A Shares and cash received in the Special Distribution, dividends on Class A Shares, and proceeds from the sale or other disposition of Class A Shares, unless the holder (i) is a corporation or is otherwise exempt from backup withholding and demonstrates this fact when required or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding tax, and otherwise complies with the applicable requirements of the backup withholding tax rules. Backup withholding is not an additional tax, and it generally may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Foreign Financial Asset Reporting

Certain U.S. persons are required to report information relating to interests in “specified foreign financial assets” on IRS Form 8938. A U.S. Holder’s interest in Class A Shares may be subject to such reporting, subject to certain exceptions (including an exception for Class A Shares held in accounts maintained by certain financial institutions). The failure to report such information could result in the imposition of penalties on the U.S. Holder and the extension of the statute of limitations with respect to U.S. federal income tax returns filed by the U.S. Holder. U.S. Holders are urged to consult their tax advisers regarding the effect, if any, of this reporting requirement on their ownership and disposition of Class A Shares.

COMPETITION

Our business faces competition primarily from traditional and alternative asset managers and financial institutions, on a global and regional basis.

We compete for investor capital across our investment strategies – renewable power and transition, infrastructure, private equity, real estate, and credit—as well as with competitors who invest in other sectors. We believe competition for raising public and private capital is based on a variety of factors, including investment performance, the quality of service provided to investors, the quality and availability of investment products, marketing efforts, investor liquidity and willingness to invest, and reputation.

Institutional investors are increasingly consolidating with fewer asset managers, heightening the competition for capital. Fortunately, this benefits our business compared to recent entrants, as we have an established track record and offer a variety of products and investment strategies.

There is also competition from other investment managers and investors worldwide in the pursuit of attractive investment opportunities. Each of our strategies is subject to competition in varying degrees and our competitors may offer more attractive pricing, deal structures and terms. Typically, this is driven by factors such as risk tolerances, risk assessments, return thresholds, cost of capital and effective tax rates. We believe our extensive track record of sourcing and executing large-scale transactions is a competitive advantage over others.

Competition also exists in attracting and retaining qualified professionals. We are focused on continuing to motivate our existing personnel and attract new investment and operating professionals as we execute our growth strategies.

For additional information concerning the competitive risks that we face, see “Risk Factors — Risks Relating to Our Business”.

LEGAL MATTERS

Certain legal matters relating to the Special Distribution will be passed upon by Torys LLP. The validity of the Class A Shares offered by this prospectus and other matters of British Columbia law will be passed upon by McMillan LLP, British Columbia counsel to the Manager. As at the date of this prospectus, the partners and associates of each of Torys LLP and McMillan LLP beneficially own, directly and indirectly, less than 1.0% of the outstanding securities or other property of the Manager, its associates or its affiliates.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

We are, from time to time, involved in legal proceedings of a nature considered normal to our business. We believe that none of the litigation in which we are currently involved or have been involved since the beginning of the most recently completed financial year, individually or in the aggregate, is material to our consolidated financial condition or results of operations.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Except as described elsewhere in this prospectus, none of the directors or executive officers of the Manager, any shareholder that beneficially owns, or controls or directs (directly or indirectly), more than 10% of any class or series of the Manager’s outstanding voting securities, or any associate or affiliate of any of the foregoing persons, has or had any material interest, direct or indirect, in any past transaction or any proposed transaction that has materially affected or is reasonably expected to materially affect the Manager.

EXPERTS, TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Class A Shares will be TSX Trust Company, at its principal office in Toronto, Ontario, Canada, and American Stock Transfer & Trust Company, LLC will be appointed to act as co-transfer agent and co-registrar for the purpose of registering the Class A Shares and transfers of the Class A Shares, at its principal office in Brooklyn, New York, United States.

The financial statements of Brookfield Asset Management ULC as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, included in this prospectus, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of the Manager as of September 30, 2022, and for the period from incorporation on July 4, 2022 to September 30, 2022, included in this prospectus, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Deloitte LLP is independent with respect to Brookfield Asset Management ULC and the Manager within the meaning of the U.S. Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States) and within the meaning of the rules of professional conduct of the Chartered Professional Accountants of Ontario. The offices of Deloitte LLP are located at 8 Adelaide Street West, Toronto, Ontario M5H 0A9.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

Certain directors of the Manager reside outside of Canada. Although each of the Manager’s non-resident directors has appointed Brookfield, Suite 100, Brookfield Place, 181 Bay Street, Toronto, Ontario, Canada, M5J 2T3 as its agent for service of process in Ontario, it may not be possible for investors to enforce judgments obtained in Canada against any person who resides outside of Canada, even if the party has appointed an agent for service of process. Furthermore, it may be difficult to realize upon or enforce in Canada any judgement of a court of Canada against the directors of the Manager who reside outside of Canada since a substantial portion of the assets of such person may be located outside of Canada.

The Manager is a company incorporated under the laws of British Columbia, most of its officers and directors are not residents of the United States, and a substantial portion of the assets of the Manager and said persons are located outside the United States. As a result, it may be difficult for U.S. investors to: (i) effect service within the United States upon the Manager or those directors and officers who are not residents of the United States; or (ii) realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

Because we qualify as a foreign private issuer under the U.S. Exchange Act, we will be exempt from certain provisions of the securities laws in the United States that are applicable to domestic U.S. issuers, including:

•	the rules under the U.S. Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the U.S. Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the U.S. Exchange Act;

•

the sections of the U.S. Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material non-public information under Regulation FD.

As long as we are subject to the reporting requirements of the U.S. Exchange Act, we expect to file an annual report on Form 20-F or, if eligible, Form 40-F. Press releases relating to financial results and material events will also be filed or furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC may be less extensive and less timely compared to that required to be filed with the SEC by U.S. issuers.

The SEC maintains a website at www.sec.gov that contains reports and information statements and other information regarding registrants like us that file electronically with the SEC where you can access the registration statement and its exhibits and the other filings we make with the SEC from time to time. Copies of documents that have been filed with the Canadian securities authorities can be obtained at www.sedar.com.

MATERIAL CONTRACTS

The following are the only material contracts, other than the contracts entered into in the ordinary course of business, which (i) have been entered into by the Manager since its formation, (ii) have been entered into by the Corporation in connection with the Arrangement or the Special Distribution or are proposed to be entered into by the Corporation in connection with the Arrangement or the Special Distribution, or (iii) are otherwise material to the Manager:

1.	Arrangement Agreement, described under “Relationship Arrangements – Arrangement Agreement”.

2.	Relationship Agreement, described under “Relationship Arrangements – Relationship Agreement”.

3.	Voting Agreement, described under “Relationship Arrangements – Ownership and Governance of Our Asset Management Business”.

4.	Asset Management Services Agreement, described under “Relationship Arrangements – Services Agreements”.

5.	Transitional Services Agreement, described under “Relationship Arrangements – Services Agreements”.

6.	2022 Trust Agreement, described under “Description of Share Capital of the Manager – Other Provisions”.

7.	Licensing Agreement, described under “Relationship Arrangements – Licensing Agreement”.

8.	Manager Credit Facility, described under “Relationship Arrangements – Credit Facilities – Manager Credit Facility”.

9.	Tax Matters Agreement, described under “Relationship Arrangements – Tax Matters Agreement”.

The summary of these agreements in this prospectus is qualified in its entirety by reference to all of the provisions of the agreements. Because the prospectus only contains a summary of the agreements, it does not necessarily contain all of the information that you may find useful. We therefore urge you to review the material agreements in their entirety. These agreements will be available electronically on EDGAR on the SEC’s website at www.sec.gov or on SEDAR at www.sedar.com.

COSTS OF THE SPECIAL DISTRIBUTION

The Manager estimates that the costs in connection with the Special Distribution will be as set forth below. All these costs will be paid by the Asset Management Company.

Item	Amount ($)
U.S. Securities and Exchange Commission registration fee	2,300
Printing costs	500,000
Legal fees and costs	12,000,000
Transfer agent and related fees	250,000
Miscellaneous costs	11,250,000

TOTAL	24,002,300

APPENDIX A

AUDIT COMMITTEE CHARTER1

[Date]

A committee of the board of directors (the “Board”) of Brookfield Asset Management Ltd. (the “Corporation”) to be known as the Audit Committee (the “Committee”) shall have the following terms of reference:

MEMBERSHIP AND CHAIR

Following each annual meeting of shareholders, the Board shall appoint from its number three or more directors (the “Members” and each a “Member”) to serve on the Committee until the next annual meeting of shareholders of the Corporation or until the Member ceases to be a director, resigns or is replaced, whichever occurs first.

The Members will be selected by the Board on the recommendation of the Governance, Nominating and Compensation Committee. Any Member may be removed from office or replaced at any time by the Board. All of the Members will be Independent Directors. In addition, every Member will be Financially Literate and at least one Member will be an Audit Committee Financial Expert. Members may not serve on more than three public company audit committees, except with the prior approval of the Board. Any such determination shall be disclosed in the Corporation’s Management Information Circular.

The Board shall appoint one Member as the chair of the Committee (the “Chair”). If the Chair is absent from a meeting, the Members shall select an acting Chair from among those Members in attendance at the meeting.

SUBCOMMITTEES

The Committee may form subcommittees for any purpose and may delegate to a subcommittee such of the Committee’s powers and authorities as the Committee deems appropriate.

RESPONSIBILITIES

The Committee shall:

Auditor

(a)

oversee the work of the Corporation’s and Brookfield Asset Management ULC’s (the “Asset Management Company”) external auditor (the “Auditor”) engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation and the Asset Management Company;

(b)	require the Auditor to report directly to the Committee;

(c)

review and evaluate the Auditor’s independence, experience, qualifications and performance (including the performance of the lead audit partner) and determine whether the Auditor should be appointed or re-appointed, and recommend the Auditor to the Board for appointment or re-appointment by the shareholders;

(d)	where appropriate, recommend to the Board to terminate the Auditor;

(e)

when a change of auditor is proposed, review all issues related to the change, including the information to be included in the notice of change of auditor as required, and the orderly transition of such change;

[1]

Capitalized terms used in this Charter but not otherwise defined herein have the meaning attributed to them in the Board’s “Definitions for Board and Committee Charters” which is annexed hereto as “Annex A”. The Governance, Nominating and Compensation Committee will review the Definitions for Board and Committee Charters at least annually and submit any proposed amendments to the Board for approval as it deems necessary and appropriate.

(f)	review the terms of the Auditor’s engagement and the appropriateness and reasonableness of the proposed audit fees and recommend the compensation of the Auditor to the Board;

(g)	at least annually, obtain and review a report by the Auditor describing:

(i)	the Auditor’s internal quality-control procedures; and

(ii)

any material issues raised by the most recent internal quality control review, or peer review, of the Auditor, or review by any independent oversight body such as the Canadian Public Accountability Board or the Public Company Accounting Oversight Board, or inquiry or investigation by any governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the Auditor, and the steps taken to deal with any issues raised in any such review;

(h)

at least annually, confirm that the Auditor has submitted a formal written statement describing all of its relationships with the Corporation and the Asset Management Company; discuss with the Auditor any disclosed relationships or services that may affect its objectivity and independence; obtain written confirmation from the Auditor that it is objective within the meaning of the Rules of Professional Conduct/Code of Ethics adopted by the provincial institute or order of chartered accountants to which it belongs and is an independent public accountant within the meaning of the federal securities legislation administered by the United States Securities and Exchange Commission and of the Independence Standards of the Chartered Professional Accountants of Canada, and is in compliance with any independence requirements adopted by the Public Company Accounting Oversight Board; and, confirm that the Auditor has complied with applicable laws respecting the rotation of certain members of the audit engagement team;

(i)	ensure the regular rotation of the audit engagement team members as required by law, and periodically consider whether there should be regular rotation of the Auditor;

(j)

meet privately with the Auditor as frequently as the Committee feels is appropriate to fulfill its responsibilities, which will not be less frequently than annually, to discuss any items of concern to the Committee or the Auditor, including:

(i)	planning and staffing of the audit;

(ii)	any material written communications between the Auditor and management;

(iii)	whether or not the Auditor is satisfied with the quality and effectiveness of financial recording procedures and systems;

(iv)	the extent to which the Auditor is satisfied with the nature and scope of its examination;

(v)	whether or not the Auditor has received the full co-operation of management of the Corporation and the Asset Management Company;

(vi)	the Auditor’s opinion of the competence and performance of the Corporation’s Chief Financial Officer and other key financial personnel of the Corporation and the Asset Management Company;

(vii)	the items required to be communicated to the Committee in accordance with generally accepted auditing standards;

(viii)	all critical accounting policies and practices to be used by the Corporation and the Asset Management Company;

(ix)

all alternative treatments of financial information within the generally accepted accounting principles in the United States of America (“GAAP”) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Auditor;

(x)

any difficulties encountered in the course of the audit work, any restrictions imposed on the scope of activities or access to requested information, any significant disagreements with management and management’s response; and

(xi)

any illegal act that may have occurred and the discovery of which is required to be disclosed to the Committee pursuant to the rules of the Public Company Accounting Oversight Board and the United States Securities Exchange Act of 1934, as amended;

(k)

annually review and approve the Audit and Non-Audit Services Pre-Approval Policy (the “Pre- Approval Policy”), which sets forth the parameters by which the Auditor can provide certain audit and non-audit services to the Corporation, the Asset Management Company and their subsidiaries not prohibited by law and the process by which the Committee pre-approves such services. At each quarterly meeting of the Committee, the Committee will ratify all audit and non-audit services provided by the Auditor to the Corporation, the Asset Management Company and their subsidiaries for the then-ended quarter;

(l)	resolve any disagreements between management and the Auditor regarding financial reporting; and

(m)	set clear policies for hiring partners and employees and former partners and employees of the external Auditor.

Financial Reporting

(a)	prior to disclosure to the public, review, and, where appropriate, recommend for approval by the Board, the following:

(i)	audited annual financial statements, in conjunction with the report of the Auditor;

(ii)	interim financial statements;

(iii)	annual and interim management discussion and analysis of financial condition and results of operation;

(iv)	reconciliations of the annual or interim financial statements, to the extent required under applicable rules and regulations; and

(v)

all other audited or unaudited financial information, as appropriate, contained in public disclosure documents, including without limitation, any prospectus, or other offering or public disclosure documents and financial statements required by regulatory authorities;

(b)

review and discuss with management prior to public dissemination earnings press releases and other press releases containing financial information (to ensure consistency of the disclosure to the financial statements), as well as financial information and earnings guidance provided to analysts including the use of “pro forma” or “adjusted” non-GAAP information in such press releases and financial information. Such review may consist of a general discussion of the types of information to be disclosed or the types of presentations to be made;

(c)

review the effect of regulatory and accounting initiatives, as well as any of the Corporation’s or the Asset Management Company’s asset or debt financing activities that are not required under GAAP to be incorporated into their financial statements (commonly known as “off-balance sheet financing”);

(d)

review disclosures made to the Committee by the Chief Executive Officer and Chief Financial Officer of the Corporation during their certification process for applicable securities law filings about any significant deficiencies and material weaknesses in the design or operation of the Corporation’s and the Asset Management Company’s internal control over financial reporting which are reasonably likely to adversely affect the Corporation’s and the Asset Management Company’s ability to record, process, summarize and report financial information, and any fraud involving management or other employees;

(e)

review the effectiveness of management’s policies and practices concerning financial reporting, any proposed changes in major accounting policies, the appointment and replacement of management responsible for financial reporting and the internal audit function;

(f)

review the adequacy of the internal controls that have been adopted by the Corporation to safeguard assets from loss and unauthorized use and to verify the accuracy of the financial records and any special audit steps adopted in light of material control deficiencies; and

(g)

for the financial information of any other investee below the Corporation that has an audit committee which is comprised of a majority of independent directors, and which is included in the Corporation’s financial statements, it is understood that the Committee will rely on the review and approval of such information by the audit committee and the board of directors of each such investee.

Internal Audit; Controls and Procedures; and Other

(a)

meet privately with the person responsible for the Corporation’s (which will also apply to the Asset Management Company) internal audit function (the “Internal Auditor”) as frequently as the Committee feels appropriate to fulfill its responsibilities, which will not be less frequently than annually, to discuss any items of concern;

(b)	require the Internal Auditor to report directly to the Committee;

(c)

review the mandate, budget, planned activities, staffing and organizational structure of the internal audit function (which may be outsourced to a firm other than the auditor) to confirm that it is independent of management and has sufficient resources to carry out its mandate. The Committee will discuss this mandate with the Auditor, review the appointment and replacement of the Internal Auditor and review the significant reports to management prepared by the Internal Auditor and management’s responses. As part of this process, the Committee reviews and approves the governing charter of the internal audit function on an annual basis;

(d)

review the controls and procedures that have been adopted to confirm that material financial information about the Corporation, the Asset Management Company and their respective subsidiaries that is required to be disclosed under applicable law or stock exchange rules is disclosed, review the public disclosure of financial information extracted or derived from the Corporation’s or the Asset Management Company’s financial statements and periodically assess the adequacy of such controls and procedures;

(e)

review of allegations of fraud related to financial reporting that are brought to or come to the attention of the Committee through the Corporation’s ethics hotline, a referral by management, or otherwise;

(f)	periodically review the status of taxation matters of the Corporation and the Asset Management Company; and

(g)	consider other matters of a financial nature as directed by the Board.

LIMITATION OF AUDIT COMMITTEE ROLE

The Committee’s function is one of oversight. The Corporation’s management is responsible for preparing the Corporation’s and the Asset Management Company’s financial statements and, along with the internal audit function, for developing and maintaining systems of internal accounting and financial controls. The Auditor will assist the Committee and the Board in fulfilling their responsibilities for review of the financial statements and internal controls, and the Auditor will be responsible for the independent audit of the financial statements. The Committee expects the Auditor to call to its attention any accounting, auditing, internal accounting control, regulatory or other related matters that the Auditor believes warrant consideration or action. The Committee recognizes that the Corporation’s and the Asset Management Company’s finance team, the internal audit team and the Auditor have more knowledge and information about the Corporation’s and the Asset Management

Company’s financial affairs than do the Committee’s members. Accordingly, in carrying out its oversight responsibilities, the Committee does not provide any expert or special assurance as to the Corporation’s or the Asset Management Company’s financial statements or internal controls or any professional certification as to the Auditor’s work.

REPORTING

The Committee will regularly report to the Board on:

(a)	the Auditor’s independence;

(b)	the performance of the Auditor and the Committee’s recommendations regarding its reappointment or termination;

(c)	the performance of the internal audit function;

(d)	the adequacy of the Corporation’s and the Asset Management Company’s internal controls and disclosure controls;

(e)

its recommendations regarding the annual and interim financial statements of the Corporation and Manager and, to the extent applicable, any reconciliation of the Corporation’s or the Asset Management Company’s financial statements, including any issues with respect to the quality or integrity of the financial statements;

(f)	its review of any other public disclosure document including the annual report and the annual and interim management’s discussion and analysis of financial condition and results of operations;

(g)	the Corporation’s and the Asset Management Company’s compliance with legal and regulatory requirements, particularly those related to financial reporting; and

(h)	all other significant matters it has addressed and with respect to such other matters that are within its responsibilities.

In addition, if and when required or appropriate from time to time, the Committee may also report to another committee of the Board.

COMPLAINTS PROCEDURE

The Corporation’s Code of Business Conduct (the “Code”) requires employees to report to their supervisor or internal legal counsel any suspected violations of the Code, including (i) fraud or deliberate errors in the preparation, maintenance, evaluation, review or audit of any financial statement or financial record; (ii) deficiencies in, or noncompliance with, internal accounting controls; (iii) misrepresentations or false statements in any public disclosure documents; and (iv) any deviations from full, true and plain reporting of the Corporation’s financial condition, as well as any other illegal or unethical behavior. Alternatively, employees may report such behavior anonymously through the Corporation’s reporting hotline which is managed by an independent third party. The Corporation also maintains a Whistleblowing Policy which reinforces the Corporation’s commitment to providing a mechanism for employees to report suspected wrongdoing without retaliation.

The Audit Committee will periodically review the procedure for the receipt, retention, treatment and follow-up of complaints received by the Corporation through the Corporation’s reporting hotline or otherwise regarding accounting, internal controls, disclosure controls or auditing matters and the procedure for the confidential, anonymous submission of concerns by employees of the Corporation regarding such matters.

REVIEW AND DISCLOSURE

The Committee will review this Charter at least annually and submit it to the Governance, Nominating and Compensation Committee together with any proposed amendments. The Governance, Nominating and Compensation Committee will review this Charter and submit it to the Board for approval with such further amendments as it deems necessary and appropriate.

This Charter will be posted on the Corporation’s website and the Management Information Circular of the Corporation will state that this Charter is available on the Corporation’s website. This Charter will also be reproduced in full as an appendix to the Corporation’s Annual Information Form.

ASSESSMENT

At least annually, the Governance, Nominating and Compensation Committee will review the effectiveness of this Committee in fulfilling its responsibilities and duties as set out in this Charter and in a manner consistent with the Statement of Corporate Governance Practices adopted by the Board. The Committee will also conduct its own assessment of the Committee’s performance on an annual basis.

ACCESS TO OUTSIDE ADVISORS AND SENIOR MANAGEMENT

The Committee may retain any outside advisor, including legal counsel, at the expense of the Corporation, without the Board’s approval, at any time. The Committee has the authority to determine any such advisor’s fees and any other retention terms.

The Corporation will provide for appropriate funding, for payment of compensation to any auditor engaged to prepare or issue an audit report or perform other audit, review or attest services, and ordinary administrative expenses of the Committee.

Members will meet privately with senior management as frequently as they feel is appropriate to fulfill the Committee’s responsibilities, but not less than annually.

MEETINGS

Meetings of the Committee may be called by any Member, the Chair of the Board, the Chief Executive Officer or Chief Financial Officer of the Corporation, the Internal Auditor or the Auditor. Meetings will be held each quarter and at such additional times as is necessary for the Committee to fulfill its responsibilities. The Committee shall appoint a secretary to be the secretary of each meeting of the Committee and to maintain minutes of the meeting and deliberations of the Committee.

The powers of the Committee shall be exercisable at a meeting at which a quorum is present. A quorum shall be not less than a majority of the Members at the relevant time. Matters decided by the Committee shall be decided by majority vote. Subject to the foregoing, the Business Corporations Act (British Columbia) and the articles of the Corporation, and, unless otherwise determined by the Board, the Committee shall have the power to regulate its procedure.

Notice of each meeting shall be given to each Member, the Internal Auditor, the Auditor, the Chair of the Board and the Chief Executive Officer of the Corporation. Notice of meeting may be given orally or by letter, electronic mail, telephone or other generally accepted means not less than 24 hours before the time fixed for the meeting. Members may waive notice of any meeting and attendance at a meeting is deemed waiver of notice. The notice need not state the purpose or purposes for which the meeting is being held.

The Committee may invite from time to time such persons as it may see fit to attend its meetings and to take part in discussion and consideration of the affairs of the Committee. The Committee may require the auditors and/or members of the Corporation’s management to attend any or all meetings.

This Charter of the Audit Committee was reviewed and approved by the board of directors of the Corporation on [Date].

ANNEX A

Definitions for Board and Committee Charters

“Audit Committee” means the audit committee of the Board.

“Audit Committee Financial Expert” means a person who has the following attributes:

(a)	an understanding of GAAP and financial statements;

(b)	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

(c)

experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Corporation’s financial statements, or experience actively supervising one or more persons engaged in such activities;

(d)	an understanding of internal controls and procedures for financial reporting; and

(e)	an understanding of audit committee functions, acquired through any one or more of the following:

(i)

education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

(ii)	experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

(iii)	experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

(iv)	other relevant experience.

“Board Interlocks” means when two directors of one public company sit together on the board of another company.

“Committee Interlocks” means when a Board Interlock exists, plus the relevant two directors also sit together on a board committee for one or both of the companies.

“Environmental, Social, and Governance”:

“environmental” includes but is not limited to responsibility or experience overseeing and/or managing climate change risks; GHG emissions; natural resources; waste management; energy efficiency; biodiversity; water use; and environmental regulatory and/or compliance matters;

“social” includes but is not limited to responsibility or experience overseeing and/or managing health and safety; human rights; labor practices; diversity and inclusion; talent attraction and retention; human capital development; and community/stakeholder engagement; and

“governance” includes but is not limited to responsibility or experience overseeing and/or managing board composition and engagement; business ethics; anti-bribery & corruption; audit practices; regulatory functions; and data protection and privacy.

“Financially Literate” means the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation’s financial statements.

“GAAP” means generally accepted accounting principles in the United States of America that the SEC has identified as having substantial authoritative support, as supplemented by Regulation S-X under the 1934 Act, as amended from time to time.

“Governance, Nominating and Compensation Committee” means the Governance, Nominating and Compensation Committee of the Board.

“Immediate Family Member” means an individual’s spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law, brother or sister-in-law, and anyone (other than an employee of either the individual or the individual’s immediate family member) who shares the individual’s home.

“Independent Director(s)” means a director who has been affirmatively determined by the Board to have no material relationship with the Corporation, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation. A material relationship is one that could reasonably be expected to interfere with a director’s exercise of independent judgment. In addition to any other requirement of applicable securities laws or stock exchange provisions, a director who:

(a)

is or was an employee or executive officer, or whose Immediate Family Member is or was an executive officer, of the Corporation is not independent until three years after the end of such employment relationship;

(b)

is receiving or has received, or whose Immediate Family Member is an executive officer of the Corporation and is receiving or has received, during any 12-month period within the last three years more than CA$75,000 in direct compensation from the Corporation, other than director and committee fees and pension or other forms of fixed compensation under a retirement plan (including deferred compensation) for prior service (provided such compensation is not contingent in any way on continued service), is not independent;

(c)

is or was a partner of, affiliated with or employed by, or whose Immediate Family Member is or was a partner of or employed in an audit, assurance, or tax compliance practice in a professional capacity by, the Corporation’s present or former internal or external auditor, is not independent until three years after the end of such partnership, affiliation, or employment relationship, as applicable, with the auditor;

(d)

is or was employed as, or whose immediate family member is or was employed as, an executive officer of another company (or its parent or a subsidiary) where any of the present (at the time of review) executive officers of the Corporation serve or served on that company’s (or its parent’s or a subsidiary’s) compensation committee, is not independent until three years after the end of such service or the employment relationship, as applicable; and

(e)

is an executive officer or an employee of, or whose Immediate Family Member is an executive officer of, another company (or its parent or a subsidiary) that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years exceeds the greater of U.S.$1 million or 2% of such other company’s consolidated gross revenues, in each case, is not independent.

Additionally, an Independent Director for the purposes of the Audit Committee and the Governance, Nominating and Compensation Committee, specifically may not:

(x)    accept directly or indirectly, any consulting, advisory, or other compensatory fee from the Corporation, other than director and committee fees and pension or other forms of fixed compensation under a retirement plan (including deferred compensation) for prior service (provided such compensation is not contingent in any way on continued service); or

(y)    be an affiliated person of the Corporation (within the meaning of applicable rules and regulations).

Furthermore, an Independent Director for the purposes of the Governance, Nominating and Compensation Committee, specifically may not:

(x)    have a relationship with senior management that would impair the director’s ability to make independent judgments about the Corporation’s executive compensation.

For the purposes of the definition of Independent Director, the term “Corporation” includes any parent or subsidiary in a consolidated group with the Corporation and includes the Asset Management Company and any of its subsidiaries.

In addition to the requirements for independence set out in paragraph (c) above, Members of the Audit and Governance, Nominating and Compensation Committees must disclose any other form of association they have with a current or former external or internal auditor of the Corporation to the Governance, Nominating and Compensation Committee for a determination as to whether this association affects the Member’s status as an Independent Director.

“Statement of Corporate Governance Practices” means the statement of corporate governance practices section of the Management Information Circular.

“Unaffiliated Director” means any director who (a) does not own greater than a de minimis interest in the Corporation (exclusive of any securities compensation earned as a director) and (b) within the last two years has not directly or indirectly (i) been an officer of or employed by the Corporation, the Asset Management Company or any of their respective affiliates, (ii) performed more than a de minimis amount of services for the Corporation, the Asset Management Company or any of their affiliates, or (iii) had any material business or professional relationship with the Corporation or the Asset Management Company other than as a director of the Corporation. “de minimis” for the purpose of this test includes factors such as the relevance of a director’s interest in the Corporation or the Asset Management Company to themselves and to the Corporation or the Asset Management Company.

INDEX TO FINANCIAL STATEMENTS

Consolidated financial statements of Brookfield Asset Management Ltd. as at September 30, 2022 and for the period from incorporation on July 4, 2022 to September 30, 2022, together with the accompanying notes thereto

F-2

Combined consolidated carve-out financial statements of Brookfield Asset Management ULC as at December 31, 2021 and December 31, 2020 and for the years ended December 31, 2021, December 31, 2020 and December 31, 2019, together with the accompanying notes thereto

F-8

Unaudited condensed combined consolidated carve-out financial statements of Brookfield Asset Management ULC as at June 30, 2022 and December 31, 2021, and for the three and six months ended June 30, 2022 and June 30, 2021, together with the accompanying notes thereto

F-38

CONSOLIDATED FINANCIAL STATEMENTS OF BROOKFIELD ASSET MANAGEMENT LTD. AS AT SEPTEMBER 30, 2022 AND FOR THE PERIOD FROM INCORPORATION ON JULY 4, 2022 TO SEPTEMBER 30, 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Brookfield Asset Management Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Brookfield Asset Management Ltd. (the “Manager”) as of September 30, 2022, the related consolidated statement of cash flows for the period from incorporation on July 4, 2022 to September 30, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Manager as of September 30, 2022, and its cash flows for the period from incorporation on July 4, 2022 to September 30, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Manager’s management. Our responsibility is to express an opinion on the Manager’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Manager in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Manager is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Manager’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

October 3, 2022

We have served as the Manager’s auditor since 2022.

BROOKFIELD ASSET MANAGEMENT LTD.

CONSOLIDATED BALANCE SHEET

AS AT SEPTEMBER 30, 2022

(In U.S. Dollars)

2022
Assets
Cash and cash equivalents	$100
Liabilities
Due to Brookfield Asset Management Inc.	$100
Share capital
Class A Preference Shares, Unlimited shares authorized (no shares issued and outstanding as at September 30, 2022)	—
Class A Limited Voting Shares, Unlimited shares authorized (no shares issued and outstanding as at September 30, 2022)	—
Class B Limited Voting Shares, 85,120 shares authorized (no shares issued and outstanding as at September 30, 2022)	—
Special Shares, Series 1, Unlimited shares authorized (no shares issued and outstanding as at September 30, 2022)	—

Total shareholders’ equity	$—

See notes to consolidated financial statements

BROOKFIELD ASSET MANAGEMENT LTD.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In U.S. Dollars)

FOR THE PERIOD FROM JULY 4, 2022 TO SEPTEMBER 30, 2022
Operating activities
Change in working capital:
Due to affiliates	$100

Cash from operating activities	100

Cash and cash equivalents
Cash and cash equivalents, beginning of period	—

Net increase during the year	100

Cash and cash equivalents, end of period	$100

See notes to consolidated financial statements

BROOKFIELD ASSET MANAGEMENT LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Principal Business

Brookfield Asset Management Ltd. (“Manager”) was formed as a Canadian corporation under, and governed by, the laws of British Columbia on July 4, 2022.

Manager did not issue any shares upon incorporation. Manager was formed by Brookfield Asset Management Inc. to provide alternative asset management services through an ownership interest in a leading global alternative asset management business currently carried on by Brookfield Asset Management Inc. and its subsidiaries. Manager’s wholly-owned subsidiaries include: 2451634 Alberta Inc., incorporated on August 16, 2022 and Brookfield UK Employee Co Limited, incorporated on August 25, 2022.

The head office of the Manager is located at Suite 100, Brookfield Place, 181 Bay Street, Toronto, Ontario M5J 2T3 and the registered office of the Manager is located at 1055 West Georgia Street, Suite 1500, P.O. Box 11117, Vancouver, British Columbia V6E 4N7.

2.	Summary of Significant Accounting Policies

(a)	Statement of Compliance

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Separate Consolidated Statements of Income and Consolidated Changes in Shareholders’ Equity have not been presented as there have been no activities for this entity.

(b)	Basis of Consolidation

The consolidated financial statements include the accounts of the Manager and its consolidated subsidiaries, which are the entities over which the Manager has control. All intra-group transactions, balances, income and expenses are eliminated in full on consolidation.

(c)	Cash and Cash Equivalents

Cash and cash equivalents include cash on hand of $100.

3.	Critical Accounting Judgements and Key Sources of Estimation Uncertainty

The preparation of consolidated financial statements requires management to make critical judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses that are not readily apparent from other sources, during the reporting period. These estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

4.	Related Party Transactions

On September 27, 2022, the Corporation provided $100 to 2451634 Alberta Inc. in exchange for a non-interest bearing demand note in the amount of $100. Amounts outstanding related to the demand deposit as at September 30, 2022 totaled $100. The carrying value of this demand note, which is not measured at fair value, approximates fair value.

5.	Capital Structure

As at September 30, 2022, no shares were issued or outstanding. The Manager is authorized to issue an unlimited number of Class A Preference Shares, an unlimited number of Class A Limited Voting Shares (“Class A Shares”), 85,120 Class B Limited Voting Shares (“Class B Shares”) and an unlimited number of Special Shares, Series 1 (“Special Limited Voting Shares”). On September 23, 2022, special common shares (which had been authorized for issue as at the date of the Manager’s incorporation) were removed from the Manager’s authorized share capital and replaced with Special Limited Voting Shares.

The Class A Preference Shares rank senior to the Class A Shares, the Class B Shares and other shares ranking junior to the Class A Preference Shares with respect to priority in the payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding up of the Manager, whether voluntary or involuntary, or in the event of any other distribution of assets of the Manager among its shareholders for the purpose of winding up its affairs.

The attributes of the Class A Shares and the Class B Shares are substantially equivalent.

Subject to the prior rights of the holders of the Class A Preference Shares and any other senior-ranking shares outstanding from time to time, holders of Class A Shares, Class B Shares and Special Limited Voting Shares rank on a parity with each other with respect to the payment of dividends (if, as and when declared by the Board) and the return of capital on the liquidation, dissolution or winding up of the Manager or any other distribution of the assets of the Manager among its shareholders for the purpose of winding up its affairs. Each holder of Class A Shares and Class B Shares is entitled to notice of, and to attend and vote at, all meetings of the Manager’s shareholders, other than meetings at which holders of only a specified class or series may vote, and shall be entitled to cast one vote per share. Each holder of Special Limited Voting Shares is also entitled to notice of and to attend all meetings of the shareholders of the Manager and shall be entitled to cast one vote per share provided that such holders will vote with holders of Class A Shares. The Special Limited Voting Shares shall be convertible into Class A Shares on a one-for-one basis at any time and from time to time. Holders of Class A Shares are entitled to elect one-half of the Board and holders of Class B Shares are entitled to elect the other one-half of the Board.

6.	Subsequent Events

Brookfield Asset Management Ltd. performed an evaluation of subsequent events through October 3, 2022, the date the consolidated financial statements were available to be issued, for events requiring disclosure. Brookfield Asset Management Ltd. did not identify any subsequent events.

COMBINED CONSOLIDATED CARVE-OUT FINANCIAL STATEMENTS OF BROOKFIELD ASSET MANAGEMENT ULC AS AT DECEMBER 31, 2021 AND DECEMBER 31, 2020 AND FOR THE YEARS ENDED DECEMBER 31, 2021, DECEMBER 31, 2020 AND DECEMBER 31, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Brookfield Asset Management Inc.

Opinion on the Financial Statements

We have audited the accompanying combined consolidated carve-out balance sheets of Brookfield Asset Management ULC (the “Company”) as of December 31, 2021 and 2020, the related combined consolidated carve-out statements of operations, comprehensive income, changes in net parent investment and redeemable non-controlling interests, and cash flows, for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Fair Value of Underlying Investments to determine Carried Interest Allocation—Refer to Notes 2 and 3 in the financial statements

Critical Audit Matter Description

The Company receives a percentage of investment returns, generated within private funds on carry eligible capital, based on a contractual formula once returns exceed the fund’s contractually defined performance hurdles, referred to as “Carried Interest Allocation”. Carried Interest Allocations are made based on cumulative fund performance to date and the adjustments are recorded as unrealized income until the underlying investment is disposed of. The Company calculates Carried Interest Allocations each reporting period based on the terms, which includes the fair value of the underlying investments held by the funds as a significant input. Certain funds may hold investments whose fair values are based on unobservable inputs. These investments have limited observable market activity and changes in the fair value of these investments directly impact the amount of Carried Interest Allocation the Company is entitled to recognize as revenue for the period.

We considered the valuation of investments which are based on unobservable inputs used in the calculation of Carried Interest Allocation as a critical audit matter because of the valuation techniques, assumptions, market impacts and subjectivity of the unobservable inputs used in the valuation. Auditing the Carried Interest Allocation and the fair value of these investments required a high degree of auditor judgment and an increased audit effort, including the involvement of more senior members of the team and audit specialists.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the Carried Interest Allocation and the fair value of the underlying investments included the following, among others:

•	Assessed the information in the fund agreements to understand and evaluate that all components were identified in the Carried Interest Allocation calculation.

•	Evaluated whether the Carried Interest Allocation calculations were performed in accordance with the terms of the fund agreements.

•

With the assistance of auditing specialists, evaluated the fair value of the underlying investments and assessed valuation methods, assumptions and unobservable valuation inputs used by the Company to determine the fair value of the investments.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

July 29, 2022

We have served as the Company’s auditor since 2022.

Brookfield Asset Management ULC

Combined Consolidated Carve-out Balance Sheets

(U.S. Dollars in Millions)

AS AT DECEMBER 31	2021	2020
Assets
Cash and cash equivalents	$2,494	$2,101
Accounts receivable and other	224	292
Due from affiliates	6,545	6,537
Investments	13,837	10,960
Property, plant and equipment, net of accumulated depreciation of $17 million and $11 million	48	21
Intangible assets, net of accumulated amortization of $18 million and $16 million	64	71
Goodwill	249	249
Deferred income tax assets	2,268	2,240

Total Assets	$25,729	$22,471

Liabilities
Accounts payable and other	$2,032	$1,757
Due to affiliates	8,207	8,294
Corporate borrowings	461	—
Deferred income tax liabilities	700	472

Total Liabilities	11,400	10,523

Commitments and contingencies
Redeemable non-controlling interests	4,532	2,844
Net parent investment	9,797	9,104

Total Liabilities, Redeemable non-controlling interest and Net parent investment	$25,729	$22,471

See notes to combined consolidated carve-out financial statements.

Brookfield Asset Management ULC

Combined Consolidated Carve-out Statements of Operations

(U.S. Dollars in Millions)

FOR THE YEAR ENDED DECEMBER 31	2021	2020	2019
Revenues
Management fee revenues
Base management and advisory fees	$1,951	$1,586	$1,394
Incentive distributions	315	306	262
Performance fees	157	—	—

Total management fee revenues	2,423	1,892	1,656

Investment income
Carried interest allocations
Realized	49	32	246
Unrealized	299	(97)	(160)

Total investment income	348	(65)	86
Interest and dividend revenue	293	287	370
Other revenues	23	40	61

Total revenues	3,087	2,154	2,173
Expenses
Compensation, operating, and general and administrative expenses
Compensation and benefits	(703)	(519)	(550)
Other operating expenses	(185)	(157)	(174)
General, administrative and other	(132)	(114)	(92)

Total compensation, operating, and general and administrative expenses	(1,020)	(790)	(816)

Carried interest allocation compensation
Realized	(74)	(55)	(74)
Unrealized	(137)	(65)	(67)

Total carried interest allocation compensation	(211)	(120)	(141)

Interest expense paid to related parties	(171)	(257)	(154)

Total expenses	(1,402)	(1,167)	(1,111)
Other income (expenses), net	1,486	(242)	634
Share of income from equity accounted investments	161	38	26

Income before taxes	3,332	783	1,722
Income tax (expense) benefit	(504)	(226)	375

Net income	2,828	557	2,097
Net income attributable to redeemable non-controlling interest	(977)	(175)	(184)

Net income attributable to Brookfield Asset Management ULC	$1,851	$382	$1,913

See notes to combined consolidated carve-out financial statements.

Brookfield Asset Management ULC

Combined Consolidated Carve-out Statements of Comprehensive Income

(U.S. Dollars in Millions)

FOR THE YEAR ENDED DECEMBER 31	2021	2020	2019
Net income	$2,828	$557	$2,097
Currency translation, net of tax impact of $nil	(5)	(11)	(83)

Comprehensive income	2,823	546	2,014
Comprehensive income attributable to redeemable non-controlling interest	(978)	(174)	(184)

Comprehensive income attributable to Brookfield Asset Management ULC	$1,845	$372	$1,830

See notes to combined consolidated carve-out financial statements.

Brookfield Asset Management ULC

Combined Consolidated Carve-out Statement of Changes in Net Parent Investment and

Redeemable Non-Controlling Interest

(U.S. Dollars in Millions)

	Net parent investment	Accumulated other comprehensive income	Total net parent investment	Redeemable non-controlling interests
Balance at December 31, 2020	$8,942	$162	$9,104	$2,844
Net income	1,851	—	1,851	977
Currency translation	—	(6)	(6)	1
Contributions	2,195	—	2,195	1,315
Distributions	(3,347)	—	(3,347)	(605)

Balance at December 31, 2021	$9,641	$156	$9,797	$4,532

	Net parent investment	Accumulated other comprehensive income	Total net parent investment	Redeemable non-controlling interests
Balance at December 31, 2019	$9,162	$175	$9,337	$2,117
Net income	382	—	382	175
Currency translation	—	(11)	(11)	(1)
Contributions	1,237	—	1,237	630
Distributions	(1,839)	(2)	(1,841)	(77)

Balance at December 31, 2020	$8,942	$162	$9,104	$2,844

	Net parent investment	Accumulated other comprehensive income	Total net parent investment	Redeemable non-controlling interests
Balance at December 31, 2018	$5,858	$258	$6,116	$(62)
Net income	1,913	—	1,913	184
Currency translation	—	(83)	(83)	—
Contributions	3,066	—	3,066	1,997
Distributions	(1,675)	—	(1,675)	(2)

Balance at December 31, 2019	$9,162	$175	$9,337	$2,117

See notes to combined consolidated carve-out financial statements.

Brookfield Asset Management ULC

Combined Consolidated Carve-out Statements of Cash Flows

(U.S. Dollars in Millions)

FOR THE YEAR ENDED DECEMBER 31	2021	2020	2019
Operating activities
Net income	$2,828	$557	$2,097
Other income and expenses	(1,486)	242	(634)
Share of (income) loss from investments accounted for under the equity method	(37)	87	16
Depreciation and amortization	11	7	6
Deferred income tax expense (benefit)	316	49	(505)
Stock based equity awards	199	99	182
Unrealized carried interest allocation, net	(162)	162	227
Net change in working capital balances	(187)	203	(756)
Other non-cash operating items	(39)	380	196

Net cash provided from operating activities	1,443	1,786	829
Investing activities
Acquisitions
Property, plant and equipment	(35)	(20)	(1)
Investments accounted for under the equity method	(23)	(25)	(1,593)
Investments and other	(1,528)	(784)	(2,483)
Dispositions of investments and other	725	70	79

Net cash used in investing activities	(861)	(759)	(3,998)
Financing activities
Corporate borrowings	461	—	—
Issuance of related party loans	892	136	48
Repayment of related party loans	(907)	(60)	(543)
Issuance of non-operating loans to affiliates	—	—	1,000
Contributions from parent	52	65	1,366
Contributions from redeemable non-controlling interest	736	551	1,997
Distributions to parent	(1,395)	(1,264)	(480)
Distributions to redeemable non-controlling interest	(26)	(4)	(4)

Net cash (used in) provided from financing activities	(187)	(576)	3,384
Cash and cash equivalents
Change in cash and cash equivalents	395	451	215
Effect of exchange rate changes on cash and cash equivalents	(2)	4	—
Balance, beginning of year	2,101	1,646	1,431

Balance, end of year	$2,494	$2,101	$1,646

Supplemental disclosure of cash flow information
Non-cash consideration used to acquire an interest in Oaktree	$—	$—	$2,142
Net change in working capital balances
Accounts receivable and other	68	446	75
Accounts payable and other	275	(88)	295
Due from affiliates	(294)	(1,529)	(1,077)
Due to affiliates	(236)	1,374	(49)
Payments for interest	171	257	154
Payments for income taxes	188	177	130

See notes to combined consolidated carve-out financial statements.

Brookfield Asset Management ULC

Notes to Combined Consolidated Carve-out Financial Statements

(All U.S. Dollars are in Millions, Except Where Noted)

1.	ORGANIZATION

On May 12, 2022, Brookfield Asset Management Inc. (“the Corporation”) announced that it will separately list and distribute to its shareholders a 25% interest in its asset management business. The transaction will be completed by way of an arrangement agreement (the “Arrangement”), which will result in the transfer of the Corporation’s historical asset management business into the newly incorporated Brookfield Asset Management ULC (“our asset management business”). On completion of the Arrangement, the Corporation will transfer a 25% interest in Brookfield Asset Management ULC to Brookfield Asset Management Ltd. (“Manager”). These combined consolidated carve-out financial statements represent the activities, assets and liabilities of the Corporation’s historical asset management business using a legal entity approach.

References in these financial statements to “us,” “we,” “our” or “the company” refer to our asset management business and its direct and indirect subsidiaries and consolidated entities. Brookfield Asset Management ULC’s asset management business focuses on renewable power and transition, infrastructure, private equity, real estate and credit, operating in various markets globally. Brookfield Asset Management ULC was formed on July 4, 2022 as an unlimited liability company under, and governed by, the laws of British Columbia. The registered office of the company is 1055 West Georgia Street, Suite 1500, P.O. Box 11117, Vancouver, British Columbia V6E 4N7.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These combined consolidated carve-out financial statements have been prepared for the purpose of presenting the balance sheet, statements of operations, comprehensive income, changes in net parent investment and redeemable non-controlling interest, and cash flows of the Corporation’s historical asset management business on a stand-alone basis. All of the assets and liabilities presented are controlled by Brookfield Asset Management ULC and will be transferred at carrying value. The financial statements represent a combined carve-out of the assets, liabilities, revenues, expenses, and cash flows that will be contributed to the company. All intercompany balances, transactions, revenues and expenses have been eliminated.

Certain resources for oversight of operations and associated overhead are incurred by the Corporation. These corporate costs have been allocated on the basis of direct usage where identifiable, with the remainder allocated based on management’s best estimate of costs attributable to the company. This allocation has been completed based on the following general process:

•

Compensation: In addition to those individuals who are currently employed in the legal entities included in the carve-out transaction perimeter, compensation costs have been allocated to Brookfield Asset Management ULC based on a by-region, by-function review of personnel working in the historical asset management businesses and the expected headcount to be allocated to the combined business.

•

General, administrative and other expenses: Unless individuals have been specifically employed by the legal entities included in the carve-out transaction perimeter, general, administrative and other expenses have been allocated to the company based on a by-region, by-function review of personnel working in the historical asset management businesses and the expected headcount to be allocated to the combined business.

•

Income taxes: Income taxes have been recorded as if the company and its subsidiaries had been separate tax paying legal entities, each filing a separate return in the jurisdictions that it operates in. The calculation of income taxes is based on a number of assumptions, allocations, and estimates, including those used to prepare the combined consolidated carve-out financial statements.

Brookfield Asset Management ULC

Notes to Combined Consolidated Carve-out Financial Statements

(All U.S. Dollars are in Millions, Except Where Noted)

Management believes the assumptions underlying the combined carve-out financial statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by the company during the periods presented. However, due to the inherent limitations of carving out the assets, liabilities, operations and cash flows from larger entities, these combined carve-out financial statements may not necessarily reflect the company’s financial position, results of operations and cash flow for future periods, nor do they necessarily reflect the financial position, results of operations and cash flow that would have been realized had the company been a stand-alone entity during the periods presented.

The accompanying combined consolidated carve-out financial statements of Brookfield Asset Management ULC have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The combined consolidated carve-out financial statements have been prepared in accordance with the accounting policies set out below.

Use of Estimates

The preparation of the combined consolidated carve-out financial statements in accordance with GAAP requires management to make estimates that affect the amounts reported in the combined consolidated carve-out financial statements and accompanying notes. Management believes that estimates utilized in the preparation of the combined consolidated carve-out financial statements are prudent and reasonable. Such estimates include those used in the valuation of investments and financial instruments, the measurement of deferred tax balances (including valuation allowances), accrued carried interest, incentive distributions and the accounting for equity-based compensation. Actual results could differ from those estimates and such differences could be material.

Consolidation

Brookfield Asset Management ULC consolidates all entities that it controls through a majority voting interest or otherwise, including those funds in which the general partner has a controlling financial interest (“Consolidated Funds”). Brookfield Asset Management ULC has a controlling financial interest in their Consolidated Funds as a result of the combination of the limited partner and general partner interests held. Accordingly, the company consolidates and records non-controlling interests to reflect the economic interests of the third party investors of Brookfield Strategic Real Estate Fund III (“BSREP III”).

The financial position and performance of the Consolidated Funds included in the combined consolidated carve-out financial statements have been prepared in accordance with GAAP, where applicable, in application of the Financial Services — Investment Companies (Topic 946). Brookfield Asset Management ULC, as a non-investment company parent, retains the specialized accounting applied by the Consolidated Funds where Topic 946 is applicable.

In addition, Brookfield Asset Management ULC consolidates all variable interest entities (“VIE”) for which it is the primary beneficiary. An enterprise is determined to be the primary beneficiary if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. Brookfield Asset Management ULC determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a variable interest entity and continuously reconsiders that conclusion. In determining whether Brookfield Asset Management ULC is the primary beneficiary, the company evaluates its control rights as well as economic interests in the entity held either directly or indirectly by the company. The consolidation analysis can generally be performed qualitatively; however, if it is not readily apparent that the company is not the primary beneficiary,

Brookfield Asset Management ULC

Notes to Combined Consolidated Carve-out Financial Statements

(All U.S. Dollars are in Millions, Except Where Noted)

a quantitative analysis may also be performed. Investments and redemptions (either by Brookfield Asset Management ULC, affiliates of the company or third parties) or amendments to the governing documents of the respective funds could affect an entity’s status as a VIE or the determination of the primary beneficiary. At each reporting date, the company assesses whether it is the primary beneficiary and will consolidate or deconsolidate accordingly. Brookfield Asset Management ULC does not have a variable interest in any variable interest entities for all periods presented in these financial statements.

Redeemable Non-Controlling Interest

The asset management business records non-controlling interests to reflect the economic interest of unaffiliated limited partners in BSREP III. These interests are presented as non-controlling redeemable interests within the combined consolidated balance sheets, outside of permanent equity. While limited partners in consolidated closed-end funds generally have not been granted redemption rights, these limited partners do have withdrawal or redemption rights in certain limited circumstances that are beyond the control of the company, such as instances in which retaining the limited partnership interest could cause the limited partner to violate a law, regulation or rule. The allocation of net income or loss to non-controlling redeemable interests is based on the relative ownership interest of the unaffiliated limited partners after the consideration of contractual arrangements that govern allocations of income or loss. At the consolidated level, potential incentives are allocated to non-controlling redeemable interests in consolidated funds until such incentives become allocable to the asset management business under the substantive contractual terms of the BSREP III limited partnership agreement.

Revenue Recognition

Revenue is measured based on the amount Brookfield Asset Management ULC expects to be entitled to under the contract with the customer and excludes amounts collected on behalf of third parties. A performance obligation is a promise in a contract to transfer a distinct good or service (or a bundle of goods and services) to the customer and is the unit of account in ASC 606. In determining the transaction price, an entity may include variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue, as, or when, the performance obligation is satisfied. The company recognizes revenue when it transfers control of a product or service to a customer.

Revenues primarily consist of management and advisory fees, incentive fees (including incentive distributions and performance fees), investment income, interest and dividend revenue and other.

Management and Advisory Fees — Management and advisory fees are comprised of base management fees and transaction, advisory and other fees and are accounted for as contracts with customers.

Brookfield Asset Management ULC earns base management fees from its customers at a fixed percentage of a calculation base which is typically committed capital or invested capital or net asset value. Brookfield Asset Management ULC identifies its customers on a fund-by-fund basis in accordance with the terms and circumstances of the individual fund. Generally, the customer is identified as the investors in its managed funds and investment vehicles, but for certain widely held funds or vehicles, the fund or vehicle itself may be identified as the customer. These customer contracts require the company to provide investment management services over a period of time, which represents a performance obligation that company satisfies over time. Management fees are a form of variable consideration because the fees that company is entitled to vary based on fluctuations in the basis for the management fee. The amount recorded as revenue is generally determined at the end of the period

Brookfield Asset Management ULC

Notes to Combined Consolidated Carve-out Financial Statements

(All U.S. Dollars are in Millions, Except Where Noted)

because these management fees are payable on a regular basis (typically quarterly) and are not subject to claw back once paid.

Transaction, advisory and other fees are principally fees charged to the investors of funds indirectly through the managed funds and portfolio companies.

These fees are based on a fixed percentage of enterprise value or equity value of pooled capital raised and are earned which generally coincides with when the capital is called. These fees are not tied to performance or ongoing investment management services, are not subject to claw back and are recorded in the period in which the related transaction closes.

Accrued but unpaid management and advisory fees, net of management fee reductions and management fee offsets, as of the reporting date are included in Accounts receivable or Due from affiliates in the combined consolidated carve-out balance sheets.

Incentive Distributions — Incentive distributions are incentive payments to reward the company for meeting or exceeding certain performance thresholds of managed entities. They are comprised of incentive distributions and performance fees.

Incentive distributions paid to us by our perpetual affiliates (BIP, BIPC, BEP, BEPC, and BPY), are determined by contractual arrangements and represent a portion of distributions paid by the perpetual affiliates above a predetermined hurdle. They are accrued as revenue on the respective affiliates’ distribution record dates only if the predetermined hurdle has been achieved. They are not subject to claw back.

Incentive distributions will not be recognized until (a) it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur, or (b) the uncertainty associated with the variable consideration is subsequently resolved. Accrued but unpaid incentive distributions and performance fees are recorded within due from affiliates in the combined consolidated carve-out balance sheets as of the reporting date.

Performance fees are generated when Brookfield Asset Management ULC exceeds predetermined investment returns within BBU and on certain liquid strategies portfolios. BBU performance fees are based on the quarterly volume-weighted average increase in BBU unit price over the previous threshold and are accrued on a quarterly basis, whereas performance fees within liquid strategies funds are typically determined on an annual basis. These fees are not subject to claw back.

Investment income (loss) — Investment income (loss) represents the unrealized and realized gains and losses on carried interest and movements in the fair value of the principal investments.

Carried interest is a performance fee arrangement in which we receive a percentage of investment returns, generated within a private fund on carry eligible capital, based on a contractual formula. We are eligible to earn carried interest from a fund once returns exceed the fund’s contractually defined performance hurdles at which point we earn an accelerated percentage of the additional fund profit until we have earned the percentage of total fund profit, net of fees and expenses, to which we are entitled. At the end of each reporting period, Brookfield Asset Management ULC calculates the balance of accrued carried interest that would be due to the company for each fund, pursuant to the fund agreements, as if the fair value of the underlying investments were realized as of such date, irrespective of whether such amounts have been realized. As the fair value of underlying investments varies between reporting periods, it is necessary to make adjustments to amounts recorded as accrued carried interest to reflect either (a) positive performance resulting in an increase in the accrued carried interest to the

Brookfield Asset Management ULC

Notes to Combined Consolidated Carve-out Financial Statements

(All U.S. Dollars are in Millions, Except Where Noted)

general partner or (b) negative performance that would cause the amount due to the company to be less than the amount previously recognized as revenue, resulting in a negative adjustment to the accrued carried interest to the general partner. These adjustments are recorded in the statements of operations as unrealized carried interest allocations in Investment income. In each scenario, it is necessary to calculate the accrued carried interest on cumulative results compared to the accrued carried interest recorded to date and make the required positive or negative adjustments. Brookfield Asset Management ULC ceases to record negative carried interest once previously accrued carried interest for such fund have been fully reversed. The company is not obligated to pay guaranteed returns or hurdles, and therefore, cannot have negative carried interest over the life of a fund. Accrued carried interest as of the reporting date are reflected in Investments on the combined consolidated carve-out balance sheets.

Carried interest is realized when an underlying investment is profitably disposed of and the fund’s cumulative returns are in excess of the preferred return or, in limited instances, after certain thresholds for return of capital are met. Carried interest is subject to claw back to the extent that the carried interest received to date exceeds the amount due to the company based on cumulative results. The accrual for potential repayment of previously received carried interest would represent amounts previously paid to the asset management business that would need to be repaid to the BSREP and BPREP funds if these funds were to be liquidated based on the fair value of their underlying investments. This amount is estimated to be $nil for all periods presented and as a result no clawback provision has been recognized in these financial statements.

Principal investments include the unrealized and realized gains and losses on Brookfield Asset Management ULC’s principal investments, including its investments in the funds that are not consolidated and receive pro-rata allocations, its equity method investments, and other principal investments. Income (loss) on principal investments is realized when the company redeems all or a portion of its investment or when the company receives cash income, such as dividends or distributions. Unrealized income (loss) on principal investments results from changes in the fair value of the underlying investment as well as the reversal of unrealized gain (loss) at the time an investment is realized.

Interest and dividend revenue — Interest and dividend revenue comprises primarily of interest and dividend income earned on principal investments not accounted for under the equity method held by Brookfield Asset Management ULC.

Fair Value of Financial Instruments

GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value. Market price observability is affected by a number of factors, including the type of financial instrument, the characteristics specific to the financial instrument and the state of the marketplace, including the existence and transparency of transactions between market participants. Financial instruments with readily available quoted prices in active markets generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Financial instruments measured and reported at fair value are classified and disclosed based on the observability of inputs used in the determination of fair values, as follows:

•

Level I — Quoted prices are available in active markets for identical financial instruments as of the reporting date. The types of financial instruments in Level I include listed equities and mutual funds with quoted prices. Brookfield Asset Management ULC does not adjust the quoted price for these investments, even in situations where the company holds a large position and a sale could reasonably impact the quoted price.

Brookfield Asset Management ULC

Notes to Combined Consolidated Carve-out Financial Statements

(All U.S. Dollars are in Millions, Except Where Noted)

•

Level II — Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies.

•

Level III — Pricing inputs are unobservable for the financial instruments and includes situations where there is little, if any, market activity for the financial instrument. The inputs into the determination of fair value require significant management judgment or estimation.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given financial instrument is based on the lowest level of input that is significant to the fair value measurement. Brookfield Asset Management ULC’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument.

Level II Valuation Techniques

Financial instruments classified within Level II of the fair value hierarchy are comprised of certain equity securities.

The valuation techniques used to value financial instruments classified within Level II of the fair value hierarchy are as follows:

•

Equity Securities are valued on the basis of prices from an orderly transaction between market participants provided by reputable dealers or pricing services. In determining the value of a particular investment, the company may use certain information with respect to quotations from dealers, pricing matrices and market transactions in comparable investments and various relationships between investments. The valuation of certain equity securities is based on an observable price for an identical security adjusted for the effect of a restriction that is embodied in the security.

Level III Valuation Techniques

In the absence of observable market prices, Brookfield Asset Management ULC values its investments using valuation methodologies applied on a consistent basis. For some investments little market activity may exist; management’s determination of fair value is then based on the best information available in the circumstances and may incorporate management’s own assumptions and involves a significant degree of judgment, taking into consideration a combination of internal and external factors, including the appropriate risk adjustments for non-performance and liquidity risks.

Real estate investments — Brookfield Asset Management ULC uses both the discounted cash flow method or the direct capitalization method to value the real estate investments held in consolidated funds. Valuations may be derived by referencing to observable valuation measures for comparable assets and recent market transactions, adjusted for asset specific factors. Where a discounted cash flow method is used, a terminal value is derived by referencing to a stabilized exit EBITDA and a capitalization rate.

Credit investments — The company uses the discounted cash flow method to value credit investments that are not publicly traded or whose market prices are not readily available. The discounted cash flow method projects the expected cash flows of the debt instrument based on contractual terms, and discounts such cash flows back to the valuation date using a market-based yield. The market-based yield is estimated using yields of similar publicly traded debt instruments, subject to a liquidity discount.

Brookfield Asset Management ULC

Notes to Combined Consolidated Carve-out Financial Statements

(All U.S. Dollars are in Millions, Except Where Noted)

Investments

Investments include (i) investments held by funds which Brookfield Asset Management ULC controls and consolidates and the company’s ownership interests (typically general partner interests) in nonconsolidated funds which are accounted for as equity method investments.

(i) Investments at fair value under Consolidated Funds

Investments held by consolidated funds mainly comprise of various common stocks as disclosed in Note 3 and interest in consolidated funds whereby such investments are measured at fair value. Upon the sale of a security or other investment, the realized net gain or loss is computed on a weighted average cost basis, which computes the realized net gain or loss on a first in, first out basis. Securities transactions are recorded on a trade date basis.

(ii) Company’s ownership interests in funds accounted for as equity method investments

Brookfield Asset Management ULC accounts for its economic and general partner interests in Oaktree Capital Group, LLC (“Oaktree”) and other affiliates, respectively, whereby it has significant influence using the equity method of accounting. The carrying value of equity method investments is determined based on amounts invested by the company, adjusted for the equity in earnings or losses of the investee (including unrealized carried interest) allocated based on the respective partnership agreement, less distributions received. Brookfield Asset Management ULC evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable. Refer to Note 3 for Equity accounted investments.

Cash and Cash Equivalents

Cash and cash equivalents represents cash on hand, cash held in banks, money market funds and liquid investments with original maturities of three months or less. Interest income from cash and cash equivalents is recorded in Interest and dividend revenue in the combined consolidated carve-out statement of operations.

Foreign Currency

The U.S. dollar is the functional and presentation currency of the company. Brookfield Asset Management ULC consolidates a number of entities that have a non-U.S. dollar functional currency. Each of the company’s subsidiaries and associates determines its own functional currency and items included in the consolidated financial statements of each subsidiary and associate are measured using that functional currency. Assets and liabilities of foreign operations having a functional currency other than the U.S. dollar are translated at the rate of exchange prevailing at the reporting date and revenues and expenses at average rates during the period. Gains or losses on translation are accumulated as a component of equity. On the disposal of a foreign operation, or the loss of control, joint control or significant influence, the component of accumulated other comprehensive income relating to that foreign operation is reclassified to net income in the combined consolidated carve-out statement of operations. Gains or losses on foreign currency denominated balances and transactions that are designated as hedges of net investments in these operations are reported in the same manner.

Foreign currency-denominated monetary assets and liabilities of the company are translated using the rate of exchange prevailing at the reporting date, and non-monetary assets and liabilities measured at fair value are translated at the rate of exchange prevailing at the date when the fair value was determined. Revenues and expenses are measured at average rates during the period. Gains or losses on translation of these items are

Brookfield Asset Management ULC

Notes to Combined Consolidated Carve-out Financial Statements

(All U.S. Dollars are in Millions, Except Where Noted)

included in net income. Gains or losses on transactions that hedge these items are also included in net income in the combined consolidated carve-out statement of operations. Foreign currency denominated non-monetary assets and liabilities, measured at historic cost, are translated at the rate of exchange at the transaction date.

Compensation, benefits and fund operating expenses — Compensation and carried interest compensation

Compensation — Compensation consists of (a) salary and bonus, and benefits paid and payable to employees and (b) equity-based compensation associated with the grants of equity-based awards to employees. Compensation cost relating to the issuance of equity-based awards to senior management and employees is accounted for in accordance with ASC 718, Compensation — Stock Compensation, which measures the awards at fair value at the grant date and expensed over the vesting period, taking into consideration expected forfeitures, except in the case of (a) equity-based awards that do not require future service, which are expensed immediately. Cash settled equity-based awards and awards settled in a variable number of shares are classified as liabilities and are remeasured at the end of each reporting period.

Carried Interest Compensation — Carried interest compensation consists of compensation paid associated with realized carried interest or to be paid based on unrealized carried interest on a fund-by-fund basis and is based on performance. Such compensation expense is subject to both positive and negative adjustments.

General, Administrative and Other Expenses

General, administrative and other primarily includes professional fees, occupancy, depreciation and amortization, travel, information technology and administration expenses.

Other Income (Expenses)

Other income (expenses) in the combined consolidated carve-out statement of operations include net unrealized gains (losses) resulting from changes in the fair value of the company’s investments in common shares in addition to investments in its sponsored funds.

Income Taxes

The company is a corporation incorporated under the provincial laws of British Columbia and is subject to Canadian federal and provincial income taxes.

Income taxes are accounted for using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis, using tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

For a particular tax paying component of an entity and within a particular tax jurisdiction, deferred tax assets and liabilities are offset and presented as a single amount in the accompanying combined consolidated carve-out balance sheet.

The company analyzes its tax filing positions in all jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. Tax benefits associated with actual or expected income tax

Brookfield Asset Management ULC

Notes to Combined Consolidated Carve-out Financial Statements

(All U.S. Dollars are in Millions, Except Where Noted)

positions are recognized when the “more likely than not” recognition threshold is met. The tax benefits are measured at the largest amount of benefit that is greater than 50% likely to be realized upon settlement with the related tax authority.

The company recognizes accrued interest and penalties related to uncertain tax positions within the provision for income taxes in the consolidated statement of operations.

Related parties

In the normal course of operations, Brookfield Asset Management ULC enters into various transactions on market terms with related parties, including amounts in Due from/to affiliates. The company and its subsidiaries may also transact with entities that share a common parent. Amounts owed to and by associates and joint ventures are not eliminated on consolidation. See Note 11 for further detail.

Dividends

Dividends are reflected in the combined consolidated carve-out financial statements when declared.

Recent accounting pronouncements

Brookfield Asset Management ULC considers the applicability and impact of all accounting standard updates (“ASUs”) issued by the Financial Accounting Standards Board (“FASB”). ASUs not listed below were assessed and either determined to be not applicable or expected to have minimal impact on the company’s combined consolidated carve-out financial statements.

In March 2020, the FASB issued ASU 2020-04 “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” ASU 2020-04 provides optional expedients and exceptions to GAAP requirements for modifications on debt instruments, leases, derivatives, and other contracts, related to the expected market transition from LIBOR, and certain other floating rate benchmark indices (collectively, “IBORs”) to alternative reference rates. ASU 2020-04 generally considers contract modifications related to reference rate reform to be an event that does not require contract remeasurement at the modification date nor a reassessment of a previous accounting determination. In January 2021, the FASB issued ASU 2021-01 “Reference Rate Reform (Topic 848): Scope.” ASU 2021-01 clarifies that the practical expedients in ASU 2020-04 apply to derivatives impacted by changes in the interest rate used for margining, discounting, or contract price alignment. The guidance in ASU 2020-04 is optional and may be elected over time, through December 31, 2022, as reference rate reform activities occur. Once ASU 2020-04 is elected, the guidance must be applied prospectively for all eligible contract modifications. Brookfield Asset Management ULC has not adopted any of the optional expedients or exceptions as of December 31, 2021, but will continue to evaluate the possible adoption of any such expedients or exceptions during the effective period as circumstances evolve.

In October 2021, the FASB issued ASU 2021-08 “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” to add contract assets and contract liabilities from contracts with customers acquired in a business combination to the list of exceptions to the fair value recognition and measurement principles that apply to business combinations, and instead require them to be accounted for in accordance with revenue recognition guidance. The new guidance is mandatorily effective for the company on January 1, 2023 and applied prospectively, with early adoption permitted. Brookfield Asset Management ULC is currently evaluating the new guidance.

Brookfield Asset Management ULC

Notes to Combined Consolidated Carve-out Financial Statements

(All U.S. Dollars are in Millions, Except Where Noted)

3.	INVESTMENTS

Investments, including consolidated fund investments measured at fair value and equity accounted investments, consist of the following:

AS AT DECEMBER 31	2021	2020
Common shares (a)	$1,409	$1,508
Loans and notes receivable (b)	187	821
Investments in affiliates (c)	6,204	3,780
Preferred shares (d)	1,557	725
Accrued carried interest (e)	676	377
Equity accounted investments (f)
Equity interest in Oaktree	3,790	3,737
Equity interest in other affiliates	14	12

Total equity accounted investments	3,804	3,749

Total	$13,837	$10,960

Where appropriate, the accounting for Brookfield Asset Management ULC’s investments incorporates the changes in fair value of those investments.

(a)

Common shares primarily represents investments of $648 million in Brookfield Property Partners L.P. (2020 - $1.1 billion), $919 million in BAM Exchange LP (2020 - $nil) and a $206 million investment in a single-security private fund vehicle (2020 - $289 million). Common share investments are carried at fair value with changes in fair value recorded on the combined consolidated carve-out statements of operations in Other incomes (expenses), net.

(b)

As of December 31, 2021, the loans and notes receivable outstanding primarily represent short term credit facilities issued to support working capital requirements at our managed private funds. In 2020, the loans and notes receivable balance is primarily comprised of a 5-year outstanding loan with an interest rate of 7.8%.

(c)

Investments in affiliates represents strategic investments made by Brookfield Asset Management ULC in its sponsored funds, which are consolidated and measured at fair value. As of December 31, 2021, this balance is primarily comprised of an interest in Brookfield Strategic Real Estate Fund III (“BSREP III”) of $5.6 billion (2020 - $3.5 billion).

(d)

Investments in preferred shares relate to a $1.0 billion investment in Series D preferred shares issued by BPR Retail Holdings (2020 - $nil) as well as investments in non-traded preferred shares of other affiliated entities.

(e)

Accrued carried interest represents the carried interest that would be due to the company for each fund, pursuant to the fund agreements, as if the fair value of the underlying investments were realized as of the reporting date, irrespective of whether such amounts have been realized.

(f)

Brookfield Asset Management ULC’s equity method investments include a 61% economic interest in Oaktree, acquired on September 30, 2019, as well as a number of general partner (“GP”) investments in our private funds and associated accrued carried interest. Despite a 61% economic interest, as a result of limited board representation (less than 50%) and other contractual agreements Brookfield Asset Management ULC has significant influence, but not control, over Oaktree’s financial and operating policies.

Brookfield Asset Management ULC recognized in Share of income from equity accounted investments net gains associated with its interest in the Oaktree Opcos accounted for under the equity method of $158 million, $44 million and $20 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Brookfield Asset Management ULC

Notes to Combined Consolidated Carve-out Financial Statements

(All U.S. Dollars are in Millions, Except Where Noted)

The summarized financial information of the company’s equity method investment in Oaktree Opcos are as follows:

AS AT DECEMBER 31	2021	2020
Investments	$12,766	$9,090
Assets	14,733	11,062
Liabilities	11,573	9,816
Non-controlling interest	2,182	553
Capital	978	693

FOR THE YEARS ENDED DECEMBER 31	2021	2020	2019
Revenues	$2,279	$1,204	$344
Expenses	(1,482)	(985)	(271)
Net income	797	219	73
Net income attributable to non-controlling interest	403	44	14
Net income to unitholders	394	175	59

The summarized financial information of the Brookfield Asset Management ULC’s equity method investments in its private funds are as follows:

AS AT DECEMBER 31	2021	2020
Investments	$12,256	$9,406
Assets	12,444	9,541
Liabilities	1,650	963
Capital	10,588	8,570

FOR THE YEARS ENDED DECEMBER 31	2021	2020	2019
Revenues	$2,637	$193	$371
Expenses	(168)	(115)	(95)
Net income	2,468	77	276
Net income to unitholders	2,468	77	276

4.	FAIR VALUE MEASUREMENTS OF FINANCIAL INSTRUMENTS

Fair value approximates carrying value for the following financial assets that are not measured at fair value on the combined consolidated carve-out financial statements: accounts receivable and other, accounts payable and other, accrued carried interest, and redeemable non-controlling interest.

Brookfield Asset Management ULC

Notes to Combined Consolidated Carve-out Financial Statements

(All U.S. Dollars are in Millions, Except Where Noted)

The following tables summarize the fair value hierarchy of financial assets and liabilities of Brookfield Asset Management ULC that are measured at fair value as at December 31, 2021 and 2020:

AS AT DECEMBER 31, 2021	Level I	Level II	Level III	Total
Assets
Cash and Cash Equivalents	$2,494	$—	$—	$2,494
Investments (note 3)
Common shares	91	670	648	1,409
Investments in affiliates	—	—	6,204	6,204
Preferred shares	—	—	1,557	1,557
Loans and notes receivable	—	—	187	187

Total Investments	91	670	8,596	9,357
Loans to related parties (note 11)	—	—	358	358

Total Assets	$2,585	$670	$8,954	$12,209

Liabilities
Accounts payable and other	$—	$—	$69	$69
Borrowings from related parties (note 11)	—	—	4,102	4,102

Total Liabilities	$—	$—	$4,171	$4,171

AS AT DECEMBER 31, 2020	Level I	Level II	Level III	Total
Assets
Cash and Cash Equivalents	$2,101	$—	$—	$2,101
Investments (note 3)
Common shares	1,219	289	—	1,508
Investments in affiliates	—	—	3,780	3,780
Preferred shares	—	—	725	725
Loans and notes receivable	—	—	821	821

Total Investments	1,219	289	5,326	6,834
Loans to related parties (note 11)	—	—	986	986

Total Assets	$3,320	$289	$6,312	$7,820

Liabilities
Accounts payable and other	$—	$—	$35	$35
Borrowings from related parties (note 11)	—	—	4,781	4,781

Total Liabilities	$—	$—	$4,816	$4,816

Brookfield Asset Management ULC

Notes to Combined Consolidated Carve-out Financial Statements

(All U.S. Dollars are in Millions, Except Where Noted)

The fair value measurement of items categorized in Level III of the fair value hierarchy is subject to valuation uncertainty arising from the use of significant unobservable inputs. The significant unobservable inputs used in the fair value measurement of financial assets and liabilities recurringly measured at fair value are discount rates and capitalization rates. Significant increases (decreases) in these inputs in isolation would have resulted in a significantly lower (higher) fair value measurement. The following tables summarize the quantitative inputs and assumptions used for items categorized in Level III of the fair value hierarchy as of December 31, 2021 and 2020:

Type of Asset/Liability	Fair Value	Valuation Techniques	Unobservable Inputs	Ranges	Weighted- Average (a)	Impact to valuation from an increase in input
Common shares	$648	See note (b)	N/A	N/A	N/A	N/A
Investment in affiliates	6,204	Discounted cash flows	Discount rate	7% - 22%	8.4%	Lower
		Direct capitalization method	Capitalization rate	4.3% - 21%	5.5%	Lower
Preferred shares	1,557	Discounted Cash Flows	Discount Rate	4.5% - 6.0%	5.6%	Lower
Loans and notes receivable	187	Discounted Cash Flows	Discount Rate	L+ 225bps	L+225bps	Lower
Loans to related parties	358	Discounted Cash Flows	Discount Rate	2.5% - 6.5%	4.2%	Lower
Accounts payable and other	69	See note (c)	N/A	N/A	N/A	N/A
Borrowings from related parties	4,102	Discounted Cash Flows	Discount Rate	4.9% - 6%	5.8%	Lower

Type of Asset/Liability	Fair Value	Valuation Techniques	Unobservable Inputs	Ranges	Weighted- Average (a)	Impact to Valuation from an increase in input
Investment in affiliates	3,780	Discounted cash flows	Discount rate	6.4% - 12.1%	7.5%	Lower
		Direct capitalization method	Capitalization rate	4.5% - 7%	5.5%	Lower
Loans and notes receivable	821	Discounted Cash Flows	Discount Rate	7.8%	7.8%	Lower
Preferred shares	725	Discounted Cash Flows	Discount Rate	4.5% - 5.0%	4.7%	Lower
Due from related parties	986	Discounted Cash Flows	Discount Rate	6.5% - 7.8%	6.8%	Lower
Accounts payable and other	35	See note (c)	N/A	N/A	N/A	N/A
Due to related parties	4,781	Discounted Cash Flows	Discount Rate	4.9% - 7.3%	6.0%	Lower

(a)	Unobservable inputs were weighted based on the fair value of the investments included in the range.
(b)

Common shares relate to Brookfield Asset Management ULC’s investment in BPY units, which are being recorded at fair value on the combined consolidated carve-out balance sheet based on the value of units on privatization of BPY in July 2021. The value on privatization of BPY represents the most recent, independently validated and observable market price for the units.

Brookfield Asset Management ULC

Notes to Combined Consolidated Carve-out Financial Statements

(All U.S. Dollars are in Millions, Except Where Noted)

(c)

Accounts payable and other liabilities recorded at fair value and categorized in Level III relate to a put option held by shareholders of Oaktree that are not related to the Corporation or Brookfield Asset Management ULC to sell their shares using a prescribed valuation methodology in exchange for cash, Class A shares of the Corporation or other forms of consideration at the discretion of Brookfield Asset Management ULC. The fair value of this instrument is determined quarterly using a Monte Carlo simulation and various inputs prepared by management.

During the year ended December 31, 2021, there have been no changes in valuation techniques within Level II and Level III that have had a material impact on the valuation of financial instruments.

The following tables summarize the changes in financial assets and liabilities measured at fair value for which the company has used Level III inputs to determine fair value and does not include gains or losses that were reported in Level III in prior years or for instruments that were transferred out of Level III prior to the end of the respective reporting period. These tables also exclude financial assets and liabilities measured at fair value on a non-recurring basis. Total realized and unrealized gains and losses recorded for Level III investments are reported in Other income (expenses) in the combined consolidated carve-out statements of operations.

FOR THE YEAR ENDED DECEMBER 31 2021	Common shares	Investment in affiliates	Preferred shares	Loans and notes receivable	Loans to related parties	Borrowings from parties
Balance, beginning of period	$—	$3,780	$725	$821	$986	$4,781
Transfer into Level III (a)	648	—	—	—	—	—
Net Purchases (redemptions)	—	1,475	832	(634)	(628)	(679)
Gains included in earnings	—	949	—	—	—	—

Balance, end of period	$648	$6,204	$1,557	$187	$358	$4,102

(a)

Transfer into Level III related to the privatization of Brookfield Property Partners on July 26, 2021. As the BPY units ceased to have a publicly observable trading price from the date of the privatization the value of these units was transferred to Level III .

FOR THE YEAR ENDED DECEMBER 31, 2020	Investment in affiliates	Preferred shares	Loans and notes receivable	Loans to related parties	Borrowings from parties
Balance, Beginning of Period	$2,886	$—	$961	$992	$5,437
Net Purchases (Redemptions)	644	725	(140)	(6)	(656)
Changes in Gains (Losses) Included in Earnings	250	—	—	—	—

Balance, End of Period	$3,780	$725	$821	$986	$4,781

5.	REVENUE

Brookfield Asset Management ULC focuses on a number of investment strategies, specifically renewable power and transition, infrastructure, private equity, real estate and credit, operating in various markets including the United States, Canada, and the rest of the world.

Brookfield Asset Management ULC

Notes to Combined Consolidated Carve-out Financial Statements

(All U.S. Dollars are in Millions, Except Where Noted)

The following sets out revenue disaggregated by investment strategy:

FOR THE YEAR ENDED DECEMBER 31, 2021 (MILLIONS)	Renewable Power and Transition	Infrastructure	Private Equity	Real Estate	Credit and other	Total
Management and advisory fees, net	$388	$584	$175	$569	$235	$1,951
Incentive distributions	80	206	—	29	—	315
Performance fees	—	—	157	—	—	157

FOR THE YEAR ENDED DECEMBER 31, 2020 (MILLIONS)	Renewable Power and Transition	Infrastructure	Private Equity	Real Estate	Credit and other	Total
Management and advisory fees, net	$250	$615	$182	$348	$191	$1,586
Incentive distributions	65	183	—	58	—	306

FOR THE YEAR ENDED DECEMBER 31, 2019 (MILLIONS)	Renewable Power and Transition	Infrastructure	Private Equity	Real Estate	Credit and other	Total
Management and advisory fees, net	$148	$516	$188	$365	$177	$1,394
Incentive distributions	50	158	—	54	—	262

6.	INCOME TAXES

The income before provision (benefit) for taxes consists of the following:

FOR THE YEARS ENDED DECEMBER 31	2021	2020	2019
Income before provision (benefit) for taxes
Canadian	$1,342	$585	$1,056
Foreign	1,990	198	666

Total	$3,332	$783	$1,722

The provision (benefit) for taxes consist of the following:

FOR THE YEARS ENDED DECEMBER 31	2021	2020	2019
Current
Canadian	$125	$132	$111
Foreign	63	45	19

Total provision for current tax	188	177	130
Canadian	79	(41)	28
Foreign	237	90	(533)

Total provision (benefit) for deferred tax	316	49	(505)

Provision (benefit) for taxes	$504	$226	$(375)

The company’s Canadian statutory income tax rate has remained consistent at 27% throughout 2021, 2020 and 2019.

Brookfield Asset Management ULC

Notes to Combined Consolidated Carve-out Financial Statements

(All U.S. Dollars are in Millions, Except Where Noted)

The company’s effective income tax rate is different from the company’s statutory income tax rate due to the following differences set out below:

FOR THE YEARS ENDED DECEMBER 31	2021	2020	2019
Statutory income tax rate	27%	27%	27%
(Reduction) increase in rate resulting from:
Incentive distributions	(3)	(9)	(4)
International operations subject to different tax rates	—	1	1
Taxable income attributable to non-controlling interests	(8)	(6)	(3)
Portion of gains subject to different tax rates	(1)	13	(1)
Change in valuation allowance	—	—	(36)
Other	—	3	(6)

Effective income tax rate	15%	29%	(22)%

A summary of the tax effects of the temporary differences is as follows:

AS AT DECEMBER 31	2021	2020
Assets
Losses (Canada)	$43	$47
Losses (Foreign)	1,872	1,903
Investment basis differences/net unrealized gains and losses	353	290

	2,268	2,240
Valuation allowance	—	—

Deferred income tax assets net of valuation allowance	2,268	2,240
Liabilities
Investment basis differences/net unrealized gains and losses	700	472

Deferred income tax liabilities	700	472

As of December 31, 2021, the company has Canadian non-capital loss carryforwards of $160 million (As at December 31, 2020 – $180 million) that will begin to expire in 2037, and foreign net operating loss carryforwards of $9 billion (2020 – $9 billion) that expire after 2026.

As of December 31, 2021, the company has accumulated undistributed earnings generated by certain foreign subsidiaries, which it intends to indefinitely reinvest and have not recorded any deferred taxes with respect to outside tax basis difference on these subsidiaries.

As of December 31, 2021, 2020 and 2019 the company did not have any material unrecognized tax benefits related to uncertain tax positions.

The company files its tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the company is subject to examination by Canadian and foreign tax authorities. As of December 31, 2021, the company’s Canadian income tax returns for the years 2017 through 2021 are open under the normal four-year statute of limitations and therefore subject to examination. Certain subsidiaries’ tax returns for 2018 through 2020 are currently subject to examination.

Brookfield Asset Management ULC

Notes to Combined Consolidated Carve-out Financial Statements

(All U.S. Dollars are in Millions, Except Where Noted)

7.	EQUITY-BASED COMPENSATION

The Corporation has granted equity-based compensation awards to certain employees and non-employee directors of Brookfield Asset Management ULC under a number of compensation plans (the “Equity Plans”). The Equity Plans provide for the granting of share options, restricted shares and escrowed shares which may contain certain service or performance requirements of the Corporation.

The expense recognized for share-based compensation is summarized in the following table:

FOR THE YEARS ENDED DECEMBER 31	2021	2020	2019
Expense arising from equity-settled share-based payment transactions	$53	$39	$30
Expense arising from cash-settled share-based payment transactions	98	12	96

Total expense arising from share-based payment transactions	$151	$51	$126

The share-based payment plans are described below. There were no cancellations of or modifications to any of the plans during 2021, 2020 or 2019.

Management Share Option Plan

Options issued under the Corporation’s Management Share Option Plan (“MSOP”) vest over a period of up to five years, expire ten years after the grant date and are settled through issuance of Class A shares of the Corporation. The exercise price is equal to the market price at the grant date. For the year ended December 31, 2021, the total expense incurred with respect to MSOP totaled $12 million (2020 – $11 million).

The change in the number of options during 2021 and 2020 were as follows:

	Number of Options (000’s)	Weighted- Average Exercise Price
Outstanding as at January 1, 2021	17,907	$26.05
Granted	1,867	43.43
Exercised	(2,275)	18.41

Outstanding as at December 31, 2021	17,499	$28.89

	Number of Options (000’s)	Weighted- Average Exercise Price
Outstanding as at January 1, 2020	18,805	$22.48
Granted	1,862	45.21
Exercised	(2,760)	14.70

Outstanding as at December 31, 2020	17,907	$26.05

Brookfield Asset Management ULC

Notes to Combined Consolidated Carve-out Financial Statements

(All U.S. Dollars are in Millions, Except Where Noted)

The weighted-average fair value of options granted for the year ended December 31, 2021 was $6.97 (2021 - $5.54), and was determined using the Black-Scholes valuation model, with inputs to the model as follows:

FOR THE YEARS ENDED DECEMBER 31	Unit	2021	2020
Weighted-average share price	US$	43.43	45.21
Average term to exercise	Years	7.50	7.50
Share price volatility[1]	%	24.40	17.00
Liquidity discount	%	25.00	25.00
Weighted-average annual dividend yield	%	1.70	1.50
Risk-free rate	%	1.00	1.40

1.	Share price volatility was determined based on historical share prices over a similar period to the average term to exercise.

Escrowed Stock Plan

The Escrowed Stock Plan (the “ES Plan”) provides executives with indirect ownership of Class A shares of the Corporation. Under the ES Plan, executives are granted common shares (the “ES Shares”) in one or more private companies that own Class A shares of the Corporation. The Class A shares are purchased on the open market with the purchase cost funded by the Corporation. The ES shares generally vest over five years and must be held to the fifth anniversary of the grant date. At a date no more than ten years from the grant date, all outstanding ES shares will be exchanged for Class A shares issued by the Corporation based on the market value of Class A shares at the time of the exchange. The number of Class A shares issued on exchange will be less than the Class A shares purchased under the ES Plan resulting in a net reduction in the number of Class A shares issued by the Corporation.

For the year ended December 31, 2021, the total expense incurred with respect to the ES Plan totaled $8 million (2020 – $6 million)

The weighted-average fair value of escrowed shares granted for the year ended December 31, 2021 was $6.99 (2020 – $5.54), and was determined using the Black-Scholes model of valuation with inputs to the model as follows:

FOR THE YEARS ENDED DEC. 31	Unit	2021	2020
Weighted-average share price	US$	43.53	45.21
Average term to exercise	Years	7.5	7.5
Share price volatility[1]	%	24.4	17.0
Liquidity discount	%	25.0	25.0
Weighted-average annual dividend yield	%	1.6	1.5
Risk-free rate	%	1.0	1.4

1.	Share price volatility was determined based on historical share prices over a similar period to the average term to exercise.

Brookfield Asset Management ULC

Notes to Combined Consolidated Carve-out Financial Statements

(All U.S. Dollars are in Millions, Except Where Noted)

The changes in the number of ES shares during 2021 and 2020 were as follows:

	Number of Units (000’s)	Weighted- Average Exercise Price
Outstanding as at January 1, 2021	$9,489	$28.78
Granted	1,209	43.53
Exercised	(337)	16.81
Cancelled	—	—

Outstanding as at December 31, 2021	$10,361	$30.89

	Number of Units (000’s)	Weighted- Average Exercise Price
Outstanding as at January 1, 2020	8,694	$25.92
Granted	1,314	45.21
Exercised	(519)	22.50
Cancelled	—	—

Outstanding as at December 31, 2020	9,489	$28.78

Restricted Stock Plan

The Restricted Stock Plan awards executives with Class A shares of the Corporation purchased on the open market (“Restricted Shares”). Under the Restricted Stock Plan, Restricted Shares awarded vest over a period of up to five years, except for Restricted Shares awarded in lieu of a cash bonus, which may vest immediately. Vested and unvested Restricted Shares are subject to a hold period of up to five years. Holders of Restricted Shares are entitled to vote Restricted Shares and to receive associated dividends. Employee compensation expense for the Restricted Stock Plan is charged against income over the vesting period.

During 2021, the Corporation granted 1.1 million Class A shares pursuant to the terms and conditions of the Restricted Stock Plan, resulting in the recognition of $33 million (2020 – $22 million) of compensation expense.

Deferred Share Unit Plan and Restricted Share Unit Plan

The Deferred Share Unit Plan and Restricted Share Unit Plan provide for the issuance of DSUs and RSUs, respectively. Under these plans, qualifying employees and directors receive varying percentages of their annual incentive bonus or directors’ fees in the form of DSUs and RSUs. The DSUs and RSUs vest over periods of up to five years, and DSUs accumulate additional DSUs at the same rate as dividends on Class A shares of the Corporation based on the market value of the Class A shares of the Corporation at the time of the dividend. Participants are not allowed to convert DSUs and RSUs into cash until retirement or cessation of employment.

The value of the DSUs, when converted to cash, will be equivalent to the market value of the Class A shares of the Corporation at the time the conversion takes place. The value of the RSUs, when converted into cash, will be equivalent to the difference between the market price of equivalent number of Class A shares of the Corporation at the time the conversion takes place and the market price on the date the RSUs are granted. The fair value of the vested DSUs and RSUs as at December 31, 2021 was $252 million (2021 - $234 million).

Employee compensation expense for these plans is charged against income over the vesting period of the DSUs and RSUs. The amount payable in respect of vested DSUs and RSUs changes as a result of dividends and share

Brookfield Asset Management ULC

Notes to Combined Consolidated Carve-out Financial Statements

(All U.S. Dollars are in Millions, Except Where Noted)

price movements. All of the amounts attributable to changes in the amounts payable by the company are recorded as employee compensation expense in the period of the change. For the year ended December 31, 2021, employee compensation expense totaled $98 million (2020 - $12 million, 2019 - $96 million).

8.	ACCOUNTS RECEIVABLE AND OTHER

AS AT DECEMBER 31	2021	2020
Accounts receivable	$26	$54
Prepaid expenses	40	52
Other assets	158	186

Accounts receivable and other	$224	$292

Other assets is primarily made up of tax recoveries not yet collected.

9.	ACCOUNTS PAYABLE AND OTHER

AS AT DECEMBER 31	2021	2020
Accounts payable	$561	$611
Accrued liabilities	1,237	876
Other liabilities	234	270

Accounts payable and other	$2,032	$1,757

Other liabilities are primarily comprised of current taxes payable and accrued bonuses.

10.	GOODWILL AND INTANGIBLE ASSETS

The carrying value of Goodwill was $249 million as of December 31, 2021 ($249 million as of December 31, 2020). At December 31, 2021 and 2020, the company determined there was no evidence of goodwill impairment.

Intangible assets, net consists of the following:

AS AT DECEMBER 31	2021	2020
Contractual customer relationships	$82	$87
Accumulated amortization	(18)	(16)

Intangible Assets, Net	$64	$71

Changes in intangible assets, net consists of the following:

AS AT DECEMBER 31	2021	2020
Balance, beginning of year	$71	$123
Amortization	(2)	(6)
Impairment and other	(5)	(46)

Balance, end of year	$64	$71

Brookfield Asset Management ULC

Notes to Combined Consolidated Carve-out Financial Statements

(All U.S. Dollars are in Millions, Except Where Noted)

Intangible assets consist of acquired contractual rights to earn future fee income, which have a weighted-average amortization period of 10 years. Amortization of intangible assets held at December 31, 2021 is expected to be $5 million, $3 million, $3 million, $3 million, and $3 million for each of the years ending December 31, 2022, 2023, 2024, 2025 and 2026, respectively. The impairment of contractual customer relationships for the year ended December 31, 2020 relates to a decline in anticipated future fee income of a specific fund management entity due to fund redemptions during the period. Fair value was determined using discounted cash flows of the reporting unit and the impairment is recorded in Other income (expenses), net in the statement of operations.

11.	RELATED PARTY TRANSACTIONS

In the normal course of business, Brookfield Asset Management ULC entered into transactions with related parties and derived the majority of its revenue from the provision of asset management services to the Corporation along with its subsidiaries and operating entities. During the year ended December 31, 2021, Brookfield Asset Management ULC recorded $2.8 billion of total revenues derived from related party transactions (2020 - $1.8 billion, 2019 - $1.6 billion) on its combined consolidated carve-out statement of operations.

In the normal course of business, Brookfield Asset Management ULC entered into transactions with related parties by providing, and borrowing on, short-term credit facilities, working capital facilities, as well as unsecured loans. The balances due and from these facilities are recorded as Due from affiliates and Due to affiliates on the combined consolidated carve-out balance sheets.

Due from affiliates and due to affiliates consisted of the following:

AS AT DECEMBER 31	2021	2020
Due from Affiliates
Loans to related parties — operating	$6,187	$5,551
Loans to related parties	358	986

Total	6,545	6,537

AS AT DECEMBER 31	2021	2020
Due to Affiliates
Operating payables due to related parties	$4,105	$3,513
Borrowings from related parties	4,102	4,781

Total	$8,207	$8,294

Due from affiliates

Due from affiliates of $6.5 billion (2020 - $6.5 billion) consists of $6.2 billion (2020 - $5.6 billion) of operating receivables which are comprised of asset management fees receivables, working capital facilities, and other outstanding short-term credit facilities provided to the Corporation and its subsidiaries in the normal course of business. Loans to related parties are unsecured with floating rates of L-375bps or fixed interest rates ranging from 2.5% - 6.5%. Maturities on loans to related parties range from 2023 to 2057. The loans were generally issued to finance acquisitions and fund commitments.

Brookfield Asset Management ULC

Notes to Combined Consolidated Carve-out Financial Statements

(All U.S. Dollars are in Millions, Except Where Noted)

Due to affiliates

Due to affiliates of $8.2 billion (2020 - $8.3 billion) consists of $4.1 billion (2020 - $3.5 billion) amounts payable to related parties for services received in the normal course of business including operating expenses payable as well as outstanding working capital facilities and other short-term credit facilities due. Borrowings from related parties of $4.1 billion (2020 - $4.8 billion) are unsecured with interest rates ranging from 4.9% - 6.0% and maturities of 2023 - 2047. The proceeds from the borrowings were used for general corporate purchases and to fund acquisitions.

12.	CORPORATE BORROWINGS

Brookfield Asset Management ULC’s corporate borrowings consisted of commercial papers contracted with financial institutions under normal commercial terms for short-term liquidity management. These commercial papers are unsecured with interest rates ranging from 0.3% - 0.4% and maturities of less than three months as of December 31, 2021. Brookfield Asset Management ULC did not have any corporate borrowings outstanding as of December 31, 2020.

13.	COMMITMENTS AND CONTINGENCIES

Commitments

On January 31, 2019, a subsidiary of the Corporation committed $2.8 billion to our third flagship real estate fund and has funded $1.9 billion of the total commitment as of December 31, 2021 (December 31, 2020 - $1.3 billion). Subsequent to effecting the Arrangement, the subsidiary of the Corporation that has provided this commitment will become a subsidiary of Brookfield Asset Management ULC.

Contingencies

Litigation

Brookfield Asset Management ULC may from time to time be involved in litigation and claims incidental to the conduct of its business. Brookfield Asset Management ULC’s businesses are also subject to extensive regulation, which may result in regulatory proceedings against the company.

Brookfield Asset Management ULC accrues a liability for legal proceedings only when those matters present loss contingencies that are both probable and reasonably estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued. Although there can be no assurance of the outcome of such legal actions, based on information known by management, Brookfield Asset Management ULC does not have a potential liability related to any current legal proceeding or claim that would individually or in the aggregate materially affect its results of operations, financial condition or cash flows.

14.	SUBSEQUENT EVENTS

Brookfield Asset Management ULC performed an evaluation of subsequent events through July 29, 2022, the date the combined consolidated carve-out financial statements were available to be issued, for events requiring disclosure. Brookfield Asset Management ULC did not identify any subsequent events apart from the May 12, 2022 announcement by the Corporation of its intention to separately list and distribute to shareholders a 25% interest in its asset management business as set out in Note 1.

UNAUDITED CONDENSED COMBINED CONSOLIDATED CARVE-OUT

FINANCIAL STATEMENTS OF BROOKFIELD ASSET MANAGEMENT ULC

AS AT JUNE 30, 2022 AND DECEMBER 31, 2021, AND FOR THE THREE AND

SIX MONTHS ENDED JUNE 30, 2022 AND JUNE 30, 2021

Brookfield Asset Management ULC

Condensed Combined Consolidated Carve-out Interim Balance Sheets

(Unaudited, U.S. Dollars in Millions)

AS AT JUNE 30, 2022 AND DECEMBER 31, 2021	2022	2021
Assets
Cash and cash equivalents	$2,640	$2,494
Accounts receivable and other	358	224
Due from affiliates	7,195	6,545
Investments	14,774	13,837
Property, plant and equipment, net of accumulated depreciation of $20 million and $17 million	62	48
Intangible assets, net of accumulated amortization of $9 million and $18 million	59	64
Goodwill	249	249
Deferred income tax assets	2,182	2,268

Total Assets	$27,519	$25,729

Liabilities
Accounts payable and other	$2,152	$2,032
Due to affiliates	10,363	8,207
Corporate borrowings	1,315	461
Deferred income tax liabilities	831	700

Total Liabilities	14,661	11,400

Commitments and contingencies

Redeemable non-controlling interest	4,996	4,532
Net parent investment	7,862	9,797

Total Liabilities, Redeemable non-controlling interest and Net parent investment	$27,519	$25,729

See notes to condensed combined consolidated carve-out interim financial statements.

Brookfield Asset Management ULC

Condensed Combined Consolidated Carve-out Interim Statements of Operations

(Unaudited, U.S. Dollars in Millions)

	Three Months		Six Months Ended
FOR THE PERIODS ENDED JUNE 30	2022	2021	2022	2021
Revenues
Management fee revenues
Base management and advisory fees	$581	$449	$1,168	$895
Incentive distributions	84	84	168	168
Performance fees	—	79	—	79

Total management fee revenues	665	612	1,336	1,142

Investment income
Carried interest allocations
Realized	10	—	57	14
Unrealized	153	83	105	101

Total investment income	163	83	162	115
Interest and dividend revenue	74	40	141	106
Other revenues	22	6	40	10

Total revenues	924	741	1,679	1,373
Expenses
Compensation, operating, and general and administrative expenses
Compensation and benefits	(134)	(192)	(303)	(354)
Other operating expenses	(55)	(46)	(106)	(86)
General, administrative and other	(34)	(29)	(74)	(61)

Total compensation, operating, and general and administrative expenses	(223)	(267)	(483)	(501)

Carried interest allocation compensation
Realized	(10)	(33)	(20)	(40)
Unrealized	(8)	(33)	(111)	(98)

Total carried interest allocation compensation	(18)	(66)	(131)	(138)

Interest expense paid to related parties	(43)	(23)	(85)	(70)

Total expenses	(284)	(356)	(699)	(709)
Other income (expenses), net	269	185	726	600
Share of income (loss) from equity accounted investments	87	24	155	(16)

Income before taxes	996	594	1,861	1,248
Income tax expense	(162)	(62)	(304)	(151)

Net income	834	532	1,557	1,097
Net (income) loss attributable to redeemable non-controlling interest	(166)	(118)	(541)	(256)

Net income attributable to Brookfield Asset Management ULC	$668	$414	$1,016	$841

See notes to condensed combined carve-out interim financial statements.

Brookfield Asset Management ULC

Condensed Combined Consolidated Carve-out Interim Statements of Comprehensive Income

(Unaudited, U.S. Dollars in Millions)

	Three Months Ended		Six Months Ended
FOR THE PERIODS ENDED JUNE 30	2022	2021	2022	2021
Net income	$834	$532	$1,557	$1,097
Currency translation, net of tax impact of $nil	(10)	(1)	(10)	(14)

Comprehensive income	824	531	1,547	1,083
Comprehensive income attributable to redeemable non-controlling interest	(166)	(119)	(541)	(256)

Comprehensive income attributable to Brookfield Asset Management ULC	$658	$412	$1,006	$827

See notes to condensed combined carve-out interim financial statements.

Brookfield Asset Management ULC

Condensed Combined Consolidated Carve-out Interim Statement of Changes in Net Parent Investment and Redeemable Non-Controlling Interest

(Unaudited, U.S. Dollars in Millions)

FOR THE THREE MONTHS ENDED JUNE 30, 2022	Net Parent Investment	Accumulated Other Comprehensive	Total Net Parent Investment	Redeemable Non-Controlling Interest
Balance at March 31, 2022	$10,569	$156	$10,725	$4,910
Net income	668	—	668	166
Currency translation	—	(10)	(10)	—
Contributions	279	—	279	—
Distributions	(3,800)	—	(3,800)	(80)

Balance at June 30, 2022	$7,716	$146	$7,862	$4,996

FOR THE THREE MONTHS ENDED JUNE 30, 2021	Net Parent Investment	Accumulated Other Comprehensive	Total Net Parent Investment	Redeemable Non-Controlling Interest
Balance at March 31, 2021	$10,013	$149	$10,162	$3,499
Net income	414	—	414	118
Currency translation	—	(2)	(2)	(1)
Contributions	884	—	884	—
Distributions	(2,833)	—	(2,833)	(203)

Balance at June 30, 2021	$8,478	$147	$8,625	$3,413

FOR THE SIX MONTHS ENDED JUNE 30, 2022	Net Parent Investment	Accumulated Other Comprehensive Income	Total Net Parent Investment	Redeemable Non-Controlling Interest
Balance at December 31, 2021	$9,641	$156	$9,797	$4,532
Net income	1,016	—	1,016	541
Currency translation	—	(10)	(10)	—
Contributions	1,135	—	1,135	24
Distributions	(4,076)	—	(4,076)	(101)

Balance at June 30, 2022	$7,716	$146	$7,862	$4,996

FOR THE SIX MONTHS ENDED JUNE 30, 2021	Net Parent Investment	Accumulated Other Comprehensive Income	Total Net Parent Investment	Redeemable Non-Controlling Interest
Balance at December 31, 2020	$8,942	$162	$9,104	$2,844
Net income	841	—	841	256
Currency translation	—	(15)	(15)	(2)
Contributions	1,914	—	1,914	518
Distributions	(3,219)	—	(3,219)	(203)

Balance at June 30, 2021	$8,478	$147	$8,625	$3,413

See notes to condensed combined carve-out interim financial statements.

Brookfield Asset Management ULC

Condensed Combined Consolidated Carve-out Interim Statements of Cash Flows

(Unaudited, U.S. Dollars in Millions, Except Where Noted)

	Three Months Ended		Six Months Ended
FOR THE PERIODS ENDED JUNE 30	2022	2021	2022	2021
Operating activities
Net income	$834	$532	$1,557	$1,097
Other income and expenses	(269)	(185)	(726)	(600)
Share of (income) loss from investments accounted for under the equity method	(17)	(21)	(51)	19
Depreciation and amortization	2	2	5	4
Deferred income tax expense	109	18	189	58
Stock based equity awards	(129)	(3)	6	94
Unrealized carried interest allocation, net	(165)	(60)	6	(3)
Net change in working capital items	1,870	1,655	1,461	1,036
Other non-cash operating items	432	102	(179)	(297)

Net cash provided from operating activities	2,667	2,040	2,268	1,408

Investing activities
Acquisitions
Property, plant and equipment	(2)	—	(19)	—
Investments accounted for under the equity method	(194)	—	(199)	(12)
Investments and other	(266)	(435)	(266)	(1,038)
Disposition of investments and other	126	822	410	1,081
Restricted cash and deposits	(3)	(2)	(3)	(2)

Net cash used in investing activities	(339)	385	(77)	29

Financing activities
Corporate borrowings drawn, net	959	—	854	—
Issuance of related party loans	110	247	365	532
Repayment of related party loans	(1)	(36)	(73)	(115)
Capital repaid to parent	(3,050)	(1,964)	(2,695)	(1,290)
Contributions from redeemable non-controlling interest	166	379	166	896
Capital repaid to redeemable non-controlling interest	(266)	(566)	(266)	(566)
Distributions to parent	(179)	(204)	(386)	(527)
Distributions to redeemable non-controlling interest	(4)	(21)	(8)	(23)

Net cash used in financing activities	(2,265)	(2,165)	(2,043)	(1,093)

Cash and cash equivalents
Change in cash and cash equivalents	63	260	148	344
Effect of exchange rate changes on cash and cash equivalents	—	1	(2)	(1)
Balance, beginning of period	2,577	2,183	2,494	2,101

Balance, end of period	2,640	2,444	2,640	2,444

Supplemental disclosure of cash flow information
Net change in working capital balances
Accounts receivable and other	(79)	(86)	(134)	(91)
Accounts payable and other	136	263	153	290
Due from affiliates	(203)	499	(732)	(75)
Due to affiliates	2,016	979	2,174	912
Payments for interest	43	23	85	70
Payments for income taxes	55	45	115	93

See notes to condensed combined carve-out interim financial statements.

Brookfield Asset Management ULC

Notes to Condensed Combined Consolidated Carve-out Interim Financial Statements

(Unaudited, U.S. Dollars in Millions, Except Where Noted)

1.	ORGANIZATION

On May 12, 2022, Brookfield Asset Management Inc. (“the Corporation”) announced that it will separately list and distribute to its shareholders a 25% interest in its asset management business. The transaction will be completed by way of an arrangement agreement (the “Arrangement”), which will result in the transfer of the Corporation’s historical asset management business into the newly incorporated Brookfield Asset Management ULC (“our asset management business”). On completion of the Arrangement, the Corporation will transfer a 25% interest in Brookfield Asset Management ULC to Brookfield Asset Management Ltd. (“Manager”). These combined consolidated carve-out financial statements represent the activities, assets and liabilities of the Corporation’s historical asset management business using a legal entity approach.

References in these financial statements to “us,” “we,” “our” or “the company” refer to our asset management business and its direct and indirect subsidiaries and consolidated entities. Brookfield Asset Management ULC’s asset management business focuses on renewable power and transition, infrastructure, private equity, real estate and credit, operating in various markets globally. Brookfield Asset Management ULC was formed on July 4, 2022 as an unlimited liability company under, and governed by, the laws of British Columbia. The registered office of the company is 1055 West Georgia Street, Suite 1500, P.O. Box 11117, Vancouver, British Columbia V6E 4N7.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

In the opinion of Brookfield Asset Management ULC, the accompanying unaudited condensed combined consolidated interim carve-out financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of June 30, 2022, and its results of operations and cash flows for the three months and six months ended June 30, 2022 and 2021. The balance sheet as at December 31, 2021 was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements. Our significant accounting policies are described in Note 2 of our annual financial statements contained elsewhere in this Prospectus.

These combined consolidated carve-out financial statements have been prepared for the purpose of presenting the balance sheet, statements of operations, comprehensive income, changes in net parent investment and redeemable non-controlling interest, and cash flows of the Corporation’s historical asset management business on a stand-alone basis. All of the assets and liabilities presented are controlled by Brookfield Asset Management ULC and will be transferred at carrying value. The financial statements represent a combined carve-out of the assets, liabilities, revenues, expenses, and cash flows that will be contributed to the company. All intercompany balances, transactions, revenues and expenses have been eliminated.

Certain resources for oversight of operations and associated overhead are incurred by the Corporation. These corporate costs have been allocated on the basis of direct usage where identifiable, with the remainder allocated based on management’s best estimate of costs attributable to the company. This allocation has been completed based on the following general process:

•

Compensation: In addition to those individuals who are currently employed in the legal entities included in the carve-out transaction perimeter, compensation costs have been allocated to Brookfield Asset Management ULC based on a by-region, by-function review of personnel working in the historical asset management business and the expected headcount to be allocated to the combined business.

Brookfield Asset Management ULC

Notes to Condensed Combined Consolidated Carve-out Interim Financial Statements

(Unaudited, U.S. Dollars in Millions, Except Where Noted)

•

General, administrative and other expenses: Unless individuals have been specifically employed by the legal entities included in the carve-out transaction perimeter, general, administrative and other expenses have been allocated to Brookfield Asset Management ULC based on a by-region, by-function review of people working in the historical asset management businesses and the expected headcount to be allocated to the combined business.

•

Income taxes: Income taxes have been recorded as if the company and its subsidiaries had been separate tax paying legal entities, each filing a separate return in the jurisdictions that it operates in. The calculation of income taxes is based on a number of assumptions, allocations, and estimates, including those used to prepare the combined consolidated carve-out financial statements.

Management believes the assumptions underlying the combined carve-out financial statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by the company during the periods presented. However, due to the inherent limitations of carving out the assets, liabilities, operations and cash flows from larger entities, these combined carve-out financial statements may not necessarily reflect the company’s financial position, results of operations and cash flow for future periods, nor do they necessarily reflect the financial position, results of operations and cash flow that would have been realized had the company been a stand-alone entity during the periods presented.

The accompanying combined carve-out financial statements of Brookfield Asset Management ULC have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of the combined financial statements in conformity with GAAP requires management to make estimates that affect the amounts reported in the combined financial statements and accompanying notes. Management believes that estimates utilized in the preparation of the combined financial statements are prudent and reasonable. Such estimates include those used in the valuation of investments and financial instruments, the measurement of deferred tax balances (including valuation allowances), accrued carried interest and the accounting for equity-based compensation. Actual results could differ from those estimates and such differences could be material.

3.	INVESTMENTS

Investments, including consolidated fund investments measured at fair value and equity accounted investments, consist of the following:

AS AT JUNE 30 AND DECEMBER 31	2022	2021
Common shares (a)	$1,373	$1,409
Loans and notes receivable (b)	87	187
Investments in affiliates (c)	6,929	6,204
Preferred shares (d)	1,560	1,557
Accrued carried interest (e)	781	676
Equity accounted investments (f)
Equity interest in Oaktree	4,026	3,790
Equity interest in other affiliates	18	14

Total equity accounted investments	4,044	3,804

Total	$14,774	$13,837

Brookfield Asset Management ULC

Notes to Condensed Combined Consolidated Carve-out Interim Financial Statements

(Unaudited, U.S. Dollars in Millions, Except Where Noted)

Where appropriate, the accounting for the Brookfield Asset Management ULC’s investments incorporates the changes in fair value of those investments.

(a)

Common shares primarily represents investments of $348 million in BAM Exchange LP (December 31, 2021 - $464 million), $648 million in Brookfield Property Partners L.P. (December 31, 2021 - $648 million) and a $116 million investment in a single-security private fund vehicle (December 31, 2021 - $206 million). Common share investments are carried at fair value with changes in fair value recorded on the condensed combined consolidated carve-out interim statements of operations in Other income (expenses), net.

(b)

As of June 30, 2022 and December 31, 2021, the loans and notes receivable outstanding primarily represent short-term credit facilities issued to support working capital requirements of our managed private funds and other short-dated loans.

(c)

Investments in affiliates represents strategic investments made by Brookfield Asset Management ULC in its sponsored funds, which are consolidated and measured at fair value. As of June 30, 2022, this balance is primarily comprised of a consolidated interest in Brookfield Strategic Real Estate Fund III (“BSREP III”) of $6.1 billion (December 31, 2021 - $5.6 billion).

(d)

Investments in preferred shares relate to a $1.0 billion investment into Series D preferred shares issued by BPR Retail Holdings (December 31, 2021 - $1.0 billion) as well as investments in non-traded preferred shares of other affiliated entities.

(e)

Accrued carried interest represents the carried interest that would be due to Brookfield Asset Management ULC for each fund, pursuant to the fund agreements, as if the fair value of the underlying investments were realized as of the reporting date, irrespective of whether such amounts have been realized.

(f)

Brookfield Asset Management ULC’s equity method investments include a 64% economic interest (December 31, 2021 - 62%) in the Oaktree Opcos, acquired on September 30, 2019, as well as a number of general partner (“GP”) investments in our private funds. Despite a 64% economic interest, as a result of limited board representation (less than 50%) and other contractual agreements Brookfield Asset Management ULC has significant influence, but not control, over Oaktree’s financial and operating policies.

Brookfield Asset Management ULC recognized in Share of income (loss) from equity accounted investments net gains related to its interest in the Oaktree accounted for under the equity method of $99 million for the three months ended June 30, 2022 ($21 million for the three months ended June 30, 2021) and $168 million for the six months ended June 30, 2022 (loss of $24 million for the six months ended June 30, 2021).

4.	FAIR VALUE MEASUREMENTS OF FINANCIAL INSTRUMENTS

Fair value approximates carrying value for the following financial assets that are not measured at fair value on the combined consolidated carve-out financial statements: accounts receivable and other, accounts payable and other, accrued carried interest, and redeemable non-controlling interest.

Brookfield Asset Management ULC

Notes to Condensed Combined Consolidated Carve-out Interim Financial Statements

(Unaudited, U.S. Dollars in Millions, Except Where Noted)

The following tables summarize the fair value hierarchy of financial assets and liabilities of Brookfield Asset Management ULC that are measured at fair value as at June 30, 2022 and December 31, 2021:

AS AT JUNE 30, 2022	Level I	Level II	Level III	Total
Assets
Cash and cash equivalents	$2,640	$—	$—	$2,640
Investments (note 3)
Common shares	183	542	648	1,373
Investments in affiliates	—	—	6,929	6,929
Preferred shares	—	—	1,560	1,560
Loans and notes receivable	—	—	87	87

Total Investments	183	542	9,224	9,949
Loans to related parties (note 10)	—	—	276	276

Total Assets	$2,823	$542	$9,500	$12,865

Liabilities
Accounts payable and other	—	—	69	69
Borrowings from related parties (note 10)	—	—	4,084	4,084

Total Liabilities	$—	$—	$4,153	$4,153

AS AT DECEMBER 31, 2021	Level I	Level II	Level III	Total
Assets
Cash and Cash Equivalents	$2,494	$—	$—	$2,494
Investments (note 3)
Common shares	91	670	648	1,409
Investments in affiliates	—	—	6,204	6,204
Preferred shares	—	—	1,557	1,557
Loans and notes receivable	—	—	187	187

Total Investments	91	670	8,596	9,357
Loans to related parties (note 10)	—	—	358	358

Total Assets	$2,585	$670	$8,954	$12,209

Liabilities
Accounts payable and other	—	—	69	69
Borrowings from related parties (note 10)	—	—	4,102	4,102

Total Liabilities	$—	$—	$4,171	$4,171

The fair value measurement of items categorized in Level III of the fair value hierarchy is subject to valuation uncertainty arising from the use of significant unobservable inputs. The significant unobservable inputs used in the fair value measurement of financial assets and liabilities recurringly measured at fair value are discount rates and capitalization rates. Significant increases (decreases) in these inputs in isolation would have resulted in a significantly lower (higher) fair value measurement. The following table summarizes the quantitative inputs and

Brookfield Asset Management ULC

Notes to Condensed Combined Consolidated Carve-out Interim Financial Statements

(Unaudited, U.S. Dollars in Millions, Except Where Noted)

assumptions used for items categorized in Level III of the fair value hierarchy as of June 30, 2022 and December 31, 2021:

AS AT JUNE 30, 2022 Type of Asset/Liability	Fair Value	Valuation Techniques	Unobservable Inputs	Ranges	Weighted- Average (a)	Impact to Valuation from an increase in input
Common shares	648	See note (b)	N/A	N/A	N/A	N/A
Investments in affiliates	6,929	Discounted cash flows	Discount rate	6.8% - 22%	8.2%	Lower
		Direct capitalization method	Capitalization rate	3.9% - 21%	5.5%	Lower
Preferred shares	1,560	Discounted Cash Flows	Discount Rate	4.5% - 6.0%	5.5%	Lower
Loans and notes receivable	87	Discounted Cash Flows	Discount Rate	L+ 225bps	L+225bps	Lower
Loans to related parties	276	Discounted Cash Flows	Discount Rate	2.5% - 6.5%	4.2%	Lower
Accounts payable and other	69	See (c)	N/A	N/A	N/A	N/A
Borrowings from related parties	4,084	Discounted Cash Flows	Discount Rate	4.9% - 6.0%	5.8%	Lower

AS AT DECEMBER 31, 2021 Type of Asset/Liability	Fair Value	Valuation Techniques	Unobservable Inputs	Ranges	Weighted- Average (a)	Impact to valuation from an increase in input
Common shares	$648	See note (b)	N/A	N/A	N/A	N/A
Investment in affiliates	6,204	Discounted cash flows	Discount rate	6.9% - 22%	8.4%	Lower
		Direct capitalization method	Capitalization rate	4.3% - 21%	5.5%	Lower
Preferred shares	1,557	Discounted Cash Flows	Discount Rate	4.5% - 6.0%	5.6%	Lower
Loans and notes receivable	187	Discounted Cash Flows	Discount Rate	L+ 225bps	L+225bps	Lower
Loans to related parties	358	Discounted Cash Flows	Discount Rate	2.5% - 6.5%	4.2%	Lower
Accounts payable and other	69	See (c)	N/A	N/A	N/A	N/A
Borrowings from related parties	4,102	Discounted Cash Flows	Discount Rate	4.9% - 6%	5.8%	Lower

(a)	Unobservable inputs were weighted based on the fair value of the investments included in the range.
(b)

Common shares relate to Brookfield Asset Management ULC’s investment in BPY units, which are being recorded at fair value on the combined consolidated carve-out balance sheet based on the value of units on privatization of BPY in July 2021. The value on privatization of BPY represents the most recent, independently validated and observable market price for the units.

(c)

Accounts payable and other liabilities recorded at fair value and categorized in Level III relate to a put option held by shareholders of Oaktree that are not related to the Corporation or Brookfield Asset

Brookfield Asset Management ULC

Notes to Condensed Combined Consolidated Carve-out Interim Financial Statements

(Unaudited, U.S. Dollars in Millions, Except Where Noted)

Management ULC to sell their shares using a prescribed valuation methodology in exchange for cash, Class A shares of the Corporation or other forms of consideration at the discretion of Brookfield Asset Management ULC. The fair value of this instrument is determined quarterly using a Monte Carlo simulation and various inputs prepared by management.

During the six months ended June 30, 2022, there have been no changes in valuation techniques within Level II and Level III that have had a material impact on the valuation of financial instruments.

The following table summarizes the changes in financial assets and liabilities measured at fair value for which the company has used Level III inputs to determine fair value and does not include gains or losses that were reported in Level III in prior years or for instruments that were transferred out of Level III prior to the end of the respective reporting period. These tables also exclude financial assets and liabilities measured at fair value on a non-recurring basis. Total realized and unrealized gains and losses recorded for Level III investments are recorded in Other income (expenses), net in the condensed combined consolidated carve-out interim statements of operations.

AS AT AND FOR THE THREE MONTHS ENDED JUNE 30, 2022	Common shares	Investments in affiliates	Preferred shares	Loans and notes receivable	Loans to related parties	Borrowings from related parties	Accounts payable and other
Balance as at March 31, 2022	$648	$6,618	$1,557	$556	$356	$4,077	$69
Net purchases (redemptions)	—	90	3	(469)	(80)	7	—
Gains included in earnings	—	221	—	—	—	—	—

Balance as at June 30, 2022	$648	$6,929	$1,560	$87	$276	$4,084	$69

AS AT AND FOR THE SIX MONTHS ENDED JUNE 30, 2022	Common shares	Investments in affiliates	Preferred shares	Loans and notes receivable	Loans to related parties	Borrowings from related parties	Accounts payable and other
Balance as at December 31, 2021	$648	$6,204	$1,557	$187	$358	$4,102	$69
Net purchases (redemptions)	—	74	3	(100)	(82)	(18)	—
Gains included in earnings	—	651	—	—	—	—	—

Balance as at June 30, 2022	$648	$6,929	$1,560	$87	$276	$4,084	$69

5.	REVENUE

The company’s asset management business focuses on a number of investment strategies, specifically renewable power and transition, infrastructure, private equity, real estate and credit, operating in various markets including the United States, Canada, and the rest of the world.

The following sets out revenue disaggregated by investment strategy:

FOR THE THREE MONTHS ENDED JUNE 30, 2022	Renewable Power and Transition	Infrastructure	Private Equity	Real Estate	Credit and other	Total
Base management and advisory fees	$125	$164	$48	$185	$59	$581
Incentive distributions	23	61	—	—	—	84
Performance fees	—	—	—	—	—	—

Brookfield Asset Management ULC

Notes to Condensed Combined Consolidated Carve-out Interim Financial Statements

(Unaudited, U.S. Dollars in Millions, Except Where Noted)

FOR THE THREE MONTHS ENDED JUNE 30, 2021	Renewable Power and Transition	Infrastructure	Private Equity	Real Estate	Credit and other	Total
Base management and advisory fees	$96	$145	$40	$117	$51	$449
Incentive distributions	20	50	—	14	—	84
Performance fees	—	—	79	—	—	79

FOR THE SIX MONTHS ENDED JUNE 30, 2022	Renewable Power and Transition	Infrastructure	Private Equity	Real Estate	Credit and other	Total
Base management and advisory fees	$242	$362	$91	$354	$119	$1,168
Incentive distributions	48	120	—	—	—	168
Performance fees	—	—	—	—	—	—

FOR THE SIX MONTHS ENDED JUNE 30, 2021	Renewable Power and Transition	Infrastructure	Private Equity	Real Estate	Credit and other	Total
Base management and advisory fees	$200	$285	$76	$226	$108	$895
Incentive distributions	41	99	—	28	—	168
Performance fees	—	—	79	—	—	79

6.	INCOME TAXES

The provision for taxes consists of the following:

	Three Months Ended		Six Months Ended
FOR THE PERIODS ENDED JUNE 30	2022	2021	2022	2021
Current income tax expense	$(55)	$(45)	$(115)	$(93)
Deferred income tax expense	(107)	(17)	(189)	(58)

Provision for taxes	$(162)	$(62)	$(304)	$(151)

7.	EQUITY-BASED COMPENSATION

The Corporation has granted equity-based compensation awards to certain employees of Brookfield Asset Management ULC under a number of compensation plans (the “Equity Plans”). The Equity Plans provide for the granting of share options, restricted shares and escrowed shares which may contain certain service or performance requirements of the Corporation.

Brookfield Asset Management ULC accounts for stock options using the fair value method. Under the fair value method, compensation expense for stock options that are direct awards of shares is measured at fair value at the grant date using an option pricing model and recognized over the vesting period. Options issued under the Corporation’s Management Share Option Plan (“MSOP”) vest over a period of up to five years, expire 10 years after the grant date, and are settled through issuance of Class A shares of the Corporation. The exercise price is equal to the market price at the grant date. During the three months ended June 30, 2022, the Corporation did not grant any stock options. During the six months ended June 30, 2022, the Corporation granted 2.5 million stock options at a weighted average exercise price of $56.93. The compensation expense was calculated using the Black-Scholes method of valuation, assuming an average 7.5-year term, 24.8% volatility, a weighted average expected dividend yield of 1.4% annually, a risk-free rate of 1.9% and a liquidity discount of 25%.

Brookfield Asset Management ULC

Notes to Condensed Combined Consolidated Carve-out Interim Financial Statements

(Unaudited, U.S. Dollars in Millions, Except Where Noted)

The Corporation previously established an Escrowed Stock Plan whereby a private company is capitalized with preferred shares issued to the Corporation for cash proceeds and common shares (the “escrowed shares”) that are granted to executives of the Corporation. The proceeds are used to purchase the Corporation’s Class A shares and therefore the escrowed shares represent an interest in the underlying Class A shares of the Corporation. The escrowed shares generally vest over five years and must be held to the fifth anniversary of the grant date. At a date no more than 10 years from the grant date, all escrowed shares held will be exchanged for a number of Class A shares of the Corporation issued from treasury of the Corporation, based on the market value of Class A shares of the Corporation at the time of exchange. During the three months ended June 30, 2022, the Corporation did not grant any escrowed shares. During the six months ended June 30, 2022, the Corporation granted 1.0 million escrowed shares at a weighted average price of $56.93. The compensation expense was calculated using the Black-Scholes method of valuation, assuming an average 7.5-year term, 24.8% volatility, a weighted average expected dividend yield of 1.4% annually, a risk-free rate of 1.9% and a liquidity discount of 25%.

8.	ACCOUNTS RECEIVABLE AND OTHER

AS AT JUNE 30, 2022 AND DECEMBER 31, 2021	2022	2021
Accounts receivable	$111	$26
Prepaid expenses	76	40
Other assets	171	158

Accounts receivable and other	$358	$224

Other assets is primarily made up of tax recoveries not yet collected.

9.	ACCOUNTS PAYABLE AND OTHER

AS AT JUNE 30, 2022 AND DECEMBER 31, 2021	2022	2021
Accounts payable	$570	$561
Accrued liabilities	984	1,237
Other liabilities	598	234

Accounts payable and other	$2,152	$2,032

Other liabilities are primarily comprised of current taxes payable and accrued bonuses.

10.	RELATED PARTY TRANSACTIONS

In the normal course of business, Brookfield Asset Management ULC entered into transactions with related parties and derived the majority of its revenue from the provision of asset management services to the Corporation and operating entities. During the three months ended June 30, 2022, Brookfield Asset Management ULC recorded $909 million of total revenues derived from related party transactions (for the three months ended June 30, 2021 - $712 million) on its condensed combined consolidated carve-out interim statement of operations. During the six months ended June 30, 2022, Brookfield Asset Management ULC recorded $1.6 billion of total revenues derived from related party transactions (for the six months ended June 30, 2021 - $1.3 billion) on its condensed combined consolidated carve-out interim statement of operations.

In the normal course of business, Brookfield Asset Management ULC entered into transactions with related parties by providing, and borrowing on, short-term credit facilities, working capital facilities, as well as

Brookfield Asset Management ULC

Notes to Condensed Combined Consolidated Carve-out Interim Financial Statements

(Unaudited, U.S. Dollars in Millions, Except Where Noted)

unsecured loans. The balances due to and from these facilities are recorded as Due from affiliates and Due to affiliates on the combined consolidated carve-out interim balance sheets.

Due from affiliates and due to affiliates consisted of the following:

AS AT JUNE 30, 2022 AND DECEMBER 31, 2021	2022	2021
Due from affiliates
Operating receivable due from related parties	$6,919	$6,187
Loans to related parties	276	358

Total	$7,195	$6,545

AS AT JUNE 30, 2022 AND DECEMBER 31, 2021	2022	2021
Due to affiliates
Operating payable due to related parties	$6,279	$4,105
Borrowings from related parties	4,084	4,102

Total	$10,363	$8,207

Due from affiliates

Due from affiliates of $7.2 billion (December 31, 2021 - $6.5 billion) consists of $6.9 billion (December 31, 2021 - $6.2 billion) of operating receivables which are comprised of management fees receivables, working capital facilities, and other outstanding short-term credit facilities provided to the Corporation in the normal course of business. Loans to related parties of $276 million (December 31, 2021 - $358 million) are unsecured with floating rates of L-375bps or fixed rates ranging between 2.5% - 6.5%. Maturities on loans to related parties range from 2023 to 2031. The loans were generally issued to finance acquisitions and fund commitments.

Due to affiliates

Due to affiliates of $10.4 billion (December 31, 2021 - $8.2 billion) largely relates to loans payable to the Corporation in the normal course of business. Borrowings from related parties are unsecured with interest rates ranging from 4.85% - 6% and maturities of 2023 - 2047. Of the borrowings from related parties, $200 million are due within 1 year, $2.7 billion due between 2 to 5 years, and the remaining due after five years. The proceeds from the borrowings were used for general corporate purchases and to fund acquisitions.

11.	CORPORATE BORROWINGS

As at June 30, 2022, the company’s corporate borrowings consisted of commercial paper issuances totaling $1.3 billion contracted with financial institutions under normal commercial terms for short-term liquidity management. These commercial papers are unsecured with interest rates ranging between 1.9-2.3% and a maturity of less than three months as of June 30, 2022.

As at December 31, 2021, the company’s corporate borrowings consisted of commercial paper issuances totaling $461 million contracted with financial institutions under normal commercial terms for short-term liquidity management. These commercial papers are unsecured with interest rates ranging between 0.3-0.4% and a maturity of less than three months as of December 31, 2021.

Brookfield Asset Management ULC

Notes to Condensed Combined Consolidated Carve-out Interim Financial Statements

(Unaudited, U.S. Dollars in Millions, Except Where Noted)

12.	COMMITMENTS AND CONTINGENCIES

Commitments

On January 31, 2019, a subsidiary of the Corporation committed $2.8 billion to our third flagship real estate fund and has funded $1.8 billion of the total commitment as of June 30, 2022 (December 31, 2021 - $1.9 billion). On May 26, 2021, the Corporation committed $2.5 billion to our fourth flagship real estate fund and has not funded any amount associated with this commitment (December 31, 2021 - nil). On August 3, 2020, the Corporation committed $750 million to our latest opportunistic credit fund and has funded $338 million of the total commitment as of June 30, 2022 (December 31, 2021 - $188 million).

Contingencies

Litigation

Brookfield Asset Management ULC may from time to time be involved in litigation and claims incidental to the conduct of its business. Brookfield Asset Management ULC’s businesses are also subject to extensive regulation, which may result in regulatory proceedings against the company.

Brookfield Asset Management ULC accrues a liability for legal proceedings only when those matters present loss contingencies that are both probable and reasonably estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued. Although there can be no assurance of the outcome of such legal actions, based on information known by management, Brookfield Asset Management ULC does not have a potential liability related to any current legal proceeding or claim that would individually or in the aggregate materially affect its results of operations, financial condition or cash flows.

13.	SUBSEQUENT EVENTS

Brookfield Asset Management ULC performed an evaluation of subsequent events through October 3, 2022, the date the condensed combined consolidated carve-out financial statements were available to be issued, for events requiring disclosure. Brookfield Asset Management ULC did not identify any subsequent events.

BROOKFIELD ASSET MANAGEMENT LTD.

Class A Limited Voting Shares of

Brookfield Asset Management Ltd.

Prospectus dated                 , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Business Corporations Act (British Columbia) (“BCBCA”), a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position in another entity (an “indemnifiable person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative or other legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person, unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct in respect of which the proceeding was brought was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles or by applicable law. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding only if the indemnifiable person has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an indemnifiable person in respect of such eligible proceeding if such indemnifiable person has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in the outcome of such eligible proceeding. On application from an indemnifiable person, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement. As permitted by the BCBCA, our articles require us to indemnify our directors, officers, former directors or officers (and such individual’s respective heirs and legal representatives) and permit us to indemnify any person to the extent permitted by the BCBCA.

Our company has the benefit of insurance coverage under which the directors of our company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors by reason of any acts or omissions covered under the policy in their respective capacities as directors of our company, including certain liabilities under securities laws.

*****

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the U.S. Securities and Exchange Commission (the “Commission”), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits

See the Exhibit Index below.

Financial Statement Schedules

All schedules have been omitted because they are not required, are not applicable or the required information is otherwise set forth in the consolidated financial statements or related notes thereto.

ITEM 9.	UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit Index

Exhibit Number	Description of Document

2.1*	Arrangement Agreement dated September 23, 2022 among Brookfield Asset Management Inc., Brookfield Asset Management Ltd., Brookfield Asset Management ULC and 2451634 Alberta Inc.

3.1*	Form of Articles of Brookfield Asset Management Ltd.

5.1*	Opinion of McMillan LLP

10.1#	Relationship Agreement dated November 8, 2022 among Brookfield Asset Management Inc., Brookfield Asset Management Ltd. and Brookfield Asset Management ULC

10.2*	Form of Voting Agreement between Brookfield Corporation and Brookfield Asset Management Ltd.

10.3#	Asset Management Services Agreement dated November 8, 2022 between Brookfield Asset Management Ltd. and Brookfield Asset Management ULC

10.4#	Transitional Services Agreement dated November 8, 2022 among Brookfield Asset Management Inc., Brookfield Asset Management Ltd. and Brookfield Asset Management ULC

10.5*	Form of Trademark Sublicense Agreement between Brookfield Corporation and Brookfield Asset Management Ltd.

10.6*	Form of 2022 Trust Agreement among Brookfield Asset Management Ltd., BAM Partners Trust and Computershare Trust Company of Canada

10.7#	Credit Agreement between dated November 8, 2022 Brookfield Asset Management Ltd. and Brookfield Asset Management ULC

10.8#	Form of Tax Matters Agreement among Brookfield Asset Management Inc., Brookfield Asset Management Ltd. and Brookfield Asset Management ULC

21.1	Not applicable[1]

23.1*	Consent of McMillan LLP (included in 5.1 above)

23.2#	Consent of Deloitte LLP

23.3*	Consent of Brian W. Kingston as Person Named as About to Become Director

23.4*	Consent of Justin B. Beber as Person Named as About to Become Director

23.5*	Consent of Marcel R. Coutu as Person Named as About to Become Director

23.6*	Consent of Nili Gilbert as Person Named as About to Become Director

23.7*	Consent of Lori A. Pearson as Person Named as About to Become Director

23.8*	Consent of Keith Johnson as Person Named as About to Become Director

24.1*	Powers of Attorney

107*	Filing Fees Exhibit

*	Previously filed.
#	Filed herewith.
[1]	The registrant has no subsidiaries.

SIGNATURES OF BROOKFIELD ASSET MANAGEMENT LTD.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Canada on November 9, 2022.

BROOKFIELD ASSET MANAGEMENT LTD.

By:	/s/ Bruce Flatt
Name:	Bruce Flatt
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Bruce Flatt	Chief Executive Officer and Director (Principal Executive Officer)	November 9, 2022

* Bahir Manios	Chief Financial Officer (Principal Financial and Accounting Officer)	November 9, 2022

* Cyrus Madon	Director	November 9, 2022

* Samuel J.B. Pollock	Director	November 9, 2022

* Mark Carney	Director	November 9, 2022

*By:	/s/ Kathy Sarpash
Name:	Kathy Sarpash
Title:	Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed below by the undersigned, solely in its capacity as the registrant’s duly authorized representative in the United States, on November 9, 2022.

BROOKFIELD ASSET MANAGEMENT LLC

By:	/s/ Kathy Sarpash
Name:	Kathy Sarpash
Title:	Secretary